UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CenturyLink™

2018 Annual Report

and 2019 Proxy Statement

2019 Annual Report and 2019 Proxy Statement

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) “Voting Shares” refers collectively to our shares of Common Stock (“Common Shares”) and shares of Series L Preferred Stock (“Preferred Shares”), (iii) our “executives” or “executive officers” refers to our four executive officers listed on page 7 of this proxy statement, (iv) “meeting” refers to the 2019 annual meeting of our shareholders described further herein, (v) “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the seven current or former executive officers listed in the Summary Compensation Table appearing on page 71 of this proxy statement, (vi) “senior officers” refers to our executive officers and a limited number of additional officers whose compensation is determined by the Human Resources and Compensation Committee of our Board, (vii) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (viii) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (ix) “Level 3” refers to Level 3 Communications, Inc., prior to the Level 3 Combination on November 1, 2017, and to its successor-in-interest Level 3 Parent, LLC thereafter, (x) “Level 3 Combination” refers to our business combination with Level 3, which was publicly announced on October 31, 2016 and consummated on November 1, 2017 (which we from time to time refer to as the “Closing” or “Closing Date”), and (xi) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2019

This proxy statement and related materials are

available at www.proxyvote.com.

Forward-Looking Statements

Except for historical and factual information contained herein, matters set forth in our 2019 proxy materials identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protection thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Notice of 2019 Annual Meeting

of Shareholders

TIME AND DATE 10:00 a.m. local time May 22, 2019	PLACE CenturyLink Auditorium CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS
(1)	Elect as directors the 13 nominees named in the accompanying proxy statement
(2)	Ratify the appointment of KPMG LLP as our independent auditor for 2019
(3)	Amend our Articles of Incorporation to increase our authorized shares of common stock
(4)	Ratify our NOL Rights Plan described herein
(5)	Conduct a non-binding advisory vote to approve our executive compensation
(6)	Act upon a shareholder proposal regarding our lobbying activities, if properly presented at the meeting
(7)	Transact such other business as may properly come before the meeting and any adjournment

RECORD DATE You can vote if you were a shareholder of record at the close of business on March 28, 2019.

PROXY VOTING Shareholders are invited to attend the meeting in person. Even if you expect to attend, we urge you to vote in advance using any of the methods listed below.

Stacey W. Goff

Secretary

April 10, 2019

YOUR VOTE IS IMPORTANT TO US. WE URGE YOUR PARTICIPATION.

Using the voting instructions provided in your proxy materials, you may vote one of the following ways:

By Internet: visit www.proxyvote.com	By Phone: call 1-800-690-6903	By Mail: mark, sign, date and return proxy card	In Person: attend Annual Meeting

2019 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the 13 candidates named below as a director for a one-year term expiring at our 2020 annual meeting of shareholders, or until his or her successor is duly elected and qualified. Each of the candidates is currently a director of the Company.

Unless otherwise directed, all votes attributable to voting shares represented by each duly executed and delivered proxy will be cast for the election of each of the 13 below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

For additional information about our director nomination process and agreements under which we are obligated to nominate certain directors at the meeting, see “Corporate Governance—Director Nomination Process.”

To be elected, each of the 13 nominees must receive an affirmative vote of a majority of the votes cast with respect to this matter.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Director Qualifications

Director Skills and Experience
Executive Management/ Operational Management	●	●	●	●	●	●	●	●	●	●	●	●	●
Industry Experience	●				●		●		●	●			●
Accounting/Finance	●	●	●	●	●	●	●	●		●		●
Risk Management	●	●	●	●	●	●	●	●	●	●	●	●	●
Global	●		●	●	●	●				●	●	●	●
Cybersecurity				●				●		●			●
Government Relations/ Legal and Regulatory/Public Policy		●		●	●		●	●	●	●			●
Strategic Planning/Transformation	●	●	●	●	●	●	●	●	●	●	●	●	●
Customer Experience/Sales	●		●			●	●			●	●		●
Environmental, Sustainability and Corporate Responsibility								●	●		●	●
Human Resources/ Talent Management			●	●			●		●		●	●
Corporate Governance/ Other Board Experience	●	●	●	●	●	●	●	●	●	●	●	●	●

2019 Proxy Statement | 1

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

Director Nominees

MARTHA H. BEJAR Age 57 Director Since 2016 Committees: ◾ Audit ◾ Risk and Security

Martha H. Bejar is a co-founder of Red Bison Advisory Group LLC, which focuses on being a trusted advisor, providing objective and results-oriented analysis and solutions in the areas of Real Estate, Natural Resources and ICT. Previously, Ms. Bejar served as Chief Executive Officer and director of Unium Inc., a Wi-Fi service provider, from March 2017 to March 2018. She also served as Chief Executive Officer and director of Flow Mobile, Inc., a communications company offering broadband wireless access services, from January 2012 to December 2015. She served as chairperson and Chief Executive Officer of Infocrossing Inc., a U.S.-based cloud services affiliate of Wipro Limited, from January 2011 to March 2012. She served as President of Worldwide Sales and Operations at Wipro Technologies Inc., an information technology services affiliate of Wipro Limited, from 2009 to 2011. From 2007 to 2009, Ms. Bejar worked at Microsoft Corporation, where she was corporate vice president for the communications sector. From 1997 to 2007, she held various executive positions at Nortel Networks Corporation, a telecommunications and data networking company. Ms. Bejar is currently an independent director of CommVault Systems, Sportsman’s Warehouse Holdings, Inc. and Neopost SA.

VIRGINIA BOULET Age 65 Director Since 1995 Committees: ◾ Nominating and Corporate Governance (Chair) ◾ Human Resources and Compensation

Virginia Boulet has served as a managing director of Legacy Capital LLC, an investment banking firm based in New Orleans, Louisiana, since March 2014. Previously, she was Special Counsel at Adams and Reese LLP, a law firm, from March 2002 to March 2014. She practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and for Jones Walker LLP from 1983 to 1992. Since 2004, Ms. Boulet has served as an adjunct professor of securities regulation law and merger and acquisition law at Loyola University-New Orleans College of Law. She is currently a director of W&T Offshore, Inc. Ms. Boulet practiced law for 30 years, and has lectured for many years, in the area of corporate governance.

PETER C. BROWN Age 60 Director Since 2009 Committees: ◾ Audit ◾ Finance (Chair)

Peter C. Brown has served as Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009. From 1991 until his retirement in February 2009, Mr. Brown held several executive level positions with AMC Entertainment Inc., a theatrical exhibition company, including Chairman of the Board, President and Chief Executive Officer. In 1997, he founded EPR Properties, a NYSE-listed real estate investment trust, formerly known as Entertainment Properties Trust. Mr. Brown is currently a trustee of EPR Properties and a director of Cinedigm Corp.

2 | 2019 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

GENERAL KEVIN P. CHILTON (USAF, RETIRED) Age 64 Director Since 2017 Committees: ◾ Audit ◾ Risk and Security (Chair)

General Kevin P. Chilton (USAF, Retired) has served as a director since November 1, 2017. He retired from the U.S. Air Force after 34 years of service in February 2011. General Chilton served as Commander, U.S. Strategic Command, from 2007 through 2011, overseeing operations for the U.S. Department of Defense nuclear, space and cyberspace operations. From 2006 to 2007, General Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs. He also served as a NASA astronaut from 1987 to 1996, including on three space shuttle flights, and as the Deputy Program Manager for the International Space Station from 1996 to 1998. General Chilton served as a director of Orbital ATK Inc. until June 2018. He also served as a director of the Aerospace Corporation, a federally-funded research and development center that is sponsored by the United States Air Force, and Anadarko Petroleum Corporation until 2016. Prior to November 1, 2017, he served as a director of Level 3 Communications, Inc.

STEVEN T. CLONTZ Age 68 Director Since 2017 Committees: ◾ Human Resources and Compensation ◾ Nominating and Corporate Governance

Steven T. Clontz has served as a Corporate Advisor to Singapore Technologies Telemedia Pte. Ltd. since January 2018 and a Corporate Advisor to Temasek International Advisors Pte. Ltd. since January 2010. He was Senior Executive Vice President (International) of Singapore Technologies Telemedia Pte. Ltd. from January 2010 to December 2017. Mr. Clontz previously served as chief executive officer of StarHub Limited from 1999 to 2010, and has served as the Non-Executive Chairman of StarHub Limited since July 2015 and a director of StarHub Limited since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions, serving the last three years as president Asia-Pacific. Mr. Clontz served as a director of InterDigital, Inc. from 1998 until 2015 and Equinix, Inc. from 2005 until 2013. Prior to November 1, 2017, he served as a director of Level 3 Communications, Inc.

2019 Proxy Statement | 3

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

T. MICHAEL GLENN Age 63 Director Since 2017 Committees: ◾ Audit ◾ Human Resources and Compensation

T. Michael Glenn has served as Senior Advisor at Oak Hill Capital Partners since 2017. Until his retirement in December 2016, Mr. Glenn was executive vice president of Market Development and Corporate Communications for FedEx Corporation. He also served as a member of the five-person Executive Committee, responsible for planning and executing the corporation’s strategic business activities, and as president and chief executive officer of FedEx Corporate Services, responsible for all marketing, sales and retail operations functions for all FedEx Corporation operating companies. Before FedEx Corporation was formed in 1998, Mr. Glenn was senior vice president, Worldwide Marketing, Customer Service and Corporate Communications for FedEx Express. In that role, he was responsible for directing all marketing, customer service, employee communications and public relations activities. Mr. Glenn currently serves as a director of Pentair plc. Prior to November 1, 2017, he served as a director of Level 3 Communications, Inc.

W. BRUCE HANKS Age 64 Director Since 1992 Committees: ◾ Audit (Chair) ◾ Finance

W. Bruce Hanks has served as non-executive Vice Chairman of the Board of Directors of CenturyLink since May 2017 and lead independent director since February 2018. He has served as a consultant with Graham, Bordelon, Golson and Gilbert, Inc., an investment management and financial planning company, since 2005. From March 2001 to June 2004, Mr. Hanks served as Athletic Director of the University of Louisiana at Monroe. From 1980 to 2001, he held various executive positions at CenturyLink, including Chief Operating Officer, Senior Vice President—Corporate Development and Strategy, Chief Financial Officer, and President—Telecommunications Services. Prior to then, Mr. Hanks worked as a certified public accountant with Peat, Marwick & Mitchell for three years. He currently serves as a Director of the American Football Coaches Foundation and is an advisory director of IberiaBank Corporation. Mr. Hanks also previously served on the executive boards of several telecommunications industry associations including the Cellular Telecommunications Industry Association and the National Exchange Carriers Association and the boards of other publicly-owned companies including Brooks Fiber Company and American Horizons Bank. He is recognized as a Board Leadership Fellow by the National Association of Corporate Directors. He is a member of the Louisiana State Society of CPAs.

4 | 2019 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

MARY L. LANDRIEU Age 63 Director Since 2015 Committees: ◾ Nominating and Corporate Governance ◾ Risk and Security

Mary L. Landrieu has served as senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.- based law firm, since May 2015. She also served as policy advisor at Walton Family Foundation, a philanthropic organization focused on improving K-12 education and supporting economic incentives for sustainable resource management, from 2014 to 2016. Previously, Ms. Landrieu served as a U.S. Senator from the State of Louisiana from 1996 to 2014, where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services and General Government, and the District of Columbia, chaired the Senate Committee on Small Business and Entrepreneurship. In her work on Homeland Security, Senator Landrieu led the disaster recovery efforts after Hurricane Katrina and the Gulf restoration efforts after the BP oil spill. She also was elected as Louisiana treasurer from 1987 to 1995, and served as a member of the Louisiana legislature from 1979 to 1987. Ms. Landrieu currently serves on the board of trustees or board of directors of several national organizations promoting education or children’s welfare.

HARVEY P. PERRY Age 74 Director Since 1990 Committees: ◾ Finance ◾ Risk and Security

Harvey P. Perry has served as non-executive Chairman of the Board of Directors of CenturyLink, since May 2017. From January 2004 to May 2017, Mr. Perry served as non-executive Vice Chairman of the Board of Directors of CenturyLink. He retired from CenturyLink in 2003. Mr. Perry joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately twenty years and Executive Vice President and Chief Administrative Officer for almost five years. Prior to joining CenturyLink, Mr. Perry worked as an attorney in private practice for 15 years.

GLEN F. POST, III Age 66 Director Since 1985 Committees: ◾ Finance ◾ Risk and Security

Glen F. Post, III served as Chief Executive Officer of CenturyLink from 1992 to May 2018 and as President of CenturyLink from 1990 to November 1, 2017 (except for 2002 to 2009). Mr. Post served as Chairman of the Board of CenturyLink from 2002 to 2009 and as Vice Chairman of the Board of CenturyLink from 1993 and 2002. Mr. Post has also held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer. He retired from CenturyLink in May 2018. Mr. Post previously served on the National Security Telecommunications Advisory Committee (NSTAC) and a number of other Boards and Foundations. He previously chaired the FCC’s Communications Security, Reliability and Interoperability Council.

2019 Proxy Statement | 5

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

MICHAEL J. ROBERTS Age 68 Director Since 2011 Committees: ◾ Human Resources and Compensation ◾ Nominating and Corporate Governance

Michael J. Roberts has served as Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company, since 2006. He served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006. He also served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004. Mr. Roberts is currently a director of W.W. Grainger, Inc.

LAURIE A. SIEGEL Age 63 Director Since 2009 Committees: ◾ Human Resources and Compensation (Chair) ◾ Nominating and Corporate Governance

Laurie A. Siegel founded LAS Advisory Services in 2012, a business and human resources consultancy. She also serves as a Senior Advisor to the G100, and serves as Chairman of the G100 Talent Consortium. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications from 2003 to 2012. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources—Specialty Materials. She was previously a director of global compensation at Avon Products and a principal of Strategic Compensation Associates. Ms.Siegel is currently a director of FactSet Research Systems Inc. and California Resources Corporation.

JEFFREY K. STOREY Age 58 Director Since 2017 Committees: ◾ Risk and Security

Jeffrey K. Storey has served as Chief Executive Officer and President of CenturyLink since May 2018. He served as President and Chief Operating Officer of CenturyLink from November 2017 to May 2018. From April 2013 to October 2017, Mr. Storey served as President and Chief Executive Officer of Level 3 Communications, Inc. From December 2008 to April 2013, he served as Level 3’s President and Chief Operating Officer. From 2006 to 2008, Mr. Storey served as President of Leucadia Telecommunications Group of Leucadia National Corporation, where he directed and managed Leucadia’s investments in telecommunications companies. From October 2002 to 2005, Mr. Storey served as Chief Executive Officer of WilTel Communications Group, LLC. Prior to that position, Mr. Storey served as Chief Operations Officer, Network for Williams Communications, Inc., where he had responsibility for all areas of operations for the company’s communications network, including planning, engineering, field operations, service delivery and network management. Prior to November 1, 2017, he served as a director of Level 3 Communications, Inc.

6 | 2019 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instructions Card)

Executive Officers Who Are Not Directors

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

INDRANEEL DEV Age 47

Indraneel Dev, Executive Vice President—Chief Financial Officer since November 6, 2018; served as interim Chief Financial Officer from September 28, 2018 to November 6, 2018; served as Group Vice President, Finance of CenturyLink from November 1, 2017 until September 28, 2018 and with Level 3 from February 2004 until November 1, 2017.

STACEY W. GOFF Age 53

Stacey W. Goff, Executive Vice President, General Counsel and Secretary since 2009; served as Chief Administrative Officer from November 2014 to May 2018; served as Senior Vice President, General Counsel and Secretary prior to 2009.

SCOTT A. TREZISE Age 50

Scott A. Trezise, Executive Vice President—Human Resources since August 2013; served as Senior Vice President—Human Resources for The Shaw Group, Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013; served as Vice President of Human Resources for Honeywell International Inc. from 2005 to June 2010.

2019 Proxy Statement | 7

CORPORATE GOVERNANCE

CenturyLink is committed to strong corporate governance principles. We believe our corporate governance practices and policies promote the long-term interests of our shareholders, strengthen the accountability of our Board and management and build public trust in our Company. Our Corporate

Governance Guidelines, along with the charters of our Board committees, our bylaws and Code of Conduct, provide the framework for the governance of our company and reflect the Board’s commitment to monitor the effectiveness of our decision-making processes.

Governance Highlights

✓	Annual Election of Directors

✓	Majority Voting in Director Elections

✓	Proxy Access Bylaw

✓	Separation of Chairman and CEO Roles

✓	Lead Independent Director

✓	Regular Executive Sessions of Independent Directors
✓	All Directors Attending more than 75% of Meetings

✓	Annual Board and Committee Evaluations

✓	Stock Ownership Guidelines for Directors and Executive Officers

✓	Anti-Hedging, Short Sale and Pledging Policies

✓	Comprehensive Risk Oversight by the Board and its Committees

Key Governance Materials

✓	Corporate Governance Guidelines

✓	Articles of Incorporation

✓	Bylaws

✓	Charter for Each Board Committee
✓	Code of Conduct and Supplier Code of Conduct

✓	Anti-Corruption Policy

✓	Modern Slavery Statement

✓	Integrity Line

These Corporate Governance Guidelines, committee charters and corporate ethics and compliance documents are available on our website at http://www.centurylink.com/aboutus/governance.html

Board Composition

In accordance with our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee reviews annually the composition and size of the Board. We recognize the importance of Board refreshment to continually maintain a group of directors with a balanced mix of institutional knowledge and fresh perspectives. We seek directors who have diverse and extensive experience and skills that match our needs, and who can provide independent oversight of our operations.

The materials below provide additional information about our Board composition. We remain committed to an ongoing review of the Board’s composition to ensure that we maintain the right mix of skills, background and tenure as we continue to position the company for long-term success.

8 | 2019 Proxy Statement

CORPORATE GOVERNANCE

Board Composition

BOARD COMPOSITION 10 of 13 Independent INDEPENDENCE 31% Female GENDER DIVERSITY Average Age: 64 AGE DISTRIBUTION Average Board Tenure: 12 yearsTENURE

Board Leadership Structure

Since 2009, the Board has annually elected a non-executive Chairman. In May 2017, the Board elected Harvey P. Perry as our Chairman and lead director. In early May 2018, the Board re-elected Mr. Perry as Chairman and named W. Bruce Hanks as lead independent director.

The Chairman’s responsibilities include presiding over Board meetings, overseeing the management, development and functioning of the Board, and in consultation with the CEO, planning and organizing the activities of the Board and the schedule and agendas for Board meetings.

Our lead independent director’s responsibilities include coordinating and developing an agenda for each meeting of non-management directors. With regard to information from management that is necessary for the non-management directors to perform their duties effectively and responsibly, the lead independent director also provides guidance to the CEO on the quality, quantity, and timeliness of the flow of information, with the understanding that the non-management directors will receive any information requested on their behalf by the lead independent director.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and separate oversight of management.

Our Board periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of leadership structure.

Director Independence

On an annual basis, our Board evaluates the independence of each director nominee, based on the independence standards of our Corporate Governance Guidelines and applicable NYSE standards. Based on its review, the Board has affirmatively determined that all but three of our directors—Messrs. Storey, Perry and Post – qualify as independent directors.

In making these determinations, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us. Some of our independent directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. In all cases the amounts spent under these transactions fell well below the materiality thresholds established in the NYSE listing standards and in our Corporate Governance Guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors.

As noted further below, our Audit Committee, Human Resources and Compensation Committee, and Nominating and Corporate Governance Committee are composed solely of independent directors.

2019 Proxy Statement | 9

CORPORATE GOVERNANCE

Shareholder Engagement

Shareholder Engagement

We believe regular communication with our shareholders is critical to ensure that management and the Board are aware of our shareholders’ priorities. The Board strives to be responsive and to ensure that shareholders’ concerns and observations are appropriately addressed. Through our communications with shareholders over the years, we have strived to improve our governance practices and view obtaining this feedback as a priority.

Our senior management team, including our CEO, CFO and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through investor meetings, conferences and quarterly earnings calls. For years, we have supplemented this engagement with annual outreach efforts.

In 2018, we established a more formal corporate governance outreach process to receive feedback from our large institutional investors, pension funds and the two largest proxy advisory firms, for their perspectives on our governance practices, board diversity and composition, compensation philosophy and other topics. The outreach efforts are managed by a cross-functional team that includes the Human Resources/Executive Compensation, Legal and Investor Relations departments and the Board of Directors. In 2018, in more than one of these outreach meetings, at least one member of the Board teamed with senior management to facilitate in-depth discussions of these issues. Appropriate members of the Board were provided summaries of the feedback received.

We intend to continue with a regular and robust communication cycle throughout the year, including reviewing results from our most recent annual meeting of shareholders in the second quarter; engaging in active outreach with investors to understand corporate governance priorities and compensation practices in the third and fourth quarters; and sharing feedback with our Human Resources and Compensation Committee, Nominating and Governance Committee and full Board throughout the year.

Communicating with Your Board

If you would like to provide feedback to the Board, you may contact either our Chairman, lead independent director or any other director by writing a letter addressed specifically to them, c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com.

Board’s Role in Setting Strategy

Our Board oversees and provides guidance to senior management on the development and implementation of the Company’s strategic plans. This occurs year-round at quarterly Board meetings through presentations and discussion of the strategies to be pursued by the Company as a whole or by its lines of business. Each year, we schedule an extended meeting to enable a comprehensive review of our strategy and long-term plan.

From time-to-time at these strategy sessions, we invite outside experts or consultants to share their views on issues impacting our strategic options, industry trends and technological developments. As discussed further under “Compensation Discussion and Analysis,” our Human Resources and Compensation Committee reviews our strategies annually to ensure that the performance metrics used in our executive compensation programs appropriately incentivize the pursuit of our short and long-term strategic goals. In addition, our Board’s sharp focus on risk management oversight (discussed in detail below) plays a key role in our strategic planning process.

Board Education

We strive to educate our Board on industry, technological and regulatory conditions impacting us, principally through the Board presentations and strategy sessions described immediately above. We also actively encourage our directors to attend educational conferences or seminars to supplement their knowledge base. Our directors also have access to our internal technology advisory Board, including invitations to attend the advisory Board’s periodic educational update meetings, which is especially helpful in connection with on-boarding new directors.

10 | 2019 Proxy Statement

CORPORATE GOVERNANCE

Oversight of Risk Management

Oversight of Risk Management

Role of the Board. While senior management has primary responsibility for managing risk on a day-to-day basis, our Board is responsible for overseeing our risk management processes. These processes are a coordinated effort among our business units, senior leadership, risk management personnel and internal auditors.

Directors typically monitor our risk profile by receiving from management periodic briefing and educational presentations. The Board works with senior management to assess our key short- and long-term business risks, including an enterprise risk management reporting process designed to identify critical risks and formulate risk mitigation strategies.

The Board oversees the management of our critical risks by using several different levels of review. The

Board addresses the primary risks associated with our business units and corporate functions in connection with receiving periodic operational reports. The Board also reviews the risks associated with our strategic plan at an annual strategic planning session and periodically throughout the year. In addition, our non-executive chairman and lead independent director regularly meet and discuss with our chief executive officer a variety of matters, including our business strategies, opportunities, key challenges and key risks, as well as management’s risk mitigation strategies. Finally, the Board assesses risks in connection with authorizing major transactions or initiatives, such as acquisitions, operating or capital budgets, new product development or strategic investments, as well as through regular communications with its committees.

2019 Proxy Statement | 11

CORPORATE GOVERNANCE

Oversight of Risk Management

Role of the Committees. Each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility and assists the Board in fulfilling its oversight responsibilities with respect to certain recurring risks, as described below:

Committee Oversight Responsibilities

Risk and Security Committee

◾  Assists the Board in fulfilling its oversight responsibilities with respect to, among others:

◾  risks posed by cyberattacks or other casualty events (Quarterly Topic)

◾  risks related to network reliability, privacy and regulations

◾  other key enterprise or operational risks as jointly determined by the Committee and management

◾  Oversees our classified activities and facilities through a subcommittee

◾  Oversees our corporate compliance and enterprise risk management programs and activities

◾  Receives periodic reports on various risk exposures, including quarterly reports on cybersecurity, which typically include reports on recent cyber intrusions, mitigation steps taken in response to those intrusions, and ongoing cybersecurity initiatives

◾  Coordinates risk oversight functions of other Board committees

Audit Committee

◾  Responsible for reviewing and discussing with management, our internal auditors and our independent auditors our major financial risks, including matters potentially impacting financial reporting

◾  Assists the Board in fulfilling its oversight responsibilities relating to the adequacy and effectiveness of our (i) internal control over financial reporting, (ii) our internal controls regarding information technology security and (iii) our disclosure controls and procedures

Finance Committee

◾  Assists the Board in fulfilling its oversight responsibilities with respect to the management of our financial resources and capital structure, including our (i) capital requirements, (ii) capital allocation plans, (iii) benefit plan funding and (iv) hedging strategies

◾  Provides guidance, as needed, regarding capital markets transactions

Human Resources and Compensation Committee

◾  Responsible for overseeing the assessment of whether our compensation policies and practices are likely to expose us to material risks

◾  Responsible, in consultation with management, for overseeing our compliance with regulations governing executive and director compensation

◾  Oversees our labor relations risks

Nominating and Corporate Governance Committee

◾  Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s Board leadership structure and corporate governance matters.

For additional information on these committees, see “Committees of the Board.”

Role of Third Parties. From time to time, we retain third party firms to assist the Board in various capacities, including risk assessment. Over the past three years, we retained two different firms to conduct detailed reviews of our cybersecurity programs. These reviews were discussed with our directors and enabled us to further strengthen our cybersecurity programs. We also periodically retain consultants to assess with our Board the risks of our current or proposed business strategies.

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CORPORATE GOVERNANCE

Board of Directors Meetings

Board Evaluation Process

Our Nominating and Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole and each committee of the Board. Annually, each director completes an evaluation of the full Board and of each committee on which the director serves. The evaluations are intended to provide an opportunity to evaluate performance, with the goal of improving Board and committee processes and effectiveness.

Although questionnaires are used to frame issues, our process typically focuses primarily on in-depth director interviews by the chair of the Nominating and Corporate Governance Committee (or the appropriate committee chair in the case of committee evaluations). The process is designed to elicit both specific and general comments on various key areas of Board practices, and to ask each director to evaluate how well the Board and committees operate. Directors are also asked to assess the performance of the Chairman, lead independent director and each committee chair. Management input is also received and assessed. The Nominating and Corporate Governance Committee reviews the results and the overall assessment is presented to the full Board. Each committee chair reviews the results of the committee reviews and presents those results to the committee. The results are typically used in connection with assessing Board recruitment strategies, committee assignments and changes in Board or committee procedures, among other things.

The Nominating and Corporate Governance Committee annually assesses its evaluation protocols to determine if changes are warranted. In addition to these annual self-assessments, the Board and its committees typically evaluate and modify their functions on an ongoing basis in executive sessions.

When evaluating candidates for nomination as new directors, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will consider a pool of candidates that includes women and individuals from minority groups.

Board of Directors Meetings

During 2018, the Board held seven meetings and all of our directors attended at least 75% of the aggregate number of all Board meetings and all meetings of Board committees on which they served. In addition, each of our directors attended the 2018 annual shareholders’ meeting.

All Board and committee members are actively encouraged to suggest agenda items to be discussed at upcoming meetings. Directors are generally free to attend all committee meetings. No less than quarterly, our non-management directors and our independent directors meet in executive session, and our committees also periodically meet in executive session, in all cases without management present.

2019 Proxy Statement | 13

CORPORATE GOVERNANCE

Committees of the Board

Committees of the Board

During 2018, we took a number of steps to reinvigorate our Board committee functions, including (i) refreshing committee composition to gain new perspectives, (ii) expanding or revising the duties of certain committees, particularly with respect to re-allocating various risk oversight responsibilities, and (iii) renaming certain committees to reflect these changes. The table below lists the Board’s standing committees and their membership as of the date of this proxy statement:

Director	Audit Committee Member	Human Resources and Compensation Committee Member	Nominating and Corporate Governance Committee Member	Risk and Security Committee(1) Member	Finance Committee(2) Member
Martha H. Bejar	✓			✓

Virginia Boulet		✓	Chair

Peter C. Brown(3)	✓				Chair

Kevin P. Chilton(4)	✓			Chair

Steven T. Clontz(5)		✓	✓

T. Michael Glenn(6)	✓	✓

W. Bruce Hanks	Chair				✓

Mary L. Landrieu			✓	✓

Harvey P. Perry(7)				✓	✓

Glen F. Post, III(8)				✓	✓

Michael J. Roberts		✓	✓

Laurie A. Siegel(9)		Chair	✓

Jeffrey K. Storey(10)				✓

(1)	Formerly named the Risk Evaluation Committee.

(2)	Formerly named the Pricing Committee.

(3)	Peter C. Brown became the chair of the Finance Committee on May 23, 2018.

(4)	Kevin P. Chilton became the chair of the Risk and Security Committee on May 23, 2018.

(5)	Steven T. Clontz joined the Human Resources and Compensation Committee on May 23, 2018.

(6)	T. Michael Glenn joined the Audit Committee on May 23, 2018.

(7)	Harvey P. Perry joined the Finance Committee on May 23, 2018.

(8)	Glen F. Post, III joined the Risk and Security Committee on May 23, 2018.

(9)	Laurie A. Siegel joined the Nominating and Corporate Governance Committee on May 23, 2018.

(10)	Jeffrey K. Storey joined the Risk and Security Committee on May 23, 2018.

Audit Committee. During 2018, the Board’s Audit Committee held eight meetings. With the exception of Mr. Glenn, the Audit Committee is currently composed of five independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws.

Human Resources and Compensation Committee. The Board’s Human Resources and

Compensation Committee (which in most instances is hereinafter referred to as the “Compensation Committee”) met nine times during 2018. The Compensation Committee is currently composed of five independent directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

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CORPORATE GOVERNANCE

Committees of the Board

Nominating and Corporate Governance Committee. The Board’s Nominating and Corporate Governance Committee (which in most instances is hereinafter referred to as the “Nominating Committee”) is currently composed of five independent directors. It met six times during 2018. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our Corporate Governance Guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, (vi) conducting an intensive annual review of the performance of our Chief Executive Officer, including interviewing each of our other senior officers, and (vii) reporting to the Board on succession planning for executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled.

Risk and Security Committee. The Board maintains a Risk and Security Committee, which met four times during 2018.

Finance Committee. The Board also maintains a Finance Committee, which formerly operated as the Pricing Committee with the power to approve the terms under which we sell our securities or borrow money. During 2018, this committee was renamed and its ambit was enlarged to include the finance oversight responsibilities described above under the heading “–Oversight of Risk Management.”

Each of the committees listed above is composed solely of independent directors, except for the Risk and Security Committee, which includes Messrs. Perry, Post and Storey, and the Finance Committee, which includes Messrs. Perry and Post.

Additional information on the responsibilities of these committees can be found elsewhere herein and in the committees’ respective charters, which can be obtained in the manner described on page 8.

Succession Planning and Development

The Board is focused on ensuring that we have short- and long-term succession plans in place for our key senior executives. Our long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The planning process includes a discussion of succession candidates, an assessment of their relevant strengths and skills, and corrective steps where necessary to address gaps in skill sets. Multiple succession candidates may be identified for a specific position and provided with relevant growth opportunities. Where possible, the Board evaluates internal succession candidates based upon their presentations to the Board and participation in other Board activities. Board members also participate in annual 360° peer reviews of senior executives, which provides additional information on internal succession candidates.

The Nominating Committee is responsible for overseeing the succession planning process for our Chief Executive Officer and other key senior executives. The committee provides periodic updates on succession planning to the independent directors. During 2018, the committee retained a nationally-recognized executive search firm to assist it with its succession planning activities, including the identification of future internal and external succession candidates.

Stock Ownership Guidelines

We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. See “Compensation Discussion and Analysis–Our Policies, Processes and Guidelines Related to Executive Compensation–Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

The Human Resources and Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion. For any year during which an executive or director does not meet his or her ownership target, the executive or director is required to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to

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CORPORATE GOVERNANCE

Stock Ownership Guidelines

pay taxes associated with the acquisition thereof. As of December 31, 2018, all of our outside directors and executive officers exceeded their stock ownership thresholds.

Director Nomination Process

General. Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. For the meeting this year, the Board has nominated the 13 nominees listed above under “Election of Directors” to stand for re-election as directors. For further information on procedures governing the submission of shareholder proposals, see “Frequently Asked Questions.”

Role of Nominating Committee. The Nominating Committee will consider candidates properly and timely nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director.

From time to time, we have added to our Board directors who previously served as directors of companies we acquired. For instance, in connection with acquiring Embarq in 2009, Qwest in 2011 and Level 3 in 2017, we added several new directors to our Board who previously served as directors of those companies, seven of whom are nominees to be re-elected at the meeting.

Except as provided by our Corporate Governance Guidelines, the Nominating Committee has not established any specific minimum qualifications for director candidates. Under our Corporate Governance Guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Further, our Corporate Governance Guidelines provide that no director may be appointed or nominated to a new term as a director if he or she would be age 75 or older at the time of the election or appointment. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best contribute to the success of the business and best represent shareholder interests through the exercise of their particular experience and skill set.

Waivers of Governance Requirements. Our directors are subject to our Corporate Governance Guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Martha H. Bejar serves on the board of directors of more than two unaffiliated public companies. In connection with her re-nomination to serve as a director on our Board at the meeting, the Board waived compliance with the above-described service limitation, subject to the understanding that this waiver permits Ms. Bejar to serve only on the boards of the unaffiliated companies on which she was serving on the date of the waiver, unless and until she is permitted to accept a new directorship under our Corporate Governance Guidelines.

Agreements to Nominate Certain Directors. In connection with the Level 3 Combination, on October 31, 2016 we entered into a Shareholder Rights Agreement with STT Crossing Ltd. (“STT Crossing”), which was Level 3’s largest shareholder as of such date. In early 2018, STT Crossing assigned its rights under this agreement (the “Shareholder Rights Agreement”) to two of its affiliates, Everitt Investments Pte. Ltd and Aranda Investments Pte. Ltd. (the “STT Affiliates”). Pursuant to the Shareholder Rights Agreement, the Nominating Committee is currently obligated to nominate the individual designated by the STT Affiliates for election to the Board, subject to (i) the fiduciary duties of the members of that committee, (ii) any applicable regulation or listing requirement of the New York Stock Exchange and (iii) any applicable provisions of any network security agreement between us, STT Crossing and a government agency. Following the execution of the Shareholder Rights Agreement, STT Crossing or the STT Affiliates in each instance have designated Steven T. Clontz as their designee. The Board is required to recommend that the shareholders vote in favor of the STT Affiliates’ designee and we are required to use all reasonable efforts to cause the individual to be elected as a member of the Board. In making its recommendation to the full Board regarding the nominee for election to our Board at the meeting, the Nominating Committee considered, among other things, Mr. Clontz’s extensive experience in the telecommunications industry. For additional information about the Shareholder Rights Agreement, please see the full copy of the agreement that we have filed as an exhibit to our prior SEC reports.

Current Discussions. Through its Schedule 13D filing on February 19, 2019, Southeastern Asset Management, Inc. expressed its intent to have

16 | 2019 Proxy Statement

CORPORATE GOVERNANCE

Corporate Social Responsibility

conversations with us about adding directors to the Board. As we initially announced in our press release dated February 19, 2019, we are engaged in constructive discussions with Southeastern regarding its suggested nominees. Currently, members of our Board are evaluating potential nominees. While we are confident that we will mutually agree upon a candidate who will strengthen our Board, we cannot currently predict how long this process will take or its ultimate outcome.

Corporate Social Responsibility

The Board and management team are committed to CenturyLink’s vision to make a positive difference in the world and specifically in the communities we serve. This commitment is supported at all levels of our organization, across the globe. Through our actions, our goal is to make our employees, business partners and communities proud of our innovative and quality services, the unwavering integrity of our business ethics, our deep commitment to being a good employer, our respect for the environment, and our ongoing support of the communities where we live and work.

CenturyLink is committed to growing its business in a sustainable and socially responsible manner. We support the passions and interests of our employees, and empower them to be a positive influence in the world. We are proud to provide many opportunities to be good neighbors by volunteering time and talent to support the causes that matter most to our employees.

To learn more about our wide-ranging CSR programs, please see our Corporate Social Responsibility Report posted on the “Community” section of our website at https://www.centurylink.com/aboutus/community.html.

CenturyLink’s Unifying Principles

CenturyLink’s unifying principles serve as the foundation upon which we continue to grow, conduct our business and guide our interactions with our customers, shareholders, communities and one another. They represent the fundamental values upon which CenturyLink is built and inform our CSR initiatives. Those principles are: Fairness, Honesty and Integrity, Commitment to Excellence, Positive Attitude, Respect, Faith and Perseverance.

Social and Environmental Highlights
Diversity and Inclusion

◾ Maintain a Diversity & Inclusion Steering Committee to shape and drive our overall diversity strategy

◾ Embrace diversity and create a culture of inclusion

◾ Implement proactive policies to encourage diversity in our recruiting and outreach initiatives

◾ Include supplier diversity as part of our overall program

◾ Pursue and evaluate diversity starting at the Board level; four of our 13 Directors are female, representing 31% of our Board

Community Involvement

◾ Strengthen the communities we serve through philanthropy, volunteerism and support of local community initiatives

◾ Encourage employee volunteerism with added support through the Matching Time Grants program

◾ Provide employees with a method for continual giving to charities they support

◾ Offer teachers and technology grants to pre-K to 12th grade teachers within our service areas, in support of STEM education

◾ Unite around our annual food drive to fight hunger as an issue critical to our communities

Ethics and Compliance

◾ Maintain a CenturyLink Code of Conduct that lays the foundation for our ethics and compliance program

◾ Create and maintain through training an ethical business culture based on our unifying principles

◾ Maintain a 24/7 Integrity Line with a firm no-retaliation policy

◾ Focus on human rights throughout our global locations

◾ Train and reinforce anti-bribery and fair competition principles; require all employees to adhere to all applicable anti-bribery and anti-corruption legislation worldwide

Environmental Sustainability

◾ Strive to build and operate energy-efficient networks and data centers

◾ Pursue sustainability initiatives that reduce energy, waste and materials consumption

◾ Engage our employees and suppliers in our sustainability efforts

◾ Establish and maintain sustainability metrics to measure and report on the results of our efforts

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CORPORATE GOVERNANCE

Corporate Social Responsibility

CenturyLink’s Environmental Sustainability Program

Managing our environmental impacts requires a thoughtful approach, balancing the needs of our employees, customers, shareholders and the environment. This balanced approach means ensuring environmental sustainability efforts support the financial health of our business, the quality of service we offer our customers and the value we create for our shareholders and our communities.

Some of our environmental initiatives and achievements include:

◾	Reducing our absolute carbon emissions and carbon intensity by purchasing renewable energy and investing in facility efficiency improvements and new technologies in our data centers and network facilities around the world.

◾	Improving energy efficiency by partnering with other service providers, as well as manufacturers of set-top boxes and small network equipment.
◾	Maintaining or expanding the number of company locations with third-party certified Energy, Environmental, and Safety Management Systems.

Political Contributions

We are committed to advocating public policy solutions that best serve our customers, our shareholders, our employees, and the communities we serve. We value transparency in this process and appreciate the need for disclosure of our political activity to promote ethical corporate governance and confidence in the democratic process. Our corporate political contributions and those of our political action committees are disclosed in accordance with applicable federal and state campaign finance laws, and our semi-annual Political Contributions Reports. To learn more, please see our most recent Political Contributions Report posted on the “Public Policy” section of our website at https://www.centurylink.com/aboutus/company- information/public-policy.html.

18 | 2019 Proxy Statement

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests.

In connection with the audit of the 2019 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures, none of which are intended to restrict the remedies that our shareholders might independently pursue against KPMG.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2017 and 2018 services identified below:

	Amount Billed
	2017	2018
Audit Fees(1)	$12,245,495	$15,229,014
Audit-Related Fees(2)	207,554	106,528
Tax Fees(3)	2,121,869	1,318,798
Other	—	—
Total Fees	$14,574,918	$16,654,340

(1)

Includes the cost of services rendered in connection with (i) auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards. Additionally, the amounts billed in 2017 (i) include $702,000 for services rendered in connection with auditing separate carve-out financial statements related to divestiture-related transactions and (ii) exclude $3,515,000 of fees paid to KPMG by Level 3 prior to its acquisition by CenturyLink.

(2)

Includes the cost of preparing agreed upon procedures reports and providing general accounting consulting services. Amounts billed in 2017 exclude $172,000 of fees paid to KPMG by Level 3 prior to its acquisition by CenturyLink.

(3)

Includes costs associated with (i) general tax planning, consultation and compliance (which were approximately $900,000 in 2017 and $1,300,000 in 2018) and (ii) tax planning and consultation related to transactions and divestitures (which were approximately $1,200,000 in 2017).

2019 Proxy Statement | 19

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects if the total anticipated cost of all projects pre-approved by him during any fiscal quarter does not exceed $250,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2017 or 2018.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2019 will require the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

20 | 2019 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes and for appointing and overseeing the independent auditor, including reviewing their qualifications, independence and performance.

In this context, the Committee met and held discussions with management and our internal auditors and independent auditor for 2018, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with applicable law. The Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

Among other matters, over the course of the past year, the Committee also:

▶

reviewed the scope of and overall plans for the annual audit and the internal audit program, including a review of critical accounting policies, critical accounting estimates, and significant unusual transactions;

▶	reviewed a report by the independent auditor describing the independent auditor’s internal quality control procedures;

▶	reviewed the performance of the lead engagement partner of our independent auditor;

▶

reviewed the findings of the Public Company Accounting Oversight Board concerning its review of our independent auditor’s integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017;

▶	reviewed and discussed each quarterly and annual earnings press release before issuance;

▶

received quarterly reports including the company’s work regarding Internal Controls over Financial Reporting from the director of internal audit, and met with other members of the internal audit staff;

▶

received periodic reports pursuant to our policy for the submission of confidential communications from employees and others about accounting, internal controls and auditing matters, and conducted certain follow-up inquiries;

▶	amended and restated our disclosure controls and procedures in connection with assessing their effectiveness;

▶	received and evaluated a report concerning the Company’s major financial risks along with the Company’s mitigating actions;

▶	performed quarterly reviews of the Company’s challenges concerning the implementation of the new revenue recognition standard and the appropriate internal controls related thereto;

▶	monitored the Company’s work to finalize the booking of the purchase price accounting for the Level 3 transaction;

▶	received quarterly reports on the Company’s work to prepare for the new lease accounting standard;

▶	received detailed analyses on the Company’s accounting for income taxes, including the impacts of the new Federal tax law and the Company’s accounting for pension assets and liabilities;

▶	received quarterly reports on the Company’s work to convert the acquired Level 3 ERP system to the CenturyLink ERP system;

▶	discussed with KPMG what our Critical Accounting Matters would have been in 2018 if the new reporting model scheduled to go into effect next year had been in place this year;

▶	met quarterly in separate executive sessions, including private sessions with the Company’s independent auditors, internal auditors and top executives;

2019 Proxy Statement | 21

AUDIT COMMITTEE REPORT

▶	received a report with regard to any hiring of former employees of KPMG; and

▶	coordinated with other committees of the Board to oversee the Company’s risk management function, especially with respect to financial reporting, tax and accounting risks.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

In addition to the Company’s corporate compliance program and hotline, the Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters, please send written correspondence to Audit Committee Chair, c/o Post Office Box 4364, Monroe, Louisiana 71211.

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)

Martha H. Bejar

Peter C. Brown

Kevin P. Chilton

T. Michael Glenn

22 | 2019 Proxy Statement

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

(Item 3 on Proxy or Voting Instruction Card)

The Board has adopted, subject to shareholder approval, an amendment to our restated articles of incorporation to increase the number of shares of common stock authorized for issuance from

1,600,000,000 to 2,200,000,000. As of the record date, the Company had 1,090,460,914 Common Shares issued and outstanding, and 509,539,086 Common Shares reserved for issuance.

Purpose for Adopting the Amendment

The Board believes that the increase in the number of authorized Common Shares is necessary to provide the Company with a sufficient number of authorized Common Shares available for general corporate purposes including, but not limited to: (i) issuing Common Shares to attract and retain employees and consultants and (ii) retaining the flexibility to pursue future potential strategic transactions requiring share issuances. Our reserve of authorized but unissued Common Shares was substantially reduced when we issued over 517 million shares in connection with acquiring Level 3 in late 2017. In addition, as discussed in more detail in “Ratification of the NOL Rights Plan” below, we could potentially issue Common Shares in connection with the NOL Rights Plan under certain specified circumstances.

The Board believes that having such authorized Common Shares available for issuance in the future will give the Company greater flexibility and may allow such Common Shares to be issued without the expense and delay of an additional special meeting of shareholders unless such approval is expressly required by applicable law.

Effects

The terms of the additional Common Shares will be identical to those of the currently outstanding Common Shares and will not affect the relative voting power or equity interest of any shareholder, except for such effects as may be attendant to any future issuance of Common Shares. This amendment to increase the authorized Common Shares will not change the current number of issued Common Shares.

We do not have any current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of common stock other than as disclosed in the Company’s filings with the SEC, including potential issuance of Common Shares in connection with the NOL Rights Plan. However, we may decide to seek additional financing through equity or debt issuances to provide additional capital to sustain our operations. The issuance of any shares of common stock, or securities convertible into common stock, in connection with any such financing, may dilute the proportionate ownership and voting power of existing shareholders and depress the market price of our common stock. Although the future issuance of additional Common Shares would dilute the relative ownership interests of existing shareholders, the Board believes that having the flexibility to issue additional shares in appropriate circumstances could increase the overall value of the Company to its shareholders.

No further shareholder approval would be required prior to the issuance of the additional shares of common stock authorized by the amendment except as may be required in particular cases by our articles of incorporation, the Louisiana Business Corporations Act or other applicable law, regulatory agencies or NYSE rules. There are no cumulative

2019 Proxy Statement | 23

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

Effects

voting, preemptive, subscription or conversion rights associated with our Common Shares, which means that current shareholders do not have a right to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in the Company.

Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, the additional shares of common stock that would become available for issuance if this proposed amendment is approved could also be used by us, subject to our fiduciary duties, to oppose a hostile takeover attempt or to delay or prevent changes in control.

If adopted, the amendment to our articles will become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of the State of Louisiana, which we intend to do promptly after shareholder approval is obtained.

The description of the amendment to the articles of incorporation is qualified in its entirety by the complete text of the proposed amendment to our articles of incorporation set forth in Appendix B.

Approval of this proposal will require the affirmative vote of the holders of a majority of the votes entitled to be cast with respect to this matter.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

24 | 2019 Proxy Statement

RATIFICATION OF THE NOL RIGHTS PLAN

(Item 4 on Proxy or Voting Instruction Card)

On February 13, 2019, the Company entered into a Section 382 Rights Agreement (the “NOL Rights Plan”). Pursuant to the NOL Rights Plan, the Board declared a dividend of one preferred share purchase right (each, a “Right”) for each outstanding share of common stock, par value $1.00, of the Company. The dividend was distributed to shareholders of record as of the close of business on February 25, 2019. The Board may amend the NOL Rights Plan prior to the meeting with certain changes to accommodate certain rights of STT Crossing under the Stockholder Rights Agreement as discussed in more detail below and to make other ministerial, clarifying and conforming changes. Any amendment to the NOL Rights Plan will be made publicly available prior to the meeting. At the meeting, the Board will seek the ratification by our shareholders of the NOL Rights Plan.

The Board adopted the NOL Rights Plan to diminish the risk that the Company could experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, which could substantially limit the Company’s ability to use its net operating loss carryovers (collectively, the “NOLs”) to reduce anticipated future tax liabilities. At December 31, 2018, we had $7.3 billion of NOLs available for use to offset our future federal taxable income. Under the Code and the regulations promulgated thereunder by the U.S. Treasury Department, these NOLs may be “carried forward” in certain circumstances to offset any current and future taxable income and thus reduce federal income tax liability, subject to certain requirements and restrictions. While the amount and timing of the Company’s future taxable income cannot be predicted with any certainty and, accordingly, the Company cannot predict the amount of these NOLs that will ultimately be used to reduce its income tax liability, to the extent that the NOLs do not otherwise become limited, these NOLs are a valuable asset to the Company. The NOL Rights Plan has not been adopted as an anti-takeover measure.

If our shareholders do not ratify the NOL Rights Plan at the meeting, by its terms the NOL Rights Plan will expire on February 13, 2020.

Description of the NOL Rights Plan

The NOL Rights Plan is intended to act as a deterrent to any person or group seeking to acquire “beneficial ownership” of 4.9% or more of the Company’s outstanding shares of common stock, without the approval of the Board. The following description of the NOL Rights Plan is qualified in its entirety by reference to the text of the NOL Rights Plan, which is attached to this Proxy Statement as Appendix C as may be amended and made publicly available prior to the meeting. We urge you to read the NOL Rights Plan carefully in its entirety as the discussion below is only a summary.

General. Under the NOL Rights Plan, from and after the record date of February 25, 2019, each of our Common Shares carries with it one Right, until the earlier of the Distribution Date (as defined below) or expiration of the Rights, as described below. In general, any person that, together with all Affiliates and Associates (each as defined in the NOL Rights Plan), acquires 4.9% or more of our outstanding common stock after February 13, 2019 (the date of the Board’s adoption of the NOL Rights Plan), will be subject to significant potential dilution, at the discretion of the Independent Directors. In addition, the NOL Rights Plan provides that shareholders that owned 5.0% of the Company’s common stock on February 13, 2019 will not trigger the NOL Rights Plan as long as they do not (i) acquire additional shares of common stock representing one-half of one percent (0.5%) or more of the Common Shares outstanding at the time of such acquisition or (ii) fall under 4.9% ownership of the Common Shares but then re-acquire Common Shares that in the aggregate equal 4.9% or more of the Common Shares. To the Company’s knowledge, STT Crossing was the only holder of 5.0% or more of the Company’s outstanding shares of common stock on February 13, 2019 for purposes of Section 382 of the Code. In addition, STT Crossing is permitted to acquire additional shares of the Company’s common stock subject to the Board’s prior determination, in good faith, that the acquisition of such additional shares would not pose an unreasonable risk that the

2019 Proxy Statement | 25

RATIFICATION OF THE NOL RIGHTS PLAN

Description of the NOL Rights Plan

Company could experience an “ownership change” as defined under Section 382 of the Code. Also, any transfers of common stock or other Company equity interests between STT Crossing and its Affiliates is permitted. As discussed in more detail below, the Board may amend the NOL Rights Plan to, among other things, modify the exceptions applicable to STT Crossing.

The Board may, in its sole discretion prior to the Distribution Date, exempt any person or group for purposes of the NOL Rights Plan if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests. Any person that acquires shares of common stock in violation of these limitations is known as an “Acquiring Person.” Notwithstanding the foregoing, a Person shall not be an “Acquiring Person” if the Independent Directors (as defined in the NOL Rights Plan) determine at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Independent Directors determine is reasonable) a sufficient number of shares of common stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the NOL Rights Plan. The NOL Rights Plan is not expected to interfere with any merger or other business combination approved by our Board.

The Rights. From the record date of February 25, 2019, until the Distribution Date or earlier expiration of the Rights, the Rights will trade with, and will be inseparable from, the common stock. New Rights will also accompany any new shares of common stock that we issue after February 13, 2019, until the Distribution Date or earlier expiration of the Rights.

Exercise Price. Each Right will allow its holder to purchase from our Company one ten-thousandth of a share of Series CC Junior Participating Preferred Stock (“NOL Preferred Share”) for $28, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This fraction of a NOL Preferred Share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date or earlier expiration of the Rights, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person, or any Affiliates or Associates of the Acquiring Person, are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, or any Affiliates or Associates of the Acquiring Person, may, upon payment of the Exercise Price, purchase Common Shares with an aggregate market value of twice the Exercise Price, based on the “current per share market price” of the common stock (as defined in the NOL Rights Plan) on the date of the acquisition that resulted in such person or group becoming an Acquiring Person.

Exchange. After a person or group becomes an Acquiring Person, our Independent Directors in their sole discretion may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or any Affiliates or Associates of the Acquiring Person.

Preferred Share Provisions. Each one ten-thousandth of a NOL Preferred Share, if issued:

◾	will not be redeemable.

◾	will entitle holders to dividends equal to the dividends, if any, paid on one share of common stock.

◾	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

◾	will vote together with the common stock as one class on all matters submitted to a vote of shareholders of the Company and will have the same voting power as one share of common stock, except as otherwise provided by law.

◾	will entitle holders to a per share payment equal to the payment made on one share of common stock, if shares of our common stock are exchanged via merger, consolidation, or a similar transaction.

Exercisability. The Rights will not be exercisable until 10 business days (as may be extended in the discretion of the Independent Directors) after the

26 | 2019 Proxy Statement

RATIFICATION OF THE NOL RIGHTS PLAN

Description of the NOL Rights Plan

public announcement that a person or group has become an Acquiring Person unless the NOL Rights Plan is theretofore terminated or the Rights are theretofore redeemed (as described below).

Redemption. Our Board may redeem the Rights for $0.0001 per Right at any time before the Distribution Date. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Expiration. The Rights will expire on the earliest of (i) December 1, 2020, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the time at which the Board determines that the Company’s NOLs are utilized in all material respects or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, (v) the first anniversary of the execution of the NOL Rights Plan if approval of the NOL Rights Plan by the affirmative vote of a majority of the votes cast at a duly called meeting has not been obtained prior to such date, or (vi) a determination by the Board, prior to the Distribution Date, that the NOL Rights Plan and the

Rights are no longer in the best interests of the Company and its shareholders.

Anti-Dilution Provisions. Our Board may adjust the Exercise Price, the number of NOL Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the NOL Preferred Shares or common stock.

Amendments. The terms of the NOL Rights Plan may be amended by our Board without the consent of the holders of the Rights. After the Distribution Date, our Board may not amend the agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person, or an Affiliate or Associate of an Acquiring Person).

Possible Amendment of NOL Rights Plan to Accommodate Holdings of STT Crossing. The Company and STT Crossing are negotiating a possible revision to the terms of the NOL Rights Plan that would allow STT Crossing (and its Affiliates) to acquire a relatively small percentage of additional shares of outstanding common stock as long as such acquisition would not present an unreasonable risk that the Company could experience an “ownership change” as defined under Section 382 of the Code. If such an amendment is agreed, the Company will amend the NOL Rights Plan accordingly, and will make certain other ministerial, clarifying and conforming changes thereto. Any amendment to the NOL Rights Plan will be made publicly available prior to the meeting.

Certain Factors Shareholders Should Consider

Our Board believes that taking measures to safeguard the Company’s NOLs is in our shareholders’ best interests. However, you should consider the factors below when making your decision with respect to the ratification of the NOL Rights Plan.

Continued Risk of Ownership Change. Although the NOL Rights Plan is a deterrent measure intended to reduce the likelihood of an “ownership change,” we cannot assure you that it will be effective. The amount by which an ownership interest may change in the future could be affected by many factors, including purchases and sales of shares by shareholders holding 5% or more of our outstanding common stock notwithstanding the deterrent effects of the NOL Rights Plan, decisions over which we have little or no effective control.

Anti-Takeover Effect. While the NOL Rights Plan is not intended to prevent, or even discourage, a proposal to acquire the Company, it may have a potential anti-takeover effect because an Acquiring Person may have his ownership interest diluted upon the occurrence of a triggering event. Accordingly, the overall effects of the NOL Rights Plan may be to render more difficult or discourage a merger, tender offer, or assumption of control by a substantial holder of our securities. However, as is the case with traditional shareholder rights plans, the NOL Rights Plan should not interfere with any merger or other business combination approved by the Board.

2019 Proxy Statement | 27

RATIFICATION OF THE NOL RIGHTS PLAN

Certain Factors Shareholders Should Consider

Potential Impact on Value. The NOL Rights Plan could have a negative impact on the trading price and intrinsic value of our common stock by deterring persons or groups of persons from acquiring our common stock, including in acquisitions for which some shareholders might receive a premium above market value.

Potential Effects on Liquidity. The NOL Rights Plan is intended to deter persons or groups of persons from acquiring beneficial ownership of our common stock in excess of the specified limitations. A shareholder’s ability to dispose of our common stock may be limited if the NOL Rights Plan reduces the number of persons willing to acquire our common stock or the amount they are willing to acquire. A shareholder may become an Acquiring Person upon actions taken by persons related to, or affiliated with, them. Shareholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of the shares approaches the proscribed level.

Approval of this proposal will require the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

28 | 2019 Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 5 on Proxy or Voting Instruction Card)

Each year, we provide our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in our annual proxy statements pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with both current market practices and your interests as shareholders.

The last two years have been transformative ones in our Company’s history, given the consummation of the Level 3 Combination and the ensuing senior leadership transitions, presenting us with unique compensatory challenges and opportunities. As discussed in greater detail elsewhere in this proxy statement, the Compensation Committee spent considerable time and effort during 2018 to ensure that not only do we have the right leadership in place, but that our executive compensation programs continue to appropriately incentivize and reward each key member of the team in a manner that aligns with shareholder interests. For additional information on our executive compensation programs generally and our 2018 compensation actions specifically, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our named executive officers, as described in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation policies and practices as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information for future use by our Compensation Committee regarding shareholder sentiment about our executive compensation. We understand that executive compensation is an important matter for our shareholders. Accordingly, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance–Shareholder Engagement.”

Approval of this proposal will require the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

2019 Proxy Statement | 29

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2018 (the “investors”), unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Temasek Holdings (Private) Limited 60B Orchard Road #06-18 Tower 2 Singapore 238891	107,201,207	(2)	9.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	106,032,787	(3)	9.7%

Blackrock, Inc. 55 East 52nd Street New York, New York 10055	86,713,858	(4)	8.0%

Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	67,403,179	(5)	6.2%

(1)

The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on the dates as to which the investors have reported their holdings (as noted in notes 2 through 5), as opposed to the estimated percentages set forth in the reports of such investors referred to below in such notes. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Frequently Asked Questions—How many votes may I cast?”

(2)

Based on information contained in a Schedule 13D/A Report dated as of January 18, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of January 17, 2019, it shared with two of its subsidiaries voting power and dispositive power with respect to all of the above-listed shares.

(3)

Based on information contained in a Schedule 13G/A Report dated as of February 11, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2018, it (i) held sole voting power with respect to 1,107,697 of these shares, (ii) shared voting power with respect to 207,398 of these shares, (iii) held sole dispositive power with respect to 104,739,697 of these shares and (iv) shared dispositive power with respect to 1,293,090 of the above-listed shares.

(4)

Based on information contained in a Schedule 13G/A Report dated as of February 4, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2018, it held sole voting power with respect to 78,032,530 of these shares and sole dispositive power with respect to all of the above-listed shares.

(5)

Based on information contained in a Schedule 13D Report dated as of February 19, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of February 14, 2019, it (i) shared voting power with respect to 40,347,155 shares, (ii) held sole voting power with respect to 23,527,706 of these shares, (iii) had no voting power with respect to 3,528,318 shares, (iv) shared dispositive power with respect to 34,532,370 shares and (v) held sole dispositive power with respect to 32,870,809 of the above-listed shares.

30 | 2019 Proxy Statement

OWNERSHIP OF OUR SECURITIES

Executive Officers and Directors

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Beneficially Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Total Shares Beneficially Owned(3), (4)
Current Executive Officers:
Jeffrey K. Storey	2,035,369	392,176	2,427,545
Indraneel Dev	135,879	304,837	440,716
Stacey W. Goff	172,815	404,725	577,540
Scott A. Trezise	22,045	208,470	230,515
Outside Directors:
Martha H. Bejar	25,991	8,744	34,735
Virginia Boulet	43,140	8,744	51,884
Peter C. Brown(5)	30,179	8,744	38,923
Kevin P. Chilton	44,063	8,744	52,807
Steven T. Clontz(6)	244,090	8,744	252,834
T. Michael Glenn(7)	75,617	8,744	84,361
W. Bruce Hanks	58,722	8,744	67,466
Mary L. Landrieu	10,741	8,744	19,485
Harvey P. Perry(8)	106,258	8,744	115,002
Glen F. Post, III	983,543	359,259	1,342,802
Michael J. Roberts	40,512	8,744	49,256
Laurie A. Siegel	37,920	9,804	47,724
Former Executive Officers:
Aamir Hussain	244,269	38,220	282,489
Sunit S. Patel(9)	683,827	0	683,827
All current executive officers and directors as a group (16 persons)(10)	4,066,884	1,766,711	5,833,595

(1)

This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: Mr. Storey — 5,630; Mr. Dev — 5,191; Mr. Goff — 7,970; Mr. Post — 206,856; and Mr. Patel — 10,194. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)

Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers, the number of shares that will vest if we attain target levels of performance.

(3)

Excludes (i) shares that might be issued under restricted stock units and (ii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”

(4)

None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all current directors and executive officers as a group constituted 0.5% of the outstanding Common Shares as of the record date.

(5)	Includes 24,297 shares held by a tax-exempt charitable foundation, as to which Mr. Brown has voting and dispositive powers by virtue of his control of the foundation.

2019 Proxy Statement | 31

OWNERSHIP OF OUR SECURITIES

Executive Officers and Directors

(6)	Includes 50,000 shares held by Mr. Clontz’s wife and 500 shares held by his son, as to which Mr. Clontz disclaims beneficial ownership.

(7)	Includes 32,143 shares held indirectly by Mr. Glenn in a trust.

(8)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership.

(9)	Includes 1,428 shares indirectly held and beneficially owned by Mr. Patel in an individual retirement account.

(10)

As described further in the notes above, includes (i) 24,297 shares held beneficially through a foundation, (ii) 32,143 shares held indirectly by trust, (iii) 50,709 shares held beneficially by spouses of these individuals, and (iv) 500 shares owned by the son of one of these individuals, in each case as to which beneficial ownership is disclaimed.

32 | 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

As we noted in last year’s proxy statement, our November 1, 2017 combination with Level 3 transformed our Company into the second largest domestic communications provider serving global enterprise customers. During 2018, as we moved into the integration phase of the Level 3 combination, we took critical steps to restructure our leadership team, network and workforce to pursue our vision of delivering the most technologically-advanced suite of communications products and services in the industry.

~$23B Annual revenue * Consumer revenue $5B * Enterprise revenue $17B Services in 60+ countries and counting 45,000 employees globally 150,000+ on-Net buildings Approx. 450,000 Route miles of fiber globally

As described in greater detail below, during 2018, our Board and its Human Resources and Compensation Committee (the “Committee”) spent considerable time and effort assembling the right senior leadership team and recalibrating our existing executive compensation programs to support the challenges and opportunities of the Company going forward.

As a result of that process, we had a few senior leadership changes during 2018, including a change in both our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) positions. Therefore, this 2018 Compensation Discussion and Analysis (the “CD&A”) addresses the compensation of both current and former executive officers. For 2018, we had seven named executive officers (“NEOs”), consisting of four current executives and three former executives:

Current Executives (or Current NEOs):

◾ Jeffrey K. Storey	CEO and President

◾ Indraneel Dev	Executive Vice President and CFO

◾ Stacey W. Goff	Executive Vice President, General Counsel and Secretary

◾ Scott A. Trezise	Executive Vice President, Human Resources

Former Executives (or Former NEOs):

◾ Glen F. Post, III	Former CEO, currently serving as a non-management director

◾ Sunit S. Patel	Former CFO

◾ Aamir Hussain	Former Executive Vice President

2019 Proxy Statement | 33

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This CD&A section is organized onto four subsections:

34 | 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

I. Executive Summary

As described further below, the central goals of our executive compensation program are:

(1)	to incentivize our executives to attain objectives that we believe will create shareholder value,

(2)	to reward performance that contributes to the execution of our business strategies, and

(3)	to attract and retain the right executives for our business.

2018 Highlights

Business Highlights. During 2018, we achieved and exceeded several significant financial and operational goals that the Committee had previously selected as short-term and equity compensation targets, including the following:

◾

Raised guidance outlook in second quarter of 2018 for Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) and Free Cash Flow and achieved full year results that met and exceeded the raised guidance.

◾	Generated Adjusted EBITDA of $9.040 billion.

◾	Expanded Adjusted EBITDA margin to 39.8% from 35.5% since the close of the Level 3 Combination.

◾	Generated Free Cash Flow of $4.215 billion.

◾	Achieved targeted $850 million of annualized run-rate Adjusted EBITDA synergies in approximately one year, rather than 80% in three years as initially projected.

Executive Compensation Highlights. As described in greater detail below, given the transformative nature of the Level 3 Combination, our Board and the Committee spent considerable time and effort during 2018 ensuring that we have the right senior leadership team in place for the Company and that our executive compensation programs continue to appropriately incentivize, retain, and reward each key member of the team.

We believe that our 2018 compensation decisions are well aligned with driving long-term value and are in the best long-term interest of our shareholders. The following timeline provides an overview of the major executive transitions and compensation milestones that occurred during the year:

Nov. 1, 2017 The Closing Date (1) Nov. 1, 2017 - Feb. 22, 2018 The Committee recalibrated the Exec Comp programs (2) May 23, 2018 Mr. Post retires and Mr. Storey assumes role as CEO (3) Jun. 1, 2018 After the annual Meeting, the Board decides to award Mr. Patel a Retention Award (4) Sep. 28, 2018 Mr. Patel resigns as CFO for an external opportunity (5) Nov. 6, 2018 Mr. Dev is selected as CFO and Mr. Hussain exits after serving as the CTO (5) Dec. 31, 2018 Payouts for programs Ending 12/31/18: STI Plan - 107% PBRS of 2016 LTI Grant - 79.3% PBRS of Mr. Storeys initial LTI grant - 200% (6)

(1)

Immediately after the Closing, the new senior leadership team for the combined company included the following named executive officers: Mr. Post as CEO, Mr. Storey as COO, Mr. Patel as CFO, Mr. Goff as General Counsel and Mr. Hussain as CTO. See 2018 proxy statement for additional details.

(2)	For a discussion of the modifications of the executive compensation programs, see the discussion below under the heading, Recalibrating Our Existing Executive Compensation Programs.

2019 Proxy Statement | 35

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

(3)

For details regarding Mr. Post’s retirement package, which included amounts to which he was contractually entitled as well as the acceleration of (or waiver of continued service requirements for) certain outstanding restricted stock awards, see Section III — Our Compensation Program Objectives and Components of Pay. For details regarding Mr. Storey’s CEO compensation package, see the discussion below under the heading, Accelerated CEO Succession.

(4)

For a discussion of the special long-term incentive (“LTI”) retention award for Mr. Patel, which, along with his other unvested equity awards, was forfeited upon his termination of employment, see the discussion below under the heading, Other Executive Leadership Changes.

(5)

Mr. Dev was named CFO on November 6, 2018, having served in the role on an interim basis immediately following Mr. Patel’s departure. For details regarding Mr. Dev’s compensation package, see Section III — Our Compensation Program Objectives and Components of Pay. For information regarding amounts paid to Mr. Hussain upon his termination of employment, which included amounts to which he was contractually entitled as well as the acceleration of (or waiver of continued service requirements for) certain outstanding restricted stock awards, please see the discussion below under the heading, Other Executive Leadership Changes.

(6)

For details regarding the 2018 short-term incentive (“STI”) plan performance, see Section III — Our Compensation Program Objectives and Components of Pay. For details regarding the payout on performance-based restricted stock (“PBRS”) from the 2016 annual LTI grants, see Section II — Our Compensation Philosophy and Linkage to Pay for Performance. For details regarding the payout of Mr. Storey’s initial PBRS grant, which was awarded to him at Closing in November 2017 (although it is reported in our 2018 compensation tables based on its accounting grant date), see the discussion below — Link Between Operating Performance and Our Executive Compensation.

Recalibrating our Existing Executive Compensation Programs

◾	Over a four-month period following the Closing, we conducted a rigorous process to recalibrate our existing executive compensation programs for 2018 to better align with the combined company’s profile and our business strategy of profitable growth. As a result, for our 2018 incentive programs, performance is measured on Adjusted EBITDA, Free Cash Flow and customer experience (for our STI plan) and two-year Adjusted EBITDA growth run rate (for PBRS grants).

◾	As previously described in our 2018 proxy statement, following the Closing, the Committee adopted a new compensation peer group, which better reflected the increased size and complexity of the combined company.

◾	Our executive compensation programs for 2018 continued to be highly performance-based and emphasize variable “at risk” compensation. The majority of each named executive officer’s total target compensation is structured as a combination of short- and long-term performance-driven incentives (which, for both our former and current CEO, represented 90% of his total target compensation).

◾	Our annual LTI grants to our named executives consisted of a combination of performance-based awards (60% of the target grant value) and time-vested awards (40% of the target grant value). Most executive officers received their LTI grants in February 2018 as shares of restricted stock. As discussed in greater detail below, Mr. Storey’s annual LTI grant was awarded to him as restricted stock units in May 2018.

Link Between Operating Performance and Our Executive Compensation

◾	As in prior years, the Committee set challenging performance targets under our incentive programs to ensure that payouts track corporate performance.

◾	For the first time since 2013, we met and exceeded our pre-established goals for our STI plan and our external guidance provided to shareholder, achieving an adjusted company performance of 107% for 2018. Specifically, we:

◾	Met our target for Adjusted EBITDA, comprising 65% of our STI plan, at a 112% attainment level;

◾	Exceeded our target for Free Cash Flow, comprising 25% of our STI plan, at a 200% attainment level; and

◾	Partially met of our Customer Experience goals, comprising 10% of our STI plan, resulting in a 75% attainment level.

◾	After an assessment of the Company’s overall performance against our pre-established goals and consideration of revenue performance which was not a performance metric in our STI plan, the Committee determined it was appropriate to use its discretion to reduce the calculated performance for the 2018 STI plan from 130% to adjusted company performance of 107%.

◾	PBRS accounted for 60% of the LTI awards originally granted to our named executives in 2016 and approximately 79% of the performance-based restricted shares vested based upon our actual performance over the three-year performance period ending December 31, 2018. Specifically, our:

◾	Three-year cumulative revenue, comprising half the performance-shares, achieved 98.8% of target for a 82.4% payout; and

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COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

◾	Three-year relative total shareholder return (“TSR”), comprising half the performance-shares, achieved 38th percentile for a 76.19% payout.

◾	As initially described in our 2018 proxy statement, Mr. Storey received an initial LTI award upon Closing, 60% of which consisted of PBRS. Vesting of these PBRS was contingent upon our actual performance of Adjusted EBITDA growth run rate target of 3.8% (from fourth quarter of 2017 to fourth quarter of 2018) against certain pre-established targets. Actual performance over that period was 4.9%, which exceeded maximum target for a 200% payout. Although the Committee approved most of the terms and conditions of this award prior to Closing, the accounting grant date of this award did not occur until early 2018 when the targets were finalized, and therefore the grant of this award appears in the 2018 compensation tables of this proxy statement, rather than 2017 compensation tables in last year’s proxy statement.

Accelerated CEO Succession

◾	Following the announcement of our proposed combination with Level 3 in 2016, the Board conducted a thorough review of its succession plan, after carefully considering feedback provided by shareholders of both companies (including principal shareholders of each) and investment analysts.

◾	In June 2017, the Board approved and we publicly announced a CEO succession plan in which Mr. Storey would succeed Mr. Post as CEO at the end of 2018, following a transition period as President and COO.

◾	Following the Closing in late 2017, we continued to engage in a dialogue with our shareholders, several of whom expressed the view that the CEO transition period should be shorter than announced. Considering these factors and its own assessment of the effectiveness of the senior leadership team, the Board decided that it would be in the best interests of the Company and its shareholders to complete the CEO succession earlier than initially planned.

◾	By March 2018, we announced that we were accelerating our previously-announced CEO succession plan by approximately 7 months, with the transition occurring immediately after our annual shareholders’ meeting on May 23, 2018. Following the meeting, Mr. Storey would be the new CEO and, contingent upon his reelection at the 2018 annual meeting, Mr. Post would continue to serve the Company as a non-management director. The accelerated timeline required a unique and thoughtful approach to addressing compensation actions with respect to our new CEO and our retiring CEO.

◾	Mr. Post, who served as our CEO for 26 years and was employed by the Company for a total of 42 years, received the standard retirement benefits to which he was entitled under our long-standing programs and plans (including a pro-rata STI payout for 2018). Although he did not receive any severance, in consideration for his long tenure, the Committee did approve the acceleration of most, but not all, of his outstanding time-based equity awards and waived the continued service requirements for a portion of his outstanding performance-based equity awards (vesting of which remains subject to achievement of the original performance conditions). For more information, please see Section III — Our Compensation Program Objectives and Components of Pay for further discussion.

◾	In connection with negotiating Mr. Storey’s CEO compensation package, the Board and Committee endeavored to:

◾	create a package that would be, on the one hand, sufficient to entice Mr. Storey to agree to the accelerated succession plan and, on the other hand, aligned with our shareholders’ interests;

◾	weight the package heavily towards performance-based compensation; and

◾	complete the package in a timely manner to ensure a successful transition and to compensate Mr. Storey as CEO from the first day he assumed the role.

◾	In crafting Mr. Storey’s CEO package, we also listened to the opinions of our shareholders and analysts. These shareholders expressed the view that Mr. Storey possessed superior leadership skills and experience that merited pay that was competitive to the market benchmarks for our peer group. Although, historically, CenturyLink has been very conservative with respect to pay levels, we had to modify our approach in this instance in order to secure Mr. Storey as our new CEO and respond to shareholder feedback. Further, as noted previously, the Committee had adopted a new post-Level 3 Combination peer group to better reflect the increased size and complexity of our combined company, which resulted in increased CEO market benchmarks versus the prior peer group.

2019 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

◾	In March 2018, we focused on the key principles and weighed shareholder feedback and our ongoing dialogue with Mr. Storey, as we began a robust and thoughtful process that involved numerous meetings that transpired over two months. In addition to multiple meetings between Mr. Storey and the Chair of the Committee, the non-management directors and the Committee formally met six times to discuss Mr. Storey’s CEO pay package. The directors were advised by its independent outside compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), and outside counsel, Jones Walker LLP.

◾	In May 2018, in conjunction with his promotion to CEO, the Committee approved to increase Mr. Storey’s annual total target compensation to $18 million and awarded him two LTI grants (one annual grant for 2018 and one special promotion grant), as described in greater detail below.

◾	The approved annual total target compensation package of $18 million was comprised of $1.5 million salary, 200% short-term incentive opportunity and $12.6 million long-term incentive awards. His annual total target compensation is aligned with the long-term interest of our shareholders with 90% of pay at risk and slightly above the 50th percentile of market for our peers.

◾	The structure of Mr. Storey’s annual LTI grant is substantially similar to the annual LTI awards granted to other senior officers in 2018. His annual LTI grant consisted of 40% time-based restricted stock units (“RSUs”) and 60% performance-based RSUs, with the number of shares vesting ranging from 0-200% depending upon the Company’s performance as measured against an Adjusted EBITDA run rate growth goal over a two-year period.

◾	The second LTI grant was a one-time promotion award with a grant date value of $7,400,000, consisting of 40% time-vested restricted shares and 60% performance-based restricted shares. For the PBRS, payout is determined on a two-step process: (1) between 0% to 100% may be earned on the Company’s cumulative Adjusted EBITDA results for a three-year period and (2) contingent upon target performance being met or exceeded in step 1, Mr. Storey may earn between 100% to 200% based on relative TSR performance over same three-year period against peer group.

Other Executive Leadership Changes

◾	By the second quarter of 2018, we became concerned around the retention risk of Mr. Patel, who had only been our CFO since Closing in November 2017. In June 2018, the Committee granted Mr. Patel a one-time performance-based retention award with a grant date award value of $2,000,000. The performance metrics applicable to this retention award were substantially similar to those included in the performance-based portion of Mr. Storey’s promotion grant (3-year cumulative Adjusted EBITDA targets and relative TSR performance).

◾	Despite our efforts to retain Mr. Patel, on September 28, 2018, he resigned to pursue other opportunities. As a result, Mr. Patel forfeited all outstanding unvested equity grants (including the June 2018 retention grant). However, per his April 2017 offer letter, we continue to pay him certain deferred compensation payments related to legacy Level 3 equity awards that were outstanding and converted at the Closing. For additional details on these amounts, see Section III — Our Compensation Program Objectives and Components of Pay.

◾	Upon Mr. Patel’s departure, Mr. Dev was named interim CFO until a longer-term replacement could be named. We did not make any adjustments to Mr. Dev’s compensation upon his appointment as interim CFO.

◾	With the assistance of an external executive search firm, we conducted an extensive search (both internally and externally) and Mr. Dev was named as CFO on November 6, 2018. For details regarding his compensation package, see Section III — Our Compensation Program Objectives and Components of Pay for further discussion.

◾

In November 2018, Aamir Hussain, who had served as Executive Vice President and Chief Technology Officer, departed from the Company as part of a planned restructuring of his responsibilities among other senior officers. Mr. Hussain received a standard severance package, including a cash severance payment, and certain other benefits to which he was entitled under long-standing programs and plans (including a pro-rata STI payout for 2018). In addition, the Committee approved the acceleration of some, but not all, of his outstanding time-based equity awards and waived the continued service requirements for a portion of his outstanding performance-based equity awards (vesting of

38 | 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

which remains subject to achievement of the original performance conditions). Please see Section III — Our Compensation Program Objectives and Components of Pay for further discussion.

Assessment of “Say-on-Pay” Voting Results and Shareholder Outreach

In May 2016, 2017 and 2018, our shareholders cast approximately 89%, 88% and 79%, respectively, of their votes in favor of our “say-on-pay” proposal. The Committee is committed to taking the results of these votes into consideration when making executive compensation decisions.

Throughout 2018, our senior management continued our shareholder outreach program with our top institutional investors, a process we first began in 2014. We remain committed to providing our shareholders with an opportunity for open dialogue on compensation matters and other issues relevant to our business, and we plan to continue to engage in outreach efforts in the future. In late 2018, the Chairman of our Board of Directors, the Chairman of the Committee, and members of management met with representatives from ISS and Glass Lewis to discuss the company’s compensation programs and governance practices.

We believe that the positive say-on-pay vote of 79% in 2018, although reduced somewhat from prior years, indicates that our shareholders remain generally satisfied with the scope and structure of our annual executive compensation programs. However, we recognize that a source of some concern for shareholders, as expressed in the somewhat lower 2018 say-on-pay vote, has been our decisions to grant one-time awards as well as certain supplemental severance payments in connection with executive transitions in prior years.

In general, we do not have a practice of one-time items or excessive severance. However, in 2017 and in the first half of 2018, the Compensation Committee decided to make special grants to incentivize and retain the best executive team to lead the integration and transformation of the Company following the Level 3 Combination. In addition, as a result of the Level 3 Combination, we assumed certain retention awards originally granted by Level 3, many of which were paid out over a one-year period following the Closing in order to ensure continued employment of key executives through the critical integration period.

Many of these grants were disclosed in the 2018 proxy statement, with the remainder disclosed in this 2019 proxy statement. We believe that these one-time sign-on, integration, and retention awards are common in large transactions like the Level 3 Combination and, in our specific case, are necessary (i) to incentivize top talent of the acquired company to continue in key positions post-closing, (ii) to reward the level of effort that must be sustained over an extended period in order to execute a transaction of this size and critical post-close integration and synergy goals, and (iii) to retain critical members of the executive team and assuage their concerns following the announcement of our CEO and CFO succession plan.

We do not have a practice of excessive severance in the event that the senior officer is involuntarily terminated by us without cause in the absence of a change of control. Other than the unique situation disclosed in our 2018 proxy statement, the Committee has approved severance in accordance with our executive severance plan (which is described in greater detail under “— Other Benefits — Severance Benefits” below) for previous terminations, such as Mr. Douglas and Mrs. Puckett as disclosed in our 2018 and 2016 proxy statements, respectively, and for Mr. Hussain as discussed in this proxy statement.

As discussed in this CD&A, during 2018, we awarded a one-time promotion LTI grant to Mr. Storey upon his appointment as CEO, 60% of which is performance-based (see Section III, Our Compensation Program Objectives and Components of Pay). In addition, in an attempt to retain our CFO, who was being actively recruited by other companies, we awarded a one-time retention LTI grant to Mr. Patel, of which 100% was performance-based, although this award along with all of his other unvested LTI were ultimately forfeited following his resignation in 2018.

Notwithstanding our general disinclination to use one-time awards or make supplemental severance payments, we believe that the extraordinary opportunities and challenges associated with the Level 3 Combination necessitated these actions and were in the best long-term interest of the Company for all the reasons noted in this and our 2018 proxy statement. We believe that the use of special one-time awards in future years will diminish significantly as we have stabilized our leadership structure following the Level 3 Combination.

2019 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

II. Our Compensation Philosophy and Linkage to Pay for Performance

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

◾	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives,

◾	ensure that a majority of our executive compensation is performance-based to support creation of long-term shareholder value without encouraging excessive risk taking and to reward performance over multiple time horizons,

◾	generally target compensation at the 50th percentile of market levels, when targeted levels of performance are achieved, for similarly-situated and comparably-skilled executives at a select group of peer companies approved by the Committee,

◾	recognize and reward outstanding contributions and results, both on an individual basis and a company or divisional basis, compared to peer compensation and performance benchmark levels,

◾	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate, and

◾	monitor share dilution.

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COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

Given the ongoing integration of the two companies during 2018, the Committee recalibrated our incentive programs to align them with the size, market, operations and strategic imperatives of the combined company. The Committee believes the following core elements of our compensation program help us to realize our compensation philosophy and objectives and support our strategic and cultural priorities for 2018 as described below:

	Characteristics	Compensation Philosophy and Objectives	Corporate Strategy

Base Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives	Attract and retain key talent

Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of annual performance measures	Provides competitive short-term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies

STI annual performance measures were selected to align to our corporate strategy for profitable growth:

Adjusted EBITDA (65% of STI plan)

- enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) return cash to our shareholders through dividends or periodic share repurchases, (iii) meet our debt and pension commitments, and (iv) attain our Level 3 Combination synergies

Free Cash Flow (25% of STI plan)

- critical measure that enable us to provide dividends to our shareholders and pay down our debt

Customer Experience (10% of STI plan)

- critical to maintain and grow our revenue base. This performance measure includes operational goals and metrics that measure how well we are serving our customers as well as their perceptions of our service

Individual Performance

- for each senior officer, the Committee has an opportunity to make a positive or negative adjustment based on “line of sight” to each senior officer’s performance regarding their specific areas of responsibility and individual objectives

Long-Term Incentive Awards	Annual long-term variable equity awards that vest over three years from the date of grant with 60% based on the achievement measured against pre-established performance measures and 40% based on three years of service.	Fosters a culture of ownership, aligns the long-term interests of our executives with our shareholders and rewards or penalizes executives based on our performance of Adjusted EBITDA growth over two-year period and helps to retain executives through stock price growth and the creation of long-term value

Performance-Based Restricted Shares

(60% of LTI grant value)

- Adjusted EBITDA growth run rate based on achieving profitable growth over a two-year period

Time-Vested Restricted Shares

(40% of LTI grant value)

- amount of time-vested restricted share compensation that is ultimately realized depends on how well we successfully execute our strategic plans and overall our stock performance

2019 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

The following chart illustrates the approximate allocation of the total target compensation opportunity for 2018 our current CEO and our current executive officers (shown as “CEO” and “NEO,” respectively, below) between elements that are fixed and variable or performance-based pay that is “at risk”:

CEO NEO

◾	A fixed annual salary (“base”) represents 10% of our CEO’s total target compensation and 19% of our other NEOs’ average target total compensation.

◾	Variable pay is comprised of a short-term incentive (“STI”) bonus, time-vested restricted stock awards (“TBRS”) and performance-based restricted stock awards (“PBRS”), which represents 90% of our CEO’s total target compensation and 81% of our other current NEOs’ average target total compensation. This portion of pay is considered “at risk” since the receipt or value of the award is subject to the attainment of certain performance goals, vesting requirements and overall stock performance.

Significant Stock Ownership. Stock ownership guidelines further align the interests of executives and shareholders while focusing our executives on our long-term success. We established our executive stock ownership guidelines after review of executive compensation best practices. Under our stock ownership guidelines as of December 31, 2018:

◾	Mr. Storey held over $44 million in stock (including restricted shares and unvested restricted shares or units and excluding 400,655 target shares of unvested performance-based restricted stock units), which was 24.5 times his base salary and approximately 4.1 times greater than his target ownership level of six times base salary.

◾	Our other current NEOs held an aggregate of over $13 million in stock (including restricted shares and unvested restricted shares or units), which was, on average, 7.5 times their respective base salaries and nearly 2.5 times greater than their respective target ownership levels of three times base salary.

Even though our CEO and other NEOs already exceeded their stock ownership guidelines, in March 2019, Messrs. Storey and Dev acquired 83,000 and 50,000 shares, respectively, which demonstrates their alignment with shareholders.

Pay-For-Performance Alignment

As illustrated by the data below, we believe our executive pay over the past several years has been well aligned with Company performance.

Short-Term Incentive Performance. The Committee sets target levels of performance-based on a variety of factors, including its assessment of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value.

The percentages in the table below represent the actual payouts to our senior officers under our STI program for each of the past three years as a percentage of the target opportunity set for each of them by the Committee for that performance year.

Performance Year	Actual Payout as a % of Target Opportunity
2016	80.2%
2017	73.0%
2018	107.0%
3-year Average	86.7%

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COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

Long-Term Incentive Performance. Since 2014, 60% of our LTI grants have consisted of performance-based equity with the remaining 40% in the form of time-based equity, with PBRS payouts contingent upon the Company’s performance as measured against certain pre-established criteria. In order to further align our pay with performance, our performance-based equity awards are granted at target performance levels, but the ultimate payout of those awards can range between 0% to 200%, depending on our actual performance as determined at the end of the two- or three-year performance period. Due to the transformative nature of the Level 3 combination and the continuing evolution of our business strategy as we integrate the two companies, the Committee believed that a two-year performance period was most appropriate to achieve our business goals. The Committee intends to return to three-year performance period when we are no longer in integration phase and we can solidly project performance for three years as a combined entity.

In 2014 through 2017, our annual grants of performance-based restricted stock were based on two different performance metrics, with vesting of one-half of the performance-based award being tied to a relative TSR metric (our three-year total shareholder return relative to a select peer group), and vesting of the remaining one-half being tied to a cumulative core revenue metric (the sum of our annual revenue results over three-year performance periods as measured against pre-established targets set annually over three-years). For greater detail on how targets and performance for these two performance metrics were determined, please see “—Long-Term Equity Incentive Compensation” in our 2018 proxy statement.

The payout percentages in the tables below represent the percentage of the target number of performance-based restricted stock granted to our senior officers that ultimately vested, with all remaining shares being forfeited. To further enhance the pay for performance linkage, any dividends paid on these shares of performance-based restricted stock (or dividend equivalents on performance-based RSUs) are not paid currently, but rather accumulate during the restricted period and vest or are forfeited in tandem with the related shares or units. The average target number of performance-based restricted stock that ultimately vested for LTI grants from 2014 through 2016 (most recently completed performance period) is 62.3%.

LTI Grant Year, Performance Period and Performance Metric	Attainment Level for LTI Grant Year							Total Payout Percentage(1)
	2014	2015	2016	2017	2018		2019
2014 LTI Grant (2014-2016)
Cumulative Core Revenue	89.1%							44.6%
Relative TSR	50%							25.0%
Total								69.6%
2015 LTI Grant (2015-2017)
Cumulative Core Revenue		76.2%						38.1%
Relative TSR		0%						0.0%
Total								38.1%
2016 LTI Grant (2016-2018)
Cumulative Core Revenue			82.4%(2)					41.2%
Relative TSR			76.19%(3)					38.1%
Total								79.3%
2017 LTI Grant (2017-2019)
Cumulative Core Revenue				TBD				TBD
Relative TSR				TBD				TBD
Total								TBD
2017 Special Grant for Mr. Storey) (2018)
Adjusted EBITDA Growth Run Rate					200	%(4)		200%
2018 LTI Grant (2018-2019)
Adjusted EBITDA Growth Run Rate					TBD			TBD

2019 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

(1)

The payout percentages reflect the corresponding payout for each metric multiplied by their weighting. In grant years 2014 through 2017, the two performance metrics of cumulative core revenue and relative TSR were equally weighted.

(2)

The three-year performance period was completed on December 31, 2018 for the cumulative core revenue performance-based restricted stock granted to our senior officers in 2016. The table below outlines the payout percentages that represent the percentage of the target number of that ultimately vested, with all remaining shares being forfeited.

Cumulative Core Revenue	Target	Company’s Performance	Actual Payout %
Maximum	$54.9 billion
Target	$53.0 billion	$52.4 billion	82.4%
Threshold	$51.2 billion

(3)

The three-year performance period was completed on December 31, 2018 for the Relative TSR performance-based restricted stock granted to our senior officers in 2016. The table below outlines the payout percentages that represent the percentage of the target number of that ultimately vested, with all remaining shares being forfeited.

Relative TSR	Target	CTL TSR	Actual Payout %
Maximum	75th Percentile Rank
Target	50th Percentile Rank	-14.24%; 38th Percentile Rank	76.19%
Threshold	25th Percentile Rank

(4)

The performance period was completed on December 31, 2018 for the Adjusted EBITDA growth run rate performance-based restricted stock granted to Mr. Storey in 2017. The table below outlines the payout percentages that represent the percentage of the target number of that ultimately vested.

Adjusted EBITDA Growth Run Rate	Target	Company’s Performance	Actual Payout %
Maximum	4.6%
Target	3.8%	4.8%	200%
Threshold	3.0%

Stock Performance. As mentioned throughout this section, our LTI program is designed to align the interests of the executives with our shareholders and therefore reward and incent superior performance. Since these awards are grants of restricted stock or RSUs (representing the right to receive shares of stock in the future), the actual value of our LTI awards (both time-vested and performance-based) fluctuates with the change in stock price. In making LTI grants, our Committee typically approves a target LTI value and the actual number of shares or units in each grant is determined by dividing that target value by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. The chart below reflects the VWAP used to calculate each of our 2016, 2017, and 2018 LTI grants, the closing share price on any vesting dates that have occurred for each grant between the applicable grant date and the end of fiscal 2018, and the change in value of a share of our common stock from the grant date VWAP to the last trading day of fiscal 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

Stock performance through December 31, 2018

Grant Date	Grant Date Value of a Share (VWAP)(1)	Closing Share Price on First Vesting Date(2)	Closing Share Price on Second Vesting Date(2)	Closing Share Price on 12/31/18(3)	Closing Share Price on 12/31/18 as a percentage of Grant Date Value (4)
02/23/16	$26.09	$24.71	$18.21	$15.15	-42%
02/21/17	$25.12	$17.90	—	$15.15	-40%
02/21/18	$17.29	—	—	$15.15	-12%

(1)

As noted above, we determine the number of restricted shares or RSUs in a given LTI grant by dividing the LTI target value by the applicable VWAP (the volume-weighted average closing price of our shares of common stock over a 15-trading day period ending five trading days prior to the grant date) and rounding to the nearest share. This valuation method is different from the equity grant valuation method we are required to disclose in our Summary Compensation Table under applicable accounting and SEC disclosure rules.

(2)

The vesting dates for the first two tranches of the February 2016 LTI grants have already occurred, as has the vesting date for the first tranche of the February 2017 LTI grants. This column represents the closing stock price on each of vesting dates, if applicable.

(3)	Represents the closing price on the last trading day of fiscal 2018.

(4)

Represents the stock performance (based on the change in value, but disregarding dividends) of the 2016, 2017 and 2018 LTI grants from the grant date through the end of fiscal 2018, determined by dividing the $15.15 closing price on the last day of trading in 2018 by the grant date VWAP.

Realizable Pay for our CEO. The chart below illustrates the realizable pay for our CEO, most of which was “at risk” variable compensation. We calculate realizable pay for a given year by adding together the (i) actual salary paid during the year, (ii) STI bonus that was ultimately paid out for performance during that year, (iii) the value of time- and performance-based LTI grants that vested during the year and (iv) the value of time- and performance-based LTI grants that are projected to vest based on actual performance through the end of the year. The value of the shares or units is based on the closing price of our common stock on the last business day of the year (all figures are in millions).

CEO Realizable Pay

Note: Light Shade - Normal Course Dark Shade - One Time Awards

For 2018, Normal Course includes Mr. Storey’s salary, STI bonus, and other compensation as shown in the Summary Compensation Table, time- and performance-based LTI granted as part of his annual grant. One-time awards include the assumed Level 3 integration bonus that paid out in 2018, as well as both his time- and performance-based LTI granted as part of his promotion to CEO on May 23, 2018.

2019 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS

II. Our Compensation Philosophy and Linkage to Pay for Performance

Normal Course — 2018

Comp Component	Target	Realizable
Base	$1.68	$1.68
STI	$3.22	$3.54
Annual LTI (TBRS)	$5.04	$4.05
Annual LTI (PBRS)	$7.56	$3.03
Other Comp	$0.07	$0.07
2018 Normal Course	$17.57	$12.37

One Time Items — 2018

Comp Component	Target	Realizable
Final Installment — Initial Signing Bonus	$3.30	$3.300
Level 3 Retention Bonus	$2.54	$2.540
5/24/18 CEO promotion grant (TBRS)	$2.96	$2.377
5/24/18 CEO promotion grant (PBRS)	$4.44	$6.417
2018 One -Time Items	$13.24	$14.64

Overall 2018	Target	Realizable	% of TGT
	$30.81	$27.01	88%

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COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Program Objectives and Components of Pay

III. Our Compensation Program Objectives and Components of Pay

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere in this CD&A):

✓ What We Do...	✓	Focus on performance-based compensation weighted heavily towards long-term incentive awards
	✓	Benchmark generally against 50th percentile peer compensation levels
	✓	Maintain robust stock ownership guidelines applicable to our executive officers and outside directors
	✓	Annually review our compensation programs to avoid encouraging excessively risky behavior
	✓	Conduct annual “say-on-pay” votes
	✓	Seek input annually from shareholders on our executive compensation program
	✓	Maintain a compensation “clawback” policy
	✓	Impose compensation forfeiture covenants broader than those mandated by law
	✓	Review the composition of our peer groups at least annually
	✓	Conduct independent and intensive performance reviews of our senior officers
	✓	Cap the number of relative TSR performance-based shares that may vest if our own TSR is negative
	✓	Review realizable pay of our senior officers and total compensation “tally” sheets
	✓	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

× What We Don’t Do...	×	Maintain a supplemental executive retirement plan
	×	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock
	×	Pay dividends on unvested restricted stock
	×	Permit the Committee’s compensation consultant to provide other services to CenturyLink
	×	Pay, provide or permit:
(i) excessive perquisites,
(ii) excise tax “gross-up” payments, or
(iii) single-trigger change of control equity acceleration benefits.

2019 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Program Objectives and Components of Pay

Summary of 2018 Compensation for our Named Executive Officers

Historically, we have had considerable success in attracting and retaining talent with fiscally prudent market-based pay packages. As our Company continues to evolve into a leading technology company, the pool of individuals that we compete to hire has severely constricted, making recruitment more challenging. The individuals in that limited candidate pool, who have unique talents and expertise, are able to command much higher levels of compensation than what we have paid historically. The resignation of Mr. Patel (discussed earlier)

illustrates the intense competition for talent that we face.

The remaining sections outline why we believe the compensation packages awarded to our executives are in the best interests of our shareholders. For more information on how we determined specific pay levels in 2018, see further discussion under the heading “—Our Compensation Decision-Making Process” and “—Use of ‘Benchmarking Data—Compensation Benchmarking” in Subsection IV below.

As of December 31, 2018, the total target compensation for our named executive officers was as follows.

Total Target Compensation(1)
Named Officer	Salary	STI Target Bonus Percentage	STI Target Bonus Opportunity	Total Target Cash	LTI Target(2)	Total Target Compensation
Current Executives:
Jeffrey K. Storey	$1,800,011	200%	$3,600,022	$5,400,034	$12,600,000	$18,000,034	(3)
Indraneel Dev	$650,000	120%	$780,000	$1,430,000	$2,700,000	$4,130,000	(4)
Stacey W. Goff	$600,018	120%	$720,021	$1,320,039	$2,000,000	$3,320,039	(5)
Scott A. Trezise	$475,010	80%	$380,008	$855,017	$700,000	$1,555,017	(6)

(1)	For more complete information presented in accordance with the SEC’s rules, see the Summary Compensation Table appearing elsewhere herein.

(2)

The LTI target in this table represents the grant date fair value of the target levels of equity awards to be granted in 2019, which differ from amounts reported in the Summary Compensation Table, which are calculated in accordance with FASB ASC Topic 718.

(3)	The Total Target Compensation for Mr. Storey is slightly above the 50th percentile of our compensation benchmarking data.

(4)	The Total Target Compensation for Mr. Dev is between the 25th and 50th percentile of our compensation benchmarking data.

(5)	The Total Target Compensation for Mr. Goff is near the 50th percentile of our compensation benchmarking data.

(6)	The Total Target Compensation for Mr. Trezise is between the 25th and 50th percentile of our compensation benchmarking data.

Salary

General. Early each year, the Committee takes a number of steps in connection with setting annual salaries, including reviewing compensation tally sheets and benchmarking data, reviewing each senior officer’s pay and performance relative to other senior officers, and considering when the officer last received a pay increase. More information on how we determined specific pay levels in 2018, see further discussion under the heading “—Our Compensation Decision-Making Process” and “—Use of ‘Benchmarking’ Data—Compensation Benchmarking” in Subsection IV below.

Annual Review Process (February 2018). During its annual review of executive compensation in February 2018, the Committee reviewed the compensation benchmarking data for each senior officer, comparing the officer’s pay to our peer group for the combined company. Following this review and discussion, the Committee did not change the target total compensation for any of our senior officers. See further discussion under the heading “—Use of ‘Benchmarking’ Data—Compensation Benchmarking” in Subsection IV below.

Mid-Year Salary Adjustments. After its annual review process, the Committee updated the compensation benchmarking assessment to inform its decisions with respect to the mid-year compensation and base salary increases for Mr. Storey and Mr. Dev. Following the acceleration of our CEO succession plan, Mr. Storey was named CEO and President with an annual salary of $1,800,000 effective as of the promotion date of May 23, 2018.

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Mr. Dev, who was appointed to serve as Interim CFO upon Mr. Patel’s departure on September 21, 2018, was named Executive Vice President and CFO with an annual base salary of $650,000 effective November 6, 2018.

Recent Actions (February 2019). In February 2019, the Committee reviewed the compensation benchmarking data for all executive officers and increased Mr. Trezise’s annual salary to $500,011 and left unchanged the salary for our other NEOs. See further discussion under the heading “ —Use of ‘Benchmarking’ Data—Compensation Benchmarking” in Subsection IV below.

Short-Term Incentive Bonuses

General. With the assistance of its compensation consultant and management, the Committee approves STI bonus target percentages each year. Typically, in the first quarter of each year, with the assistance of management, the Committee evaluates our STI program and approves (i) the performance objectives for prospective bonuses, (ii) the “threshold,” “target” and “maximum” performance levels, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of bonus payments attributable to performance for the prior year.

STI Performance Objectives and Target Setting Process. Each year, over the course of several meetings, the Committee reviews the alignment of our STI performance objectives with our business goals and objectives for the current year.

STI Performance Objectives. In February 2018, the Committee revised the STI performance objectives for our 2018 STI program, comprised of the below-listed financial and operational metrics, to better align with the corporate strategy.

◾	Adjusted EBITDA. As used in our 2018 STI plan, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure that excludes non-cash compensation and includes total STI bonus expense for eligible employees and approved payout level. Adjusted EBITDA is our largest financial performance objective, weighted at 65%, and, as noted further above, is critical to our 2018 corporate objective of focusing our operations on profitable growth.
◾	Free Cash Flow. Free Cash Flow is a non-GAAP measure of net cash from operating activities less capital expenditures and before dividends. Free Cash Flow performance similarly aligns with our 2018 corporate objective of focusing on profitable growth.

◾	Customer Experience. While we exceeded our Adjusted EBITDA target, this was mostly achieved through exceptional synergy achievements in 2018, of $850 million in the first year of integration, versus our target of achieving 80% of the $850 million over a three-year period, which overcame a decline in revenue of nearly $700 million in 2018 compared to pro forma 2017. Revenue growth was not a financial performance metric for our 2018 STI program but is important to our future and the Committee felt it was important to consider this and apply discretion.

◾	Individual Performance Objectives. The Committee evaluates the degree to which each senior officer achieves their individual performance objectives, comprised of certain specific objectives and benchmarks, as well as qualitative assessments of each officer’s performance during 2018 and reserves the right to increase or decrease the bonus payout level based on these assessments. Additional information about our views on discretionary adjustments is included below in this Subsection.

See the further discussion under the heading “—Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above, “—2018 Performance Results and Calculation of Bonuses” below.

STI Target Setting Process. Similar to prior years, in 2018, the Company employed a rigorous process to establish its budget, which directly supported the Company’s strategic objectives and was the basis for developing the 2018 STI performance targets.

First, the annual budget was “built up” from business unit and department levels to create a consolidated corporate budget reviewed and approved by the Board and publicly-released financial guidance.

In February 2018, the Committee approved the previously-described STI performance objectives including threshold, target, and maximum performance levels derived from the Board-approved budget and external guidance. The Committee, in collaboration with our CEO, also approved the above-described guidelines designed to enable the

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Committee, in its discretion, to increase or decrease the bonus of each senior officer based on the officer’s individual performance during 2018.

Upon completion of each fiscal year, our actual financial performance results may be adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The Committee did not make any adjustments to our actual financial performance results for 2018.

2018 Performance Results and Calculation of Bonuses. During 2018, the Committee monitored interim performance through quarterly updates to assess projected bonus payout levels. In February 2019, the Committee reviewed audited results of the Company’s performance as compared to the financial performance targets established for 2018 and certified the achieved company performance composite score. As explained below, the Committee determined that the adjusted company performance was 107.0% of the target bonus opportunity for our named executives.

The table below illustrates the weighting of each performance objective, the target and achieved performance for 2018. For a more detailed description of our performance under each of the performance objectives, please see “—Calculation of Bonuses” under this section

2018 STI Plan and Performance Results

Financial Performance Objectives (90% Weighting)			Weighted Score Achieved 122.7%(1)
Financial Targets ($ in Millions)	Threshold	Target	Maximum	Weighting	Achieved(1)
Adjusted EBITDA	$7,924	$8,804	$9,684	65%	$9,040
					111.8%
Free Cash Flow	$2,891	$3,212	$3,533	25%	$4,215
					200.0%

Customer Experience Performance (10% Weighting)			Weighted Score Achieved 7.5%(1)
Goals	Performance			Weighting	Achieved(2)
Customer Experience	- Our overall customer satisfaction is not at our desired level but the Committee concluded that we made positive progress in 2018. Based on these results, the Committee awarded 75% for the customer experience performance objective.			10%	75.0%

2018 Company Performance Composite Score	Achieved 130.2% (1)
Committee Discretion on Performance

-  After an assessment of the Company’s performance for 2018, the Committee determined it was appropriate to apply across-the-board discretion to reduce the 2018 company composite score by 23.2% for all senior officers, resulting in an adjusted company performance payout of 107%

-23.2% (3)
2018 Adjusted Company Performance	Payout 107% (1)

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(1)

The achieved payout percentage is calculated for each financial performance objective based on a corresponding payout scale. If the threshold performance level with respect to any particular financial performance objective under our STI program is not attained, the bonus payable to the participating officer with respect to that portion of his or her targeted bonus opportunity will be calculated as zero. If threshold performance is met on any particular metric, each participating officer will earn a reduced portion of his or her target bonus amount for that portion of the award. If the maximum performance level with respect to any particular metric is met or exceeded, each participating officer will earn 200% of his or her target bonus amount. Measurement of the attainment of any particular metric will be interpolated if actual performance is between (i) the “threshold” and the “target” performance levels or (ii) the “target” and the “maximum” performance levels.

(2)	The achieved payout percentage is determined based on the Committee’s qualitative review of certain criteria and performance metrics, as described under “Customer Experience Performance” below.

(3)	The Committee’s decision to exercise this discretion was based on its review of other criteria as described under “Committee Discretion on Performance” below.

Customer Experience Performance. Our overall customer satisfaction is not at our desired level and we fell short of our provisioning, customer satisfaction and service levels for our Business segment. However, we saw positive trends for our Consumer segment in 2018. Additionally, we completed several initiatives as part of our transformation that we believe will drive improved customer experience in future years, which included a refreshed global marketing campaign, the launch of Cloud Connect Dynamic Connections and self-service capabilities to expand the digital experience for our customers. As a result of these results, the Committee awarded 75% for the customer experience performance objective.

Committee Discretion on Company-Wide Performance. The Committee believes that exercising discretion (positive and negative) is an important supplemental component of our pay-for-performance philosophy, which is designed to reach balanced compensation decisions that are consistent with our strategy and reward our executives for both current year performance and sustained long-term value creation. By applying discretion, the Committee seeks to mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics, encourage imprudent risk taking, and not provide the best results for shareholders. In addition, the use of discretion allows the Committee to respond to changes in economic conditions, our operating environment, and other significant factors that may affect the long-term performance of our business that are not directly reflected in the year’s financial results. The use of discretion also allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach, such as reducing risk or championing company values. Notwithstanding the foregoing, the

Committee firmly believes that quantitative factors should play the central role in determining performance-based payouts, and that positive discretionary adjustments should be used sparingly.

For 2018, the Committee elected to use its discretion to reduce the actual payouts by 23.2%, after considering our company-wide performance for revenue and Free Cash Flow as described further below:

◾	While we exceeded our Adjusted EBITDA target, by achieving the originally projected annualized run-rate Adjusted EBITDA synergy savings of $850 million related to the acquisition of Level 3 as of the end of 2018, which was approximately two years earlier than expected, we fell short of our internal expectations for revenue. Revenue was not a financial performance metric for our 2018 STI program, but is important to our future and the Committee felt it was important to consider this and apply discretion.

◾	For similar reasons, we thought it appropriate to apply discretion regarding our Free Cash Flow performance. While our Free Cash Flow for 2018 was well in excess of our target, it also benefitted from strong synergy savings. In addition, in 2018, we achieved positive Free Cash Flow from lower capital expenditure spending and the benefit of the receipt of large tax refunds partially offset by incremental pension funding.

Discretionary Adjustment for Individual Performance. For 2018, the Committee elected to make individual performance adjustments for four of our named executive officers as discussed below.

The Committee discussed at great length the financial accomplishments achieved in 2018, including Adjusted EBITDA and Free Cash Flow results above raised guidance outlook and internal targets and placed emphasis on achieving targeted $850 million of annualized run-rate Adjusted EBITDA

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synergies in approximately one year, rather than 80% in three years as initially projected. As a result of these achievements, the Committee rewarded Mr. Storey with a 110% discretionary adjustment for his individual performance. Mr. Dev’s leadership and fiscal oversight was pivotal to achievement of annualized run-rate Adjusted EBITDA synergy savings ahead of schedule, positive capital management and Free Cash Flow results above guidance. In consideration of these achievements, the Committee rewarded him with a 115% discretionary adjustment for individual performance. Mr. Goff exceeded expectations through the long-term corporate strategy for the Level 3 Combination as well as strong management of complex legal issues and the Committee rewarded him with a 110% discretionary adjustment for individual performance. Mr. Trezise exceeded expectations for the Human Resources related integration work, specifically the organization design and talent assessment process, integration and harmonization of compensation structure and programs, shaping the culture for the combined company and increasing employee engagement. Based on these achievements, the Committee rewarded Mr. Trezise with a 115% discretionary adjustment for individual performance.

Calculation of Bonuses. For 2018, the STI bonuses paid to our named executives were calculated under a two-step process.

In step one, the Committee calculated the company performance composite score by weighting the company’s achieved performance against the financial and operational performance objectives described in the table above. After our internal audit personnel have reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

In step two, the Committee authorized actual STI bonuses for our named executives, which were consistent with Committee approved company payout level, which includes discretion on performance and certain discretionary adjustments for individual performance as discussed above.

Actual STI Bonus Amounts Authorized. The actual amounts of the named executive officers’ 2018 bonuses were calculated as follows:

2018 STI Bonus Amounts
Named Officer	Target Bonus Opportunity(1)	X	Adjusted Company Performance %(2)	X	Discretionary Adjustment for Individual Performance(3)	=	STI Bonus Amount
Current Executives:
Jeffrey K. Storey	$3,220,707		107%		110%		$3,790,772
Indraneel Dev	356,300		107%		115%		438,427
Stacey W. Goff	720,021		107%		110%		847,465
Scott A. Trezise	380,008		107%		115%		467,600
Former Executives:
Glen F. Post, III	857,021		107%		100%		917,012
Aamir Hussain	611,525		107%		100%		654,332
Sunit S. Patel	0		—		—		0

(1)	Determined based on earned salary and applicable STI target bonus percentage during 2018 and includes pro-rations for any changes to salary and/or STI target bonus percentage described below.

a)

Target Bonus Opportunity for Mr. Storey reflects his salary earned during 2018 with a salary increase, from $1,500,013 to $1,800,011, effective on May 23, 2018, and an increase of STI target bonus percentage from 175% to 200%, also effective on May 23, 2018.

b)

Target Bonus Opportunity for Mr. Dev reflects his salary earned during 2018 with a salary increase, from $430,019 to $650,000, effective on November 6, 2018, and an increase of STI target bonus percentage from 65% to 120%, also effective on November 6, 2018.

c)	Target Bonus Opportunity for Mr. Goff reflects his salary earned during 2018 of $600,018 and an STI target bonus percentage of 120%.

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d)	Target Bonus Opportunity for Mr. Trezise reflects his salary earned during 2018 of $475,010 and an STI target bonus percentage of 80%.

e)	Target Bonus Opportunity for Mr. Post is the portion of his annual salary of $489,726 that he earned through his retirement date of May 23, 2018 and an STI target bonus percentage of 175%.

f)	Target Bonus Opportunity for Mr. Hussain is the portion of his annual salary of $509,604 that he earned through his termination date of November 6, 2018 and an STI target bonus percentage of 120%.

g)	Mr. Patel resigned on September 28, 2018 and therefore did not receive a 2018 STI bonus.

(2)	Calculated or determined as discussed above under “—2018 Performance Results.”

(3)	Determined based on achievement of individual performance objectives as described further above in this Subsection.

Committee Discretion to Pay in Cash or Shares. The Committee may authorize the payment of annual bonuses in cash or shares of common stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and to conserve shares in our equity plans.

Final Installments of Cash Bonuses Related to Level 3 Combination. As disclosed in our 2018 proxy statement, prior to the Closing, Level 3 implemented certain retention programs in order to address its own transaction-related incentive and retentive concerns. The majority of these awards were paid out by Level 3 upon Closing. However, at the Closing, we assumed any unpaid balances of those cash awards, which were to be paid out over the one-year period following the Closing, and for which payout was contingent on the executive’s continued employment through the payment date. Specifically, each of Messrs. Storey, Dev, and Patel received payments in 2018 under this assumed retention bonus program (totaling $2,542,000, $227,027, and $1,214,500, respectively), although Mr. Patel forfeited an additional payment of $214,500 as he was not employed with us on November 1, 2018. In addition, in Mr. Storey’s original offer letter, which was effective at the Closing, we agreed to pay him a cash signing bonus, with payment of one-half of that bonus deferred until the first anniversary of the Closing and contingent upon his continuous employment with us through that date. Under that arrangement, Mr. Storey received a cash payment of $3,300,000. All of these amounts are reported in the “Bonus” column of the Summary Compensation Table.

Recent Actions (February 2019). In connection with establishing targets for the 2019 STI program, the Committee increased Mr. Trezise’s STI Target Bonus Percentage to 90% and made no changes to the target bonus percentage for any of our other NEOs and kept the same overall design and weighting of performance objectives as our 2018 STI plan.

Grants of Long-Term Incentive Compensation

General. Our long-term incentive compensation plans authorize the Committee to grant a variety of stock-based incentive awards to key personnel. We strive to provide equity compensation in forms that (1) create appropriate incentives to optimize performance at reasonable cost, (2) minimize enterprise risk, (3) align the interests of our officers and shareholders, (4) foster our long-term financial and strategic objectives and (5) are competitive with incentives offered by other companies.

For the last eleven years, the Committee has elected to grant all of our LTI awards in the form of restricted stock (and, in limited situations, in restricted stock units or RSUs) for a variety of reasons, including:

◾	the Committee’s recognition of the prevalent use of restricted stock by our peers,

◾	the Committee’s desire to minimize the dilution associated with our LTI awards, and

◾	the retentive value of restricted stock under varying market conditions.

Consistent with past practice, in February 2018, the Committee granted 60% of our senior officers’ target LTI in the form of performance-based shares of restricted stock, which is ultimately payable only if we attain certain specified goals. The remaining 40% of each of our senior officer’s LTI award was granted in the form of time-vested shares of restricted stock, the value of which is dependent on our performance over an extended vesting period. Due to the unique vesting acceleration provisions of Mr. Storey’s annual LTI awards, Mr. Storey received his 2018 annual LTI grant in the form of RSUs rather than shares of restricted stock.

Generally, our equity awards accelerate upon death and disability. The Committee has the discretion to accelerate outstanding equity awards following a retirement or not-for-cause termination. Following a change-in-control of the Company, outstanding equity awards would accelerate only after a double-

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trigger termination. As part of Mr. Storey’s amended and restated offer letter, he is entitled to acceleration of certain awards, subject to certain length of service and notice period requirements. For more information, please see “Potential Payments upon Termination or a Change of Control.”

2018 Annual LTI Grants. On an annual basis, the Committee evaluates our LTI program and reviews the relevance of our performance benchmarks for alignment with our long-term strategic plan.

As a result of the transformative effects of the Level 3 Combination on the Company’s long-term strategies, the Committee revised the performance benchmarks for our 2018 annual LTI grants from those used in prior years. The 2018 performance-based LTI grants are described in further detail below and under the heading “—Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

Our 2018 LTI program and grants for our senior officers consisted of 40% in time-vested restricted shares or RSUs and 60% in performance-based restricted shares or RSUs measured on an absolute Adjusted EBITDA growth run rate performance benchmark, which is described in further detail below:

◾	Performance Benchmark: Our benchmark is an absolute Adjusted EBITDA growth run rate target over the below-described two-year performance period. “Adjusted EBITDA” is defined as consolidated earnings before interest, taxes, and depreciation and amortization, applying the same adjustments that were approved in setting the target (which include the exclusion of integration and transaction costs, inclusion of synergy savings, exclusion of stock based compensation, adjustments to reflect a 100% bonus accrual for the given quarter, and adjustments to exclude one-time or non-recurring charges or credits), in each case defined in the same manner as the Company reported such amounts in its earnings release for the year ended December 31, 2017.

◾	Performance Period: January 1, 2018 through December 31, 2019.

◾	Performance Vesting: The ultimate number of our performance-based restricted shares or RSUs that vest will be based on our achievement of the absolute Adjusted EBITDA growth run rate target (measured from fourth quarter of 2017 to fourth quarter of 2019), as illustrated in the table below.

Performance Level	Adjusted EBITDA Growth Run Rate(1)	Payout as % of Target Award(2)
Maximum	≥ 8.2%	200%
Target	6.8%	100%
Threshold	5.5%	50%
Below Threshold	< 5.5%	0%

(1)

Determined by dividing (i) the Adjusted EBITDA actually attained for the fourth quarter of 2019 minus the Adjusted EBITDA actually attained for the fourth quarter of 2017 by (ii) the Adjusted EBITDA actually attained for the fourth quarter of 2017.

(2)	Linear interpolation is used when our Adjusted EBITDA growth run rate performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

◾	Vesting Dates: One-half of the restricted shares or RSUs earned under these performance-based LTI grants will vest on two-year anniversary of the grant date with the remainder vesting on three-year anniversary of the grant date, subject to continued employment through the applicable vesting date.

Except for Mr. Storey, the Committee granted annual LTI awards to our named executives in February 2018 at amounts substantially similar to the awards granted to them in 2017.

As previously disclosed, the Committee granted Mr. Storey’s annual LTI award in May 2018 at an amount commensurate with market benchmarking for CEOs and on substantially the same terms as annual LTI awards to the rest of our senior officers. When we retained Mr. Storey on November 1, 2017 as our Chief Operating Officer, we granted him a sign-on LTI award (60% performance-based, 40% time-based) with the mutual expectation of next granting him an annual LTI award in 2019 after he assumed

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the CEO position on December 31, 2018 under our original CEO succession plan. When we accelerated our CEO succession plan by approximately seven months, however, the Committee determined that it was appropriate and, in the Company’s best interest, to incentivize Mr. Storey with an equity grant extending further into the future and with a comprehensive pay package commensurate with his expanded responsibilities.

In 2018, the Committee granted our named executives the following number of (i) restricted shares or RSUs that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares or RSUs”), (ii) performance-based restricted shares or RSUs that will vest in two equal installments on February 21 of each of 2020 and 2021 based on attainment during the period beginning on January 1, 2018 and ending on December 31, 2019 (the “Performance Period”) of an Adjusted EBITDA growth run rate of 6.8% (the “Performance-Vested Shares or RSUs”), as described further above:

2018 Annual LTI Grants (Excluding Special Grants)
Named Officer	Time-vested Restricted Shares or RSUs		Performance-based Restricted Shares or RSUs
	No. of Shares(1)(3)	Fair Value(1)	No. of Shares(2)(3)	Fair Value(4)	Total Fair Value(4)

Current Executives:

Jeffrey K. Storey(5)	267,103	$5,040,000	400,655	$7,560,000	$12,600,000

Indraneel Dev(6)	19,777	342,732	19,777	342,732	685,464

Stacey W. Goff	46,265	800,000	69,399	1,200,000	2,000,000

Scott A. Trezise	16,193	280,000	24,290	420,000	700,000

Former Executives:

Glen F. Post, III(7)	196,629	3,400,000	294,945	5,100,000	8,500,000

Sunit. S. Patel(8)	69,398	1,200,000	104,099	1,800,000	3,000,000

Aamir Hussain(9)	62,458	360,000	93,689	810,000	2,700,000

(1)	Represents the number of restricted shares or RSUs granted in 2018.

(2)	As discussed further above, the actual number of shares that vest in the future may be lower or higher, depending on the level of performance achieved.

(3)

Dividends on the shares of restricted stock (or, with respect to RSUs, dividend equivalents) will not be paid currently, but will accrue and vest or be forfeited in tandem with the related shares or RSUs.

(4)

For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares or RSUs by dividing the total fair value granted to the executive by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. However, as noted previously, for purposes of reporting these awards in the Summary Compensation Table, our shares of time-vested restricted stock or RSUs are valued based on the closing price of our common stock on the date of grant and our shares of performance-based restricted stock or RSUs are valued as of the grant date based on probable outcomes, as required by applicable accounting and SEC disclosure rules. See footnote 2 to the Summary Compensation Table for more information.

(5)	Mr. Storey’s annual grant was in the form of RSUs.

(6)

Mr. Dev’s grant value based on his role prior to assuming CFO, and he received his fair value in 50% time-vested and 50% performance-based restricted shares, consistent with other participants at that executive level (compared to 40% and 60% respectively for our senior officers).

(7)	Mr. Post forfeited one-half of these restricted shares upon his retirement in May 2018.

(8)	Mr. Patel forfeited all of these restricted shares upon his resignation in September 2018.

(9)	Mr. Hussain forfeited all of these restricted shares upon his termination in November 2018.

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Recent Actions (February 2019). At its February 2019 meeting, the Committee granted LTI awards to our senior officers with the same mix of 60% performance-based and 40% time-vested restricted stock awards or RSUs and based on similar performance goal of Adjusted EBITDA growth run rate with a two-year performance period that will vest over three years. Mr. Dev’s 2019 LTI target was increased to $2,700,000, as previously approved by the Committee upon his promotion to CFO in November 2018. The Committee reviewed the compensation benchmarking data for all executive officers and increased Mr. Trezise’s LTI target to $800,000 and left unchanged the LTI target for our other NEOs. See further discussion under the heading “ —Use of Benchmarking Data—Compensation Benchmarking” in Subsection IV below.

Special Grants

Performance-Based Portion of Initial LTI Grants Awarded in 2017. As disclosed in our 2018 proxy statement, we awarded each of Messrs. Storey and Patel certain LTI grants at the Closing (late 2017). However, the Committee did not finalize the terms and conditions of the performance-based portion of these awards until February 2018. Consequently, as the SEC disclosure rules on reporting compensation generally follow the accounting rules, the performance-based portion of those LTI grants were not reported as compensation in the Summary Compensation Table or any of the other compensation tables in last year’s proxy statement but rather are reported as 2018 compensation in this proxy statement. Vesting of these initial grants to each of Messrs. Storey and Patel were contingent upon our performance as measured against an Adjusted EBITDA run rate target over a specified period (one year, for Mr. Storey, and two years, for Mr. Patel), with the number of shares earned ranging between 0-200% of target shares granted. Additional details regarding these awards was disclosed in our 2018 proxy statement.

With respect to the performance-based portion of Mr. Storey’s initial LTI award, following the end of 2018, the Committee determined that our actual Adjusted EBITDA run rate was 4.8%, exceeding the maximum of 4.6%, and therefore this award would pay out at 200%. See further discussion under the heading, “—Long-Term Incentive Performance” in Subsection II. With respect to Mr. Patel’s initial LTI award, the entirety of it (both time- and performance-based portions) were forfeited upon his resignation effective September 28, 2018. For more information, see “—Compensation Forfeited by our Former CFO” below.

Promotion Grant for Mr. Storey. We believe that, in most cases, a new CEO has the greatest impact on a company during the first few years of his or her service. As such, our Board and Committee felt it was important to retain and adequately incentivize him during this critical period, in part through the use of a one-time promotion grant. The Committee also considered Mr. Storey’s request for a promotion grant, recent on-boarding pay packages for other CEOs, and the views of certain shareholders about the critical importance of retaining Mr. Storey (summarized above in Subsection I). Based on these and other factors, the Committee concluded that it was in the Company’s best interest to offer a promotion grant that was highly performance-based. See further discussion under the heading “—Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

In May 2018, the Committee approved a one-time promotion grant with a grant date value of $7,400,000, which consisted of 60% performance-vested restricted stock and 40% time-based restricted stock. Vesting of the PBRS shares is contingent upon achievement of a three-year cumulative Adjusted EBITDA target and relative total shareholder return (TSR) performance benchmark, each of which is described in further detail below:

◾	Performance Benchmarks: As described further under “performance vesting” below, our two-step process utilizes two performance benchmarks in order to determine the ultimate payout.

◾

Absolute Cumulative Adjusted EBITDA: Our first benchmark is an absolute cumulative Adjusted EBITDA target over the below-described three-year performance period, which is equal to the sum of three annual absolute Adjusted EBITDA targets separately established or to be established by the Committee during the first quarter of the years 2018, 2019 and 2020. “Adjusted EBITDA” is defined each year in a manner designed to correspond to our annual guidance as reported in our earnings release for consolidated earnings before interest, taxes, and depreciation and amortization, applying the same adjustments that were approved in setting the target (which include the exclusion of integration and transaction costs, inclusion of

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synergy savings, exclusion of stock based compensation, adjustments to reflect a 100% bonus accrual for the given quarter, and adjustments to exclude one-time or non-recurring charges or credits), in each case defined in the same manner as the Company reported such amounts in its earnings release for the year ended December 31, 2017.

◾	Relative TSR: Our second benchmark is our percentile rank versus the Company TSR peer group. See further discussion under the heading “ —Use of ‘Benchmarking’ Data—Performance Benchmarking” in Subsection IV below.

◾	Performance Period: January 1, 2018 through December 31, 2020.

◾	Performance Vesting: The ultimate number of our performance-based restricted shares that vest will be determined on a two-step payout calculation, with the ultimate payout ranging from 0-200% as illustrated in the table below:

Step 1—Absolute Cumulative Adjusted EBITDA:

◾	From 0% to 100% of the target number of performance-based restricted shares may be earned based on cumulative Adjusted EBITDA for the three-year performance period.

Step 2—Relative TSR:

◾	Provided that the cumulative Adjusted EBITDA target is met or exceeded, Mr. Storey has an opportunity to earn between 100% to 200% of the target number of performance-based restricted shares based on CenturyLink’s TSR performance for the three-year performance period relative to the Company TSR peer group. No additional incremental payout under Step 2 is possible unless (1) the cumulative Adjusted EBITDA target is met or exceeded and (2) CenturyLink’s TSR performance exceeds the 50th percentile.

◾	Vesting Dates: The ultimate number of our performance-based restricted shares will vest in full on the three-year anniversary of the grant date, subject to Mr. Storey’s continued employment through such date, although vesting will accelerate upon certain specified terminations of employment.

Performance Achievement Level	Step 1: Absolute Cumulative Adjusted EBITDA Performance	Step 2: Relative TSR Performance	Payout as % of Target Number of Performance-Based Restricted Shares (1)

Maximum	N/A	75th Percentile	200%

Stretch	N/A	63rd Percentile	152%

Slightly Above Target	N/A	51st Percentile	104%

Target	Target Amount(2)	N/A	100%

Threshold	Threshold Amount	N/A	50%

Below Threshold	< Threshold	N/A	0%

(1)	Payouts interpolated between defined performance levels / minimum, target and maximum levels.

(2)	To further align this grant with our shareholders’ best interests, we set the annual absolute Adjusted EBITDA targets at 99% of the mid-point of our publicly disclosed guidance range for each year.

Special Award for Mr. Patel. As a highly-negotiated component of the Level 3 Combination, Mr. Patel replaced Mr. Ewing as our CFO effective November 1, 2017. For further information, see our 2018 proxy statement.

Mr. Patel is a highly-regarded CFO who was periodically recruited by other companies. In early 2018, the Company became concerned that he was a retention risk. In June 2018, the Committee, in consultation with members of management, other members of the Board, and its compensation consultant, took two compensation actions to address this retention concern:

◾	First, the Committee approved an increase to his LTI target from $3,000,000 to $4,000,000, effective in 2019 as part of his next annual LTI grant.

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◾	Second, in order to further align Mr. Patel’s interests with those of our shareholders and incentivize him during this critical integration period, the Committee awarded him a special LTI grant with a grant date value of $2,000,000, all of which was performance-based, using the same incentive design as Mr. Storey’s promotion award (see “Promotion Grant for Mr. Storey” section).

Despite our best efforts, in September 2018, Mr. Patel resigned to pursue other opportunities.

Upon his resignation, Mr. Patel forfeited this $2,000,000 retention award, his 2018 annual LTI grant (which had a grant date value of $3,000,000), and all other unvested LTI grants. In addition, he did not receive any STI bonus for 2018. However, under the terms of his April 2017 offer letter, Mr. Patel is entitled to receive certain deferred compensation payments related to legacy Level 3 equity awards that were outstanding and converted at the Closing. For more information, please see further discussion “— Deferred Compensation”.

CEO Top Talent Award for Mr. Dev. In August of 2018, the Committee granted a limited number of performance-based equity awards to retain certain key employees (non-Senior Officers) who are essential to executing our long-term strategy. Prior to his appointment as an executive officer, Mr. Dev received one of these special performance-based equity awards. This award is divided into two equal tranches, with payout under each tranche ranging from 0 to 200% depending upon our achievement against a two-year Adjusted EBITDA run rate target. The first tranche is defined and calculated in the same manner as the performance-based portion of our 2018 annual grants and the performance period covers fiscal years 2018 and 2019, while the second tranche is defined in the same manner as the performance-based portion of our 2019 annual grants and covers fiscal years 2019 and 2020. In addition to the performance condition, the employee must be continuously employed with us through the applicable vesting date (February 28, 2020 for the first tranche and August 7, 2021 for the second tranche).

	Special LTI Grants
Named Officer	Award Date	Accounting Grant Date	Time-vested Restricted Shares		Performance-based Restricted Shares
			No. of Shares(1)(2)	Fair Value(3)	No. of Shares(4)(2)	Fair Value(3)	Total Fair Value(3)
Current Executive:
Jeffrey K. Storey
Initial PBRS Grant(5)	11/1/2017	2/21/2018	—	—	325,554	$6,281,400	$6,281,400
CEO Promotion Grant	5/24/2018	5/24/2018	156,870	$2,960,000	235,306	4,440,000	7,400,000
Indraneel Dev(6)	8/7/2018	8/7/2018	—	—	45,063	860,038	860,038
Former Executive:
Sunit. S. Patel
Initial PBRS Grant(5)	11/1/2017	2/21/2018	—	—	38,871	750,000	750,000
Special Retention Grant	6/1/2018	6/1/2018	—	—	104,976	2,000,000	2,000,000

(1)	Represents the number of restricted shares granted in 2018 pursuant to special grants.

(2)	Dividends on the shares of restricted stock will not be paid currently, but will accrue and vest or be forfeited in tandem with the related shares.

(3)

For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. However, as noted previously, for purposes of reporting these awards in the Summary Compensation Table, our shares of time-vested restricted stock are valued based on the closing price of our common stock on the date of grant and our shares of performance-based restricted stock are valued as of the grant date based on probable outcomes, as required by applicable accounting and SEC disclosure rules. See footnote 2 to the Summary Compensation Table for more information. Mr. Patel forfeited all of these restricted shares upon his resignation in September 2018.

(4)

Represents the number of restricted shares granted in 2018 pursuant to special grants. As discussed further above, the actual number of shares that vest in the future may range between 0-200%, depending on the level of performance achieved.

(5)

As disclosed above and in our 2018 proxy statement, these grants were part of the officer’s initial LTI grant at the Closing but were not reported as 2017 compensation given that the accounting grant date did not occur until early 2018. With respect to Mr. Patel’s award, all of these shares were forfeited upon his resignation in September 2018.

(6)	As noted above, this equity award was granted to Mr. Dev prior to his appointment as an executive officer.

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These special LTI grants are reported in the Summary Compensation Table under the column “Stock Awards” and also in the Grant of Plan-Based Awards Table.

Retirement Compensation Paid to our Former CEO

In connection with the previously discussed accelerated timing of our CEO succession plan and announcement of Mr. Post’s decision to retire at the shareholders’ meeting on May 23, 2018, the Committee’s objective for Mr. Post’s retirement was to base his retirement pay package principally upon contractually-committed retirement payments. However, the Committee also felt it necessary to also recognize the benefits of Mr. Post’s agreement to voluntarily retire ahead of schedule and his critical role in transforming CenturyLink from a small rural local exchange telephone company into an internationally-recognized communications company over his total of 42 years of service.

To that end, the Committee approved certain changes to his outstanding equity awards. Specifically, vesting of all outstanding time-based restricted shares granted to Mr. Post before 2018 and one-half of such shares granted to him in fiscal 2018 accelerated as of his retirement date, with the remaining one-half of his fiscal 2018 time-based restricted shares forfeited as of the same date. In addition, Mr. Post was permitted to retain all outstanding performance-based restricted shares granted to him prior to 2018 and one-half of such shares granted to him in fiscal 2018, all of which remain subject to their original performance conditions. The remaining one-half of Mr. Post’s fiscal 2018 performance-based restricted shares was forfeited as of his retirement date. Finally, with respect to the equity portion of the special integration award granted to Mr. Post in June 2017, the Committee approved a 100% payout of those shares, which vested on Mr. Post’s retirement date.

In addition to the compensation Mr. Post earned while an employee and amounts or broad-based retention benefits paid or payable to him under our existing programs, under the terms of our STI program, he was entitled to a pro-rated annual bonus for 2018 based on actual performance. As this was a voluntary retirement, Mr. Post did not receive any severance benefits following his separation of service from the Company on May 23, 2018.

As he was re-elected as a director of the Company at the 2018 annual meeting, Mr. Post began to receive compensation as a non-employee director as of that date, including an annual director equity grant. For more information regarding our director compensation program, please see the section entitled “Director Compensation.”

Compensation Paid to our Former CTO

As previously disclosed, Mr. Hussain was involuntarily terminated on November 6, 2018. Mr. Hussain earned compensation and broad-based benefits while an employee and he was entitled to certain compensation and benefits payable to him under our existing programs. The Committee determined that he qualified for payments under our executive severance plan (which is described in greater detail under “— Other Benefits — Severance Benefits” below), of which 52 weeks of severance benefits was contractually due to Mr. Hussain ($1,320,039). Pursuant to the terms of our STI program, Mr. Hussain earned a pro-rated annual bonus for 2018 based on actual performance and per the terms of previously-disclosed restricted share award agreement, Mr. Hussain received the automatic acceleration of certain special equity awards granted to him on June 1, 2017. As such, these amounts are reflected in the Summary Compensation Table.

The Committee approved certain adjustments to some, but not all, of Mr. Hussain’s outstanding annual equity awards. Specifically, the Committee accelerated vesting of the shares of time-vested restricted stock granted to Mr. Hussain during fiscal 2016 and 2017 (a total of 27,720 shares) effective as of November 6, 2018. With respect to his 86,518 outstanding shares of performance-based restricted stock granted to him in fiscal 2016 and 2017, Mr. Hussain will continue to hold those awards subject to their original performance conditions. As noted above under this section “— Grants of Long-Term Incentive Compensation — 2018 Annual LTI Grants” the shares of time-vested and performance-based restricted stock granted to him in February 2018 were forfeited upon his departure. Mr. Hussain signed an agreement to waive any claims against us and refrain from competing against us for a year.

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Compensation Forfeited by our Former CFO

Upon Mr. Patel’s resignation on September 28, 2018, pursuant to the terms of our compensation plans and restricted stock award agreements, Mr. Patel forfeited all unvested LTI (521,098 shares), including his initial LTI grants (both time- and performance-based portions), 2018 annual LTI grant, and special retention grant. Mr. Patel also forfeited the balance of his retention bonus, originally granted by Level 3 and assumed by us in the Level 3 Combination, which was unearned as of the date of his resignation ($214,500). In addition, he was not eligible to receive an annual bonus under our 2018 STI program. Pursuant to the terms of Mr. Patel’s April 2017 offer letter, he is entitled to certain deferred compensation payments in 2019 and 2020. See further discussion under “Executive Compensation — Deferred Compensation.”

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain traditional broad-based qualified defined benefit and defined contribution retirement plans for our employees who meet certain eligibility requirements. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-

compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain welfare benefits are continued for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” in the next subsection below.

Severance Benefits. Our executive severance plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual

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incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer in the event that the senior officer is involuntarily terminated by us without cause in the absence of a change of control.

Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.”

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance payments in connection with certain qualifying terminations.

Under a policy that we adopted in 2012, we are required to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Level 3 Key Executive Severance Plan. CenturyLink assumed various benefit plans as part of the Level 3 Combination, including the Level 3 Key Executive Severance Plan (the “KESP”). The KESP will remain in effect through October 31, 2019 and certain employees who joined us in connection with the Level 3 Combination will continue to participate in it through that date. Once the KESP is no longer in effect, severance rights and benefits for current participants of KESP will be governed by CenturyLink’s executive severance plan and change of control arrangements discussed above.

Mr. Dev is currently a participant in the KESP, which provides for the severance benefits described below upon a qualifying termination. In consideration for the severance benefits under the KESP, the executive officers are required to execute a release of claims and are subject to restrictive covenants concerning noncompetition and non-solicitation of employees, customers and business partners, in each case for 24 months following his termination date.

Upon a qualifying termination, a KESP participant would be entitled to receive certain payments and benefits, including (i) a lump sum cash severance payment equal to a two times the sum of the participant’s base salary and most recent target annual bonus, (ii) a pro-rated annual bonus for the year of termination, (iii) a lump sum cash payment equal the total of certain welfare benefit premium payments that the company would have been obliged to cover over a 24-month period, and (iv) reimbursement of up to $10,000 for the cost of outplacement services.

Life Insurance Benefits. We sponsor a long-standing supplemental life insurance premium reimbursement plan that has been closed to new participants for nearly a decade. Under this plan, three of our current or former senior officers hold supplemental life insurance policies for which we are obligated to pay the premiums. We paid no premiums to fund these benefits from 2012 to 2016, and therefore no premium reimbursement amounts were reported in the Summary Compensation Table for any of those years. Over the past several years, we began to assist our officers in converting older life insurance policies into newer, lower-cost policies. Most recently, in December 2016, we converted the last of these policies and were able to fix the cost of future annual premiums, resulting in reductions ranging from 33% to 91% from premiums paid in 2011. In 2017, the Committee approved the resumption of premium payments on behalf of our four grandfathered senior executives, and the Company paid premium for years 2016 and 2017. As such, the 2017 premium amount reflected in the Summary Compensation Table represents twice the annual premium cost paid in 2018 and future years. In consultation with the Committee, we plan to continue to evaluate other options to control the cost of providing these benefits to the three remaining grandfathered plan participants.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel up to $250,000 per year in personal travel without reimbursing us, and permits each other executive officer to use our aircraft for personal travel only if he or she pays for cost in

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advance of flight. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. Periodically, the Committee reviews the cost associated with the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy. In connection with electing to retain this policy, the Committee has determined that the policy (i) provides valuable and cost-effective benefits to our executives that reside or frequently travel into our corporate headquarters that is located in a small city with limited commercial airline service, (ii) enables our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) is being implemented responsibly by the executives.

For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below.

From time to time, we have scheduled one of our annual regular board meetings and related committee meetings over a multi-day period. These meetings are often held in an area where we conduct operations, and in such cases include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability.

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IV. Our Policies, Processes and Guidelines Related to Executive Compensation

IV. Our Policies, Processes and Guidelines Related to Executive Compensation

Our Compensation Decision-Making Process

As described further below, the Committee, subject to the Board’s oversight, establishes, evaluates and monitors our executive compensation programs. The compensation decision-making process includes input from the Committee’s independent consultant, our CEO and other members of management, and involves a careful balancing of a wide range of factors, including, but not limited to, the following:

Compensation Decision-Making Considerations	Consultant	Input From CEO	Management
Structure and Elements of Pay Programs
The competitive compensation practices of peer companies	✓
Performance of our Company in relation to our peers and our internal goals			✓
The financial impact and risk characteristics of our compensation programs	✓	✓
The strategic and financial imperatives of our business		✓
Setting Competitive Compensation Pay Levels
Market data regarding base salary, short-term incentive target, long-term incentive target and total target compensation paid to comparable executives at peer companies	✓

The officer’s scope of responsibility, industry experience, particular set of skills, vulnerability to job solicitations from competitors and anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill

	✓	✓
The officer’s pay and performance relative to other officers and employees		✓
The officer’s demonstrated leadership characteristics, ability to act as a growth agent within the company and ability to think strategically		✓
Internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group		✓
The potential of these senior officers to assume different, additional or greater responsibilities in the future		✓
The officer’s realized and realizable compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs		✓	✓
Pay for Performance
Performance of our Company in relation to our peers and our key performance objectives	✓	✓	✓
The business performance under the officer’s leadership and scope of responsibility		✓

The officer’s overall performance is assessed based on individual results, the role the officer plays in maintaining a cohesive management team and improving the performance of others, and the officer’s relative strengths and weaknesses compared to the other senior officers

		✓	✓
The role the officer may have played in any recent extraordinary corporate achievements		✓	✓

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Role of Human Resources and Compensation Committee. Subject to the Board’s oversight, the Committee establishes, evaluates and monitors our executive compensation programs and oversees our human resources strategies. Specifically, the Committee approves:

◾	the compensation payable to each executive officer, as well as any other senior officer;

◾	for our STI and performance-based LTI programs, (i) the performance objectives, (ii) the “threshold,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable or shares to vest if the target level of performance is attained and (v) the finally determined amount of cash bonus payments or fully-vested shares;

◾	the peer group for compensation benchmarking and the peer group for performance benchmarking; and

◾	a delegation of authority to the CEO for LTI grants to our non-senior officers.

Among other things, the Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Meridian as its compensation consultant since August 2015. During 2018, representatives of Meridian actively participated in the design and development of our executive compensation programs, assisted in the development of special non-recurring compensation grants and attended all of the Committee’s meetings. Meridian provides no other services to the Company, and, to our knowledge, has no prior relationship with any of our named executive officers. As required by SEC rules and NYSE listing standards, the Committee has assessed the independence of Meridian and concluded that its work has not raised any conflicts of interest.

Role of CEO and Management. Although the Compensation Committee is responsible for all executive compensation decisions, each year it solicits and receives the CEO’s recommendations, particularly with respect to senior officers’ salaries and performance in the key areas outlined above in “— Our Compensation Decision-Making Process.”

Senior Officers. The CEO and the executive management team, in consultation with the compensation consultant, recommend to the Committee business goals to be used in establishing incentive compensation performance targets and awards for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Non-Senior Officers. The Committee oversees our processes and receives an annual report from the CEO on the compensation programs for our non-senior officers. The CEO, in consultation with the executive management team, is responsible for approval of:

◾	the total cash compensation paid to our non-senior officers; and

◾	all LTI awards to the non-senior officers, acting under authority delegated to him by the Committee in accordance with our shareholder-approved equity plans.

Timing of Long-Term Incentive Awards. The Committee typically makes annual LTI grants to executives during the first quarter after we publicly release our earnings. However, the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. In addition, the Committee may grant special awards at different times during the year, when and as merited by the circumstances. LTI grants to newly-hired executive officers are typically made at the next regularly-scheduled Committee meeting following their hire date.

Tally Sheets. Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include annual compensation data for each executive, including his or her salary, STI award, LTI award, and realizable pay. These tally sheets also contain performance highlights on results and behaviors for each of our executives. The Committee uses these tally sheets to (i) review the total annual compensation of the executive officers

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and (ii) ensure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Risk Assessment. As part of its duties, the Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

◾	our balance of annual and long-term compensation elements at the executive and management levels,

◾	our use in most years of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

◾	the multi-year vesting of LTI awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

◾	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

◾	bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Use of “Benchmarking” Data

General. Each year, with assistance from its consultant, the Committee reviews “peer groups” of other companies comparable to CenturyLink for purposes of assessing our comparative compensation and performance. We typically perform this analysis in the second half of each year in order to ensure the data remains well-suited for its intended purposes and uses during the upcoming year.

Compensation Benchmarking. The Committee, based on input from its compensation consultant, reviewed peer group and survey data in support of pay decisions for our senior officers in order to benchmark compensation levels for our executives against peer executives at companies that are comparable to ours based on revenue size, market cap, industry and business model.

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For our named executive officers, our compensation consultant compiled the compensation data publicly disclosed by the companies included within the peer companies identified below. As noted in our 2018 proxy statement, we constructed in mid-2017 a revised 16-company peer group that reflected the increased size and sophistication of our operations in anticipation of the pending closing of the Level 3 Combination. The Committee used that same peer group in connection with its 2018 executive compensation decisions. Once established, we believe that a well-selected peer group for compensation benchmarking should remain fairly stable for several years to help inform reliable and consistent market positioning, longer-term pay trends and market practices. Listed below are the 16 companies that make up our primary peer group:

Telecommunication Services 7 peers	◾ AT&T Inc.	◾ Telus Corporation
	◾ BCE Inc.	◾ T-Mobile US Inc.
	◾ Frontier Communications Corp.	◾ Verizon
◾ Sprint Corporation

Cable & Satellite 4 peers	◾ Charter Communications, Inc.	◾ DISH Network Corporation
	◾ Comcast Corporation	◾ Liberty Global PLC

Various Technology Industries 5 peers	◾ CISCO Systems Inc.	◾ Motorola Solutions, Inc.
	◾ DXC Technology Company(1)	◾ QUALCOMM Incorporated
◾ HP, Inc.

(1)

Computer Sciences Corporation was included in peer group for 2017 benchmarking. In early April 2017, CSC completed its merger with the Enterprise Services business of Hewlett Packard Enterprise and formed DXC Technology.

In order to provide additional information in support of their compensation decisions, the Committee developed a secondary “High Tech” peer group. It includes companies representing a broad array of high-tech fields, including IT services, Software, Hardware, Consulting, Distributors and Semiconductors. This group serves as a supplement to the primary 16-company peer group and provides an additional perspective on pay levels and practices for the technology industry sector. Listed below are the 14 companies that make up our secondary “high tech” peer group:

Overlap with 2018 Peer Group (2) 5 peers	◾ CISCO Systems Inc.	◾ Motorola Solutions, Inc.
	◾ DXC Technology Company	◾ QUALCOMM Incorporated
◾ HP, Inc.

Various High-Tech Industries 9 peers	◾ Accenture PLC	◾ Oracle Corp.
	◾ Cognizant Tech Solutions	◾ Seagate Technology PLC
	◾ Facebook Inc.	◾ Tech Data Corp.
	◾ Flex LTD	◾ Western Digital Corp
◾ Netflix Inc.

(2)	Also included in the Committee’s above-listed primary peer group.

In addition to the peer groups described above, the Committee’s compensation consultant utilized, to a lesser degree, survey data containing compensation information for companies in the telecommunications industry and general industry that are generally similar in size to us for executive positions where needed.

During the second half of 2018, the Committee, based on input from its compensation consultant,

reviewed the two compensation benchmarking peer groups outlined above and recommended a consolidated peer group in support of pay decisions for our senior officers in 2019.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

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IV. Our Policies, Processes and Guidelines Related to Executive Compensation

TSR Peer Group Performance Benchmarking. With the aid of its compensation consultant, the Committee set a TSR Peer Group for purposes of benchmarking our relative performance based upon our historical three-year TSR in performance determination of Mr. Storey’s one-time promotion grant (see further discussion under “Special Grants — Promotion Grant for Mr. Storey” and section III above). This peer group is focused principally on telecommunications, cable and other communications companies that are generally comparable to us in terms of size, markets and operations. Our 2018 peer groups for compensation benchmarking were somewhat constrained by the number of companies and revenue and market cap size. In contrast, the TSR peer group is comprised of a broader universe of companies we believe investors are considering when they decide whether to invest in us or our industry.

Telecommunication Services 7 peers	◾ AT&T, Inc. ◾ Frontier Communications Corp. ◾ Telephone & Data Systems Inc. ◾ Telus Corporation	◾ United States Cellular Corporation
◾ Verizon Communications Inc.
◾ Windstream Holdings, Inc.

Communications Equipment 6 peers	◾ CISCO Systems Inc.	◾ Motorola Solutions, Inc.
	◾ EchoStar Corporation	◾ Viasat, Inc.
	◾ Mitel Networks Corporation	◾ Zayo Group Holdings, Inc

Cable & Satellite 3 peers	◾ Comcast Corporation	◾ Liberty Global plc
◾ DISH Network Corporation

Forfeiture of Prior Compensation

For approximately 20 years, all recipients of our LTI grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. Our STI plan contains substantially similar forfeiture provisions.

Our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 will, upon the completion of related rulemaking, require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

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COMPENSATION DISCUSSION AND ANALYSIS

IV. Our Policies, Processes and Guidelines Related to Executive Compensation

Stock Ownership Guidelines

Under our current stock ownership guidelines, our executive officers are required to beneficially own CenturyLink stock in market value equal to a multiple of their annual salary, as outlined in the table below, and each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each executive officer and outside director has three and five years, respectively, to attain these targets.

Executive Officer	Stock Ownership Guidelines	Stock Ownership Guidelines

CEO	6 times base salary	$10.8 million(1)

All Other Executive Officers	3 times base salary	$1.7 million(2)

Outside Directors	5 times annual cash retainer	$375,000

(1)	Based on annual salary as of December 31, 2018.

(2)	Based on average annual salary for all other executive officers as of December 31, 2018.

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is required to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

As of December 31, 2018, all of our executive officers and all of our outside directors were in compliance with, and in most cases significantly exceeded, our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing traditional employment agreements to our officers, and none of our executives has an employment agreement. However, we do from time to time enter into initial employment offer letters with prospective new employees, including executive officers, some of which include future commitments on our part. In connection with the Level 3 Combination, we entered into an offer letter with each of our newly named executives, Messrs. Storey and Patel. In connection with accelerating our CEO succession plan, we amended and restated Mr. Storey’s letter, which does contain future commitments by the Company. In addition, we entered into a standard offer letter with Mr. Dev in connection with promoting him to full-time (from interim) CFO, which set his initial compensation but does not provide any future commitments by the Company.

Tax Gross-ups

We do not provide tax gross-up benefits for our executive compensation programs; however, there are a few broad-based compensation programs in which we provide for tax gross-ups. These programs include our relocation policy, which provides for a tax gross-up to any employee who qualifies for relocation expense reimbursement. Mr. Trezise, who relocated from our Monroe, Louisiana corporate offices to our Broomfield, Colorado corporate offices during 2018, participated in this program and the applicable relocation expense is reported in the Summary Compensation Table appearing below. In addition, we provide tax gross-ups in limited situations where spouses attend business functions and accompany our senior officers on corporate aircraft. We do not intend to provide tax gross-up benefits in any new executive compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

◾	purchase or sell short-term options with respect to CenturyLink shares,

◾	engage in “short sales” of CenturyLink shares, or

◾	engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

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IV. Our Policies, Processes and Guidelines Related to Executive Compensation

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

To our knowledge, all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year.

Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation. As recently as 2017, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits was one factor among many considered by the Committee in determining executive compensation. However, federal tax reform legislation passed in December 2017 included significant changes to Section 162(m). Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption.

For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017. Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.

Section 162(m) is highly technical and complex. Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Human Resources and Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)

Virginia Boulet

T. Michael Glenn

Steven T. Clontz

Michael J. Roberts

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INTENTIONALLY LEFT BLANK

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Overview

The following table sets forth certain information regarding the compensation of (i) our current and former principal executive officers, (ii) our current and former principal financial officers, (iii) each of the two other executive officers who were serving as executive officers at the end of 2018, and (iv) a former executive officer. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Equity Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Current Executives:
Jeffrey K. Storey(6) President and Chief Executive Officer	2018	$1,683,299	$5,842,000	$24,262,040	$3,790,772	$—	$77,535	$35,655,646
	2017	248,219	3,732,517	6,952,604	—	—	11,589	10,944,929
Indraneel Dev(7) Executive Vice President and Chief Financial Officer	2018	$463,770	$227,027	$1,588,732	$438,427	$—	$11,000	$2,728,955

Stacey W. Goff Executive Vice President, General Counsel and Secretary	2018	$600,018	$—	$2,070,386	$847,465	$—	$57,586	$3,575,455
	2017	550,662	275,000	6,373,228	449,502	54,643	59,528	7,762,563
	2016	540,758	—	1,559,195	477,057	161,857	36,146	2,775,013
Scott A. Trezise Executive Vice President – Human Resources	2018	$475,010	—	$724,646	$467,600	—	$194,048	$1,861,304

Former Executives:
Glen F. Post, III(8) Current Director, Former Chief Executive Officer	2018	$489,726	$—	$8,961,113	$917,012	$203,601	$172,762	$10,744,214
	2017	1,250,000	1,500,000	9,814,604	1,596,875	395,943	158,138	14,715,560
	2016	1,250,000	—	10,518,344	1,754,375	333,816	109,679	13,966,214
Sunit S. Patel(9) Former Executive Vice President and Chief Financial Officer	2018	$556,854	$1,214,500	$5,148,229	—	—	$13,895	$6,933,478
	2017	124,521	1,447,475	3,383,274	—	—	—	4,955,269

Aamir Hussain(10) Former Executive Vice President	2018	$509,604	$—	$2,795,192	$654,332	$—	$1,331,039	$5,290,167
	2017	550,699	300,000	6,728,022	416,651	—	13,302	8,008,674
	2016	496,049	—	2,598,654	397,831	—	13,548	3,506,082

(1)	For 2018, the amounts shown in this column reflect:

◾

the final installments of certain cash retention bonuses, originally granted by Level 3, that we assumed in the Level 3 Combination ($2,542,000 to Mr. Storey, $227,027 to Mr. Dev, and $1,214,500 to Mr. Patel), payout of which were contingent upon continued employment through the payment date; and

◾

the final installment of a cash signing bonus due to Mr. Storey under his original offer letter, payout of which was contingent upon his continued employment through the first anniversary of the Closing ($3,300,000).

Due to his resignation effective September 28, 2018, Mr. Patel forfeited the right to receive a final payment of $214,500. For additional information about these cash bonuses, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Final Installments of Cash Bonuses Related to Level 3 Combination.”

(2)	For 2018, the amounts shown in this column reflect:

◾

the fair value of annual grants of restricted stock or restricted stock unit awards made to our named executives under our long-term incentive compensation program (and the additional restricted grant that Mr. Post received for his service as an outside director, which was granted following his retirement from all employment positions with the Company);

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Overview

◾	the fair value of initial performance-based restricted stock grants made to each of Messrs. Storey and Patel at the Closing but which were not granted for accounting purposes until February 21, 2018;

◾	the fair value of the promotion restricted stock awards made to Mr. Storey on May 24, 2018 in accordance with his amended and restated offer letter;

◾

the fair value of a special performance-based restricted stock award granted to Mr. Patel, which was subsequently forfeited upon his resignation from all positions with the Company effective September 28, 2018;

◾	the fair value of a special performance-based restricted stock award that was granted to Mr. Dev prior to his appointment as an executive officer; and

For additional information about these equity grants, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Grants of Long-Term Incentive Compensation” and “—Special Grants.”

The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules we determined the fair value of shares of:

◾

time-vested restricted stock and restricted stock units – including the time-vested portion of annual grants, the time-vested portion of Mr. Storey’s promotion grant, and the director grant to Mr. Post – based on the closing trading price of our Common Shares on the day of grant; and

◾

performance-based restricted stock and restricted stock units – including the performance-based portion of annual grants, the initial performance-based restricted stock grants to Messrs. Storey and Patel, the performance-based portion of Mr. Storey’s promotion grant, and the special grant to Mr. Patel, using Monte-Carlo simulations.

The aggregate value of the equity awards granted to each named executive in 2018, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his performance-based restricted shares, would be as follows: Mr. Storey, $43,062,809, Mr. Dev, $2,803,084, Mr. Goff, $3,312,628, Mr. Trezise, $1,159,437, Mr. Post, $14,078,690, Mr. Patel, $10,085,099, and Mr. Hussain, $4,472,387. See Note 11 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(3)

The amounts shown in this column reflect cash payments made under our short-term incentive program for actual performance in the respective years. For additional information, see “—Incentive Compensation and Other Awards—2018 Awards.”

(4)

Reflects the net change during each of the years reflected in the present value of the named executives’ accumulated benefits under the defined benefit plans discussed below under the heading “—Pension Benefits.” The present value of Mr. Goff’s accumulated benefits actually decreased by $56,010 between fiscal 2017 and 2018; however, as required by SEC disclosure rules, we have reported a change of $0 in the table above.

(5)

For fiscal 2018, the amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination; (ii) personal use of our aircraft; (iii) contributions or other allocations to our defined contribution plans; (iv) for Mr. Trezise, costs related to his relocation from Monroe, Louisiana to Boulder, Colorado, including temporary housing, closing costs on the purchase and sale of his primary residence, the costs of moving goods, and a related tax gross-up payment, all as provided under the terms of our broad-based employee relocation policy; (v) payments of life insurance premiums under a legacy reimbursement plan; and (vi) certain post-employment payments, specifically, for Mr. Post, cash fees paid to him as an outside director following his retirement from employment with the Company and, for Mr. Hussain, cash severance payments and other post-employment benefits pursuant to our executive severance plan, in each case for and on behalf of the named executives as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Relocation Costs	Tax Gross- up on Relocation Costs	Life Insurance Premiums	Post Employment Payments	Total
Current Executives:
Mr. Storey	2018	—	$66,535	$11,000	—	—	—	—	$77,535
Mr. Dev	2018	—	—	$11,000	—	—	—	—	$11,000
Mr. Goff	2018	$4,206	$21,690	$20,733	—		$10,957	—	$57,586
Mr. Trezise	2018	—	$17,640	$11,000	$123,495	$41,913	—	—	$194,048
Former Executives:
Mr. Post	2018	$3,060	$16,500	$86,952	—	—	—	$66,250	$172,762
Mr. Patel	2018	$2,895	—	$11,000	—	—	—	—	$13,895
Mr. Hussain	2018	$—	—	$11,000	—	—	—	$1,320,039	$1,331,039

For additional information regarding perquisites, see “Compensation Discussion and Analysis–Our Compensation Program Objectives and Components of Pay—Other Benefits—Perquisites.”

(6)	Mr. Storey was promoted to Chief Executive Officer on May 23, 2018.

(7)	Mr. Dev was appointed as interim Chief Financial Officer effective September 28, 2018 and was promoted to Executive Vice President and Chief Financial Officer effective November 6, 2018.

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Overview

(8)

Mr. Post retired from his role as CenturyLink’s Chief Executive Officer immediately following the Company’s 2018 annual meeting of shareholders on May 23, 2018 although he continues to serve as a non-employee director. For more information regarding the amounts paid to Mr. Post upon his retirement, see “Compensation Discussion and Analysis–Our Compensation Program Objectives and Components of Pay – Retirement Compensation Paid to our Former CEO.”

(9)

Mr. Patel resigned from his roles as CenturyLink’s Executive Vice President and Chief Financial Officer effective as of September 28, 2018. Upon his resignation, all of Mr. Patel’s unvested equity awards (including the awards reported as granted during 2018 under “Stock Awards”) and the balance of his Level 3 retention bonus ($214,500) were forfeited. For more information, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Compensation Forfeited by our Former CFO.”

(10)

Mr. Hussain was involuntarily terminated as our Executive Vice President and Chief Technology Officer effective as of November 6, 2018. For more information regarding the amounts paid to Mr. Hussain upon his termination of employment, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Compensation Paid to our Former CTO.”

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EXECUTIVE COMPENSATION

Incentive Compensation and Other Awards

Incentive Compensation and Other Awards

2018 Awards. The table and discussion below summarize:

◾	the range of potential cash payouts to each of our named executives under our short-term incentive program with respect to performance during 2018; and

◾	grants of long-term compensation awarded to each named officer on the dates indicated below, including the type of equity award and whether the award is time- or performance-based.

Grants of Plan-Based Awards(1)

Name	Type of Award and Grant Date(2)	Range of Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Share Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Unvested Shares (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Executives:

Jeffrey K. Storey	Annual Bonus	$1,610,354	$3,220,707	$6,441,414	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	267,103	4,946,748

	Annual PBRS	—	—	—	200,328	400,655	801,310	—	7,420,131

	Initial PBRS	—	—	—	162,777	325,554	651,108	—	5,827,417

	Promotion TVRS	—	—	—	—	—	—	156,870	2,905,232

	Promotion PBRS	—	—	—	117,653	235,306	470,612	—	3,162,513

Indraneel Dev	Annual Bonus	$178,150	$356,300	$712,600	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	19,777	374,379

	Annual PBRS	—	—	—	9,889	19,777	39,554	—	374,379

	Special PBRS	—	—	—	22,532	45,063	90,126	—	839,947

Stacey W. Goff	Annual Bonus	$360,011	$720,021	$1,440,042	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	46,265	828,144

	Annual PBRS	—	—	—	34,700	69,399	138,798	—	1,242,242

Scott A. Trezise	Annual Bonus	$190,004	$380,008	$760,016	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	16,193	289,855

	Annual PBRS	—	—	—	12,145	24,290	48,580	—	434,791

Former Executives:

Glen F. Post, III	Annual Bonus	$428,511	$857,021	$1,714,042	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	196,629	3,519,659

	Annual PBRS	—	—	—	147,473	294,945	589,890	—	5,279,516

	Director TVRS	—	—	—	—	—	—	8,744	161,939

Sunit S. Patel	Annual Bonus	—	—	—	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	69,398	1,242,224

	Annual PBRS	—	—	—	52,050	104,099	208,198	—	1,863,372

	Initial PBRS	—	—	—	19,436	38,871	77,742	—	695,791

	Special PBRS	—	—	—	52,488	104,976	209,952	—	1,346,842

Aamir Hussain	Annual Bonus	$305,763	$611,525	$1,223,050	—	—	—	—	$—

	Annual TVRS	—	—	—	—	—	—	62,458	1,117,998

	Annual PBRS	—	—	—	46,849	93,698	187,396	—	1,677,194

(1)

This chart includes only cash bonuses granted under incentive plans, and excludes cash payments reported in the “Bonus” column of the Summary Compensation Table. For more information on those non-incentive cash bonuses, see Note 1 to the Summary Compensation Table and “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Final Installments of Cash Bonuses Related to Level 3 Combination.”

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Incentive Compensation and Other Awards

(2)	For purposes of this column:

◾	“Annual Bonus” means the bonuses that our named executives were eligible to earn under the CenturyLink STI Program for 2018;

◾

“Annual TVRS” means our time-vested restricted stock or restricted stock units awarded under our annual long-term incentive program to certain named executives on February 21, 2018 (each named executive other than Mr. Storey) or on May 24, 2018 (Mr. Storey);

◾

“Annual PBRS” means our performance-based restricted stock or restricted stock units awarded under our annual long-term incentive program to certain named executives on February 21, 2018 (each named executive other than Mr. Storey) or on May 24, 2018 (Mr. Storey);

◾	“Promotion TVRS” means a grant of time-vested restricted stock granted to Mr. Storey on May 24, 2018 per his amended and restated offer letter;

◾	“Promotion PBRS” means a grant of performance-based restricted stock granted to Mr. Storey on May 24, 2018 per his amended and restated offer letter;

◾

“Initial PBRS” means the performance-based portion of initial restricted stock grants awarded to Messrs. Storey and Patel in connection with the Level 3 Combination, which was consummated on November 1, 2017, as provided in their original offer letters, but which were not granted for accounting purposes until February 2018 when the performance conditions were finalized;

◾	“Director TVRS” means a grant of time-vested restricted stock awarded to Mr. Post under our director compensation program once he became an outside director following his May 23, 2018 retirement; and

◾	“Special PBRS” means a grant of performance-based restricted stock awarded to Mr. Patel on June 1, 2018 and Mr. Dev on August 7, 2018.

With respect to Mr. Patel’s awards, all of these were subsequently forfeited upon his resignation from all positions with the Company effective September 28, 2018. For more information on these awards, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Short-Term Incentive Bonuses,” “—Grants of Long-Term Incentive Compensation” and “—Special Grants.”

(3)

These columns provide information on the potential payouts under the annual bonus program for 2018 for our legacy named executives (the CenturyLink STI Plan). The actual amounts paid for 2018 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Failure to meet the “threshold” level of performance would result in no payout to the executive.

(4)	Calculated in accordance with FASB ASC Topic 718 in the manner described in Note 2 to the Summary Compensation Table above.

Short-Term Incentive Compensation. Our legacy named executives participated in the CenturyLink short-term incentive program for 2018. For more information regarding these programs, including the specific performance metrics applicable to the CenturyLink STI program, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Short-Term Incentive Bonuses.”

Annual Grants of Long-Term Incentive Compensation. We make annual grants of long-term incentive awards to our executive officers. For the past several years, these awards have been 40% time-vested and 60% performance-based. In February 2018, each of our named executives other than Mr. Storey was granted both time- and performance-based shares of restricted stock under this program. The time-vested shares will vest one-third per year over the first three anniversaries of the date of grant and the performance-based shares will vest in two equal installments on February 21 of 2020 and 2021, depending upon our achievement of a two-year Adjusted EBITDA run rate target. On

May 24, 2018, Mr. Storey received a restricted stock unit award substantially similar to the February 2018 annual grants to executive officers, including 60% performance-based and 40% time-based, as his annual grant for 2018. For more information, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Grants of Long-Term Incentive Compensation.” For information regarding LTI grants made in prior years, see the disclosure in our proxy statement for the year following the date of grant.

Initial Performance-Based Restricted Stock Grants to Messrs. Storey and Patel. As disclosed in our 2018 proxy statement, we made certain initial equity grants to Messrs. Storey and Patel when they joined us in 2017 following the Closing of the Level 3 Combination. Although these initial grants were awarded at the Closing, the performance-based portion of these initial grants were not granted for accounting purposes until February 2018, when the performance conditions were finalized by our Compensation Committee. As such, these performance-based awards were not reported in our

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Incentive Compensation and Other Awards

2017 Summary Compensation Table but appear in our 2018 Summary Compensation Table. The number of shares earned would range between 0 to 200% of the number granted, depending on our achievement of an Adjusted EBITDA run rate target. Mr. Storey’s award had a one-year target (fiscal 2018) while Mr. Patel’s award had a two-year target (fiscal years 2018 and 2019). Mr. Patel’s award was forfeited following his resignation from employment on September 28, 2018. Based on our fiscal 2018 performance, Mr. Storey’s award vested at 200% in March of 2019. For more information on these initial grants, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Special Grants.”

Special Grants. In connection with Mr. Storey’s promotion to Chief Executive Officer, he received the annual grant described above and also a one-time promotion grant that consisted of 60% performance-based restricted stock and 40% time-based restricted stock. The number of shares earned on the performance-based portion will range between 0 to 200% of the number granted, with the number earned determined using a two-step process: (1) between 0 to 100% of target will be earned depending on the Company’s cumulative Adjusted EBITDA results for the three-year period from 2018 to 2020 and (2) provided that target performance is met or exceeded under step (1), Mr. Storey may earn above target (up to a maximum 200% of target) based on the Company’s relative total shareholder return over the same period against the performance of a peer group of companies in the telecommunications industry. In June 2018, Mr. Patel received a retention grant with the same performance conditions, which was forfeited in its entirety following his resignation in September 2019. In August 2018, prior to his appointment as executive officer, Mr. Dev received a retention grant comprised of performance-based restricted stock, which is divided into two equal tranches, with payout under each tranche ranging from 0 to 200% depending upon our achievement against a two-year Adjusted EBITDA run rate target. For more information on these equity grants, see “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Special Grants.”

Acceleration of Vesting of Equity Awards. All of the equity awards granted in 2018 will vest upon the death or disability of the named officer. In addition, the Compensation Committee may, in its discretion, vest or waive the continued service requirement for a named executive’s outstanding equity awards upon his or her retirement (at early or normal retirement age), in whole or in part. However, Mr. Storey’s equity awards may accelerate under certain additional scenarios, as memorialized in his amended and restated offer letter. For more information on these vesting acceleration triggers, see “Potential Termination Payments—Equity Acceleration Provisions of Mr. Storey’s Amended and Restated Offer Letter.” In addition, we have entered into change of control agreements with each named officer, which provide that, upon certain terminations of employment following a change of control of the Company, the time-vested portions of outstanding equity awards will vest and performance-based portions may remain outstanding subject to future vesting, all as described in greater detail below under “—Potential Termination Payments—Payments Made Upon a Change of Control.”

Dividends and Voting Rights. All dividends related to shares of the above-described time-vested and performance-based restricted stock (or dividend equivalents, in the case of time- or performance-based restricted stock units) will be paid to the holder only upon the vesting of such shares or units. Unless and until forfeited, any shares of restricted stock may be voted by the named executive officers. However, holders of restricted stock units will have no voting rights unless and until they are issued shares in settlement of those awards.

Forfeiture. All of these above-described equity awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. For more information, see “—Potential Termination Payments.”

Outstanding Awards. The following table summarizes information about all outstanding unvested equity awards held by our named executives at December 31, 2018. Mr. Patel is not included in this chart because he did not have any unvested equity awards as of such date, as all such awards were forfeited upon his termination date of September 28, 2018.

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Incentive Compensation and Other Awards

Outstanding Equity Awards at December 31, 2018(1)

		Stock Awards			Equity Incentive Awards(2)
Name	Grant Date	Number of Unvested Shares or Units (#)		Market Value of Unvested Shares or Units ($)	Number of Unvested Shares or Units (#)		Market Value of Unvested Shares or Units ($)
Current Executives:

Jeffrey K. Storey	3/1/2017	108,921	(3)	$1,650,153	—		$—

	11/1/2017	217,036	(4)	3,288,095	—		—

	2/21/2018	—		—	325,554	(12)	4,932,143

	5/24/2018	267,103	(5)	4,046,610	400,655	(13)	6,069,923

	5/24/2018	156,870	(6)	2,376,581	235,306	(14)	3,564,886

Indraneel Dev	7/1/2015	4,505	(3)	68,251	—		—

	4/1/2016	11,987	(3)	181,603	—		—

	7/1/2016	7,988	(3)	121,018	—		—

	3/1/2017	22,272	(3)	337,421	—		—

	11/1/2017	34,552	(7)	523,463	—		—

	2/19/2018	19,777	(5)	299,622	19,777	(13)	299,622

	8/7/2018	—		—	45,063	(15)	682,704

Stacey W. Goff	2/23/2016	6,440	(8)	97,566	28,979	(16)	439,032

	2/21/2017	13,377	(9)	202,662	30,098	(17)	455,985

	6/1/2017	125,280	(10)	1,897,992	—		—

	2/21/2018	46,265	(5)	700,915	69,399	(13)	1,051,395

Scott A. Trezise	2/23/2016	3,067	(8)	46,465	13,800	(16)	209,070

	2/21/2017	6,901	(9)	104,550	15,527	(17)	235,234

	6/1/2017	97,440	(10)	1,476,216	—		—

	2/21/2018	16,193	(5)	245,324	24,290	(13)	367,994

Former Executives:

Glen F. Post, III	2/23/2016	—		$—	195,491	(16)	$2,961,689

	2/21/2017	—		—	203,043	(17)	3,076,101

	2/21/2018	—		—	294,945	(13)	4,468,417

	5/24/2018	8,744	(11)	132,472	—		—

Aamir Hussain	2/23/2016	—		—	48,298	(16)	731,715

	2/21/2017	—		—	38,220	(17)	579,033

(1)	All information presented in this table is as of December 31, 2018, and does not reflect vesting of outstanding equity awards or issuance of additional awards since such date.

(2)

Represents performance-based equity awards. The table above assumes that, as of December 31, 2018, we would perform at “target” levels, such that all performance-based shares granted to each named executive would vest at 100%.

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Incentive Compensation and Other Awards

(3)

Represents restricted stock units, originally granted to certain named executives by Level 3, which were converted to time-vested CenturyLink restricted stock units as a result of the Level 3 Combination. These awards will vest as follows, subject to the named executive’s continued employment on such date:

Grant Date	Vesting Date

July 1, 2015	July 1, 2019

April 1, 2016	February 1, 2019

July 1, 2016	two equal installments on July 1 of 2019 and 2020

March 1, 2017	two equal installments on March 1 of 2019 and 2020

(4)	Represents a grant of time-vested restricted stock that vested on February 1, 2019, subject to Mr. Storey’s continued employment through such date.

(5)

Represents an annual grant of time-vested restricted stock (for Messrs. Dev, Goff, and Trezise) or restricted stock units (for Mr. Storey) that will vest in three equal installments on the first three anniversaries of the grant date (February 19 for Mr. Dev; February 21, 2018 for Messrs. Goff and Trezise; May 24, 2018 for Mr. Storey), subject to the executive’s continued employment through the applicable vesting date.

(6)

Represents a promotion grant of time-vested restricted stock that will vest in three equal installments on May 24 of 2019, 2020, and 2021, subject to the executive’s continued employment through the applicable vesting date.

(7)	These shares of time-vested restricted stock will vest in two equal installments on November 1 of 2019 and 2020, subject to the executive’s continued employment through the applicable vesting date.

(8)	These shares of time-vested restricted stock vested on February 23, 2019, subject to the executive’s continued employment through such date.

(9)

These shares of time-vested restricted stock vested or will vest in two equal installments on February 21 of 2019 and 2020, subject to the executive’s continued employment through the applicable vesting date.

(10)

Represents shares of restricted stock granted under a retention award program to certain legacy named executives. These awards will vest in two equal installments on June 1 of 2019 and 2020, subject to the executive’s continued employment through the applicable vesting date.

(11)

These shares of time-based restricted stock, granted to Mr. Post as part of our outside director compensation program, will vest on May 24, 2019, subject to his continued service on our Board through such date.

(12)

Represents the performance-based portion of an initial equity grant awarded to Mr. Storey on November 1, 2017 under his original offer letter. However, the performance-based portion of this initial grant was not granted for accounting purposes until February 2018, when the performance conditions were finalized. The number of shares earned could range between 0 to 200% of the number granted, depending on our achievement of an Adjusted EBITDA run rate target for fiscal 2018. Based on our fiscal 2018 performance, Mr. Storey’s award vested at 200% in March of 2019. For more information, see “—Incentive Compensation and other Awards” and “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Special Grants.”

(13)

Represents the performance-based portion of our 2018 annual restricted stock or restricted stock unit awards. These awards will vest in two equal installments on February 21 of 2020 and 2021, depending upon our achievement of a two-year Adjusted EBITDA run rate target. For more information on these grants, see “—Incentive Compensation and other Awards” and “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Grants of Long-Term Incentive Compensation.”

(14)

Represents the performance-based portion of a promotion grant to Mr. Storey. The number of shares earned will range between 0 to 200% of the number granted, with the number earned determined using a two-step process: (1) between 0 to 100% of target will be earned depending on the Company’s cumulative Adjusted EBITDA results for the three-year period from 2018 to 2020 and (2) provided that target performance is met or exceeded under step (1), Mr. Storey may earn above target (up to a maximum 200% of target) based on the Company’s relative total shareholder return over the same period against the performance of a peer group of companies in the telecommunications industry. For more information, see “—Incentive Compensation and other Awards” and “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Special Grants.”

(15)

Represents a special performance-based award granted to Mr. Dev before he was appointed an executive officer. This award is divided into two equal tranches, with payout under each tranche ranging from 0 to 200% depending upon our achievement against a two-year Adjusted EBITDA run rate target. The first tranche is defined and calculated in the same manner as the performance-based portion of our 2018 annual grants and the performance period covers fiscal years 2018 and 2019 (vesting date of February 28, 2020), while the second tranche is defined in the same manner as the performance-based portion of our 2019 annual grants and covers fiscal years 2019 and 2020 (vesting date of August 7, 2021).

(16)

Represents the performance-based portion of awards granted in 2016 as part of our annual LTI program. Based on our performance from 2016 to 2018, 79.11% of the TSR performance-based restricted stock and 82.4% of the absolute revenue performance-based restricted stock vested in February 2019 and the remaining shares were forfeited.

(17)	Represents the performance-based portion of awards granted in 2017 as part of our annual LTI program.

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Incentive Compensation and Other Awards

Vesting of Equity Awards During 2018. The following table provides details regarding the equity awards held by our named executives that vested during 2018. Restricted stock and restricted stock units were the only equity awards held by our named executives during 2018.

Stock Vested During 2018

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)

Current Executives:

Jeffrey K. Storey	54,461	$947,630

Indraneel Dev	93,046	1,702,029

Stacey W. Goff	101,320	1,796,848

Scott A. Trezise	70,416	1,245,422

Former Executives:

Glen F. Post, III	462,608	$8,645,815	(3)

Sunit S. Patel	48,756	848,354

Aamir Hussain	260,472	5,197,774	(3)

(1)

Represents both time- and performance-based equity awards that vested during 2018. For details on the payout of our performance-based equity awards, please see “Compensation Discussion and Analysis—Our Compensation Philosophy and Linkage to Pay for Performance—Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives—Actual Payouts of Performance-Based Awards.”

(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.

(3)	Includes shares accelerated upon the retirement of Mr. Post on May 23, 2018, and the termination of Mr. Hussain’s employment on November 6, 2018.

Pension Benefits

Amount of Benefits. The following table and discussion summarize pension benefits payable to the named officers under (i) the CenturyLink Component of the CenturyLink Combined Pension Plan, qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental defined benefit plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Current Executive:
Stacey W. Goff	Qualified Plan	20	$670,391	—
	Supplemental Plan	20	465,877	—
Former Executive:
Glen F. Post, III(3)	Qualified Plan	20	$—	$2,381,686
	Supplemental Plan	20	2,961,465	110,054

(1)

Each of Messrs. Storey, Dev and Trezise are, and Messrs. Patel and Hussain were, ineligible to participate in these plans since they joined us after both of our Pension Plans were closed to new participants.

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Incentive Compensation and Other Awards

(2)

These figures represent accumulated benefits as of December 31, 2018 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2018 using discount rates ranging between 10% and 4.40%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 10 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix A for additional information.

(3)

As described elsewhere herein in greater detail, Mr. Post retired immediately following the 2018 annual meeting of our shareholders on May 23, 2018. Following his retirement, Mr. Post began receiving payouts under these plans in accordance with the terms of the applicable plan and his previous elections.

Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continued to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of these named officers’ total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his Social Security covered compensation, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 were increased 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both Pension Plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits and are reflected in the table above under the “Present Value of Accumulated Benefits” column.

The normal form of benefit payment under both of our Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each Pension Plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

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Deferred Compensation

Deferred Compensation

The following table and discussion provides information on (i) our Supplemental Dollars & Sense Plan, under which certain named officers may elect to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans, and (ii) the deferred compensation arrangements we have with each of Messrs. Storey and Patel, which are described in more detail in the text following the table below. For 2018, only Messrs. Goff and Post have elected to participate in our Supplemental Dollars & Sense Plan.

Non-Qualified Deferred Compensation

Name	Aggregate Balance at December 31, 2017(1)	Executive Contributions in 2018(2)	CenturyLink Contributions in 2018(3)	Aggregate Earnings in 2018(4)	Aggregate Withdrawals/ Distributions(5)	Aggregate Balance at December 31, 2018

Current Executives:

Jeffrey K. Storey	$14,602,206	$—	$—	$24,759	$9,349,129	$5,277,836

Stacey W. Goff	2,126,398	37,989	10,143	(84,260)	—	2,090,270

Former Executives:

Glen F. Post, III	$5,239,118	$186,611	$77,337	$(2,947)	$5,550,118	$—

Sunit S. Patel	6,915,750	—	—	—	5,002,605	1,913,145

(1)

For each of Messrs. Goff and Post, this figure represents the aggregate balance of his Supplemental Dollars & Sense Plan account. For Mr. Storey, this figure represents the value of RSUs that were converted to CenturyLink RSUs and accelerated immediately following the Level 3 Combination but which continue to pay out in Common Shares according to their original payout schedule (the “Deferred RSUs”), as of December 31, 2017. For Mr. Patel, this figure represents the balance, as of December 31, 2017, of the deferred cash award he received upon the acceleration and cash out of certain Level 3 RSUs that were converted to CenturyLink RSUs as result of the Level 3 Combination (the “Deferred Cash Award”).

(2)

For participants in the Supplemental Dollars & Sense Plan, the amounts in this column reflect contributions under the Supplemental Dollars & Sense Plan by the officer of salary paid in 2018 and reported as 2018 salary compensation in the Summary Compensation Table.

(3)

For participants in the Supplemental Dollars & Sense Plan, this column includes our partial match of the officer’s contribution under the terms of that plan, all of which were included as 2018 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(4)

For participants in the Supplemental Dollars & Sense Plan, this column represents aggregate earnings in 2018 including interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below. For Mr. Storey, this figure represents the change in value of his Deferred RSUs during 2018 (realized gain or loss on Deferred RSUs paid out during 2018 and unrealized gain or loss on his remaining Deferred RSUs as of December 31, 2018).

(5)

For Mr. Storey, this figure represents the value of Deferred RSUs paid out to him during 2018 (valued based on the closing price of a Common Share on the scheduled payout date). For Mr. Patel, this figure represents the amount of the Deferred Cash Award paid out to him during 2018.

Supplemental Dollars & Sense Plan. Under this plan, certain of our senior officers may defer up to 50% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that an eligible participant contributes to this plan up to 6% of his or her excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2018 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us are allocated among deemed investments that follow the performance of the same broad array of funds offered under our qualified 401(k) plan. This is reflected in the market value of each participant’s account. Participants may change their deemed investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us, subject to any deferrals mandated by federal law.

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Deferred Cash Award for Mr. Patel. As provided in Mr. Patel’s offer letter, all RSUs that had been granted to him by Level 3 before 2017 were cancelled and converted to a deferred cash award, which will be paid to Mr. Patel in cash on the same schedule that the now-cancelled awards would have otherwise settled and paid out in shares. In accordance with that schedule, Mr. Patel received or will receive the following approximate amounts on the following dates: $936,661 on February 1, 2019; $664,323 on July 1, 2019; and $312,161 on July 1, 2020.

Deferred RSUs for Mr. Storey. As provided in Mr. Storey’s original offer letter, upon the closing of the Level 3 Combination, we accelerated the vesting of a portion of his outstanding RSUs (which had originally been granted to him by Level 3 and were converted to CenturyLink RSUs in the Level 3 Combination), although they will continue to pay out in shares in accordance with its original payment schedule. In accordance with that schedule, the following vested and deferred RSUs held by Mr. Storey settled or will settle in Common Shares on the following dates: 117,229 RSUs on February 1, 2019; 54,462 RSUs on March 1, 2019; 83,146 RSUs on July 1, 2019; 54,460 RSUs on March 1, 2020; and 39,075 RSUs on July 1, 2020.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled, or (iv) become entitled to termination benefits following a change of control of CenturyLink. The amounts actually paid to Messrs. Post, Patel and Hussain in connection with the termination of their employment with us in 2018 are detailed below under “—Amounts Paid to Former Executives.”

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis—Our Policies, Processes and Guidelines Related to Executive Compensation—Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

◾	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash;
◾	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived or more favorable treatment is applicable in the case of retirement, death or disability);

◾	equity awards that have vested;

◾	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age;

◾	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination; and

◾	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their termination date;

◾	if approved by our Compensation Committee in its discretion, accelerated vesting of all, or a portion of, unvested time-vested equity awards and/or to permit an employee to retain all or a portion of his or her unvested performance-based restricted stock for the remainder of the applicable performance period; and

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◾	a cash severance payment in the amount described under “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Other Benefits—Severance Benefits” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause.

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date;

◾	post-retirement life, health and welfare benefits; and

◾	all of the benefits described under the heading “—Payments Made Upon All Terminations.”

In addition, the Committee has discretion to accelerate the vesting of all, or a portion of, unvested time-vested equity awards and/or to permit an employee who retires from the Company to retain all or a portion of his or her unvested performance-based equity awards for the remainder of the applicable performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

◾	payments under our disability or life insurance plans, as applicable;

◾	keep all of their time-vested equity awards, whether vested or unvested;

◾	retain a pro rata portion of their performance-based equity awards, which would remain subject to performance conditions and original payout timing;

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability;

◾	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements; and
◾	all of the benefits described under the heading “—Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Equity Acceleration Provisions of Mr. Storey’s Amended and Restated Offer Letter. In conjunction with appointing Mr. Storey as our CEO, we amended and restated our offer letter with him that provides that certain outstanding, unvested equity awards will accelerate upon a “qualifying termination” or, subject to certain conditions, his retirement. A “qualifying termination” is defined in his amended and restated offer letter to include death, “disability,” termination by us without “cause,” or termination by Mr. Storey with “good reason” (each as further defined in the offer letter). Upon a qualifying termination, vesting of all unvested time-vested awards is accelerated and, with respect to performance-based awards, Mr. Storey will be permitted to retain all such awards although they will remain subject to their original performance conditions and payout schedule (except upon his death, when the awards would pay out at target). In addition, upon his retirement, provided that he has given us 90 days notice of his intent to retire, Mr. Storey is entitled to receive full service vesting as well with respect to his annual LTI grants (not including the promotion grant he was awarded upon his appointment as CEO), with any performance-based awards remaining subject to their original performance conditions and payout schedule. However, his 2018 annual LTI grant is not eligible for this retirement treatment until the first anniversary of the date of grant.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis—Our

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Compensation Program Objectives and Components of Pay—Other Benefits—Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Other Benefits–Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our equity incentive plans, incentives granted under those plans will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

◾	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

◾	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

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EXECUTIVE COMPENSATION

Potential Termination Payments

Potential Termination Payments

Name	Type of Termination Payment(2)	Type of Termination of Employment(1)
		Involuntary Termination Without Cause(3)	Retirement	Death or Disability	Termination Upon a Change of Control(4)
Jeffrey K. Storey	Annual Bonus	$3,790,772	$3,790,772	$3,790,722	$3,790,722
	Equity Awards(5)	25,928,392	9,870,392	25,928,392	25,928,392
	Pension and Welfare(6)	58,500	—	—	84,000
	Cash Severance(7)	10,800,067	—	—	16,200,101
		$40,577,731	$13,661,164	$29,719,163	$46,003,265
Indraneel Dev	Annual Bonus	$438,427	n/a	$438,427	$438,427
	Equity Awards(5)	1,390,376	n/a	2,513,703	2,513,703
	Pension and Welfare(6)	28,675	n/a	—	28,675
	Cash Severance(7)	487,500	n/a	—	487,500
		$2,344,978	n/a	$2,952,130	$3,468,305
Stacey W. Goff	Annual Bonus	$847,465	n/a	$847,465	$591,341
	Equity Awards(5)	1,897,992	n/a	4,845,546	4,845,546
	Pension and Welfare(6)	33,800	n/a	—	60,100
	Cash Severance(7)	1,320,039	n/a	—	2,640,077
		$4,099,296	n/a	$5,693,011	$8,137,064
Scott A. Trezise	Annual Bonus	$467,600	n/a	$467,600	$328,490
	Equity Awards(5)	1,476,216	n/a	2,684,853	2,684,853
	Pension and Welfare(6)	32,400	n/a	—	57,300
	Cash Severance(7)	855,017	n/a	—	1,710,035
		$2,831,233	n/a	$3,152,453	$4,780,677

(1)

All data in the table reflects our estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2018. The closing price of the Common Shares on such date was $15.15. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(2)

As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)

The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause (or, for Mr. Storey, by him with good reason, as provided in his amended and restated offer letter) prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns (for Mr. Storey, without good reason) or is terminated for cause.

(4)

The information in this column assumes each named officer became entitled at December 31, 2018 to the benefits under CenturyLink’s agreements in existence on such date described above under “—Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.

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EXECUTIVE COMPENSATION

Potential Termination Payments

(5)

The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his restricted stock triggered by the termination of employment and (ii) assumes that the Compensation Committee would not approve the acceleration of the restricted stock of any named officer in the event of an involuntary termination.

(6)

The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2018. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “—Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “—Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(7)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

Amounts Paid to Former Executives.

Three of our named officers terminated employment with us prior to December 31, 2018, and therefore none of them (Messrs. Post, Patel, and Hussain) are included in the above table. The amounts paid or payable to these officers upon their termination are detailed in “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Retirement Compensation Paid to our Former CEO,” “—Compensation Paid to our Former CTO” and “—Compensation Forfeited by our Former CFO.”

Pay Ratio Disclosure

As mandated by federal law and related SEC rules, we are required to disclose a ratio of the pay of our CEO to that of our median employee. For 2018, the total compensation of our CEO, Mr. Storey (as reported in the Summary Compensation Table but annualized as noted below), was $36,218,812, while the annual total compensation for our median employee was $68,674. As a result, the ratio of CEO pay to median employee pay was approximately 527 to 1.

We calculated our 2018 pay ratio using the following assumptions:

◾	Median employee determination. The median employee was determined by reviewing the annual total target compensation (the sum of base salary, target short-term incentive and target long-term incentive awards) as of December 31, 2018 for approximately 45,000 active employees employed on that date, excluding our CEO. No other employees were excluded from that calculation.
◾	Median employee identification. The median employee was identified as a network technician, located in Portland, Oregon and with the company for four years.

◾	Median employee total compensation calculation. To determine the median pay ratio, we calculated the median employee’s pay using the same pay elements and calculation methodology as used in determining the CEO’s pay for purposes of disclosure in the Summary Compensation Table.

Because Mr. Storey was not serving as CEO for the full year, we annualized certain compensation items that he received for his services as CEO during 2018 (specifically, using his CEO salary for the full year and for calculation of his STI payout). As a result, the compensation figure we used for purposes of calculating our pay ratio differs from the total of his 2018 compensation as reported in the Summary Compensation Table, as detailed in the middle column of the table appearing below.

In addition, Mr. Storey’s 2018 annualized compensation, excluding special one-time events associated with the Level 3 combination, would have been $18,714,772 (as detailed in the final column of the table below), which would have yielded a ratio of CEO pay to median employee pay of approximately 273 to 1.

Compensation Components	Amount Reported in Summary Compensation Table	Annualized Amount Used for Pay Ratio Calculation		Total Compensation Excluding One-time Items
Salary	$1,683,299	$1,800,011	(1)	$1,800,011	(1)
Bonus	5,842,000	5,842,000		—
Equity Awards	24,262,040	24,262,040		12,600,000	(3)
Non-Equity Incentive Plan Compensation	3,790,772	4,237,226	(2)	4,237,226	(2)
All Other Compensation	77,535	77,535		77,535
Total	$35,655,646	$36,218,812		$18,714,772

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EXECUTIVE COMPENSATION

Pay Ratio Disclosure

(1)	Represents Mr. Storey’s CEO salary, as established upon his promotion to CEO, for a full twelve months.

(2)

Represents the product of Mr. Storey’s CEO target STI percentage (200%) and his annualized CEO salary (see footnote 1), multiplied by the product of the actual STI payout percentage and Mr. Storey’s individual modifier as approved by the Committee (107% * 110%).

(3)	Represents Mr. Storey’s target annual LTI award for 2018.

As the SEC rules permit companies to choose between different methodologies for median pay calculations, our ratio should not be used as a basis for comparison with other companies. Other public companies may calculate their pay ratio using a different methodology than what is used by CenturyLink.

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DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. In recent years, the Committee has reviewed director compensation annually with assistance from its compensation consultant, including conducting annual benchmarking to help assess the appropriateness and competitiveness of our director compensation programs. The Board reviews the Compensation

Committee’s recommendations, discussing those recommendations among themselves and with the compensation consultant, and determines the amount of director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2018. This table does not include compensation paid to either Mr. Storey, who currently serves as Chief Executive Officer and President as well as a director, or to Mr. Post, who was Mr. Storey’s predecessor in those roles and who has served as an outside director since the date of the management transition (May 23, 2018). Please see the “Summary Compensation Table” above for details regarding all compensation paid to each of them during fiscal 2018.

2018 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total

Martha H. Bejar	$130,500	$161,939	$—	$292,439

Virginia Boulet	133,500	161,939	—	295,439

Peter C. Brown	114,750	161,939	—	276,689

Kevin P. Chilton	139,750	161,939	—	301,689

Steven T. Clontz	104,500	161,939	—	266,439

T. Michael Glenn	118,500	161,939	—	280,439

W. Bruce Hanks	241,500	161,939	10,181	413,620

Mary L. Landrieu	108,500	161,939	6,000	276,439

Harvey P. Perry	302,500	161,939	11,468	475,907

Michael J. Roberts	141,500	161,939	—	303,439

Laurie A. Siegel	139,937	181,571	—	321,508

(1)

For purposes of determining the number of restricted shares to grant on May 24, 2018 to each outside director, the Compensation Committee valued each of these stock awards to equal $165,000, plus an additional grant valued at $20,000 to Ms. Siegel (as described in greater detail below), in each case, based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These awards vest on May 24, 2019 (subject to accelerated vesting or forfeiture in certain limited circumstances). See “—Cash and Stock Payments.”

(2)

As of December 31, 2018, Ms. Siegel held 9,804 unvested shares of restricted stock and each of our other outside directors held 8,744 unvested shares of restricted stock, which constituted the only unvested equity-based awards held by our outside directors as of such date. For further information on our directors’ stock ownership, see “Ownership of Our Securities—Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “—Other Benefits.”

(3)

Includes (i) reimbursements for the cost of annual physical examinations and related travel of $4,181 for Mr. Hanks and $5,000 for Mr. Perry, (ii) the value of personal use of our aircraft in the amount of $468 for Mr. Perry and (iii) payments related to the attendance of the NACD Global Board Leaders’ Summit of $6,000 for each of Ms. Landrieu and Messrs. Hanks and Perry. Except as otherwise noted

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DIRECTOR COMPENSATION

Overview

in the prior sentence, the table above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with the directors or their family members participating in recreational activities scheduled during board retreats or meetings (as described further under the heading “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Other Benefits—Perquisites”).

Cash and Stock Payments

Each outside director is paid an annual fee of $65,000 plus $2,000 for attending each regular board meeting, special board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

During 2018, Harvey P. Perry, in his capacity as the non-executive Chairman of the Board, received supplemental board fees of $200,000 payable in cash. The Chairman’s duties are set forth in our Corporate Governance Guidelines. See “Corporate Governance.”

During 2018, W. Bruce Hanks, in his capacity as non-executive Vice Chairman of the Board and Lead Independent Director, received supplemental board fees of $100,000 cash. Under our Bylaws, the Vice Chairman is charged with the responsibility of assisting the Chairman and performing such other duties as may be assigned to him by the Board or the Bylaws.

We also pay annual supplemental board fees to the chairs of each of the following committees as follows: (i) the chair of the Audit Committee receives $25,000,

(ii) the chair of the Compensation Committee receives $18,750, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk and Security Committee receives $12,500.

During 2018, the Compensation Committee awarded to each outside director an annual grant of shares of time-vested restricted stock valued at $165,000 on the terms and conditions specified in Note 1 of the table appearing above under “ —Overview,” plus a special incremental grant of time-vested shares of restricted stock valued at $20,000 to Ms. Siegel. The Compensation Committee, with Ms. Siegel abstaining, awarded her this grant in recognition of her leadership of the Compensation Committee in its successful negotiations of a series of complex executive compensation arrangements over the preceding year, including those related to the senior management transition. The Compensation Committee currently expects to grant a comparable annual award to each outside director who is serving as a director on the day after our 2019 annual meeting (not including the special incremental grant to Ms. Siegel).

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to shareholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of one of our Common Shares. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2018, Michael J. Roberts was the only remaining participant in this plan, with a balance of 6,945 phantom units with an aggregate value of approximately $105,217 as of such date.

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DIRECTOR COMPENSATION

Other Benefits

We supply company-owned tablets to our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Directors may use our aircraft in connection with company-related business. However, we generally do not permit either our directors or their family members to use our aircraft for personal trips (except when such use can be accommodated at no incremental cost to us or on terms generally available to all of our employees in connection with a medical emergency).

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance—Stock Ownership Guidelines.”

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PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P 500 Communication Services Sector Index for the period from December 31, 2013 to December 31, 2018, in each case assuming (i) the investment of $100 on January 1, 2014 at closing prices on December 31, 2013, and (ii) reinvestment of dividends.

	December 31,
	2013	2014	2015	2016	2017	2018

CenturyLink	$100.00	$131.05	$92.56	$95.01	$79.50	$81.48

S&P 500 Index	100.00	113.56	115.13	128.20	154.45	148.34

S&P 500 Communication Services Sector Index(1)	100.00	109.64	113.09	136.74	135.22	118.08

(1)

As of December 31, 2018, the S&P 500 Communication Services Sector Index consisted of Activision Blizzard, Inc., Alphabet Inc., AT&T Inc., CBS Corporation, CenturyLink, Charter Communications, Inc., Comcast Corporation, Discovery, Inc., DISH Network Corporation, Electronic Arts Inc., Facebook, Inc., Netflix, Inc., News Corporation, Omnicom Group Inc., Take-Two Interactive Software, Inc., The Interpublic Group of Companies, Inc., The Walt Disney Company, TripAdvisor, Inc., Twenty-First Century Fox, Inc., Twitter, Inc., Verizon Communications Inc. and Viacom Inc.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, our Compensation Committee included (i) Laurie A. Siegel, Virginia Boulet, T. Michael Glenn and Michael J. Roberts (for the entire year) and (ii) Steven T. Clontz (beginning on May 23, 2018). No member of the Compensation Committee served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee.

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TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

During 2018, we paid Matthew J. Post, who served as Director–Big Data Services, total gross compensation of approximately $212,384, consisting of approximately $76,943 in salary, $19,104 in annual incentive bonuses, $51,338 in equity grants, $61,922 in a patent bonus and $3,078 in matching contributions to his qualified 401(k) plan account. Matthew J. Post is the son of Glen F. Post, III, a member of our Board who previously served as our Chief Executive Officer from 1992 until May 2018. Matthew J. Post was an employee of ours from 2014 until August 2018.

During 2018, we paid H. Parnell Perry, Jr., who serves as Manager–Technology Management, total gross compensation of approximately $139,332, consisting of approximately $115,752 in salary, $18,950 in annual incentive bonuses and $4,630 in matching contributions to his qualified 401(k) plan account. H. Parnell Perry, Jr. is the son of Harvey P. Perry, our Chairman of the Board, and has been an employee of ours since 1987.

During 2018, we paid Jonathan Perry, who serves as Director–Sales & Marketing, Century Marketing Solutions, total gross compensation of approximately $160,433, consisting of approximately $103,226 in salary, $26,549 in annual incentive bonuses, $26,786 in equity grants and $3,873 in matching contributions to his qualified 401(k) plan account. Jonathan Perry is the son of Harvey P. Perry, our Chairman of the Board, and has been an employee of ours since 2008.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our directors have family members employed by us, although none of them (other than Matthew J. Post, H. Parnell Perry, Jr. and Jonathan Perry) earned 2018 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our management distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the Board before engaging in any new related party transaction involving significant sums or risks.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that all such reports were timely filed during fiscal year 2018, except for a Form 4 report for Steven T. Clontz, a director of the Company, to disclose one transaction that occurred on May 25, 2018, which was subsequently disclosed on a Form 5 report.

94 | 2019 Proxy Statement

SHAREHOLDER PROPOSAL

(Item 6 on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

We expect Item 6 to be presented by shareholders at the meeting. Following SEC rules, we are reprinting the proposal and supporting statement as it was submitted to us, other than minor formatting changes. We take no responsibility for it. On request to the Secretary at the address listed under “Other Matters – Annual Financial Report,” we will provide information about the sponsor’s shareholdings. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST ITEM 6 FOR THE REASONS WE GIVE BELOW.

The following proposal was submitted by the AFL-CIO Reserve Fund, located at 815 16th Street, NW, Washington, D.C., 20006, as a lead filer, and Friends Fiduciary Corporation, located at 1650 Arch Street, Suite 1904, Philadelphia, Pennsylvania, 19103, as a co-filer.

“Whereas, we believe in full disclosure of CenturyLink’s direct and indirect lobbying activities and expenditures to assess whether CenturyLink’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of CenturyLink request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by CenturyLink used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	CenturyLink’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which CenturyLink is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on CenturyLink’s website.

Supporting Statement

We encourage transparency and accountability in the use of funds to lobby. CenturyLink spent $23,070,486 from 2010 – 2017 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where CenturyLink also lobbies in 38 states (“Amid Federal Gridlock, Lobbying Rises in the States,” Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent. A study found CenturyLink spent $1,552,902 lobbying in six states from 2012 – 2015 (“How Leading U.S. Corporations Govern and Spend on State Lobbying,” Sustainable Investments Institute, March 2017).

CenturyLink serves on the board of USTelecom, which spent $42.13 million on lobbying from 2010 – 2017. USTelecom’s lobbying against net neutrality has attracted attention (“AT&T/Verizon Lobbyists to

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SHAREHOLDER PROPOSAL

(Item 6 on Proxy or Voting Instruction Card)

‘Aggressively’ Sue States that Enact Net Neutrality,” Ars Technica, March 27, 2018). CenturyLink does not comprehensively disclose its memberships in trade associations nor the amounts of its payments used for lobbying. And CenturyLink is a member of the American Legislative Exchange Council (ALEC).

We are concerned that our company’s lack of lobbying and trade association disclosure presents reputational risks. For example, CenturyLink’s ALEC membership has drawn press scrutiny (“AT&T Drops ALEC for Hosting Hate Speech,” PR Watch, November 30, 2018), and over 110 companies have publicly left ALEC, including peers AT&T, Sprint, T-Mobile and Verizon. And CenturyLink was included in a 2018 list of America’s 20 most hated companies (“Bad Reputation: America’s Top 20 Most-hated Companies,” 24/7 Wall Street, January 22, 2018).”

The Board recommends that you vote AGAINST this proposal for the following reasons:

We believe our continued success and long-term profitability are substantially dependent upon our ability to actively engage in political, legislative and regulatory processes to advocate in favor of laws and policies that are in the best interests of our company, shareholders and customers. The proponent’s proposal this year is substantially similar to the proposal it submitted last year, which received less than 21.5% support of the shares voted at last year’s annual meeting.

For the reasons discussed further below, we continue to believe that (i) we currently disclose a substantial amount of detailed information on the cost and scope of our lobbying activities and (ii) the preparation and publication of the report contemplated by this proposal is neither necessary nor an efficient use of our resources.

◾	Information regarding our participation in the political process is set forth in our semi-annual Political Contributions Reports (the “Semi-Annual Reports”), which are available for review on our website. Our Semi-Annual Reports outline the core principles governing our political participation.

◾	In addition to furnishing our Semi-Annual Reports, we file substantial amounts of information about our lobbying activity under federal, state and local laws. At the federal level, we file quarterly reports under the Lobbying Disclosure Act disclosing our lobbying expenditures and detailing the entities we lobbied and the subject matter of our lobbying efforts. This includes quarterly reporting to the Federal Election Commission regarding our employee political action committee. Any lobbying firms hired by us file similar reports, and trade associations to which we contribute are separately subject to strict public disclosure requirements regarding their lobbying activities. We and our in-house and external lobbyists also file reports disclosing political contributions and related payments. Furthermore, we file all lobbying reports required by state laws, which in some cases have broader disclosure requirements than federal law. Shareholders can access this information through websites maintained by the U.S. House of Representatives, the U.S. Senate, the Federal Election Commission, and various state governmental bodies, or through various commercial websites that aggregate similar data.

◾	Our policies and procedures governing lobbying and political activities are subject to rigorous internal controls designed to ensure, among other things, that our applicable disclosures are full and complete. As noted in our Semi-Annual Reports, our Senior Vice President, Public Policy and Government Relations, together with senior management, the Board, and various public policy and legal personnel, oversees and manages our corporate political activities in an effort to attain our public policy objectives and comply with all applicable laws. We have a policy of not contributing to “Super PACs”.

◾	We believe we significantly benefit by participating in a number of industry and trade associations, which provide us with access to valuable industry data and expertise. These groups are independent organizations that represent the diverse interests of their members, and deal with a wide range of issues. These organizations frequently make expenditures or take action contrary to our preferences, often without our knowledge. As such, we do not believe that our membership in these organizations should be viewed as an endorsement of any particular organization or policy. Disclosure of the information contemplated by the proposal could be used to unfairly suggest that we support every position taken by organizations to which we contribute. For these reasons, we do not believe that additional disclosures regarding our contributions to such organizations would be helpful to shareholders.

◾	We believe the information that we currently furnish in our Semi-Annual Reports and file with state and federal agencies strikes an appropriate

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SHAREHOLDER PROPOSAL

(Item 6 on Proxy or Voting Instruction Card)

balance between transparency and avoiding excessive burden and cost. We believe that requiring us to gather and disclose additional information would result in an unproductive use of valuable time and corporate resources by tracking insignificant activities without materially enhancing existing disclosures.

◾	We also oppose the proposal because many of its aspects are vague or unworkable, and may create confusion. We believe the proposal’s definition of lobbying and lobbying expenditures are ambiguous and could, depending on the jurisdiction, include items such as office rent, business travel expenses, and even employee salaries. As a result, the disclosures required by the proposal could be inconsistent and confusing, because a particular expenditure might be lobbying-related in one jurisdiction, but not in another.

◾	The proposal seeks to impose unnecessary line-item disclosures on lobbying expenditures that are not required by law and are not standard among other companies, including our competitors. Complying with the requirements of this proposal could put us at a relative disadvantage to our competitors. Any new requirements should be addressed by lawmakers and uniformly imposed on all entities.

◾	Finally, you should be aware that the proponent’s Supporting Statement cites figures and information that we cannot verify.

The Board is confident that the Company’s current lobbying activities are effective and fully aligned with the shareholders’ long-term interests. For the reasons set forth above, the Board believes that this proposal is overly burdensome, would result in an unproductive use of our resources, and is not in the best interests of our shareholders.

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FREQUENTLY ASKED QUESTIONS

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2019 annual meeting of shareholders because you owned shares of our stock at the close of business on March 28, 2019, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 10, 2019. This proxy statement summarizes information regarding matters to be considered at the meeting. For additional information on our proxy materials, see “Other Matters—Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 22, 2019, in the CenturyLink Auditorium at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, www.proxyvote.com. You do not need to attend the meeting to vote your shares.

What matters will be considered at the meeting and what vote is required to approve such matters?

Item		Board Voting Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
Management Proposals:
Item 1	Election of the 13 director nominees named herein	FOR each nominee	Affirmative vote of a majority of the votes cast	No effect	No effect	1
Item 2	Ratification of the appointment of KPMG LLP as our independent auditor for 2019	FOR	Affirmative vote of a majority of the votes cast	No effect	N/A	19
Item 3	Proposal to amend our Articles of Incorporation to increase authorized shares of common stock	FOR	Affirmative vote of a majority of the votes entitled to be cast	Counted the same as votes against	Counted the same as votes against	23
Item 4	Ratification of the NOL Rights Plan	FOR	Affirmative vote of a majority of the votes cast	No effect	No effect	25
Item 5	Non-binding advisory vote to approve our executive compensation	FOR	Affirmative vote of a majority of the votes cast	No effect	No effect	29
Shareholder Proposals:
Item 6	Shareholder proposal regarding our lobbying activities, if properly presented at the meeting	AGAINST	Affirmative vote of a majority of the votes cast	No effect	No effect	95

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 1,090,460,914 Common Shares and 7,018 Preferred Shares outstanding.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

◾	call 1-800-690-6903 and follow the instructions provided;

◾	log on to the Internet at www.proxyvote.com and follow the instructions at that site; or

◾	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Broadridge Financial Solutions, Inc.

If you need additional help with this year’s proxy, control numbers or using ProxyVote.com, please call proxy support at 866-232-3037 (Toll-free) or 720-358-3640 (Int’l Toll).

Please note that you may not vote by telephone or the Internet after 11:59 p.m. Eastern Time on May 21, 2019.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive separate voting instructions that will enable you to direct the voting of these shares. You are entitled, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should instruct the trustees how to vote the shares allocated to their plan accounts in accordance with the voting instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

If you beneficially own any of our Common Shares by virtue of previously participating in an employee stock purchase plan formerly maintained by us or a company that we have acquired, we have made arrangements for our proxy materials to be made available to you by the record owner of those shares. Consequently, you will be afforded the opportunity to vote those shares in the same manner as any other shares held in street name.

How do I register to attend the meeting in person?

If you would like to attend the meeting in person, you must register in advance at www.proxyvote.com and follow the instructions at that site.

How do I gain admission to the Annual Meeting?

For admission to the Annual Meeting, each shareholder will be asked to present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership of our common stock as of the record date, such as an admission ticket, a brokerage statement, proxy card or voting instruction form reflecting stock ownership. To request an admission ticket in advance of the Annual Meeting please visit www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can register by calling 1-844-318-0137. You will need the 16-digit number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

What is the quorum requirement for the Meeting?

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

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Can I revoke or change my voting instructions after I deliver my proxy?

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Who pays the cost of soliciting proxies?

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $22,500 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Could other matters be considered and voted upon at the Meeting?

Our Board does not expect to bring any other matter before the Meeting. Further, management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below under “Frequently Asked Questions—What is the deadline to propose actions for consideration at the 2020 Annual Meeting of Shareholders or to nominate individuals to serve as directors?”) other than the shareholder proposal described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Who sets the rules regarding conduct at the Meeting?

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our sole discretion, to admit guests, such as local politicians or the press, into the meeting.

What happens if the Meeting is postponed or adjourned?

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What is the deadline to propose actions for consideration at the 2020 Annual Meeting of Shareholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual meetings of shareholders.

Proxy Statement Proposals. To be eligible for inclusion in our 2020 proxy materials, any shareholder proposal to elect shareholder-nominated candidates as directors or to take any other action at such meeting must be received by December 12, 2019, and must comply with applicable federal proxy rules and our bylaws. See “Frequently Asked Questions – What information needs to be included in a shareholder notice nominating a director or proposing other action?” These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, Secretary. If we do not receive a shareholder proposal by the deadline described above, we may exclude the proposal from our proxy materials for our 2020 annual meeting.

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Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received in writing by our Secretary, addressed in the manner specified in the immediately-preceding paragraph, between November 24, 2019 and February 22, 2020 and must contain various information specified in our bylaws. (If the date of the 2020 annual meeting is more than 30 days before or more than 60 days after May 22, 2020, notice must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then 10th day following the day on which such public announcement of the date of such meeting is first made by the Company.) Notices that are not delivered in accordance with our bylaws may be disregarded by us. For additional information on these procedures, see “Frequently Asked Questions – What information needs to be included in a shareholder notice nominating a director or proposing other action?”

Our above-described advance notice bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

The summaries above are qualified in their entirety by reference to the full text of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

What information needs to be included in a shareholder notice nominating a director or proposing other action?

If timely notice is provided, our bylaws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

In addition, our bylaws provide that under certain circumstances a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy materials. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to ten shareholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of our

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outstanding Common Shares continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current board size of 13, two is the maximum number of proxy access candidates that we would be required to include in our 2020 proxy materials for the 2020 annual meeting. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws, and each nominee must meet the qualifications required by our bylaws.

Shareholder requests to nominate directors or to bring any other matter before our 2020 annual shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials, must be received by our Secretary by the deadlines specified in the response to the preceding question.

The summaries above of the advance notification and proxy access provisions of our bylaws are qualified in their entirety by reference to the full text of Section 5 of Article IV of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below under “Other Matters.”

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Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

◾	the notice and proxy statement for the meeting,

◾	a proxy or voting instruction card, and

◾	our 2018 annual report furnished in the following two parts: (1) our 2018 Annual Financial Report, which constitutes Appendix A to this proxy statement, and (2) our CEO’s letter appearing at the beginning of this document.

Annual Financial Report

Appendix A includes our 2018 Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the SEC on March 11, 2019. In addition, we have provided you with a copy of or access to our CEO’s letter, which precedes this proxy statement at the beginning of this document. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.proxyvote.com.

By Order of the Board of Directors

Stacey W. Goff

Secretary

April 10, 2019

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APPENDIX A

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2018

INDEX TO ANNUAL FINANCIAL REPORT

December 31, 2018

The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2018. All references in this Appendix A to “this report,” “Part I,” “Part II,” item numbers and Section titles or headings refer to our Annual Report on Form 10-K for the year ended December 31, 2018. We filed the Form 10-K with the Securities and Exchange Commission on March 11, 2019, and have not updated any of the following excepted materials for any changes or developments since such date. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix A refer to these Notes.

Information on Our Common Stock and Dividends

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively.

At February 22, 2019, there were approximately 99,000 stockholders of record, although there were significantly more beneficial holders of our common stock.

As described in greater detail in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

ITEM 6. SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 of Part II and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of Part II of this report.

The tables of selected financial data shown below are derived from our audited consolidated financial statements, which include the operating results, cash flows and financial condition of Level 3 beginning November 1, 2017. These historical results are not necessarily indicative of results that you can expect for any future period.

The following table summarizes selected financial information from our consolidated statements of operations.

	Years Ended December 31,(1)
	2018(2)(3)(4)(5)	2017(3)(4)(5)	2016(4)(5)	2015(5)	2014(6)
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenue	$23,443	17,656	17,470	17,900	18,031
Operating expenses	22,873	15,647	15,137	15,321	15,674

Operating income	$570	2,009	2,333	2,579	2,357
(Loss) income before income tax expense	$(1,563)	540	1,020	1,316	1,110
Net (loss) income	$(1,733)	1,389	626	878	772
Basic (loss) earnings per common share	$(1.63)	2.21	1.16	1.58	1.36
Diluted (loss) earnings per common share	$(1.63)	2.21	1.16	1.58	1.36
Dividends declared per common share	$2.16	2.16	2.16	2.16	2.16
Weighted average basic common shares outstanding	1,065,866	627,808	539,549	554,278	568,435
Weighted average diluted common shares outstanding	1,065,866	628,693	540,679	555,093	569,739

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of Part II of this report and in our preceding annual reports on Form 10-K for a discussion of unusual items affecting the results for each of the years presented.

(2)	During 2018, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill attributed to our consumer segment.

(3)

The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in tax expense of $92 million and a tax benefit of approximately $1.1 billion for 2018 and 2017, respectively.

(4)

During 2018, 2017 and 2016, we incurred Level 3 acquisition-related expenses of $393 million, $271 million and $52 million, respectively. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of Level 3” and Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report.

(5)

During 2018, 2017, 2016 and 2015, we recognized an incremental $171 million, $186 million, $201 million and $215 million, respectively, of revenue associated with the Federal Communications Commission (“FCC”) Connect America Fund Phase II support program, as compared to revenue received under the previous interstate USF program.

(6)	During 2014, we recognized a $60 million tax benefit associated with a deduction for the tax basis for worthless stock in a wholly-owned foreign subsidiary and a $63 million pension settlement charge.

Selected financial information from our consolidated balance sheets is as follows:

	As of December 31,
	2018	2017	2016	2015	2014
	(Dollars in millions)
Net property, plant and equipment(1)	$26,408	26,852	17,039	18,069	18,433
Goodwill(1)(2)	28,031	30,475	19,650	20,742	20,755
Total assets(3)	70,256	75,611	47,017	47,604	49,103
Total long-term debt(3)(4)	36,061	37,726	19,993	20,225	20,503
Total stockholders’ equity	19,828	23,491	13,399	14,060	15,023

(1)

During 2016, as a result of our then pending sale of our colocation business and data centers, we reclassified $1.1 billion in net property, plant and equipment and $1.1 billion of goodwill to assets held for sale which is included in other current assets on our consolidated balance sheet. See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of Part II of this report, for additional information.

(2)	During 2018, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill attributed to our consumer segment.

(3)

In 2015, we adopted both ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” by retrospectively applying the requirements of the ASUs to our previously issued consolidated financial statements. The adoption of both ASU 2015-03 and ASU 2015-17 reduced total assets by $1.0 billion and $1.3 billion in each year for the two years ended December 31, 2014, respectively, and ASU 2015-03 reduced total long-term debt by $168 million and $157 million in each year for the two years ended December 31, 2014, respectively.

(4)

Total long-term debt includes current maturities of long-term debt and capital lease obligations of $305 million for the year ended December 31, 2016 associated with assets held for sale. For additional information on our total long-term debt, see Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report. For total contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of Part II of this report.

Selected financial information from our consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in millions)
Net cash provided by operating activities	$7,032	3,878	4,608	5,153	5,188
Net cash used in investing activities	(3,078)	(8,871)	(2,994)	(2,853)	(3,077)
Net cash (used in) provided by financing activities	(4,023)	5,356	(1,518)	(2,301)	(2,151)
Payments for property, plant and equipment and capitalized software	(3,175)	(3,106)	(2,981)	(2,872)	(3,047)

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to “Notes” in this Item 7 of Part II refer to the Notes to Consolidated Financial Statements included in Item 8 of Part II of this report. Certain statements in this report constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in Item 1 of Part I of this report for factors relating to these statements and “Risk Factors” in Item 1A of Part I of this report for a discussion of certain risk factors applicable to our business, financial condition, results of operations, liquidity or prospects.

Overview

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our residential and business customers. With approximately 450,000 route miles of fiber optic cable globally, we believe we are among the largest providers of communications services to domestic and global enterprise customers and the third largest wireline telecommunications company in the United States. We provide services in over 60 countries, with most of our revenue being derived in the United States.

At December 31, 2018, we served 4.8 million consumer broadband subscribers. Our methodology for counting consumer broadband subscribers may not be comparable to those of other companies. We no longer report or discuss access lines as a key operating metric given the significant migration in our industry from legacy services to IP-enabled services.

Acquisition of Level 3

On November 1, 2017, CenturyLink, Inc. (“CenturyLink”) acquired Level 3 Communications, Inc. (“Level 3”) through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC.

During the year ended December 31, 2018, we recognized $391 million of integration-related expenses associated with our activities related to the Level 3 acquisition. During 2018, we also recognized $2 million in merger-related transaction costs, including investment banker and legal fees.

Our consolidated financial statements include the accounts of CenturyLink and its majority owned subsidiaries, including Level 3 beginning on November 1, 2017. Due to the significant size of the acquisition, direct comparison of our results of operations for the periods ending on or after December 31, 2017 to prior periods are less meaningful than usual.

As a result of the acquisition, Level 3’s assets and liabilities have been revalued and recorded at their fair value. The assignment of estimated fair value requires a significant amount of judgment. The use of fair value measures affects the comparability of our post-acquisition financial information and may make it more difficult to predict earnings in future periods. We completed our final fair value determinations during the fourth quarter 2018. Our final fair value determinations were different than those preliminary values reflected in our consolidated financial statements at December 31, 2017 and resulted in an increase in goodwill of $340 million and an increase to other noncurrent assets offset by a decrease in customer relationships during 2018.

In the discussion that follows, we refer to the business that we operated prior to the Level 3 acquisition as “Legacy CenturyLink”, and we refer to the incremental business activities that we now operate as a result of the Level 3 acquisition as “Legacy Level 3.”

For additional information about our acquisition of Level 3, see (i) Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report and (ii) the documents we filed with the SEC on February 13, 2017, November 1, 2017 and January 16, 2018.

Sale of Data Centers and Colocation Business

On May 1, 2017, we sold our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital (“the Purchaser”) in exchange for pre-tax cash proceeds of $1.8 billion and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies. As part of the transaction, the Purchaser acquired 57 of our data centers and assumed our capital lease obligations, which amounted to $294 million on May 1, 2017, related to the divested properties.

Our colocation business generated revenue (excluding revenue from affiliates) of $210 million from January 1, 2017 through May 1, 2017, and $622 million for the year ended December 31, 2016 (a small portion of which has been retained by us).

This transaction did not meet the accounting requirements for a sale-leaseback transaction as described in ASC 840-40, Leases—Sale-Leaseback Transaction. Under the failed-sale-leaseback accounting model, we are deemed under GAAP to still own certain real estate assets sold to the Purchaser.

After factoring in the costs to sell the data centers and colocation business, excluding the impacts from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the consideration we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million is included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017.

Effective with the January 1, 2019 implementation date of the new accounting standard for Leases (ASU 2016-02), this particular accounting treatment will no longer be applicable to our May 1, 2017 divestiture transaction. Consequently, the above-described real estate assets and corresponding financing obligation will be derecognized as of January 1, 2019 from our future consolidated balance sheets resulting in an increase of $115 million to stockholder’s equity.

See Note 3—Sale of Data Centers and Colocation Business for additional information on the sale and Note 1—Background And Summary Of Significant Accounting Policies for discussion of the impact of implementing ASU 2016-02 to our consolidated financial statements in Item 8 of Part II of this report.

Segments

At December 31, 2018, we had the following two segments:

•

Business Segment. Under our business segment, we provide our products and services to large domestic and global enterprises, small and medium businesses, federal, state and local governments and wholesale customers, including other communication providers. Our products and services offered to these customers include our IP and Data Services suite of products, which includes VPN and hybrid networking, Ethernet and IP services; Transport and Infrastructure, which includes wavelengths and private line, dark fiber, colocation and data center services, and professional services; Voice Services, which includes local, long-distance, toll-free and unified communications services; and IT and Managed services, all of which are described further under “Products and Services”; and

•

Consumer Segment. Under our consumer segment, we provide our products and services to residential customers. Our products and services offered to these customers include our broadband, local and long-distance voice, video and other ancillary services.

See Note 15—Segment Information to our consolidated financial statements in Item 8 of Part II of this report for additional information.

Results of Operations

The following table summarizes the results of our consolidated operations for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018 (1)(2)(3)	2017(2)(3)	2016(3)
	(Dollars in millions except per share amounts)
Operating revenue	$23,443	17,656	17,470
Operating expenses	22,873	15,647	15,137

Operating income	570	2,009	2,333
Other expense, net	2,133	1,469	1,313
Income tax expense (benefit)	170	(849)	394

Net (loss) income	$(1,733)	1,389	626

Basic (loss) earnings per common share	$(1.63)	2.21	1.16
Diluted (loss) earnings per common share	$(1.63)	2.21	1.16

(1)	During 2018, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill attributed to our consumer segment.

(2)

The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in tax expense of $92 million and a tax benefit of approximately $1.1 billion for 2018 and 2017, respectively.

(3)

During 2018, 2017 and 2016, we incurred acquisition-related expenses of $393 million, $271 million and $52 million, respectively. For additional information, see “Acquisition of Level 3” above and Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report.

For over a decade, we have experienced revenue declines, excluding the impact of acquisitions during the period, primarily due to declines in private line customers, switched access rates and minutes of use. To partially mitigate these revenue declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•	increase the capacity, speed and usage of our networks;

•

provide a wide array of diverse services, including enhanced or additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase prices on our products and services if and when practicable; and

•	market our products and services to new customers.

Operating Revenue

We categorize our products, services and revenue among the following five categories:

•	IP and Data Services, which include primarily VPN data networks, Ethernet, IP, video (including our facilities-based video services and Vyvx broadcast services) and other ancillary services;

•

Transport and Infrastructure, which include broadband, private line (including business data services), data center facilities and services, including cloud, hosting and application management solutions, wavelength, equipment sales and professional services, network security services and other ancillary services;

•	Voice and Collaboration, which includes primarily local and long distance voice, including wholesale voice, and other ancillary services;

•	IT and Managed Services, which include information technology services and managed services, which may be purchased in conjunction with our other network services; and

•

Regulatory Revenue, which consist of (i) Universal Service Fund (“USF”), Connect America Fund (“CAF”) and other support payments designed to reimburse us for various costs related to certain telecommunications services and (ii) other operating revenue from the leasing and subleasing of space, none of which is included in our segment revenue.

For more detailed information, see “Products and Services” in Item I of this report.

The following tables summarize our consolidated operating revenue recorded under each of our five above described revenue categories:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
IP and Data Services(1)	$7,279	4,083	3,196	78%
Transport and Infrastructure(2)	8,248	6,345	1,903	30%
Voice and Collaboration(3)	6,572	5,844	728	12%
IT and Managed Services(4)	621	652	(31)	(5)%
Regulatory Revenue(5)	723	732	(9)	(1)%

Total operating revenue	$23,443	17,656	5,787	33%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
IP and Data Services(1)	$4,083	3,418	665	19%
Transport and Infrastructure(2)	$6,345	6,583	(238)	(4)%
Voice and Collaboration(3)	5,844	6,124	(280)	(5)%
IT and Managed Services(4)	652	641	11	2%
Regulatory Revenue(5)	732	704	28	4%

Total operating revenue	$17,656	17,470	186	1%

(1)	Includes primarily VPN data network, Ethernet, IP, video and ancillary revenue.

(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenue.

(3)	Includes local, long-distance and other ancillary revenue.

(4)	Includes IT services and managed services revenue.

(5)	Includes CAF Phase I, CAF Phase II, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

Our total operating revenue increased by $5.8 billion, or 33%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 due to the inclusion of $6.7 billion in Legacy Level 3 post-acquisition operating revenue in our consolidated operating revenue. Total operating revenue for Legacy CenturyLink decreased by $935 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The Legacy CenturyLink decline in total operating revenue is primarily due to lower voice and collaboration, transport and infrastructure and IP and data services revenue. The decrease in voice and collaboration was due to continued decreases in revenue from our traditional voice telecommunications services. The decrease in transport and infrastructure reflects the decrease in volumes from our colocation business sale, reduced sales volume of private line (including business data services) services, which were partially offset with an increase in broadband and managed security services. The decrease in IP and data services was primarily due to a decrease in retail revenue, partially offset by an increase in VPN data network services.

Total operating revenue increased by $186 million, or 1% for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to the inclusion of $1.4 billion in post-acquisition Legacy Level 3 operating revenue in our 2017 consolidated operating revenue. Total operating revenue for Legacy CenturyLink decreased by $1.2 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decline in total operating revenue reflects the continuing loss of access lines, loss of long-distance revenue primarily due to the displacement of traditional wireline telephone services by other competitive products and services, including data and wireless communication services, and reductions in the volume of our private line (including business data services) services. Our total operating revenue for the year ended December 31, 2017 were also impacted by the May 1, 2017 sale of our data centers and colocation business, which resulted in a reduction of colocation revenue of $396 million for the year ended December 31, 2017 as compared to the prior year period.

Further analysis of our segment operating revenue and trends impacting our performance are provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); costs owed to universal service funds (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); and other expenses directly related to our operations; and

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$10,862	8,203	2,659	32%
Selling, general and administrative	4,165	3,508	657	19%
Depreciation and amortization	5,120	3,936	1,184	30%
Impairment of goodwill	2,726	—	2,726	nm

Total operating expenses	$22,873	15,647	7,226	46%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$8,203	7,774	429	6%
Selling, general and administrative	3,508	3,447	61	2%
Depreciation and amortization	3,936	3,916	20	1%

Total operating expenses	$15,647	15,137	510	3%

nm	Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Cost of Services and Products (exclusive of depreciation and amortization)

Cost of services and products (exclusive of depreciation and amortization) increased by $2.7 billion, or 32%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in costs of services and products (exclusive of depreciation and amortization) was attributable to the inclusion of $3.2 billion Legacy Level 3 post-acquisition costs (net of intercompany eliminations) in our consolidated costs of services and products (exclusive of depreciation and amortization). Costs of services and products (exclusive of depreciation and amortization) for Legacy CenturyLink decreased $588 million, or 8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease was primarily due to reductions in salaries and wages and employee related expenses from lower headcount, reduced overtime, lower real estate and power expenses and a decline in content costs for Prism TV.

Cost of services and products (exclusive of depreciation and amortization) increased by $429 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in costs of services and products (exclusive of depreciation and amortization) was attributable to the inclusion of $690 million in post-acquisition Legacy Level 3 costs (net of intercompany eliminations) in our consolidated costs of services and products (exclusive of depreciation and amortization). Costs of services and products (exclusive of depreciation and amortization) for Legacy CenturyLink decreased by $261 million, or 3%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease in cost of services and products (exclusive of depreciation and amortization) was primarily due to reductions in salaries and wages and employee benefits from lower headcount and healthcare costs, lower real estate and power expenses from the sale of the data centers and colocation business, and reduced customer premises equipment costs due to a decrease in sales of customer premises equipment and USF rates, which were partially offset by increases in facility costs.

Selling, General and Administrative

Selling, general and administrative expenses increased by $657 million, or 19%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in selling, general and administrative expenses was attributable to the inclusion of $1.1 billion Legacy Level 3 post-acquisition costs (net of intercompany eliminations) in our consolidated selling, general and administrative expenses. Selling, general and administrative expenses decreased by $444 million, or 14%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease was primarily due to (i) reductions in salaries and wages and employee related expenses from lower headcount, (ii) reduced overtime, professional fees, bad debt and marketing expenses and (iii) a loss on sale of data centers in 2017.

Selling, general and administrative expenses increased by $61 million, or 2%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to the inclusion of $253 million in post-acquisition Legacy Level 3 expenses (net of intercompany eliminations) in our consolidated selling, general and administrative expenses. Legacy CenturyLink’s selling, general and administrative expenses decreased by $192 million, or 6%, primarily due to (i) reductions in salaries and wages and employee benefits from lower headcount, (ii) reduced healthcare, external commissions and bad debt expenses and (iii) losses recognized from the sale of our data centers and colocation business and the related failed-sale-leaseback as further described in Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of Part II of this report and increases in transaction and integration costs associated with the Level 3 acquisition.

Depreciation and Amortization

The following tables provide detail of our depreciation and amortization expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
Depreciation	$3,339	2,710	629	23%
Amortization	1,781	1,226	555	45%

Total depreciation and amortization	$5,120	3,936	1,184	30%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Depreciation	$2,710	2,691	19	1%
Amortization	1,226	1,225	1	—%

Total depreciation and amortization	$3,936	3,916	20	1%

Annual depreciation expense is impacted by several factors, including changes in our depreciable cost basis, changes in our estimates of the remaining economic life of certain network assets, the addition of new plant (including from the acquisition of Level 3) and the divestiture of plant (including from sale of our data centers and colocation business). Depreciation expense increased by $629 million, or 23%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to the inclusion of $763 million Legacy Level 3 post-acquisition depreciation expense in our consolidated depreciation expense, which was partially offset by lower Legacy CenturyLink depreciation expense. Depreciation expense increased by $19 million, or 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in depreciation expense for the year ended December 31, 2017 was primarily attributable to the inclusion of $143 million in post-acquisition Legacy Level 3 depreciation expense in our consolidated depreciation expense. Legacy CenturyLink’s depreciation expense was lower due to full depreciation and retirement of certain plant previously placed in service. Additionally, we ceased depreciating property, plant and equipment assets of our colocation business when we entered into the agreement to sell that business in late 2016. Absent the sale, we estimate that we would have recorded additional depreciation expense of $54 million from January 1, 2017 through May 1, 2017 related to the conveyed property. These decreases were partially offset by an increase in depreciation expense attributable to new plant placed in service since January 1, 2016. As a result of not meeting sale-leaseback accounting requirements, prior to January 1, 2019 we are deemed under GAAP to still own certain real estate assets sold to Cyxtera; therefore, we are required to reflect a portion of the real estate assets on our consolidated balance sheet and depreciate these assets over their useful lives. As further described in Note 3—Sale of Data Centers and Colocation Business, of the $91 million increase in depreciation expense on these real estate assets, $44 million is not expected to recur in future periods.

Amortization expense increased by $555 million, or 45%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 and increased by $1 million, or less than 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in amortization expense for the year ended December 31, 2018 and December 31, 2017 was primarily attributable to the inclusion of $659 million and $139 million, respectively, in post-acquisition Legacy Level 3 amortization expense in our consolidated amortization expense. Legacy CenturyLink’s amortization expense was lower for both periods primarily due to the use of accelerated amortization for a portion of our customer relationship assets and our entry into an agreement to sell our data centers and colocation business. The effect of using an accelerated amortization method results in an incremental decline in expense each period as the intangible assets amortize. In 2017, we ceased amortizing the intangible assets of our colocation business when we entered into the agreement to sell that business. Absent the sale, we estimate that we would have recorded additional amortization expense of $13 million from January 1, 2017 through May 1, 2017, related to the conveyed intangible assets. In addition, amortization of capitalized software was lower in both periods due to software becoming fully amortized faster than new software was acquired or developed.

Impairment of Goodwill

At October 31, 2018, we estimated the fair value of our five reporting units, which we determined to be consumer, medium and small business, enterprise, international and global accounts and wholesale and indirect, by considering both a market approach and a discounted cash flow method. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2018 and concluded that the indicated control premium of approximately 0.1% was reasonable based on recent transactions in the market place.

As of October 31, 2018, based on our assessment performed with respect to these reporting units as described above, we concluded that the estimated fair value of our consumer reporting unit was less than our carrying value of equity for such unit by approximately $2.7 billion. As a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer segment during the fourth quarter of 2018. After the impairment charge described above, the estimated fair value of equity for our consumer segment equals the carrying value of equity for such segment.

Other Consolidated Results

The following tables summarize our total other expense, net and income tax expense (benefit):

	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
Interest expense	$(2,177)	(1,481)	696	47%
Other income, net	44	12	32	nm

Total other expense, net	$(2,133)	(1,469)	664	45%

Income tax expense (benefit)	$170	(849)	1,019	nm

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Interest expense	$(1,481)	(1,318)	163	12%
Other income, net	12	5	7	140%

Total other expense, net	$(1,469)	(1,313)	156	12%

Income tax (benefit) expense	$(849)	394	(1,243)	nm

nm Percentages	greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Interest Expense

Interest expense increased by $696 million, or 47%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in interest expense was primarily due to our issuance and assumption of debt in conjunction with the acquisition of Level 3. Interest expense increased by $163 million, or 12%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in interest expense was primarily due to (i) the issuance of $7.9 billion of term loans in 2017 for the purpose of providing funding for the Level 3 acquisition, (ii) the assumption of Level 3’s debt upon the consummation of the acquisition of Level 3, which accounted for $80 million in post-acquisition interest expense and (iii) the recognition of imputed interest expense resulting from the failed-sale-leaseback as further described in Note 3—Sale of Data Centers and Colocation Business.

Other Income, Net

Other income, net reflects certain items not directly related to our core operations, including our share of income from partnerships we do not control, interest income, gains and losses from non-operating asset dispositions, foreign currency gains and losses and components of net periodic pension and postretirement benefit costs. Other income, net increased by $32 million, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. This increase in other income, net was primarily due to a decrease in pension service charges in 2018. Other income, net increased by $7 million, or 140%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This increase in other income, net was primarily due to a reduction in the loss on early retirement of debt, an increase in interest income from the $6 billion Term Loan B funds held in escrow and income generated from our services agreements with Cyxtera, which was substantially offset by a lower expected return on assets in 2017 for our pension and post-retirement plans. The expected return on assets for our pension and post-retirement plans was lower in 2017 as compared to 2016, which resulted in us recording pension and post-retirement expense in 2017 as compared to recording pension and post-retirement income in 2016.

Income Tax Expense (Benefit)

The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in a tax benefit of approximately $1.1 billion recorded in the fourth quarter of 2017, which was the predominant factor contributing to our recognition of an $849 million income tax benefit for 2017, versus income tax expense of $394 million in the prior year. For the years ended December 31, 2018, 2017 and 2016, our effective income tax rate was (10.9)%, (157.2)% and 38.6%, respectively. The effective tax rate for the year ended December 31, 2018 reflects a $572 million unfavorable impact of the non-deductible goodwill impairment as well as the current year unfavorable impact of purchase price accounting adjustments resulting from the Level 3 acquisition and from the tax reform impact of those adjustments of $92 million. The 2018 unfavorable impacts are partially offset by the tax benefit of a 2017 tax loss carryback to 2016 of $142 million. The effective tax rate for the year ended December 31, 2017 reflects the benefit from the re-measurement of deferred taxes as noted above, a $27 million tax expense related to the sale of our data centers and colocation business and a $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition. The effective tax rate for the year ended December 31, 2016 reflects a tax impact of $18 million from an intercompany dividend payment from one of our foreign subsidiaries to its domestic parent company that was made as part of our corporate restructuring in preparation for the sale of our colocation business. See Note 14—Income Taxes to our consolidated financial statements in Item 8 of Part II of this report and “Critical Accounting Policies and Estimates—Income Taxes” below for additional information.

Segment Results

The results for our business and consumer segments are summarized below for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Total segment revenue	$22,720	16,924	16,766
Total segment expenses	12,269	9,390	9,081

Total segment adjusted EBITDA	$10,451	7,534	7,685

Total margin percentage	46%	45%	46%
Business segment:
Revenue	$17,349	11,220	10,704
Expenses	10,076	6,847	6,391

Adjusted EBITDA	$7,273	4,373	4,313

Margin percentage	42%	39%	40%
Consumer segment:
Revenue	$5,371	5,704	6,062
Expenses	2,193	2,543	2,690

Adjusted EBITDA	$3,178	3,161	3,372

Margin percentage	59%	55%	56%

Products and Services

In connection with our acquisition of Level 3 on November 1, 2017, we revised the way we categorize our products and services and now report our related revenue under the following categories: IP and data services, transport and infrastructure, voice and collaboration, IT and managed services and regulatory revenue. As a result of organization changes made in January 2019, we are making certain changes to revenue reporting categories in

2019 in our business and consumer segments to align with how the business is being managed as discussed further below.

We offer our customers the ability to bundle together several products and services. We believe our customers value the convenience and price discounts associated with receiving multiple services through a single company.

Business Segment

The operations of our business segment have been impacted by several significant trends, including those described below:

Revenue. Our mix of total business segment revenue continues to migrate from traditional wireline voice services to newer, lower cost and more technologically advanced products and services as our small, medium and enterprise business, wholesale and government customers increasingly demand integrated data, broadband, hosting and voice services. Our Ethernet-based services in the wholesale market face competition from cable companies and competitive fiber-based telecommunications providers. We anticipate continued pricing pressure for our colocation services as our competitors continue to expand their enterprise colocation operations. In recent years, our competitors, as well as several large, diversified technology companies, have made substantial investments in cloud computing. This expansion in competitive cloud computing offerings has led to increased pricing pressure, a migration towards lower-priced cloud-based services and enhanced competition for contracts, and we expect these trends to continue. Customers’ demand for new technology has also increased the number of competitors offering services similar to ours. Price compression from each of these above-mentioned competitive pressures has negatively impacted the operating margins of certain business product and service offerings, and we expect this trend to continue. Our traditional wireline products and services revenue have been, and we expect they will continue to be, adversely affected by access line losses and price compression. In particular, our access, local services and long-distance revenue have been, and we expect will continue to be, adversely affected by customer migration to more technologically advanced services, a substantial increase in the use of non-voice communications, industry consolidation and price compression caused by regulation and rate reductions. For example, many of our business segment customers are substituting cable, wireless and Voice over Internet Protocol (“VoIP”) services for traditional voice telecommunications services, resulting in continued access revenue loss. Demand for our private line services (including business data services) continues to decline due to our customers’ optimization of their networks, industry consolidation and technological migration to higher-speed services. Although our traditional wireline services generally face fewer direct competitors than certain of our newer, lower cost more advanced products and services, customer migration and, to a lesser degree, price compression from competitive pressures have negatively impacted our traditional wireline revenue and the operating margins of these services. We expect this trend to continue. We expect both equipment sales and professional services revenue and the related costs will fluctuate from year to year as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal, state and local government customers, many of whom have experienced substantial budget cuts over the past several years, with the possibility of additional future budget cuts.

Expenses. Our operating costs also impact the operating margins of all of our above-mentioned services, but to a lesser extent than price compression and customer disconnects. These operating costs include employee costs, sales commissions, software costs on selected services, installation costs and third-party facility costs. We believe increases in operating costs have generally had a greater impact on the operating margins of some of our newer, more technologically advanced services as compared to our traditional wireline services, principally because those newer services rely more heavily upon the above-listed support functions. Operating costs, such as installation costs and third-party facility costs, have also negatively impacted the operating margins of our traditional wireline products and services, but to a lesser extent than customer loss, customer migration and price compression.

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions, while achieving operational efficiencies and improving our processes through automation. However, our ongoing efforts to increase revenue will continue to require that we incur higher costs in some areas. We also expect our business segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our business segment:

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
Segment revenue:
IP and Data Services(1)	$6,971	3,682	3,289	89%
Transport and Infrastructure(2)	5,356	3,569	1,787	50%
Voice and Collaboration(3)	4,401	3,317	1,084	33%
IT and Managed Services(4)	621	652	(31)	(5)%

Total segment revenue	17,349	11,220	6,129	55%
Segment expenses:
Total expenses	10,076	6,847	3,229	47%

Segment adjusted EBITDA	$7,273	4,373	2,900	66%

Segment margin percentage	42%	39%

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Segment revenue:
IP and Data Services(1)	$3,682	2,957	725	25%
Transport and Infrastructure(2)	3,569	3,807	(238)	(6)%
Voice and Collaboration(3)	3,317	3,299	18	1%
IT and Managed Services(4)	652	641	11	2%

Total segment revenue	11,220	10,704	516	5%
Segment expenses:
Total expenses	6,847	6,391	456	7%

Segment adjusted EBITDA	$4,373	4,313	60	1%

Segment margin percentage	39%	40%

(1) Includes	primarily VPN data network, Ethernet, IP and ancillary revenue.

(2) Includes	primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenue.

(3) Includes	local, long-distance and other ancillary revenue.

(4) Includes	IT services and managed services revenue.

Segment Revenue

Business segment revenue increased by $6.1 billion, or 55%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 due to the inclusion of $6.7 billion in Legacy Level 3 post-acquisition business segment revenue in our consolidated business segment revenue. Business segment revenue for Legacy CenturyLink decreased by $571 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. The decline in Legacy CenturyLink business segment revenue for year ended December 31, 2018 is primarily due to lower transport and infrastructure and voice and collaboration revenue services. The transport and infrastructure decrease was primarily due to reductions in private line (including business data services) revenue while the decrease in voice and collaboration was due to continued decreases in revenue from our traditional voice telecommunications services.

Business segment revenue increased by $516 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to the inclusion of $1.4 billion in post-acquisition Legacy Level 3 business segment revenue in our consolidated business segment revenue. Business segment revenue for Legacy CenturyLink decreased by $874 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decline in business segment revenue for year ended December 31, 2017 is attributable to a reduction in access lines and lower volumes of long-distance and access services resulting from the competitive and technological factors noted above and to reductions in the volume of private line (including business data services) services. Our business segment revenue for the year ended December 31, 2017 was also impacted by the May 1, 2017 sale of our data centers and colocation business, which resulted in a reduction of colocation revenue of $396 million for the year ended December 31, 2017 as compared to the prior year period.

The following tables summarize the results of operations from our business segment by customer sales channel:

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)
Segment revenue by customer sales channel:
Medium and small business	$3,429	3,114	315	10%
Enterprise	5,217	3,269	1,948	60%
International and global accounts	3,657	1,377	2,280	166%
Wholesale and indirect	5,046	3,289	1,757	53%
Colocation	—	171	(171)	(100)%

Total segment revenue by customer sales channel:	$17,349	11,220	6,129	55%

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	%Change
	2017	2016
	(Dollars in millions)
Segment revenue by customer sales channel:
Medium and small business	3,114	3,127	(13)	— %
Enterprise	3,269	2,841	428	15%
International and global accounts	1,377	973	404	42%
Wholesale and indirect	3,289	3,232	57	2%
Colocation	171	531	(360)	(68)%

Total segment revenue by customer sales channel:	$11,220	10,704	516	5%

In 2019, we intend to make the following reporting changes for the business segment. The indirect channel, which primarily targets small to medium-sized enterprises, will move from the Wholesale and Indirect Business unit to the Small and Medium Business unit. The company is also moving State and Local Government customers from the Small and Medium Business unit to the Enterprise Business unit to gain efficiencies by managing all government customers in a single organization.

In addition, the new reporting structure reflects changes made to customer assignments between all five customer-facing business units.

Segment Expenses

Business segment expenses increased by $3.2 billion, or 47%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to the inclusion of $3.7 billion in Legacy Level 3 post-acquisition business segment expenses in our consolidated business segment expenses. Business segment expenses for Legacy CenturyLink decreased by $504 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. The decline in business segment expenses for Legacy CenturyLink was primarily due to decreased salaries and wages from lower headcount, a reduction of expenses generated by our colocation business and decreased Level 3 pre-acquisition expenses paid by CenturyLink during the first 10 months of 2017. Business segment expenses for Legacy CenturyLink increased by $456 million, or 7%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to the inclusion of $749 million in post-acquisition Legacy Level 3 business segment expenses in our consolidated business segment expenses. Business segment expenses for Legacy CenturyLink decreased by $293 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to decreases in salaries and wages and employee benefits from lower headcount, real estate and power costs due to the sale of the data centers and colocation business, marketing and advertising expenses and network expense. These decreases were partially offset by an increase in facility costs.

Segment Adjusted EBITDA

Business segment adjusted EBITDA increased by $2.9 billion, or 66%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 due to the inclusion of Legacy Level 3 post-acquisition business segment adjusted EBITDA of $3.0 billion. Business segment adjusted EBITDA increased by $60 million, or 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to the inclusion of $641 million in post-acquisition Legacy Level 3 business segment adjusted EBITDA. The decrease of $581 million in Legacy CenturyLink business segment adjusted EBITDA for the year ended December 31, 2017 was due to the loss of customers, lower service volumes and the loss of income generated by our colocation business.

Consumer Segment

The operations of our consumer segment have been impacted by several significant trends, including those described below:

Revenue. In order to remain competitive and attract additional residential broadband subscribers, we believe it is important to continually increase our broadband network’s scope and connection speeds. As a result, we continue to invest in our broadband network, which allows for the delivery of higher-speed broadband services to a greater number of customers. We compete in a maturing broadband market in which most consumers already have broadband services and growth rates in new subscribers have slowed or declined. Moreover, as described further in Item 1A of Part I of this report, certain of our competitors continue to provide broadband services at generally higher average transmission speeds than ours or through advanced wireless data service offerings, both of which we believe have impacted the competitiveness of certain of our broadband offerings in certain of our markets. Our voice revenue has been, and we expect they will continue to be, adversely affected by access line losses and lower long-distance voice service volumes. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice services and electronic mail, texting and social networking non-voice services for traditional voice telecommunications services. We expect our video revenue to continue to decline, particularly due to our decision to discontinue active marketing of our facilities-based video services in light of competitive pressures and escalating content costs. The demand for new technology has increased the number of competitors offering services similar to ours. Price compression and new technology from our competitors have negatively impacted the operating margins of our newer, more technologically advanced products and services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of higher margin services associated with access lines, we continue to offer our customers service bundling and other product promotions to help mitigate this trend, as described below. Customer migration and price compression from competitive pressures have not only negatively impacted our traditional wireline services revenue, but they have also negatively impacted the operating margins of these services and we expect this trend to continue.

Additionally, we plan to make changes to the service type reporting to make it easier for investors to evaluate changes to consumer product revenue.

We plan to report consumer revenue in the following categories: broadband; voice; regulatory (includes CAF II and other support funds); and other, which includes retail video and other miscellaneous services.

Expenses. Operating costs also impact the operating margins of these services. These operating costs include employee costs, marketing and advertising expenses, sales commissions, TV content costs and installation costs. We believe increases in operating costs have generally had a greater impact on our operating margins of our newer, more technologically advanced products and services as compared to our traditional wireline services, principally because our newer, more technologically advanced products and services rely more heavily upon the above-listed operating expenses. Operating costs, such as installation costs and facility costs, have also negatively impacted the operating margins of our traditional wireline products and services, but to a lesser extent than customer migration and price compression. Operating costs also tend to impact our traditional wireline products and services margins to a lesser extent than our newer, more technologically advanced products and services as noted above.

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle broadband services with other services such as local voice, video and long-distance. While we believe our bundled service offerings can help retain customers, they also tend to lower our profit margins in the consumer segment due to the related discounts; and

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our consumer segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our consumer segment:

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2018	2017
	(Dollars in millions)

Segment revenue:

IP and Data Services(1)	$308	401	(93)	(23)%

Transport and Infrastructure(2)	2,892	2,776	116	4%

Voice and Collaboration(3)	2,171	2,527	(356)	(14)%

Total segment revenue	5,371	5,704	(333)	(6)%

Segment expenses:

Total expenses	2,193	2,543	(350)	(14)%

Segment adjusted EBITDA	$3,178	3,161	17	1%

Segment margin percentage	59%	55%

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)

Segment revenue:

IP and Data Services(1)	$401	461	(60)	(13)%

Transport and Infrastructure(2)	2,776	2,776	—	—%

Voice and Collaboration(3)	2,527	2,825	(298)	(11)%

Total segment revenue	5,704	6,062	(358)	(6)%

Segment expenses:

Total expenses	2,543	2,690	(147)	(5)%

Segment adjusted EBITDA	$3,161	3,372	(211)	(6)%

Segment margin percentage	55%	56%

(1)	Includes retail video revenue (including our facilities-based video revenue).

(2)	Includes primarily broadband and equipment sales and professional services revenue.

(3)	Includes local, long-distance and other ancillary revenue.

Segment Revenue

Consumer segment revenue decreased by $333 million, or 6%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 and by $358 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decline in consumer segment services revenue during each year was primarily due to lower local and long-distance voice service volumes associated with access line losses resulting from the competitive and technological factors noted above and a decrease in the number of Prism TV customers.

Segment Expenses

Consumer segment expenses decreased by $350 million, or 14%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease in our consumer segment expenses was primarily due to lower salaries and wages from a reduction in headcount, decreases in marketing expenses and lower network expense in response to a smaller customer base. Consumer segment expenses decreased by $147 million, or 5%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This decrease in our consumer segment expenses was primarily due to decreases in salaries and wages and employee benefits from lower headcount, external commissions and USF surcharges from rate decreases, which were partially offset by increases in marketing and advertising expenses.

Segment Adjusted EBITDA

Consumer segment adjusted EBITDA increased by $17 million, or 1%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in our consumer segment adjusted EBITDA was due predominantly to decreased segment expenses related to reduction in headcount, lower marketing and network expenses. Consumer segment adjusted EBITDA decreased $211 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decline in our consumer segment adjusted EBITDA was primarily due to loss of customers and increases in the costs associated with Prism TV.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenue and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations, (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below were reasonable, based on information available at the time they were made. However, there can be no assurance that actual results will not differ from those estimates.

Business Combination

We have accounted for our acquisition of Level 3 on November 1, 2017, under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their fair values at the acquisition date. The portion of the purchase price in excess of the fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The fair value and resulting assignment of the purchase price related to our acquisition of Level 3 involved significant estimates and judgments by our management. In arriving at the fair values of assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates also included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, customer attrition rates, the regulatory and legal environment and industry and economic trends. For additional information about our acquisition of Level 3, see Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-years-digits or the straight-line methods, depending on the customer retention patterns for the type of customer at the companies we acquire. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20-year period. We annually review the estimated lives and methods used to amortize our other intangible assets, primarily capitalized software. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. We assign goodwill to the reporting units using a relative fair value approach. We utilize the trailing twelve-months earnings before interest, taxes, depreciation and amortization as our allocation methodology as we believe that it represents a reasonable proxy for the fair value of the operations being reorganized. The use of other fair value assignment methods could result in materially different results. For additional information on our segments, see Note 15—Segment Information to our consolidated financial statements in Item 8 of Part II of this report.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the carrying value of equity exceeds the fair value of equity. Our reporting units are not discrete legal entities with discrete full financial statements. Our assets and liabilities are employed in and relate to the operations of our reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in any of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. We consider both a market approach and a discounted cash flow method which are weighted equally. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours and the discounted cash flow method uses a market participant’s weighted average cost of capital. Our annual assessment date for testing goodwill impairment is October 31.

As of October 31, 2018, we assessed goodwill for impairment for our five reporting units, which we determined to be consumer, medium and small business, enterprise, international and global accounts, and wholesale and indirect. We determined that the carrying value of our consumer reporting unit’s equity was substantially above its estimated fair value of equity by approximately $2.7 billion. As a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer reporting unit during the fourth quarter of 2018.

As of October 31, 2018, based on our assessment performed with respect to our four reporting units included in our business segment, the estimated fair value of our equity exceeded our carrying value of equity for our medium and small business, enterprise, international and global accounts and wholesale and indirect by 2%, 11%, 30% and 5%, respectively. After the impairment charge described above, the estimated fair value of equity for our consumer reporting unit equals the carrying value of equity for such unit.

For additional information on our goodwill balances by segment, see Note 4—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of Part II of this report.

As a result of the reporting unit changes we made in January 2019, we intend to perform a goodwill impairment analysis during the first quarter of 2019. We may also be required to assess our goodwill for impairment before our next required assessment date of October 31, 2019 under certain circumstances, including any failure to meet our forecasted future operating results or any significant increases in our weighted average cost of capital. In addition, we cannot assure you that adverse conditions will not trigger future goodwill impairment assessments or impairment charges. A number of factors, many of which we cannot control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment assessment. These factors include, but are not limited to, (i) weakening in the overall economy or in any of the markets in which we operate; (ii) a significant decline in our stock price and resulting market capitalization as a result of an adverse change to our overall business operations; (iii) changes in the discount rate we use in our testing; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory or legislative actions; (vi) a significant adverse change in our legal affairs or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of one or more of our subsidiaries that are a component of our segments. For additional information, see “Risk Factors” in Item 1A of Part I of this report. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required assessment date of October 31, 2019.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date, plus the estimated value of any associated legally or contractually required asset retirement obligation. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method specific unit or group method using class or overall group rates and specific asset life. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant and equipment requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation expense by approximately $410 million annually or increased depreciation expense by approximately $530 million annually, respectively.

Pension and Post-retirement Benefits

We sponsor a noncontributory qualified defined benefit pension plan (referred to as our qualified pension plan) for a substantial portion of our employees. In addition to this tax-qualified pension plan, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-

retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. On November 1, 2017, we assumed Level 3’s pension and post-retirement plans, and certain obligations associated with these plans. Due to the insignificant impact of these plans on our consolidated financial statements, we have excluded them from the following pension and post-retirement benefits disclosures for 2018 and 2017.

In 2018, approximately 55% of the qualified pension plan’s January 1, 2018 net actuarial loss balance of $2.9 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plan. The other 45% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2018. The entire beginning net actuarial loss of $248 million for the post-retirement benefit plans was treated as indefinitely deferred during 2018.

In 2017, approximately 58% of the qualified pension plan’s January 1, 2017 net actuarial loss balance of $3.1 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 9 to 10 years for the plan. The other 42% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2017. The entire beginning net actuarial loss of $137 million for the post-retirement benefit plans was treated as indefinitely deferred during 2017.

In 2016, approximately 53% of the qualified pension plan’s January 1, 2016 net actuarial loss balance of $2.8 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 9 to 10 years for the plan. The other 47% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2016. The entire beginning net actuarial loss of $147 million for the post-retirement benefit plans was treated as indefinitely deferred during 2016.

In computing our pension and post-retirement health care and life insurance benefit obligations, our most significant assumptions are the discount rate and mortality rates. In computing our periodic pension and post-retirement benefit expense, our most significant assumptions are the discount rate and the expected rate of return on plan assets.

The discount rate for each plan is the rate at which we believe we could effectively settle the plan’s benefit obligations as of the end of the year. We selected each plan’s discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

Mortality rates help predict the expected life of plan participants and are based on historical demographic studies by the Society of Actuaries (“SOA”). The SOA publishes new mortality rates (mortality tables and projection scales) on a regular basis which reflect updates to projected life expectancies in North America. Historically, we have adopted the new projection tables immediately after publication. In 2017, we adopted the revised morality tables and projection scale released by the SOA, which decreased the projected benefit obligation of our benefit plans by $113 million. In 2016, we adopted the revised mortality table and projection scale released by the SOA, which decreased the projected benefit obligation of our benefit plans by $268 million. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 17 years as of December 31, 2018.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third-party investment management organizations to which we then add a factor of 50 basis points to reflect the benefit we expect to result from our active management of the assets. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets (higher or lower than expected return) is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive income (loss) in the consolidated statements of comprehensive income as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 17—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report. We periodically assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine in our judgment that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if we determine in our judgment that the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain.

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax credit carryforwards, differences between the financial statement carrying value of assets and liabilities and the tax basis of those assets and liabilities and tax net operating loss carryforwards, or NOLs. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis are more likely than not to be sustained if they are audited by taxing authorities. Assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

In connection with recording deferred income tax assets and liabilities, we establish valuation allowances when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be realized. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings. We also rely on our forecasts of future earnings and the nature and timing of future deductions and benefits represented by the deferred tax assets, all which involve the exercise of significant judgment. At December 31, 2018, we established a valuation allowance of $1.3 billion primarily related to foreign and state NOLs, as it is more likely than not that these NOLs will expire unused. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 14—Income Taxes to our consolidated financial statements in Item 8 of Part II of this report for additional information.

Liquidity and Capital Resources

Overview of Sources and Uses of Cash

We are a holding company that is dependent on the capital resources of our subsidiaries to satisfy our parent company liquidity requirements. Several of our significant operating subsidiaries have borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries or affiliates. The terms of the instruments governing the indebtedness of these borrowers or borrowing groups may restrict our ability to access their accumulated cash. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax and legal considerations and other factors.

At December 31, 2018, we held cash and cash equivalents of $488 million and we had approximately $1.6 billion of borrowing capacity available under our revolving credit facility. We had approximately $108 million of cash and cash equivalents outside the United States at December 31, 2018. We currently believe we have the ability to repatriate cash and cash equivalents into the United States without paying or accruing U.S. taxes, other than the possible payment of the Deemed Repatriation Transition Tax discussed elsewhere herein and other limited exceptions. We do not currently intend to repatriate to the United States any of our foreign cash and cash equivalents from operating entities outside of Latin America. We have no material restrictions on our ability to repatriate to the United States foreign cash and cash equivalents.

Our executive officers and our Board of Directors periodically review our sources and potential uses of cash in connection with our annual budgeting process. Generally speaking, our principal funding source is cash from operating activities, and our principal cash requirements include operating expenses, capital expenditures, income taxes, debt repayments, dividends, periodic stock repurchases, periodic pension contributions and other benefits payments. As discussed further below, the amount of cash we paid in 2018 for retiree healthcare benefits increased substantially compared to prior periods. We currently expect that our cash paid for retiree healthcare benefits in 2019 will remain flat.

Based on our current capital allocation objectives, during 2019 we project expending approximately $3.5 billion to $3.8 billion (excluding integration capital) of cash for capital investment in property, plant and equipment and approximately $1.1 billion of cash for dividends on our common stock (based on the assumptions described below under “Dividends”). At December 31, 2018, we had debt maturities of $400 million, scheduled debt principal payments of $164 million and capital lease and other fixed payments of $88 million, each due during 2019. Each of the expenditures is described further below.

We will continue to monitor our future sources and uses of cash, and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We typically use our revolving credit facility as a source of liquidity for operating activities and our other cash requirements.

For additional information, see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources”.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets, expand and improve our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations (such as our CAF Phase II infrastructure buildout requirements). Based on current circumstances, we estimate that our total capital expenditures for 2019 will be approximately $3.5 billion to $3.8 billion, inclusive of CAF Phase II related capital expenditures, but excluding integration capital.

Our capital expenditures continue to be focused on keeping the network operating efficiently and supporting new service developments. For more information on our capital spending, see “Historical Information—Investing Activities” below and Item 1 of Part 1 of this report.

Debt and Other Financing Arrangements

Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing Qwest Corporation and Level 3 Financing, Inc. debt securities to refinance their maturing debt to the extent feasible. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned by credit rating agencies, among other factors.

Following the closing of our acquisition of Level 3, the rating agencies took action on the ratings of the debt in the table below. Generally, the agencies downgraded ratings of the CenturyLink, Inc. debt from previous levels as they indicated they intended to at the time of the announcement of the transaction. Additionally, immediately following the Level 3 acquisition, Moody’s Investors Service, Inc. and Standard and Poor’s placed such ratings on negative outlook while Fitch Ratings placed them on stable outlook. As for the Level 3 debt, Moody’s Investors Service, Inc. upgraded the unsecured debt and affirmed the rating of the secured debt, with all ratings placed on negative outlook. Standard and Poor’s and Fitch Ratings affirmed all previous Level 3 ratings with stable outlook.

On February 14, 2019, Standard and Poor’s revised its outlook on all CenturyLink, Inc. credit ratings from negative to stable. As of the date of this report, the credit ratings for the senior unsecured debt of CenturyLink, Inc., Qwest Corporation, Level 3 Parent, LLC and Level 3 Financing, Inc. were as follows:

Borrower	Moody’s Investors Service, Inc.	Standard & Poor’s	Fitch Ratings
CenturyLink, Inc.:

Unsecured	B2	B+	BB

Secured	Ba3	BBB-	BB+

Qwest Corporation:

Unsecured	Ba2	BBB-	BB+

Level 3 Parent, LLC:

Unsecured	B1	B+	BB-

Level 3 Financing, Inc.

Unsecured	Ba3	BB	BB

Secured	Ba1	BBB-	BBB-

Our credit ratings are reviewed and adjusted from time to time by the rating agencies. Any future downgrades of the senior unsecured or secured debt ratings of us or our subsidiaries could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of Part I of this report.

Net Operating Loss Carryforwards

As of December 31, 2018, CenturyLink had approximately $7.3 billion of net operating loss carryforwards. (“NOLs”), which for U.S. federal income tax purposes can be used to offset future taxable income. These NOLs are primarily related to federal NOLs we acquired through the Level 3 acquisition on November 1, 2017, and are subject to limitations under Section 382 of the Internal Revenue Code (“Code”) and related U.S. Treasury Department regulations. On February 13, 2019, we entered into a Section 382 rights agreement designed to safeguard our ability to use those NOLs. Assuming that we can continue using these NOLs in the amounts projected, we expect to significantly reduce our federal cash taxes for the next several years. The amounts of our near-term future tax payments will depend upon many factors, including our future earnings and tax circumstances and results of any corporate tax reform. Based on current laws and our current estimates of 2019 earnings, we estimate our cash income tax liability related to 2019 will be approximately $100 million.

We cannot assure you that we will be able to use these NOL carryforwards fully. See “Risk Factors—Risks Relating to Our November 2017 Acquisition of Level 3—We cannot assure you, whether, when or in what amounts we will be able to use Level 3’s net operating loss carryforwards” in Item 1A of Part I of this report.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Directors’ discretion to modify or terminate this practice at any time and for any reason without prior notice. Following a reduction announced on February 13, 2019, our current quarterly common stock dividend rate is $0.25 per share, as approved by our Board of Directors, which we believe is a dividend rate per share which enables us to balance our multiple objectives of managing our business, investing in the business, de-leveraging our balance sheet and returning a substantial portion of our cash to our shareholders.

Assuming continued payment during 2019 at this rate of $0.25 per share, our average total dividend paid each quarter would be approximately $274 million based on our current number of outstanding shares (assuming no increases or decreases in the number of shares, except in connection with the vesting of currently outstanding equity awards). See Risk Factors—Risks Affecting Our Business” in Item 1A of Part I of this report.

Revolving Facilities and Other Debt Instruments

To substantially fund our acquisition of Level 3, on June 19, 2017, one of our affiliates entered into a credit agreement (the “2017 CenturyLink Credit Agreement”) providing for $10.2 billion in senior secured credit facilities, consisting of a new $2.0 billion revolving credit facility (which replaced our 2012 credit facility upon consummation of the Level 3 acquisition) and $7.9 billion of term loan facilities, of which approximately $6.0 billion were funded into escrow on such date, and $1.945 billion of which were funded upon the closing of the acquisition on November 1, 2017. On November 1, 2017, CenturyLink, Inc., among other things, (i) assumed all rights and obligations under the 2017 CenturyLink Credit Agreement, (ii) borrowed $400 million under the new $2.0 billion revolving credit facility and (iii) received $6.0 billion of Term Loan B loan proceeds from escrow. On January 29, 2018, the 2017 CenturyLink Credit Agreement was amended to increase the borrowing capacity of the new revolving credit facility from $2.0 billion to $2.2 billion, and to increase the borrowing capacity under one of the term loan tranches by $132 million. For additional information, see (i) Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report and (ii) our current reports on Form 8-K filed with the SEC on June 20, 2017 and November 1, 2017.

On November 1, 2017, we also amended our uncommitted revolving letter of credit facility to secure the facility and to permit us to draw up to $225 million of letters of credit thereunder. At December 31, 2018, we had $97 million of letters of credit outstanding under this facility.

For information on the terms and conditions of other debt instruments of ours and our subsidiaries, including financial and operating covenants, see Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2018:

	2019	2020	2021	2022	2023	2024 and thereafter	Total
	(Dollars in millions)

Long-term debt(1)(2)	$607	1,189	3,115	5,283	2,096	23,503	35,793

Interest on long-term debt and capital leases(2)	2,123	2,056	1,949	1,728	1,493	12,710	22,059

Data centers obligation(3)	86	29	—	—	—	—	115

Operating leases	675	443	355	279	241	969	2,962

Right-of-way agreements	157	134	112	120	115	755	1,393

Purchase commitments(4)	322	185	140	53	35	186	921

Post-retirement benefit obligation(5)	87	84	80	75	70	538	934

Non-qualified pension obligations(5)	5	5	5	4	5	18	42

Asset retirement obligations	23	29	16	10	14	98	190

Total future contractual obligations (6)	$4,085	4,154	5,772	7,552	4,069	38,777	64,409

(1)	Includes current maturities and capital lease obligations, but excludes unamortized discounts and premiums, net, unamortized debt issuance costs and data center obligation.

(2)

Actual principal and interest paid in all years may differ due to future refinancing of outstanding debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2018. See Note 17—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report for additional information regarding the future commitments for capital leases related to our colocation operations.

(3)

Future minimum payments of principal, interest and executory costs less future imputed lease income on certain of the real estate assets associated with the data centers obligation. See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of Part II of this report.

(4)

We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have purchase commitments with third-party vendors for operating, installation and maintenance services for facilities. In addition, we have service-related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above, we estimated payments for these service contracts based on estimates of the level of services we expect to receive.

(5)	Reflects only the portion of total obligation that is contractual in nature. See Note 6 below.

(6)	The table is limited solely to contractual payment obligations and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2018. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plan are paid through a trust. Cash funding requirements for this trust are not included in this table as we are not able to reliably estimate required contributions to this trust. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 10—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and pricing is based upon volumes and usage. In the normal course of business, we do not believe payment of these fees is likely;

•	service level commitments to our customers, the violation of which typically results in service credits rather than cash payments; and

•	potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary.

For information on debt that we assumed or incurred in connection with consummating the Level 3 acquisition, see “Risk Factors” in Item 1A of Part I of this report and Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and post-retirement benefit plans. At December 31, 2018, the accounting unfunded status of our qualified and non-qualified defined benefit pension plans and qualified post-retirement benefit plans was $1.6 billion and $3.0 billion, respectively. See Note 10—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report for additional information about our pension and post-retirement benefit arrangements.

Benefits paid by our qualified pension plan are paid through a trust that holds all of the plan’s assets. Based on current laws and circumstances, we do not expect any contributions to be required for our qualified pension plan during 2019. The amount of required contributions to our qualified pension plan in 2020 and beyond will depend on a variety of factors, most of which are beyond our control, including earnings on plan investments, prevailing interest rates, demographic experience, changes in plan benefits and changes in funding laws and regulations. We occasionally make voluntary contributions in addition to required contributions. We made a voluntary contribution of $500 million to the trust for our qualified pension plan during 2018. Based on current circumstances, we do not anticipate making a voluntary contribution to the trust for our qualified pension plan in 2019.

Substantially all of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that have been used to help cover the health care costs of certain retirees. As of December 31, 2018, assets in the post-retirement trusts had been substantially depleted and had a fair value of only $18 million (a portion of which was comprised of investments with restricted liquidity), which has significantly limited our ability to continue paying benefits from the trusts. Benefits not paid from the trusts are expected to be paid directly by us with available cash. As described further in Note 10—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report, aggregate benefits paid by us under these plans (net of participant contributions and direct subsidy receipts) were $249 million, $237 million and $129 million for the years ended December 31, 2018, 2017 and 2016, respectively, while the amounts paid from the trust were $4 million, $31 million and $145 million, respectively. For additional information on our expected future benefits payments for our post-retirement benefit plans, please see Note 10—Employee Benefits to our consolidated financial statements in Item 8 of Part II in this report.

For 2018 and 2019, our expected annual long-term rates of return were 6.5% and 4.0% for the pension plan trust assets and post-retirement plans’ trust assets, respectively, based on the assets held and net of expected fees and administrative costs. However, actual returns could be substantially different.

Connect America Fund

As a result of accepting CAF Phase II support payments, we must meet certain specified infrastructure buildout requirements in 33 states over the next several years. In order to meet these specified infrastructure buildout requirements, we may be obligated to make substantial capital expenditures. See “Capital Expenditures” above.

For additional information on the FCC’s CAF order and the USF program, see “Business—Regulation” in Item 1 of Part I of this report and see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources” in Item 1A of Part I of this report.

Historical Information

The following tables summarize our consolidated cash flow activities:

	Years Ended December 31,		Increase / (Decrease)
	2018	2017
	(Dollars in millions)

Net cash provided by operating activities	$7,032	3,878	3,154

Net cash used in investing activities	(3,078)	(8,871)	(5,793)

Net cash (used in) provided by financing activities	(4,023)	5,356	9,379

	Years Ended December 31,		Increase / (Decrease)
	2017	2016
	(Dollars in millions)

Net cash provided by operating activities	$3,878	4,608	(730)

Net cash used in investing activities	(8,871)	(2,994)	5,877

Net cash provided by (used in) financing activities	5,356	(1,518)	(6,874)

Operating Activities

Net cash provided by operating activities increased by $3.2 billion for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due to $2.4 billion in cash generated by Level 3 in addition to a positive variance in net (loss) income after adjusting for non-cash items for impairment of goodwill and other assets and depreciation and deferred income taxes offset with a reduction in retirement benefits. Net cash provided by operating activities decreased by $730 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to a negative variance in net income adjusted for non-cash items and from negative variances in the changes in accounts payable, other current assets and liabilities, net and other noncurrent assets and liabilities, net, which were partially offset with a positive variance in the change in accounts receivable. For additional information about our operating results, see “Results of Operations” above.

Investing Activities

Net cash used in investing activities decreased by $5.8 billion for the year ended December 31, 2018 as compared to the year ended December 31, 2017 and increased by $5.9 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The change in investing activities for both periods is primarily due to cash paid for the acquisition of Level 3 on November 1, 2017, which was partially offset with the cash proceeds from the May 2017 sale of our data centers and colocation business.

Financing Activities

Net cash used in financing activities increased by $9.4 billion for the year ended December 31, 2018 as compared to the year ended December 31, 2017 and decreased by $6.9 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The change in financing activities for both periods was primarily due cash received from net proceeds from issuance of new debt in 2017 relating to the acquisition of Level 3.

See Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report, for information regarding indebtedness incurred or repaid by CenturyLink or its affiliates on our outstanding debt securities.

Other Matters

Recent Tax Changes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act reduced the U.S. corporate income tax rate from a maximum of 35% to 21% for all corporations, effective January 1, 2018, and made certain changes to U.S. taxation of income earned by foreign subsidiaries, capital expenditures and various other items.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, we provisionally re-measured our net deferred tax liabilities at December 31, 2017 and recognized a tax benefit of approximately $1.1 billion in our consolidated statement of operations for the year ended December 31, 2017. As a result of finalizing our provisional amount recorded in 2017, we recorded a reduction to this amount of $92 million in 2018. Based on current circumstances, we do not expect to experience a material near term reduction in the amount of cash income taxes paid by us from the Act due to utilization of net operating loss carryforwards. However, we anticipate that the provisions of the Act may reduce our cash income taxes in future years.

The Act imposed a one-time repatriation tax on certain earnings of foreign subsidiaries. We have completed our analysis of the impact of the one-time repatriation tax, and concluded that we do not have a tax liability under this provision.

During 2018, we accelerated a significant amount of tax deductions into 2017. The accelerated tax deductions resulted in a 2017 net operating loss for tax purposes, a portion of which was carried back to 2016 to generate a cash refund of $392 million, which was received in the third quarter of 2018. Additionally, we received a $314 million refund in the second quarter of 2018 related to 2017 federal income taxes.

For a more detailed description of the Act and its impact on us, please see Note 14—Income Taxes to the accompanying consolidated financial statements included in Item 8.

Other

We have cash management arrangements with certain of our principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to us. Although we periodically repay these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these advances, which, in accordance with generally accepted accounting principles, are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could substantially impact our financial position. See Note 17—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report for the current status of such legal proceedings.

Market Risk

As of December 31, 2018, we are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2018, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. As of December 31, 2018, we did not hold or issue derivative financial instruments for trading or speculative purposes.

As further discussed in Note 6—Long-Term Debt and Credit Facilities, on June 19, 2017, and on November 1, 2017, we borrowed substantial sums under a credit agreement dated June 19, 2017 with various lending institutions to provide a substantial amount of the funding for the Level 3 acquisition. As further noted in Note 6—Long-Term Debt and Credit Facilities, loans under the term loan facilities and new revolving credit facility under the June 19, 2017 credit agreement bear interest at floating rates. Based on debt outstanding at December 31, 2018, a hypothetical increase in 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $132 million. On February 15, 2019, we executed a swap transaction that reduces our floating rate debt exposure by $2.5 billion. For additional information see Note 6—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report.

We conduct a portion of our business in currencies other than the U.S. dollar, the currency in which our consolidated financial statements are reported. Accordingly, our operating results could be adversely affected by foreign currency exchange rate volatility relative to the U.S. dollar. Our European subsidiaries and certain Latin American subsidiaries use the local currency as their functional currency, as the majority of their revenue and purchases are transacted in their local currencies. Certain Latin American countries previously designated as highly inflationary economies use the U.S. dollar as their functional currency. Although we continue to evaluate strategies to mitigate risks related to the effect of fluctuations in currency exchange rates, we will likely recognize gains or losses from international transactions. Changes in foreign currency rates could adversely affect our operating results.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those disclosed by us from time to time if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2018.

Off-Balance Sheet Arrangements

As of the date of this report, we have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 17—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report, or in the Future Contractual Obligations table included in this Item 7 of Part II above, or (iii) discussed under the heading “Market Risk” above.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CenturyLink, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 11, 2019 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1977.

Shreveport, Louisiana

March 11, 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CenturyLink, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, because of the effect of the material weaknesses, described below, on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and our report dated March 11, 2019 expressed an unqualified opinion on those consolidated financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses have been identified related to (i) ineffective design and operation of process level controls over the fair value measurement of certain assets acquired and liabilities assumed in a business combination, which arose because the Company did not conduct an effective risk assessment to identify and assess changes needed to process level controls resulting from the business combination, did not clearly assign responsibility for controls over the fair value measurements, and did not maintain effective information and communication processes to ensure the necessary information was available to personnel on a timely basis so they could fulfill their control responsibilities related to the fair value measurements; and (ii) ineffective design and operation of process level controls over the existence and accuracy of revenue transactions, which arose because the Company did not conduct an effective risk assessment to identify risks of material misstatement related to revenue transactions, and included in management’s assessment.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Shreveport, Louisiana

March 11, 2019

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUE	$23,443	17,656	17,470

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	10,862	8,203	7,774
Selling, general and administrative	4,165	3,508	3,447
Depreciation and amortization	5,120	3,936	3,916
Goodwill impairment	2,726	—	—

Total operating expenses	22,873	15,647	15,137

OPERATING INCOME	570	2,009	2,333
OTHER (EXPENSE) INCOME
Interest expense	(2,177)	(1,481)	(1,318)
Other income, net	44	12	5

Total other expense, net	(2,133)	(1,469)	(1,313)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(1,563)	540	1,020
Income tax expense (benefit)	170	(849)	394

NET (LOSS) INCOME	$(1,733)	1,389	626

BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE
BASIC	$(1.63)	2.21	1.16
DILUTED	$(1.63)	2.21	1.16
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,065,866	627,808	539,549
DILUTED	1,065,866	628,693	540,679

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
NET (LOSS) INCOME	$(1,733)	1,389	626

OTHER COMPREHENSIVE (LOSS) INCOME:
Items related to employee benefit plans:
Change in net actuarial gain (loss), net of ($45), $(60) and $113 tax	133	83	(168)
Change in net prior service credit, net of $(3), $(4) and $(4) tax	9	8	6
Foreign currency translation adjustment and other, net of $50, $(17) and $— tax	(201)	31	(21)

Other comprehensive (loss) income	(59)	122	(183)

COMPREHENSIVE (LOSS) INCOME	$(1,792)	1,511	443

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$488	551
Restricted cash - current	4	5
Accounts receivable, less allowance of $142 and $164	2,398	2,557
Assets held for sale	12	140
Other	918	941

Total current assets	3,820	4,194

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	53,267	51,204
Accumulated depreciation	(26,859)	(24,352)

Net property, plant and equipment	26,408	26,852

GOODWILL AND OTHER ASSETS
Goodwill	28,031	30,475
Restricted cash	26	31
Customer relationships, net	8,911	10,876
Other intangible assets, net	1,868	1,897
Other, net	1,192	1,286

Total goodwill and other assets	40,028	44,565

TOTAL ASSETS	$70,256	75,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$652	443
Accounts payable	1,933	1,555
Accrued expenses and other liabilities
Salaries and benefits	1,104	890
Income and other taxes	337	370
Interest	316	363
Other	357	344
Advance billings and customer deposits	832	892

Total current liabilities	5,531	4,857

LONG-TERM DEBT	35,409	37,283

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	2,527	2,413
Benefit plan obligations, net	4,319	5,178
Other	2,642	2,389

Total deferred credits and other liabilities	9,488	9,980

COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDERS’ EQUITY
Preferred stock — non-redeemable, $25.00 par value, authorized 2,000 and 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 1,600,000 shares, issued and outstanding 1,080,167 and 1,069,169 shares	1,080	1,069
Additional paid-in capital	22,852	23,314
Accumulated other comprehensive loss	(2,461)	(1,995)
(Accumulated deficit) retained earnings	(1,643)	1,103

Total stockholders’ equity	19,828	23,491

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,256	75,611

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
OPERATING ACTIVITIES
Net (loss) income	$(1,733)	1,389	626
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,120	3,936	3,916
Impairment of goodwill and other assets	2,746	—	13
Deferred income taxes	522	(931)	6
Loss on the sale of data centers and colocation business	—	82	—
Provision for uncollectible accounts	153	176	192
Net long-term debt issuance costs and premium amortization	13	9	2
Net loss on early retirement of debt	7	5	27
Share-based compensation	186	111	80
Changes in current assets and liabilities:
Accounts receivable	25	31	(266)
Accounts payable	124	(123)	109
Accrued income and other taxes	75	54	(43)
Other current assets and liabilities, net	127	(614)	92
Retirement benefits	(667)	(202)	(152)
Changes in other noncurrent assets and liabilities, net	329	(174)	(18)
Other, net	5	129	24

Net cash provided by operating activities	7,032	3,878	4,608

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(3,175)	(3,106)	(2,981)
Cash paid for Level 3 acquisition, net of $2.3 billion cash acquired	—	(7,289)	—
Proceeds from sale of property and intangible assets	158	1,529	30
Other, net	(61)	(5)	(43)

Net cash used in investing activities	(3,078)	(8,871)	(2,994)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	130	8,398	2,161
Proceeds from financing obligation (Note 3)	—	356	—
Payments of long-term debt	(1,936)	(1,963)	(2,462)
Net proceeds (payments) on credit facility and revolving line of credit	145	35	(40)
Dividends paid	(2,312)	(1,453)	(1,167)
Other, net	(50)	(17)	(10)

Net cash (used in) provided by financing activities	(4,023)	5,356	(1,518)

Net (decrease) increase in cash, cash equivalents and restricted cash	(69)	363	96
Cash, cash equivalents and restricted cash at beginning of period	587	224	128

Cash, cash equivalents and restricted cash at end of period	$518	587	224

Supplemental cash flow information:
Income taxes received (paid), net	$674	(392)	(397)
Interest paid (net of capitalized interest of $53, $78 and $54)	$(2,138)	(1,401)	(1,301)

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$488	551	222
Restricted cash - current	4	5	—
Restricted cash - noncurrent	26	31	2

Total	$518	587	224

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions except per share amounts)
COMMON STOCK
Balance at beginning of period	$1,069	547	544
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	—	517	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	11	5	3

Balance at end of period	1,080	1,069	547

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	23,314	14,970	15,178
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	(2)	9,462	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	—	—	7
Shares withheld to satisfy tax withholdings	(56)	(20)	(15)
Share-based compensation and other, net	187	79	79
Dividends declared	(586)	(1,177)	(279)
Acquisition of additional minority interest in a subsidiary	(5)	—	—

Balance at end of period	22,852	23,314	14,970

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(1,995)	(2,117)	(1,934)
Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	(407)	—	—
Other comprehensive (loss) income	(59)	122	(183)

Balance at end of period	(2,461)	(1,995)	(2,117)

RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance at beginning of period	1,103	(1)	272
Net (loss) income	(1,733)	1,389	626
Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	407	—	—
Cumulative net effect of adoption of ASU 2014-09, Revenue from Contracts with Customers, net of $(119), $— and $— tax	338	—	—
Cumulative effect of adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting	—	3	—
Dividends declared	(1,758)	(288)	(899)

Balance at end of period	(1,643)	1,103	(1)

TOTAL STOCKHOLDERS’ EQUITY	$19,828	23,491	13,399

DIVIDENDS DECLARED PER COMMON SHARE	$2.16	2.16	2.16

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

References in the Notes to “CenturyLink,” “we,” “us”, the “Company”, and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, unless the content otherwise requires and except in Note 6, where such references refer solely to CenturyLink, Inc. References in the Notes to “Level 3” refer to Level 3 Communications, Inc. prior to our acquisition thereof and to its successor-in-interest Level 3 Parent, LLC after such acquisition, unless the context otherwise requires.

(1)  Background and Summary of Significant Accounting Policies

General

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our residential and business customers.

On November 1, 2017, we acquired Level 3 Communications, Inc. (“Level 3”) in a cash and stock transaction. See Note 2—Acquisition of Level 3 for additional information. On May 1, 2017, we sold our data centers and colocation business to a consortium of private equity purchasers for a combination of cash and equity. See Note 3—Sale of Data Centers and Colocation Business for additional information.

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries in which we have a controlling interest. These subsidiaries include Level 3 on and after November 1, 2017. Intercompany amounts and transactions with our consolidated subsidiaries have been eliminated. In connection with our acquisition of Level 3, we acquired its deconsolidated Venezuela subsidiary and due to exchange restrictions and other conditions we have assigned no value to this subsidiary’s assets. Additionally, we have excluded this subsidiary from our consolidated financial statements.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income, net, (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We reclassified certain prior period amounts to conform to the current period presentation, including the categorization of our revenue and our segment reporting for 2018, 2017 and 2016. See Note 15—Segment Information for additional information. These changes had no impact on total operating revenue, total operating expenses or net (loss) income for any period.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for specific items and matters, including, but not limited to, revenue recognition, revenue reserves, network access costs, network access cost dispute reserves, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies, are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can materially affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenue, expenses and components of cash flows during the periods presented in our other consolidated financial statements. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 14—Income Taxes and Note 17—Commitments, Contingencies and Other Items for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ materially from our estimates.

Revenue Recognition

We earn most of our consolidated revenue from contracts with customers, primarily through the provision of telecommunications and other services. Revenue from contracts with customers is accounted for under Accounting Standards Codification (“ASC”) 606. We also earn revenue from leasing arrangements (primarily fiber capacity agreements) and governmental subsidy payments, neither of which are accounted for under ASC 606.

Revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods or services. Revenue is recognized based on the following five-step model:

•	Identification of the contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, we satisfy a performance obligation.

We provide an array of communications services to residential and business customers, including local voice, VPN, Ethernet, data, broadband, private line (including special access), network access, transport, voice, information technology, video and other ancillary services. We provide these services to a wide range of businesses, including global/international, enterprise, wholesale, government, small and medium business customers. Certain contracts also include the sale of equipment, which is not significant to our business.

We recognize revenue for services when we provide the applicable service or when control is transferred. Recognition of certain payments received in advance of services being provided is deferred. These advance payments include certain activation and certain installation charges. If the activation and installation charges are not separate performance obligations, we recognize them as revenue over the actual or expected contract term using historical experience, which ranges from one year to seven years depending on the service. In most cases, termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

For access services, we generally bill fixed monthly charges one month in advance to customers and recognize revenue as service is provided over the contract term in alignment with the customer’s receipt of service. For usage and other ancillary services, we generally bill in arrears and recognize revenue as usage or delivery occurs.

In certain cases, customers may be permitted to modify their contracts. We evaluate the change in scope or price to identify whether the modification should be treated as a separate contract, whether the modification is a termination of the existing contract and creation of a new contract, or if it is a change to the existing contract.

Customer contracts are evaluated to determine whether the performance obligations are separable. If the performance obligations are deemed separable and separate earnings processes exist, the total transaction price that we expect to receive with the customer is allocated to each performance obligation based on its relative standalone selling price. The revenue associated with each performance obligation is then recognized as earned.

We periodically sell optical capacity on our network. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 10 to 20 years. In most cases, we account for the cash consideration received on transfers of optical capacity as ASC 606 revenue which we recognize ratably over the term of the agreement. Cash consideration received on transfers of dark fiber is adjusted for the time value of money and is accounted for as non-ASC 606 lease revenue, which we also recognize ratably over the term of the agreement. We do not recognize revenue on any contemporaneous exchanges of our optical capacity assets for other non-owned optical capacity assets.

In connection with offering products and services provided to the end user by third-party vendors, we review the relationship between us, the vendor and the end user to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction and control the goods and services used to fulfill the performance obligations associated with the transaction.

We have service level commitments pursuant to contracts with certain of our customers. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a corresponding reduction to revenue in the period that the service level commitment was not met.

Customer payments are made based on billing schedules included in our customer contracts, which is typically on a monthly basis.

We defer (i.e. capitalize) incremental contract acquisition and fulfillment costs and recognize (or amortize) such costs over the average customer life. Our deferred contract costs for our customers have average amortization periods of approximately 30 months for consumer and up to 49 months for business. These deferred costs are monitored every period to reflect any significant change in assumptions.

See Note 5—Revenue Recognition for additional information.

USF Surcharges, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenue and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF surcharges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenue and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenue and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. Our advertising expense was $98 million, $218 million and $216 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments to our liabilities for uncertain tax positions. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax basis of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 14—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Restricted Cash and Securities

Restricted cash and securities consists primarily of cash and investments that serve to collateralize our outstanding letters of credit and certain performance and operating obligations. Restricted cash and securities are recorded as current or non-current assets in the consolidated balance sheets depending on the duration of the restriction and the purpose for which the restriction exists. Restricted securities are stated at cost which approximates fair value as of December 31, 2018 and 2017.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value. Accounts receivable balances acquired in a business combination are recorded at fair value for all balances receivable at the acquisition date and at the invoiced amount for those amounts invoiced after the acquisition date.

Property, Plant and Equipment

We record property, plant and equipment acquired in connection with our acquisitions based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. We record purchased and constructed property, plant and equipment at cost, plus the estimated value of any associated legally or contractually required retirement obligations. The majority of our property, plant and equipment is depreciated using the straight-line group method, but certain of our assets are depreciated using the straight-line method over their estimated useful lives of the specific asset. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are pooled for purposes of depreciation and tracking. The equal life group procedure is used to establish each pool’s average remaining useful life. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining useful life of our asset base. Our remaining useful life assessments assess the possible loss in service value of assets that may precede the physical retirement. Assets shared among many customers may lose service value as those customers reduce their use of the asset. However, the asset is not retired until all customers no longer utilize the asset and we determine there is no alternative use for the asset.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

Capitalized labor associated with employees and contract labor working on capital projects were approximately $569 million, $559 million and $524 million for the years ended December 31, 2018, 2017 and 2016.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its estimated fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, we recognize an impairment charge for the amount by which the carrying amount of the asset group exceeds its estimated fair value.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20-year period. We amortize our other intangible assets using the sum-of-years-digits or straight-line method over an estimated life of 4 to 20 years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, we recognize an impairment charge for the amount by which the carrying amount of these assets exceeds their estimated fair value.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded carrying value of equity exceeds the fair value of equity. Our reporting units are not discrete legal entities with discrete full financial statements. Therefore, the equity carrying value and future cash flows is assessed each time a goodwill impairment assessment is performed on a reporting unit. To do so, we assign our assets, liabilities and cash flows to reporting units using reasonable and consistent allocation methodologies, which entail various estimates, judgments and assumptions. We believe these estimates, judgments and assumptions to be reasonable, but changes in any of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. When the fair value of a reporting unit is available, we allocate goodwill based on the relative fair value of the reporting units. When fair value is not available, we utilize the earnings before interest, taxes, depreciation and amortization of each reporting unit as our allocation methodology based on our view that it represents a reasonable proxy for the fair value of the operations being reorganized.

As of October 31, 2018, we assessed goodwill for impairment for our five reporting units, which we determined to be consumer, medium and small business, enterprise, international and global accounts, and wholesale and indirect. We determined that the estimated fair value of our consumer reporting unit’s equity was substantially below our carrying value of equity. As a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer reporting unit during the fourth quarter of 2018.

Subsequent Event

As a result of organizational changes made in January 2019, we are making changes to our revenue reporting categories in 2019 to align them with how the business is managed. Our indirect channel, which primarily targets small to medium-sized enterprises, will move from the wholesale and indirect business unit. We are also moving state and local government customers from the small and medium business unit to the enterprise business unit to gain efficiencies by managing all government customers in a single organization. In addition, the new reporting structure reflects changes made to customer assignments between all five customer-facing business units.

We are making changes to the service-type reporting to make it easier for management and investors to evaluate changes to consumer product revenue. We plan to report consumer revenue in the following categories: broadband; voice; regulatory (includes CAF II and other support funds); and other, which includes retail video and other miscellaneous services. We plan to maintain the structure of our business segment, with minor modifications.

As a result of the organization changes noted above, we will perform a goodwill impairment analysis during the first quarter of 2019. The goodwill impairment analysis has not been completed at the time of this report and any goodwill impairment is not reasonably estimable.

See Note 4—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Pension and Post-Retirement Benefits

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our consolidated balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets, mortality and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. Note 10—Employee Benefits for additional information.

Foreign Currency

Local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes except for certain foreign subsidiaries, primarily in Latin America. For operations outside the United States that have functional currencies other than the U.S. dollar, assets and liabilities are translated to U.S. dollars at period-end exchange rates, and revenue, expenses and cash flows are translated using average monthly exchange rates. A significant portion of our non-United States subsidiaries have either the British pound, the euro or the Brazilian real as the functional currency, each of which experienced significant fluctuations against the U.S. dollar during the years ended December 31, 2018, 2017 and 2016. Foreign currency translation gains and losses are recognized as a component of accumulated other comprehensive loss in stockholders’ equity and in the consolidated statements of comprehensive income (loss) in accordance with accounting guidance for foreign currency translation. We consider the majority of our investments in our foreign subsidiaries to be long-term in nature. Our foreign currency transaction gains (losses), including where transactions with our non-United States subsidiaries are not considered to be long-term in nature, are included within other income, net on the consolidated statements of operations.

Common Stock

At December 31, 2018, we had 4 million unissued shares of CenturyLink, Inc. common stock reserved for acquisitions. In addition, we had 30 million shares authorized for future issuance under our equity incentive plans.

Preferred Stock

Holders of outstanding CenturyLink, Inc. preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink, Inc.’s liquidation and vote as a single class with the holders of common stock.

Section 382 Rights Plan

On February 13, 2019, we adopted a Section 382 Rights Plan to protect our U.S. federal net operating loss carryforwards from certain Internal Revenue Code Section 382 limitations. Under the plan, one preferred stock purchase right was distributed for each share of our outstanding common stock as of the close of business on February 25, 2019, and those rights currently trade in tandem with the common stock until they expire or detach under the plan. This plan was designed to deter trading that would result in a change of control (as defined in Code Section 382), and therefore protect our ability to use our historical federal net operating losses in the future.

Dividends

The declaration and payment of dividends is at the discretion of our Board of Directors.

Recently Adopted Accounting Pronouncements

During 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”, ASU 2018-02, “Income Statement-Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, ASU 2016-16, “Intra-Entity Transfers of Assets Other Than Inventory”, ASU 2017-04, “Simplifying the Test for Goodwill Impairment” and ASU 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General: Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans”.

Each of these is described further below.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09 which replaces virtually all existing generally accepted accounting principles on revenue recognition with a principles-based approach for determining revenue recognition using a new five step model. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs.

We adopted the new revenue recognition standard under the modified retrospective transition method. During the year ended December 31, 2018, we recorded a cumulative catch-up adjustment that increased our retained earnings by $338 million, net of $119 million of income taxes.

See Note 5—Revenue Recognition for additional information.

Comprehensive Loss

In February 2018, the FASB issued ASU 2018-02 provides an option to reclassify stranded tax effects within accumulated other comprehensive loss to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (the “Act”) (or portion thereof) is recorded. If an entity elects to reclassify the income tax effects of the Act, the amount of that reclassification shall include the effect of the change in the U.S. federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances, if any, at the date of enactment of the Act related to items remaining in accumulated other comprehensive loss. The effect of the change in the U.S. federal corporate income tax rate on gross valuation allowances that were originally charged to income from continuing operations shall not be included. ASU 2018-02 is effective January 1, 2019, but early adoption is permitted and should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Act is recognized. We early adopted and applied ASU 2018-02 in the first quarter of 2018. The adoption of ASU 2018-02 resulted in a $407 million increase to retained earnings and in accumulated other comprehensive loss. See Note 20—Accumulated Other Comprehensive Loss for additional information.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, “Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). ASU 2016-16 eliminates the current prohibition on the recognition of the income tax effects on the transfer of assets among our subsidiaries. After adoption of ASU 2016-16, the income tax effects associated with these asset transfers, except for the transfer of inventory, will be recognized in the period the asset is transferred versus the current deferral and recognition upon either the sale of the asset to a third party or over the remaining useful life of the asset. We adopted ASU 2016-16 on January 1, 2018. The adoption of ASU 2016-16 did not have a material impact to our consolidated financial statements.

Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 simplifies the impairment testing for goodwill by changing the measurement for goodwill impairment. Under current rules, we are required to compute the fair value of goodwill to measure the impairment amount if the carrying value of a reporting unit exceeds its fair value. Under ASU 2017-04, the goodwill impairment charge will equal the excess of the reporting unit carrying value above its fair value, limited to the amount of goodwill assigned to the reporting unit.

We elected to early adopt the provisions of ASU 2017-04 as of October 1, 2018. We applied ASU 2017-04 to determine the impairment of $2.7 billion recorded during the fourth quarter of 2018. See Note 4—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Retirement Benefits

In August 2018, the FASB issued ASU 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General: Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14“). ASU 2018-14 eliminates requirements for certain disclosures that are not considered cost beneficial, clarifies certain required disclosures and adds additional disclosures under defined benefit pension plans and other postretirement plans. We adopted this guidance during the fourth quarter 2018. The adoption of ASU 2018-14 did not have a material impact to our consolidated financial statements.

Recently Issued Accounting Pronouncements

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). The primary impact of ASU 2016-13 for us is a change in the model for the recognition of credit losses related to our financial instruments from an incurred loss model, which recognized credit losses only if it was probable that a loss had been incurred, to an expected loss model, which requires our management team to estimate the total credit losses expected on the portfolio of financial instruments. We are currently reviewing the requirements of the standard and evaluating the impact on our consolidated financial statements.

We are required to adopt the provisions of ASU 2016-13 effective January 1, 2020, but could elect to early adopt the provisions as of January 1, 2019. We expect to adopt ASU 2016-13 on January 1, 2020 and recognize the impacts through a cumulative adjustment to retained earnings as of the date of adoption.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), and associated ASUs related to ASU 842, Leases, which require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In addition, the new guidance will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. For leases where we are a lessee, the presentation and measurement of the assets and liabilities will depend on each lease’s classification as either a finance or operating lease. For leases where we are a lessor, the accounting remains largely unchanged from current U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance issued in 2014 (ASC 606). The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

We have a cross-functional team in place to evaluate and implement the new guidance and we have substantially completed the implementation of third-party software solutions to facilitate compliance with accounting and reporting requirements. The team continues to review existing lease arrangements and has collected and loaded a significant portion of our lease portfolio into the software. We continue to enhance accounting systems and update business processes and controls related to the new guidance for leases. Collectively, these activities are expected to facilitate our ability to meet the new accounting and disclosure requirements upon adoption in the first quarter of 2019.

ASU 2016-02 requires a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) the effective date or (2) the beginning of the earliest comparative period presented in the financial statements at the date of initial application. We will apply the transition requirements at the January 1, 2019 effective date by showing a cumulative effect adjustment in the first quarter of 2019, rather than restating any prior periods. In addition, we will elect the package of practical expedients permitted under the transition guidance, which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, we will exclude short-term leases (term of 12 months or less) from the balance sheet presentation and will account for non-lease and lease components in a contract as a single lease component for most asset classes.

We are in the process of completing our adoption of ASU 2016-02, including reviewing our lease portfolio, completing the implementation and testing of the third-party software solution and exercising internal controls over adoption and implementation of ASU 2016-02. Therefore, the estimated impact on our consolidated balance sheet cannot currently be determined. However, we expect the adoption of ASU 2016-02 will have a material impact on our consolidated balance sheet through the recognition of right of use assets and lease liabilities for our operating leases. The impact to our consolidated statements of operations and consolidated statements of cash flows is not expected to be material. We believe the new standard will have no impact on our debt covenant compliance under our current agreements.

We currently lease real estate, vehicles, dark fiber and a wide variety of equipment. In addition, deferred gains of approximately $115 million arising from prior period sales-leaseback transactions, which under prior accounting rules would have been recognized on our operating statements over an average period of three years, will be reflected through an adjustment to retained earnings on our balance sheet as of January 1, 2019.

Upon implementing ASU 2016-02, accounting for the failed sale leaseback will no longer be applicable based on our facts and circumstances, and the real estate assets and corresponding financing obligation will be derecognized from our consolidated financial statements. Please see Note 3—Sale of Data Centers and Colocation Business for additional information on the accounting for the failed-sale-leaseback. The elimination of the failed leaseback will result in the following increase (decrease) to our balance sheet at January 1, 2019:

Balance Sheet	(Dollars in millions)
Property, plant and equipment	$ (409)
Deferred rent	(3)
Long-term debt	(558)
Deferred income taxes	37
Stockholder’s equity	115

(2)  Acquisition of Level 3

On November 1, 2017, CenturyLink acquired Level 3 through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC. We entered into this acquisition to, among other things, realize certain strategic benefits, including enhanced financial and operational scale, market diversification and an enhanced combined network. As a result of the acquisition, Level 3 shareholders received $26.50 per share in cash and 1.4286 shares of CenturyLink common stock, with cash paid in lieu of fractional shares, for each outstanding share of Level 3 common stock they owned at closing, subject to certain limited exceptions. We issued this consideration with respect to all of the outstanding common stock of Level 3, with the exception of shares held by the dissenting common shareholders. Upon closing, CenturyLink shareholders owned approximately 51% and former Level 3 shareholders owned approximately 49% of the combined company.

In addition, each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of CenturyLink common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”). Each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than those granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (“the Continuing RSU Awards”).

The aggregate consideration of $19.6 billion is based on:

•

the 517.3 million shares of CenturyLink’s common stock (including those issued in connection with the Converted RSU Awards) issued to consummate the acquisition and the closing stock price of CenturyLink common stock at October 31, 2017 of $18.99;

•

a combination of (i) the cash consideration of $26.50 per share on the 362.1 million common shares of Level 3 issued and outstanding as of October 31, 2017, (ii) the cash consideration of $1 million paid on the Converted RSUs awards; and (iii) the estimated value of $136 million the Continuing RSU Awards, which represents the pre-combination portion of Level 3’s share-based compensation awards replaced by CenturyLink;

•	$60 million for the dissenting common shares issued and outstanding as of October 31, 2017; and

•	our assumption at closing of approximately $10.6 billion of Level 3’s long-term debt.

The aggregate cash payments required to be paid on or about the closing date were funded with the proceeds of $7.945 billion of term loans and $400 million of funds borrowed under our new revolving credit facility together with other available funds, which included $1.825 billion borrowed from Level 3 Parent, LLC. For additional information regarding CenturyLink’s financing of the Level 3 acquisition see Note 6—Long-Term Debt and Credit Facilities.

We have recognized the assets and liabilities of Level 3 based on the fair value of the acquired tangible and intangible assets and assumed liabilities of Level 3 as of November 1, 2017, the consummation date of the acquisition, with the excess aggregate consideration recorded as goodwill. The estimation of such fair values and the estimation of lives of depreciable tangible assets and amortizable intangible assets required significant judgment. We completed our final fair value determination during the fourth quarter of 2018. Our final fair value determinations were different than those reflected in our consolidated financial statements at December 31, 2017.

In connection with receiving approval from the U.S. Department of Justice to complete the Level 3 acquisition we agreed to divest (i) certain Level 3 network assets in three metropolitan areas and (ii) 24 strands of dark fiber connecting 30 specified city-pairs across the United States. All of the metro network assets were classified as assets held for sale on our consolidated balance sheet as of December 31, 2017.

All of those assets were sold by December 31, 2018. The proceeds from these sales were included in the proceeds from sale of property, plant and equipment in our consolidated statements of cash flows. No gain or loss was recognized with these transactions.

As of October 31, 2018, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $11.2 billion, which we have recognized as goodwill. The goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our assignment of the aggregate consideration:

	Adjusted November 1, 2017 Balance as of December 31, 2017	Purchase Price Adjustments	Adjusted November 1, 2017 Balance as of October 31, 2018
	(Dollars in millions)
Cash, accounts receivable and other current assets (1)	$ 3,317	(26)	3,291
Property, plant and equipment	9,311	157	9,468
Identifiable intangible assets (2)
Customer relationships	8,964	(533)	8,431
Other	391	(13)	378
Other noncurrent assets	782	216	998
Current liabilities, excluding current maturities of long-term debt	(1,461)	(32)	(1,493)
Current maturities of long-term debt	(7)	—	(7)
Long-term debt	(10,888)	—	(10,888)
Deferred revenue and other liabilities	(1,629)	(114)	(1,743)
Goodwill	10,837	340	11,177

Total estimated aggregate consideration	$ 19,617	(5)	19,612

(1)	Includes accounts receivable, which had a gross contractual value of $884 million on November 1, 2017 and October 31, 2018.
(2)	The weighted-average amortization period for the acquired intangible assets is approximately 12.0 years.

On the acquisition date, we assumed Level 3’s contingencies. For more information on our contingencies, see Note 17—Commitments, Contingencies and Other Items.

Acquisition-Related Expenses

We have incurred acquisition-related expenses related to our acquisition of Level 3. The table below summarizes our acquisition-related expenses, which consist of integration-related expenses, including severance and retention compensation expenses, and transaction-related expenses:

	Years Ended	December 31,
	2018	2017
	(Dollars in millions)
Transaction-related expenses	$2	174
Integration-related expenses	391	97

Total acquisition-related expenses	$393	271

At December 31, 2018, we had incurred cumulative acquisition-related expenses of $716 million for Level 3. The total amounts of these expenses are included in our selling, general and administrative expenses.

Level 3 incurred transaction-related expenses of $47 million on the date of acquisition. This amount is not included in our results of operations.

(3)  Sale of Data Centers and Colocation Business

On May 1, 2017, we sold our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital in exchange for cash and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies (“Cyxtera”).

At the closing of this sale, we received pre-tax cash proceeds of $1.8 billion, and we valued our minority stake at $150 million, which was based upon the total amount of equity contributions to the limited partnership on the date made. Due to the sale and related restructuring actions we have taken regarding certain subsidiaries involved in the data centers and colocation business, we have estimated a cumulative current tax impact relating to the sale totaling $65 million, $18 million of which was accrued in 2016 and $47 million of which was accrued in 2017.

In connection with our sale of the data centers and colocation business to Cyxtera, we agreed to lease back from Cyxtera a portion of the data center space to provide data hosting services to our customers. Because we have continuing involvement in the business through our minority stake in Cyxtera’s parent, we did not meet the requirements for a sale-leaseback transaction as described in ASC 840-40, Leases—Sale-Leaseback Transactions. Under the failed-sale-leaseback accounting model, we were deemed under GAAP to still own certain real estate assets sold to Cyxtera, which we continued to reflect on our consolidated balance sheet and depreciate over the assets’ remaining useful life. We also treated a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation on our consolidated balance sheet, and our consolidated results of operations included imputed revenue associated with the portion of the real estate assets that we did not lease back and imputed interest expense on the financing obligation. A portion of the rent payments under our leaseback arrangement with Cyxtera were recognized as a reduction of the financing obligation, resulting in lower recognized rent expense than the amounts actually paid each period.

The following table reflects the assets sold to and the liabilities assumed by Cyxtera on May 1, 2017, including the impact of failed-sale-leaseback:

Dollars in millions
Goodwill	$1,142
Property, plant and equipment	1,051
Other intangible assets	249
Other assets	66
Less assets not removed as a result of the failed-sale-leaseback	(526)

Total net amount of assets derecognized	$1,982

Capital lease obligations	$294
Other liabilities	274
Less imputed financing obligations from the failed-sale-leaseback	(628)

Total net imputed liabilities recognized	$(60)

In addition, the failed-sale-leaseback accounting treatment had the following effects on our consolidated results of operations for the years ended December 31, 2018 and 2017:

	Positive (Negative) Impact to Net Income
	December 31,
	2018	2017
	(Dollars in millions)
Increase in revenue	$74	49
Decrease in cost of sales	22	15
Increase in loss on sale of business included in selling, general and administrative expense	—	(102)
Increase in depreciation expense (one-time)	—	(44)
Increase in depreciation expense (ongoing)	(69)	(47)
Increase in interest expense	(55)	(39)
Decrease in income tax expense	7	65

Decrease in net income	$(21)	(103)

After factoring in the costs to sell the data centers and colocation business, excluding the impact from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the proceeds we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million was included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017. The sale also resulted in a significant capital loss carryforward, which was entirely offset by a valuation allowance due to our determination that we are not likely to be able to utilize this carryforward prior to its expiration.

We evaluated our minority stake in the limited partnership and determined that we were not the primary beneficiary of the entity. As a result, we classified our $150 million investment in the limited partnership in other assets on our consolidated balance sheet as of December 31, 2018 and 2017. In addition to our investment, we have a $3 million payable to Cyxtera, classified in other accrued liabilities on our consolidated balance sheet as of December 31, 2018. We had a receivable for $10 million and $49 million, classified in other current assets on our consolidated balance sheet as of December 31, 2018 and 2017, respectively as a result of amounts charged for the lease of data center space. We will continue to have an ongoing obligation to Cyxtera related to our lease of data center space from them. During the year ended December 31, 2018, we paid rent to Cyxtera totaling $132 million. From May 1, 2017 through December 31, 2017, we paid rent to Cyxtera totaling $80 million.

Effective November 3, 2016, which is the date we entered into the agreement to sell our data centers and colocation business, we ceased recording depreciation of the property, plant and equipment to be sold and amortization of the business’s intangible assets in accordance with applicable accounting rules. Otherwise, we estimate that we would have recorded additional depreciation and amortization expense of $67 million from January 1, 2017 through May 1, 2017.

Upon adopting ASU 2016-02, accounting for the failed sale leaseback will no longer be applicable based on our facts and circumstances, and the real estate assets and corresponding financing obligation will be derecognized from our consolidated financial statements. Please see “Leases” (ASU 2016-02) in Note 1— Background and Summary of Significant Accounting Policies for additional information on the impact the new lease standard will have on the accounting for the failed-sale-leaseback.

(4)  Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	As of December 31,
	2018	2017
	(Dollars in millions)
Goodwill	$28,031	30,475

Customer relationships, less accumulated amortization of $8,492 and $7,096	$8,911	10,876

Indefinite-life intangible assets	$269	269
Other intangible assets subject to amortization:
Capitalized software, less accumulated amortization of $2,616 and $2,294	$1,468	1,469
Trade names, less accumulated amortization of $61 and $31	131	159

Total other intangible assets, net	$1,868	1,897

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired (including the acquisition described in Note 2—Acquisition of Level 3). At December 31, 2018, the net carrying amounts of goodwill, customer relationships and other intangibles assets included $19.1 billion as a result of our Level 3 acquisition. As of December 31, 2018, the weighted average remaining useful lives of the intangible assets acquired in the acquisition of Level 3 was approximately 11 years in total, approximately 11 years for customer relationships, 3 years for capitalized software and 4 years for trade names.

Total amortization expense for intangible assets for the years ended December 31, 2018, 2017 and 2016 was $1.8 billion, $1.2 billion and $1.2 billion, respectively. As of December 31, 2018, the gross carrying amount of goodwill, customer relationships, indefinite-life and other intangible assets was $50.0 billion.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2019 through 2023 will be as follows:

(Dollars in millions)
2019	$1,691
2020	1,589
2021	1,156
2022	985
2023	893

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the recorded amount of goodwill exceeds the fair value. Our annual impairment assessment date for goodwill is October 31, at which date we assessed our reporting units, which were consumer, medium and small business, enterprise, international and global accounts, and wholesale and indirect. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units are not discrete legal entities with discrete full financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, we record an impairment equal to the excess amount.

At October 31, 2018, we estimated the fair value of our five above-mentioned reporting units by considering both a market approach and a discounted cash flow method. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2018 and concluded that the indicated control premium of approximately 0.1% was reasonable based on recent transactions in the market place. As of October 31, 2018, based on our assessment performed with respect to these reporting units as described above, we concluded that the estimated fair value of our consumer reporting unit was less than our carrying value of equity by approximately $2.7 billion. As a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer reporting unit during the fourth quarter of 2018. In addition, based on our assessments performed, we concluded that the goodwill for our four remaining reporting units was not impaired as of October 31, 2018.

As of October 31, 2018, based on our assessment performed with respect to our four reporting units included in our business segment, the estimated fair value of our equity exceeded our carrying value of equity for our medium and small business, enterprise, international and global accounts and wholesale and indirect by 2%, 11%, 30% and 5%, respectively. After the impairment charge described above, the estimated fair value of equity for our consumer reporting unit equals the carrying value of equity for such unit.

As of October 31, 2017, based on our assessments performed, we concluded that our goodwill for our then three reporting units was not impaired as of this date.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2018 and 2017 and concluded it is more likely than not that our indefinite-lived intangible assets are not impaired; thus, no impairment charge was recorded in 2018 or 2017.

The following table shows the rollforward of goodwill assigned to our reportable segments from December 31, 2016 through December 31, 2018.

	Business	Consumer	Total
	(Dollars in millions)
As of December 31, 2016(1)	$9,372	10,278	19,650
Purchase accounting and other adjustments	10,825	—	10,825

As of December 31, 2017(1)	20,197	10,278	30,475
Purchase accounting and other adjustments(2)(3)	250	32	282
Impairment	—	(2,726)	(2,726)

As of December 31, 2018	$20,447	7,584	$28,031

(1)	Goodwill is net of accumulated impairment losses of $1.1 billion that related to our former hosting segment now included in our business segment.

(2)	We allocated $32 million of Level 3 goodwill to consumer as we expect the consumer segment to benefit from synergies resulting from the business combination.

(3)	Includes $58 million decrease due to effect of foreign currency exchange rate change.

As of December 31, 2018, our goodwill has been allocated to our reporting units as follows:

(Dollars in millions)
Medium and small business	$5,193
Enterprise	5,222
International and global accounts	3,596
Wholesale and indirect	6,436

Total business segment	20,447
Consumer	7,584

Total goodwill	$28,031

For additional information on our segments, see Note 15—Segment Information.

(5)  Revenue Recognition

Comparative Results

The following tables present our reported results under ASC 606 and a reconciliation to results using the historical accounting method:

	Year Ended December 31, 2018
	Reported Balances	Impact of ASC 606	ASC 605 Historical Adjusted Balances
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenue	$23,443	39	23,482
Cost of services and products (exclusive of depreciation and amortization)	10,862	22	10,884
Selling, general and administrative	4,165	71	4,236
Interest expense	2,177	(9)	2,168
Income tax expense	170	(12)	158
Net loss	(1,733)	(33)	(1,766)

BASIC AND DILUTED LOSS PER COMMON SHARE
BASIC	$(1.63)	(0.03)	(1.66)
DILUTED	$(1.63)	(0.03)	(1.66)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,065,866	—	1,065,866
DILUTED	1,065,866	—	1,065,866

The following table presents a reconciliation of certain consolidated balance sheet captions under ASC 606 to the balance sheet results using the historical accounting method:

	As of December 31, 2018
	Reported Balances	Impact of ASC 606	ASC 605 Historical Adjusted Balances
	(Dollars in millions)
Other current assets	$918	(172)	746
Other long-term assets, net	1,060	(112)	948
Deferred revenue	2,375	71	2,446
Deferred income taxes, net	2,395	(131)	2,264
Other long-term liabilities	1,099	147	1,246
Accumulated deficit	(1,643)	(371)	(2,014)

Disaggregated Revenue by Service Offering

The following tables provide disaggregation of revenue from contracts with customers based on service offerings for the year ended December 31, 2018, respectively. It also shows the amount of revenue that is not subject to ASC 606, but is instead governed by other accounting standards.

	Year Ended December 31, 2018
	Total Revenue	Adjustments for Non-ASC 606 Revenue (8)	Total Revenue from Contracts with Customers
	(Dollars in millions)
Business segment
IP and Data Services (1)	$6,971	—	6,971
Transport and Infrastructure (2)	5,356	(569)	4,787
Voice and Collaboration (3)	4,401	—	4,401
IT and Managed Services (4)	621	—	621

Total business segment revenue	17,349	(569)	16,780

Consumer segment
IP and Data Services (5)	308	(33)	275
Transport and Infrastructure (6)	2,892	(213)	2,679
Voice and Collaboration (3)	2,171	—	2,171

Total consumer segment revenue	5,371	(246)	5,125

Non-segment revenue
Regulatory Revenue (7)	723	(723)	—

Total non-segment revenue	723	(723)	—

Total revenue	$23,443	(1,538)	21,905

Timing of Revenue
Goods and services transferred at a point in time			$230
Services performed over time			21,675

Total revenue from contracts with customers			$21,905

(1)	Includes primarily VPN data network, Ethernet, IP, video and ancillary revenue.

(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenue.

(3)	Includes local, long-distance and other ancillary revenue.

(4)	Includes IT services and managed services revenue.

(5)	Includes retail video revenue (including our facilities-based video revenue).

(6)	Includes primarily broadband and equipment sales and professional services revenue.

(7)	Includes CAF Phase I, CAF Phase II, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

(8)	Includes regulatory revenue, lease revenue, sublease rental income, revenue from fiber capacity lease arrangements and failed sale leaseback income, which are not within the scope of ASC 606.

Customer Receivables and Contract Balances

The following table provides balances of customer receivables, contract assets and contract liabilities as of December 31, 2018 and January 1, 2018:

	December 31, 2018	January 1, 2018
	(Dollars in millions)
Customer receivables(1)	$2,346	2,504
Contract liabilities	860	904
Contract assets	140	145

(1)	Gross customer receivables of $2.5 billion and $2.7 billion, net of allowance for doubtful accounts of $132 million and $155 million, at December 31, 2018 and January 1, 2018, respectively.

Contract liabilities are consideration we have received from our customers or billed in advance of providing goods or services promised in the future. We defer recognizing this consideration as revenue until we have satisfied the related performance obligation to the customer. Contract liabilities include recurring services billed one month in advance and installation and maintenance charges that are deferred and recognized over the actual or expected contract term, which ranges from one to seven years depending on the service. Contract liabilities are included within deferred revenue in our consolidated balance sheet.

The following table provides information about revenue recognized for the year ended December 31, 2018:

(Dollars in millions)
Revenue recognized in the period from:
Amounts included in contract liability at the beginning of the period (January 1, 2018)	$295
Performance obligations satisfied in previous periods	—

Performance Obligations

As of December 31, 2018, our estimated revenue expected to be recognized in the future related to performance obligations associated with customer contracts that are unsatisfied (or partially satisfied) is approximately $6.9 billion. We expect to recognize approximately 83% of this revenue through 2021, with the balance recognized thereafter.

We do not disclose the value of unsatisfied performance obligations for contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed (for example, uncommitted usage or non-recurring charges associated with professional or technical services to be completed), or contracts that are classified as leasing arrangements that are not subject to ASC 606.

Contract Costs

The following table provides changes in our contract acquisition costs and fulfillment costs:

	Year Ended December 31, 2018
	Acquisition Costs	Fulfillment Costs
	(Dollars in millions)
Beginning of period balance	$268	133
Costs incurred	226	146
Amortization	(172)	(92)

End of period balance	$322	187

Acquisition costs include commission fees paid to employees as a result of obtaining contracts. Fulfillment costs include third party and internal costs associated with the provision, installation and activation of telecommunications services to customers, including labor and materials consumed for these activities.

Deferred acquisition and fulfillment costs are amortized based on the transfer of services on a straight-line basis over the average customer life of 30 months for consumer customers and 12 to 60 months for business customers and amortized fulfillment costs are included in cost of services and products and amortized acquisition costs are included in selling, general and administrative expenses in our consolidated statement of operations. The amount of these deferred costs that are anticipated to be amortized in the next twelve months are included in other current assets on our consolidated balance sheets. The amount of deferred costs expected to be amortized beyond the next twelve months is included in other non-current assets on our consolidated balance sheets. Deferred acquisition and fulfillment costs are assessed for impairment on an annual basis.

(6)  Long-Term Debt and Credit Facilities

The following chart reflects the consolidated long-term debt of CenturyLink, Inc. and its subsidiaries, including unamortized discounts and premiums and unamortized debt issuance costs, but excluding intercompany debt:

			As of December 31,
	Interest Rates(1)	Maturities	2018	2017
			(Dollars in millions)
Senior Secured Debt: (2)
CenturyLink, Inc.
2017 Revolving Credit Facility(3)	5.130% - 7.250%	2022	$550	405
Term Loan A	5.272%	2022	1,622	1,575
Term Loan A-1	5.272%	2022	351	370
Term Loan B	5.272%	2025	5,940	6,000
Subsidiaries:
Level 3 Financing, Inc.
Tranche B 2024 Term Loan(4)	4.754%	2024	4,611	4,611
Embarq Corporation subsidiaries
First mortgage bonds	7.125% - 8.375%	2023 - 2025	138	151
Senior Notes and Other Debt:
CenturyLink, Inc.
Senior notes	5.625% - 7.650%	2019 - 2042	8,036	8,125
Subsidiaries:
Level 3 Financing, Inc.
Senior notes	5.125% - 6.125%	2021 - 2026	5,315	5,315
Level 3 Parent, LLC
Senior notes	5.750%	2022	600	600
Qwest Corporation
Senior notes	6.125% - 7.750%	2021 - 2057	5,956	7,294
Term loan	4.530%	2025	100	100
Qwest Capital Funding, Inc.
Senior notes	6.875% - 7.750%	2021 - 2031	697	981
Embarq Corporation and subsidiary
Senior note	7.995%	2036	1,485	1,485
Other	9.000%	2019	150	150
Capital lease and other obligations	Various	Various	801	891
Unamortized (discounts) premiums and other, net			(8)	23
Unamortized debt issuance costs			(283)	(350)

Total long-term debt			36,061	37,726
Less current maturities			(652)	(443)

Long-term debt, excluding current maturities			$35,409	37,283

(1)	As of December 31, 2018.

(2)	See the remainder of this Note for a description of certain parent or subsidiary guarantees and liens securing this debt.

(3)

The aggregate amount outstanding on our 2017 revolving credit facility at December 31, 2018 was $550 million with a weighted-average interest rate of 5.322%. These amounts typically change on a regular basis.

(4)	The Tranche B 2024 Term Loan had an interest rate of 4.754% as of December 31, 2018 and 3.557% as of December 31, 2017.

Debt of CenturyLink, Inc. and its Subsidiaries

At December 31, 2018, most of our outstanding consolidated debt had been incurred by CenturyLink, Inc. or one of the following four other primary borrowers or “borrowing groups,” each of which has borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries:

•	Qwest Corporation;

•	Qwest Capital Funding, Inc. (including its parent guarantor, Qwest Communications International Inc.);

•	Embarq Corporation; and

•	Level 3 Parent, LLC (including its finance subsidiary, Level 3 Financing, Inc.).

Each of these borrowers or borrowing groups has entered into one or more credit agreements with certain financial institutions or other institutional lenders, or issued senior notes. Certain of these debt instruments are described further below.

2017 CenturyLink Credit Agreement

In connection with financing its acquisition of Level 3 on November 1, 2017, CenturyLink, Inc. caused its wholly-owned subsidiary, CenturyLink Escrow, LLC, to enter into a credit agreement on June 19, 2017 (the “2017 CenturyLink Credit Agreement”) with, among others, Bank of America, N.A., as administrative agent and collateral agent, currently providing for $10.245 billion in senior secured credit facilities (the “2017 Senior Secured Credit Facilities”). As amended in early 2018, these facilities currently consist of the following:

•	a $2.168 billion revolving credit facility (“2017 Revolving Credit Facility”), with 18 lenders, each with allocations ranging from $36.4 million to $167.8 million;

•	a $1.707 billion senior secured Term Loan A credit facility, with 18 lenders, each with commitments ranging from $28.6 million to $132.2 million;

•	a $370 million senior secured Term Loan A-1 credit facility with CoBank, ACB; and

•	a $6.0 billion senior secured Term Loan “B” credit facility, the proceeds of which were fully pre-funded to us, net of a discount, into escrow on June 19, 2017 and released to us on November 1, 2017.

Loans under the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility bear interest at a rate equal to, at our option, the London Interbank Offered Rate (“LIBOR”) or the alternative base rate (each as defined in the 2017 CenturyLink Credit Agreement) plus an applicable margin between 2.25% to 3.00% per annum for LIBOR loans and 1.25% to 2.00% per annum for alternative base rate loans, depending on our then current total leverage ratio. Borrowings under the Term Loan B facility bore interest at 1.375% per annum through July 18, 2017 and at 2.75% per annum thereafter through November 1, 2017. Subsequent to November 1, 2017, borrowings under the Term Loan B facility have borne interest at LIBOR plus 2.75% per annum. Loans under each of the term loan facilities require certain specified quarterly amortization payments and certain specified mandatory prepayments in connection with certain asset sales and debt issuances and out of excess cash flow, among other things, subject in each case to certain significant exceptions.

The 2017 Revolving Credit Facility and borrowings under the Term Loan A and A-1 facilities will mature on November 1, 2022. Borrowings under the Term Loan B facility will mature on January 31, 2025.

On November 1, 2017, CenturyLink, Inc. assumed all rights and obligations under the 2017 CenturyLink Credit Agreement, including the right to borrow funds under the 2017 Revolving Credit Facility on the terms and conditions specified in the 2017 CenturyLink Credit Agreement.

All of CenturyLink, Inc.’s obligations under the 2017 Senior Secured Credit Facilities are guaranteed by certain of its subsidiaries. The guarantees by certain of those guarantors are secured by a first priority security interest in substantially all assets (including certain subsidiaries stock) directly owned by them, subject to certain exceptions and limitations.

A portion of the 2017 Revolving Credit Facility in an amount not to exceed $100 million is available for swingline loans, and a portion in an amount not to exceed $400 million is available for the issuance of letters of credit.

CenturyLink, Inc. is permitted under the 2017 CenturyLink Credit Agreement to request certain incremental borrowings subject to the satisfaction of various conditions and to certain other limitations. Any incremental borrowings would be subject to the same terms and conditions under the 2017 CenturyLink Credit Agreement.

Term Loans and Certain Other Debt of Subsidiaries

Qwest Corporation

In 2015, Qwest Corporation entered into a term loan in the amount of $100 million with CoBank, ACB. The outstanding unpaid principal amount of this term loan plus any accrued and unpaid interest is due on February 20, 2025. Interest is paid at least quarterly based upon either the London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on Qwest Corporation’s then current senior unsecured long-term debt rating. At both December 31, 2018 and 2017, the outstanding principal balance on this term loan was $100 million.

Level 3 Financing, Inc.

At December 31, 2018 and 2017, Level 3 Financing, Inc. owed $4.611 billion under the Tranche B 2024 Term Loan, which matures on February 22, 2024. The Tranche B 2024 Term Loan carries an interest rate, in the case of base rate borrowings, equal to (i) the greater of the Prime Rate, the Federal Funds Effective Rate plus 50 basis points, or LIBOR plus 100 basis points (with all such terms and calculations as defined or further specified in the applicable credit agreement) plus (ii) 1.25% per annum. Any Eurodollar borrowings under the Tranche B 2024 Term Loan bear interest at LIBOR plus 2.25% per annum.

The Tranche B 2024 Term Loan requires certain specified mandatory prepayments in connection with certain asset sales and other transactions, subject to certain significant exceptions. The obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan are, subject to certain exceptions, secured by certain assets of Level 3 Parent, LLC and certain of its material domestic telecommunication subsidiaries. Also, Level 3 Parent, LLC and certain of its subsidiaries have guaranteed the obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan. Level 3 Communications, LLC and its material domestic subsidiaries guarantee and pledge certain of their assets to secure the obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan.

Embarq Subsidiaries

At December 31, 2018 and 2017, one of our Embarq subsidiaries had outstanding first mortgage bonds. This first mortgage bond is secured by substantially all of the property, plant and equipment of the issuing subsidiary.

Revolving Letters of Credit

We use various financial instruments in the normal course of business. These instruments include letters of credit, which are conditional commitments issued on our behalf in accordance with specified terms and conditions. CenturyLink, Inc. maintains an uncommitted $225 million revolving letter of credit facility separate from the letter of credit facility included in the 2017 Revolving Credit Facility noted above. Letters of credit issued under this facility are backed by credit enhancements in the form of secured guarantees issued by certain CenturyLink subsidiaries. As of December 31, 2018 and 2017, CenturyLink, Inc.’s outstanding letters of credit under this credit facility totaled $97 million and $104 million, respectively.

As of December 31, 2018, Level 3 Parent, LLC had outstanding letters of credit or other similar obligations of approximately $30 million of which $24 million is collateralized by cash that is reflected on the consolidated balance sheets in restricted cash and securities.

As of December 31, 2017, Level 3 Parent, LLC had outstanding letters of credit or other similar obligations of approximately $36 million of which $30 million is collateralized by cash that is reflected on the consolidated balance sheets in restricted cash and securities.

Senior Notes

CenturyLink, Inc., Level 3 Financing, Inc., Level 3 Parent, LLC, Qwest Corporation, Qwest Capital Funding, Inc. and Embarq Corporation have each issued unsecured senior notes. All of these notes carry fixed interest rates and all principal is due on the notes’ respective maturity dates, which rates and maturity dates are summarized in the table above. The senior notes issued by Level 3 Financing, Inc. are guaranteed by its parent, Level 3 Parent, LLC and another of its affiliates. The senior notes issued by Qwest Capital Funding, Inc. are guaranteed by its parent, Qwest Communications International Inc. Except for a limited number of senior notes issued by Qwest Corporation, the issuer generally can redeem the notes, at its option, in whole or in part, (i) pursuant to a fixed schedule of pre-established redemption prices, (ii) pursuant to a “make whole” redemption price or (iii) under certain other specified limited conditions. Under certain circumstances in connection with a “change of control” of CenturyLink, Inc., it will be required to make an offer to repurchase each series of these senior notes (other than two of its older series of notes) at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest. Also, under certain circumstances in connection with a “change of control” of Level 3 Parent, LLC, it, as well as Level 3 Financing, Inc., will be required to make an offer to repurchase each series of its outstanding senior notes at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest.

New Issuances

As described above under “2017 CenturyLink Credit Agreement”, on June 19, 2017, CenturyLink, Inc. caused one of its wholly-owned subsidiaries to enter into the 2017 CenturyLink Credit Agreement currently providing for $10.2 billion of senior secured credit facilities. Upon the execution of the 2017 CenturyLink Credit Agreement, the $6.0 billion Term Loan B credit facility was fully funded. On November 1, 2017, CenturyLink, Inc. assumed the obligations and borrowed additional sums under such credit agreement.

On April 27, 2017, Qwest Corporation issued $575 million aggregate principal amount of 6.75% Notes due 2057 and, on May 5, 2017, issued an additional $85 million aggregate principal amount of such notes pursuant to an over-allotment option in exchange for aggregate net proceeds, after deducting underwriting discounts and other expenses, of $638 million. All of the 6.75% Notes are senior unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after June 15, 2022, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Repayments

2018

During 2018, CenturyLink and its affiliates redeemed approximately $1.7 billion in debt securities, which primarily included approximately $174 million of Qwest Capital Financing 6.5% Notes due 2018, approximately $164 million of Qwest Corporation 7.5% Notes due 2051, approximately $925 million of Qwest Corporation 7.0% Notes due 2052 and approximately $250 million of Qwest 7.25% Notes due 2035.

2017

As described above under “2017 CenturyLink Credit Agreement”, on November 1, 2017, CenturyLink, Inc. repaid the outstanding principal amount of $319 million under its 2012 term loan.

During 2017, subsidiaries of Embarq Corporation paid at maturity the $72 million principal amount and accrued and unpaid interest due under their 8.77% Notes. CenturyLink, Inc. paid at maturity the $350 million principal and accrued and unpaid interest due under its 5.15% Notes. Qwest Corporation redeemed $125 million aggregate principal amount of the remaining $288 million of its 7.5% Notes due 2051. Qwest Corporation redeemed all $500 million of its 6.5% Notes due 2017. CenturyLink, Inc. paid at maturity the $500 million principal and accrued and unpaid interest due under its 6.00% Notes.

Long-Term Debt Maturities

Set forth below is the aggregate principal amount of our long-term debt (excluding unamortized discounts and premiums, net and unamortized debt issuance costs) maturing during the following years:

(Dollars in millions)(1)
2019	$652
2020	1,205
2021	3,115
2022	5,283
2023	2,096
2024 and thereafter	23,503

Total long-term debt	$35,854

(1)

In Note 3—Sale of Data Centers and Colocation Business, we describe an imputed financing obligation. The amount outstanding on that imputed financing obligation at December 31, 2018 was $558 million. The aggregate maturities of long-term debt do not include $499 million of this obligation, which prior to the end of the lease term on April 30, 2020, will be derecognized along with the remaining net book value of the associated real estate assets.

Interest Expense

Interest expense includes interest on total long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Interest expense:
Gross interest expense	$2,230	1,559	1,372
Capitalized interest	(53)	(78)	(54)

Total interest expense	$2,177	1,481	1,318

Covenants

CenturyLink, Inc.

With respect to the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility, the 2017 CenturyLink Credit Agreement requires us to maintain (i) a maximum total leverage ratio of not more than 5.00 to 1.00 until November 1, 2019 and 4.75 to 1.00 thereafter and (ii) a minimum consolidated interest coverage ratio of at least 2.00 to 1.00, with such ratios being determined and calculated in the manner described in the 2017 CenturyLink Credit Agreement.

The 2017 Senior Secured Credit Facilities contain various representations and warranties and extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on our ability to declare or pay dividends, repurchase stock, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with its affiliates, dispose of assets and merge or consolidate with any other person.

The senior notes of CenturyLink, Inc. were issued under an indenture dated March 31, 1994. This indenture restricts our ability to (i) incur, issue or create liens upon the property of CenturyLink, Inc. and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us. However, as indicated above under “Senior Notes”, CenturyLink, Inc. will be required to offer to purchase certain of its long-term debt securities issued under this indenture under certain circumstances in connection with a “change of control” of CenturyLink, Inc.

Level 3 Companies

The term loan and senior notes of Level 3 Parent, LLC and Level 3 Financing, Inc. contain various representations and extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on their ability to declare or pay dividends, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with their affiliates, dispose of assets and merge or consolidate with any other person. Also, as indicated above under “Senior Notes”, Level 3 Parent, LLC, as well as Level 3 Financing, Inc., will be required to offer to purchase certain of its long-term debt securities under certain circumstances in connection with a “change of control” of Level 3 Parent, LLC.

Qwest Companies

Under its term loan, Qwest Corporation must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in such term loan documentation) ratio of not more than 2.85:1.0, as of the last day of each fiscal quarter for the four quarters then ended. The term loan also contains a negative pledge covenant, which generally requires Qwest Corporation to secure equally and ratably any advances under the term loan if it pledges assets or permit liens on its property for the benefit of other debtholders.

The senior notes of Qwest Corporation were issued under indentures dated April 15, 1990 and October 15, 1999. These indentures contain restrictions on the incurrence of liens and the consummation of certain transactions substantially similar to the above-described covenants in CenturyLink, Inc.’s March 31, 1994 indenture (but contain no mandatory repurchase provisions). The senior notes of Qwest Capital Funding, Inc. were issued under an indenture dated June 29, 1998 containing terms substantially similar to those set forth in Qwest Corporation’s indentures.

Embarq

Embarq’s senior note was issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture also contains restrictions on the consummation of certain transactions substantially similar to CenturyLink, Inc.’s above-described covenants (but without mandatory repurchase provision), as well as certain customary covenants to maintain properties and pay all taxes and lawful claims.

Impact of Covenants

The debt covenants applicable to CenturyLink, Inc. and its subsidiaries could materially adversely affect their ability to operate or expand their respective businesses, to pursue strategic transactions, or to otherwise pursue their plans and strategies. The covenants of the Level 3 companies may significantly restrict the ability of CenturyLink, Inc. to receive cash from the Level 3 companies, to distribute cash from the Level 3 companies to other of CenturyLink, Inc.’s affiliated entities, or to enter into other transactions among CenturyLink, Inc.’s wholly-owned entities.

Certain of the debt instruments of CenturyLink, Inc. and its subsidiaries contain cross payment default or cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument.

The ability of CenturyLink, Inc. and its subsidiaries to comply with the financial covenants in their respective debt instruments could be adversely impacted by a wide variety of events, including unforeseen contingencies, many of which are beyond their control.

Compliance

At December 31, 2018, CenturyLink, Inc. believes it and its subsidiaries were in compliance with the provisions and financial covenants contained in their respective material debt agreements in all material respects.

Guarantees

CenturyLink, Inc. does not guarantee the debt of any unaffiliated parties, but, as noted above, certain of its largest subsidiaries guarantee (i) its debt and letters of credit outstanding under its 2017 CenturyLink Credit Agreement and its $225 million revolving letter of credit facility and (ii) the outstanding term loans or senior notes issued by certain other subsidiaries. As further noted above, several of the subsidiaries guaranteeing these obligations have pledged substantially all of their assets to secure their respective guarantees.

Subsequent Event

On February 15, 2019, the Company entered into an aggregate $2.5 billion in floating-to-fixed interest rate swap agreements with five banks. Under the terms of the agreements, each month, CenturyLink will receive payments equivalent to the 1-month LIBOR from each of the five banks. Also, under the terms of the agreements, CenturyLink will pay to each bank a fixed-rate of 2.47926% monthly, with the first payment due April 30, 2019. The agreements are effective March 31, 2019 and mature on March 31, 2022.

(7)  Accounts Receivable

The following table presents details of our accounts receivable balances:

	As of December 31,
	2018	2017
	(Dollars in millions)
Trade and purchased receivables	$2,094	2,245
Earned and unbilled receivables	425	436
Other	21	40

Total accounts receivable	2,540	2,721
Less: allowance for doubtful accounts	(142)	(164)

Accounts receivable, less allowance	$2,398	2,557

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2018	$164	153	(175)	142
2017	178	176	(190)	164
2016	152	192	(166)	178

(8)  Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	As of December 31,
		2018	2017
		(Dollars in millions)
Land	N/A	$871	883
Fiber, conduit and other outside plant(1)	15-45 years	23,936	22,798
Central office and other network electronics(2)	3-10 years	18,736	18,538
Support assets(3)	3-30 years	8,020	7,586
Construction in progress(4)	N/A	1,704	1,399

Gross property, plant and equipment		53,267	51,204
Accumulated depreciation		(26,859)	(24,352)

Net property, plant and equipment		$26,408	26,852

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.

(3)	Support assets consist of buildings, cable landing stations, data centers, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $3.3 billion, $2.7 billion and $2.7 billion for the years ended December 31, 2018, 2017 and 2016, respectively.

Asset Retirement Obligations

At December 31, 2018, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

As of the Level 3 acquisition date, we recorded liabilities to reflect our fair values of Level 3’s asset retirement obligations. Our fair value estimates were determined using discounted cash flow method.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Balance at beginning of year	$115	95	91
Accretion expense	10	6	6
Liabilities assumed in acquisition of Level 3(1)	58	45	—
Liabilities settled	(14)	(3)	(2)
Liabilities transferred to Cyxtera	—	(20)	—
Change in estimate	21	(8)	—

Balance at end of year	$190	115	95

(1)	The liabilities assumed during 2018 relate to purchase price adjustments during the year.

During 2018, we revised our estimates for the cost of removal of network equipment, tanks, and asbestos remediation resulting in a $21 million change in estimate of our asset retirement obligation. The 2018 and 2017 change in estimates are offset to gross property, plant and equipment.

(9)  Severance and Leased Real Estate

Periodically, we reduce our workforce and accrue liabilities for the related severance costs. These workforce reductions result primarily from the progression or completion of our post-acquisition integration plans, increased competitive pressures, cost reduction initiatives, process improvements through automation and reduced workload demands due to the loss of customers purchasing certain services.

We report severance liabilities within accrued expenses and other liabilities - salaries and benefits in our consolidated balance sheets and report severance expenses in selling, general and administrative expenses in our consolidated statements of operations. As described in Note 15—Segment Information, we do not allocate these severance expenses to our segments.

We have recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate which we have ceased using, net of estimated sublease rentals. As of the Level 3 acquisition date, we recorded liabilities to reflect the fair values of the existing lease obligations for real estate for which we had ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically we adjust the expense when our actual subleasing experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities-other and report the noncurrent portion in deferred credits and other liabilities-other in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2018, the current and noncurrent portions of our leased real estate accrual were $24 million and $86 million, respectively. The remaining lease terms range from less than one year to 12.0 years, with a weighted average of 6.7 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2016	$98	67
Accrued to expense	42	4
Liabilities assumed in acquisition of Level 3	1	4
Payments, net	(108)	(13)
Reversals and adjustments	—	2

Balance at December 31, 2017	33	64
Accrued to expense	205	70
Payments, net	(151)	(24)

Balance at December 31, 2018	$87	110

(10)  Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor various defined benefit pension plans (qualified and non-qualified) which, in the aggregate, cover a substantial portion of our employees including legacy CenturyLink, legacy Qwest Communications International Inc. (“Qwest”) and legacy Embarq employees. Pension benefits for participants of the CenturyLink Combined Pension Plan (“Combined Pension Plan”) who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for certain eligible former employees. We use a December 31 measurement date for all our plans.

Pension Benefits

In connection with the acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed defined benefit pension plans sponsored by various Level 3 companies for their employees. Based on a valuation analysis, we recognized a $20 million liability on November 1, 2017 for the unfunded status of the Level 3 pension plans. The net unfunded status recognized on our balance sheets at December 31, 2018 and 2017 was $11 million and $20 million, respectively, representing liabilities of $144 million and $167 million, and assets of $133 million and $147 million, respectively. Due to the insignificant impact of these pension plans on our consolidated financial statements, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

United States funding laws require a company with a pension shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for our Combined Pension Plan is to make contributions with the objective of accumulating ample assets to pay all qualified pension benefits when due under the terms of the plan. The accounting unfunded status of our qualified pension plan was $1.6 billion and $2.0 billion as of December 31, 2018 and 2017, respectively.

We made a voluntary cash contribution to our qualified pension plan of $500 million and $100 million in 2018 and 2017, respectively, and paid $5 million of benefits directly to participants of our non-qualified pension plans in both 2018 and 2017, respectively. Based on current laws and circumstances, we are not required to make any contributions to our qualified pension plan in 2019. We currently do not expect to make a voluntary contribution to the trust for our qualified pension plan in 2019. We estimate that in 2019 we will pay $5 million of benefits directly to participants of our non-qualified pension plans.

As previously mentioned, we sponsor unfunded non-qualified pension plans for certain current and former highly-compensated employees. The net unfunded status of our non-qualified pension plans was $52 million and $58 million for the years ended December 31, 2018 and 2017, respectively. Due to the insignificant impact of these pension plans on our consolidated financial statements, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

Post-Retirement Benefits

In connection with our acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed post-retirement benefit plans sponsored by Level 3 Communications, L.L.C. and Continental Level 3, Inc. for certain of its current and former employees. Based on a valuation analysis, we recognized less than $1 million in liability for the unfunded status of Level 3’s post-retirement benefit plans. Though largely unfunded, these post-retirement plans, in the aggregate, are immaterial to our consolidated financial statements. Due to the insignificant amount of these post-retirement plans, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

Our post-retirement benefit plans provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement benefits not paid by the trusts are funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. The accounting unfunded status of our qualified post-retirement benefit plan was $3.0 billion and $3.4 billion as of December 31, 2018 and 2017, respectively.

Assets in the post-retirement trusts were substantially depleted as of December 31, 2016; however, we continue to pay certain post-retirement benefits through the trusts. No contributions were made to the post-retirement trusts in 2018 and 2017. Benefits not paid from the trusts are expected to be paid directly by us with available cash. In 2018, we paid $249 million of post-retirement benefits, net of participant contributions and direct subsidies. In 2019, we expect to pay $270 million of post-retirement benefits, net of participant contributions and direct subsidies. The increase in anticipated post-retirement benefit payments is the result of increased utilization coupled with a continued rise in the cost of care.

We expect our health care cost trend rate to range from 5.0% to 7.0% in 2019, 5.0% to 6.5% in 2020 and grading to 4.50% by 2025. Our post-retirement benefit cost, for certain eligible legacy Qwest retirees and certain eligible legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

Expected Cash Flows

The Combined Pension Plan payments, post-retirement health care benefit payments and premiums, and life insurance premium payments are either distributed from plan assets or paid by us. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Combined Pension Plan	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2019	$966	277	(7)
2020	938	269	(7)
2021	916	261	(7)
2022	891	252	(7)
2023	867	243	(6)
2024 - 2028	3,971	1,065	(26)

Net Periodic Benefit Expense

We utilize a full yield curve approach in connection with estimating the service and interest components of net periodic benefit expense by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flow.

The actuarial assumptions used to compute the net periodic benefit expense for our Combined Pension Plan and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Combined Pension Plan			Post-Retirement Benefit Plans
	2018	2017	2016	2018	2017	2016
Actuarial assumptions at beginning of year:
Discount rate	3.14% - 3.69%	3.25% - 4.14%	3.34% - 4.46%	4.26%	3.90%	4.15%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets (1)	6.50%	6.50%	7.00%	4.00%	5.00%	7.00%
Initial health care cost trend rate	N/A	N/A	N/A	7.00% / 5.00%	7.00% / 5.00%	5.00% / 5.25%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	N/A	2025	2025	2025

N/A - Not applicable

(1)	Rates are presented net of projected fees and administrative costs.

Net periodic benefit (income) expense for our combined pension plan includes the following components:

	Combined Pension Plan Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Service cost	$66	63	64
Interest cost	392	409	425
Expected return on plan assets	(685)	(666)	(733)
Special termination benefits charge	15	—	13
Recognition of prior service credit	(8)	(8)	(8)
Recognition of actuarial loss	178	204	174

Net periodic pension benefit (income) expense	$(42)	2	(65)

Net periodic benefit expense for our post-retirement benefit plans includes the following components:

	Post-Retirement Plans Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Service cost	$18	18	19
Interest cost	97	100	111
Expected return on plan assets	(1)	(2)	(7)
Special termination benefits charge	—	—	3
Recognition of prior service cost	20	20	20

Net periodic post-retirement benefit expense	$134	136	146

We report service costs for our Combined Pension Plan and post-retirement benefit plans in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016. Additionally, a portion of the service cost is also allocated to certain assets under construction, which are capitalized and reflected as part of property, plant and equipment in our consolidated balance sheets. The remaining components of net periodic benefit expense (income) are reported in other income, net in our consolidated statements of operations. As a result of ongoing efforts to reduce our workforce, we recognized a one-time charge in 2018 of $15 million for special termination benefit enhancements paid to certain eligible employees upon voluntary retirement.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2018 and 2017 and are as follows:

	Combined Pension Plan		Post-Retirement Benefit Plans
	December 31,		December 31,
	2018	2017	2018	2017
Actuarial assumptions at end of year:
Discount rate	4.29%	3.57%	4.26%	3.53%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	7.00% / 5.00%	7.00% / 5.00%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2025	2025

    N/A—Not applicable

In 2018, 2017 and 2016, we adopted the revised mortality tables and projection scales released by the Society of Actuaries, which decreased the projected benefit obligation of our benefit plans by $38 million, $113 million and $268 million, respectively. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial (gain) loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 8 to 9 years as of December 31, 2018.

The following tables summarize the change in the benefit obligations for the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$13,064	13,244	13,287
Service cost	66	63	64
Interest cost	392	409	425
Plan amendments	—	—	2
Special termination benefits charge	15	—	13
Actuarial (gain) loss	(765)	586	487
Benefits paid by company	—	—	—
Benefits paid from plan assets	(1,178)	(1,238)	(1,034)

Benefit obligation at end of year	$11,594	13,064	13,244

	Post-Retirement Benefit Plans Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$3,375	3,413	3,567
Service cost	18	18	19
Interest cost	97	100	111
Participant contributions	54	54	57
Direct subsidy receipts	8	7	5
Special termination benefits charge	—	—	3
Plan Amendment	(36)	—	—
Actuarial (gain) loss	(224)	112	(13)
Benefits paid by company	(311)	(298)	(191)
Benefits paid from plan assets	(4)	(31)	(145)

Benefit obligation at end of year	$2,977	3,375	3,413

Our aggregate benefit obligation as of December 31, 2018, 2017 and 2016 was $14.8 billion, $16.5 billion and $16.7 billion, respectively.

Plan Assets

We maintain plan assets for our Combined Pension Plan and certain post-retirement benefit plans. The following tables summarize the change in the fair value of plan assets for the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$11,060	10,892	11,072
Return on plan assets	(349)	1,306	754
Employer contributions	500	100	100
Benefits paid from plan assets	(1,178)	(1,238)	(1,034)

Fair value of plan assets at end of year	$10,033	11,060	10,892

	Post-Retirement Benefit Plans Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$23	53	193
Return on plan assets	(1)	1	5
Benefits paid from plan assets	(4)	(31)	(145)

Fair value of plan assets at end of year	$18	23	53

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets, net of administrative expenses paid from plan assets. It is determined annually based on the strategic asset allocation and the long-term risk and return forecast for each asset class.

Combined Pension Plan: Our investment objective for the qualified pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. We employ a liability-aware investment strategy designed to reduce the volatility of pension assets relative to pension liabilities. This strategy is evaluated frequently and is expected to evolve over time with changes in the funded status and other factors. Approximately 31% of plan assets is targeted to long-duration investment grade bonds and interest rate sensitive derivatives and 29% is targeted to assets expected to outperform the liability with moderate funded status risk. Approximately 26% is targeted to public equities and 14% is targeted to private market investments. At the beginning of 2019, our expected annual long-term rate of return on pension assets before consideration of administrative expenses is assumed to be 7.0%. Projected PBGC (Pension Benefit Guaranty Corporation) premium rates reduce the annual long-term expected return net of administrative expenses to 6.5%.

The short term and long term interest crediting rates during 2018 for cash balance components of the Combined Pension Plan 2018 were 3.25% and 4.00%, respectively.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plans’ assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. At the beginning of 2019, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 4.0%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The gross notional exposure of the derivative instruments directly held by the pension benefit plan is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment. Our post-retirement plans were not invested in derivative instruments for the years ended December 31, 2018 or 2017.

	Gross Notional Exposure
	Combined Pension Plan
	Years Ended December 31,
	2018	2017
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$300	256
Exchange-traded Treasury and other interest rate futures	3,901	1,830
Interest rate swaps	83	137
Credit default swaps	66	100
Equity index swaps	—	1
Foreign exchange forwards	295	293
Options	192	259

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 13—Fair Value of Financial Instruments.

At December 31, 2018, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2018:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant inputs were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2018. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivables, pending trades and accrued expenses.

	Fair Value of Combined Pension Plan Assets at December 31, 2018
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$458	1,393	—	$1,851
High yield bonds (b)	—	277	7	284
Emerging market bonds (c)	151	181	—	332
U.S. stocks (e)	764	2	2	768
Non-U.S. stocks (f)	601	—	—	601
Private debt (i)	—	—	15	15
Multi-asset strategies (l)	342	—	—	342
Derivatives (m)	7	(2)	—	5
Cash equivalents and short-term investments (n)	3	907	—	910

Total investments, excluding investments valued at NAV	$2,326	2,758	24	5,108

Investments valued at NAV				4,925

Total pension plan assets				$10,033

	Fair Value of Post-Retirement Plan Assets at December 31, 2018
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Total investments, excluding investments valued at NAV	$—	—	—	—

Investments valued at NAV				18

Total post-retirement plan assets				$18

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2017. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades and accrued expenses.

	Fair Value of Combined Pension Plan Assets at December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$432	1,315	—	$1,747
High yield bonds (b)	—	575	7	582
Emerging market bonds (c)	217	219	1	437
U.S. stocks (e)	1,030	2	3	1,035
Non-U.S. stocks (f)	706	—	—	706
Private debt (i)	—	—	15	15
Multi-asset strategies (l)	440	—	—	440
Derivatives (m)	2	—	—	2
Cash equivalents and short-term investments (n)	—	476	1	477

Total investments, excluding investments valued at NAV	$2,827	2,587	27	5,441

Investments valued at NAV				5,619

Total pension plan assets				$11,060

	Fair Value of Post-Retirement Plan Assets at December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
U.S. stocks (e)	1	—	—	1

Total investments, excluding investments valued at NAV	$1	—	—	1

Investments valued at NAV				22

Total post-retirement plan assets				$23

The table below presents the fair value of plan assets valued at NAV by category for our pension and post-retirement plans at December 31, 2018 and 2017.

	Fair Value of Plan Assets Valued at NAV
	Combined Pension Plan at December 31,		Post-Retirement Benefit Plans at December 31,
	2018	2017	2018	2017
	(Dollars in millions)
Investment grade bonds (a)	$109	163	—	—
High yield bonds (b)	388	483	—	—
Emerging market bonds (c)	—	14	—	—
Diversified strategies (d)	—	538	—	—
U.S. stocks (e)	150	73	—	—
Non-U.S. stocks (f)	500	627	—	—
Emerging market stocks (g)	75	98	—	—
Private equity (h)	347	460	6	10
Private debt (i)	452	374	1	1
Market neutral hedge funds (j)	746	769	—	—
Directional hedge funds (j)	512	636	—	—
Real estate (k)	821	903	—	1
Multi-asset strategies (l)	763	424	—	—
Cash equivalents and short-term investments (n)	62	57	11	10

Total investments valued at NAV	$4,925	5,619	18	22

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds can be redeemed at NAV, generally within a year of the financial statement date. Investments in private funds, primarily limited partnerships, represent long-term commitments with a fixed maturity date and are also valued at NAV. The plan has unfunded commitments related to certain private fund investments, which in aggregate are not material to the plan. Valuation inputs for these private fund interests are generally based on assumptions and other information not observable in the market. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are primarily classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. The registered mutual fund is classified as Level 1 while individual securities are primarily classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3.

(d) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. This asset category includes investments in a registered mutual fund which is classified at Level 1. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings.

(e) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. Securities whose valuation inputs are not based on observable market information are classified as Level 3.

(f) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1.

(g) Emerging market stocks represent investments in commingled funds comprised of stocks of companies located in developing markets. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks.

(h) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are primarily structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships are valued at NAV using valuation methodologies that consider a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment.

(i) Private debt represents non-public investments in distressed or mezzanine debt funds and pension group insurance contracts. Pension group insurance contracts are valued based on actuarial assumptions, and are classified as Level 3. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are primarily structured as limited partnerships and are valued at NAV according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment.

(j) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described.

(k) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value.

(l) Multi-asset strategies represent broadly diversified strategies that have the flexibility to tactically adjust exposures to different asset classes through time. This asset category includes investments in a registered mutual fund which is classified as Level 1 and a commingled fund which is valued at NAV based on the market value of the underlying investments.

(m) Derivatives include exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over the counter swaps and options that are valued based on the change in interest rates or a specific market index and are classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. The valuation inputs of securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are primarily classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Combined Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Emerging Market Bonds	U.S. Stocks	Private Debt	Cash	Total
	(Dollars in millions)
Balance at December 31, 2016	$11	—	—	—	—	11
Net transfers	(1)	—	—	14	—	13
Acquisitions	2	1	—	1	1	5
Dispositions	(5)	—	3	—	—	(2)

Balance at December 31, 2017	7	1	3	15	1	27
Dispositions	—	—	(2)	—	(1)	(3)
Actual return on plan assets	—	(1)	1	—	—	—

Balance at December 31, 2018	$7	—	2	15	—	24

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2018, the investment program produced actual losses on qualified pension and post-retirement plan assets of $350 million as compared to expected returns of $686 million for a difference of $1.0 billion. For the year ended December 31, 2017, the investment program produced actual gains on qualified pension and post-retirement plan assets of $1.3 billion as compared to the expected returns of $668 million for a difference of $639 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(Dollars in millions)
Benefit obligation	$(11,594)	(13,064)	(2,977)	(3,375)
Fair value of plan assets	10,033	11,060	18	23

Unfunded status	(1,561)	(2,004)	(2,959)	(3,352)
Current portion of unfunded status	—	—	(252)	(262)

Non-current portion of unfunded status	$(1,561)	(2,004)	(2,707)	(3,090)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2017, items recognized as a component of net periodic benefits expense in 2018, additional items deferred during 2018 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2018. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2017	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2018
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,892)	179	(260)	(81)	(2,973)
Prior service benefit (cost)	54	(8)	—	(8)	46
Deferred income tax benefit (expense)(1)	1,107	(418)	65	(353)	754

Total pension plans	(1,731)	(247)	(195)	(442)	(2,173)

Post-retirement benefit plans:
Net actuarial (loss) gain	(250)	—	257	257	7
Prior service (cost) benefit	(107)	20	—	20	(87)
Deferred income tax benefit (expense)(2)	122	(37)	(63)	(100)	22

Total post-retirement benefit plans	(235)	(17)	194	177	(58)

Total accumulated other comprehensive loss	$(1,966)	(264)	(1)	(265)	(2,231)

(1) Amounts currently recognized in net periodic benefits expense include $375 million of benefit arising from the adoption of ASU 2018-02. See Note 1— Background and Summary of Significant Accounting Policies for further detail.

(2) Amounts currently recognized in net periodic benefits expense include $32 million arising from the adoption of ASU 2018-02. See Note 1— Background and Summary of Significant Accounting Policies for further detail.

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2016, items recognized as a component of net periodic benefits expense in 2017, additional items deferred during 2017 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2016. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2016	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2017
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(3,148)	205	51	256	(2,892)
Prior service benefit (cost)	62	(8)	—	(8)	54
Deferred income tax benefit (expense)	1,191	(72)	(12)	(84)	1,107

Total pension plans	(1,895)	125	39	164	(1,731)

Post-retirement benefit plans:
Net actuarial (loss) gain	(137)	—	(113)	(113)	(250)
Prior service (cost) benefit	(127)	20	—	20	(107)
Deferred income tax benefit (expense)	102	(7)	27	20	122

Total post-retirement benefit plans	(162)	13	(86)	(73)	(235)

Total accumulated other comprehensive loss	$(2,057)	138	(47)	91	(1,966)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expense for current employees was $434 million, $341 million and $399 million for the years ended December 31, 2018, 2017 and 2016, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $142 million, $128 million and $127 million for the years ended December 31, 2018, 2017 and 2016, respectively. Our group basic life insurance plans are fully insured and the premiums are paid by us.

401(k) Plans

We sponsor qualified defined contribution plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2018 and 2017, the assets of the plans included approximately 12 million shares and 7 million shares, respectively, of our common stock all of which were the result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $93 million, $77 million and $79 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Upon the November 1, 2017 closing of our acquisition of Level 3, we assumed various defined contribution plans covering substantially all eligible employees of Level 3. On December 31, 2017, we merged the Level 3 Communications, Inc. 401(k) Plan into the CenturyLink Dollar & Sense 401(k) Plan. The resulting plan covers substantially all eligible non-represented employees of the combined company in the US.

Deferred Compensation Plans

We sponsored non-qualified deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of liabilities related to these plans was not significant.

(11)  Share-based Compensation

We maintain an equity incentive program that allows our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and outside directors in one or more forms, including: incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant.

Acquisition of Level 3

Upon the November 1, 2017 acquisition of Level 3, and pursuant to the terms of the merger agreement, we assumed certain of Level 3’s share-based compensation awards, which were converted to settle in shares of CenturyLink common stock. Specifically:

•

each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of our common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”); and

•

each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than these granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (the “Continuing RSU Awards”).

The aggregate fair value of the replaced Level 3 awards was $239 million, of which $103 million was attributable to service performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $18.99 closing price of our common stock on November 1, 2017. The remaining $137 million of the preliminary aggregate fair value of the replaced Level 3 awards was attributable to post-acquisition period and is being recognized as compensation expense, net of estimated forfeitures, over the remaining 1 to 2 year vesting period.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2018:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding and Exercisable at December 31, 2017	1,022	$27.41
Exercised	(178)	22.49
Forfeited/Expired	(301)	30.25

Outstanding and Exercisable at December 31, 2018	543	27.46

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2018 was less than $1 million. The weighted-average remaining contractual term for such options was 1.12 years.

During 2018, we received net cash proceeds of $4 million in connection with our option exercises. The tax benefit realized from these exercises was less than $1 million. The total intrinsic value of options exercised for the years ended December 31, 2018, 2017 and 2016, was less than $1 million each year.

Restricted Stock Awards and Restricted Stock Unit Awards

For equity based restricted stock and restricted stock unit awards that contain only service conditions for vesting (time-based awards), we calculate the award fair value based on the closing price of CenturyLink common stock on the accounting grant date. We also grant equity-based awards that contain service conditions as well as additional market or performance conditions. For awards having both service and market conditions, the award fair value is calculated using Monte-Carlo simulations. Awards with service as well as market or performance conditions specify a target number of shares for the award, although each recipient ultimately has the opportunity to receive between 0% and 200% of the target number of shares. For awards with service and market conditions, the percentage received is based on our total shareholder return over the three-year service period versus that of selected peer companies. For awards with service and performance conditions, the percentage received depends upon the attainment of two financial performance targets during the three-year service period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2018:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2017	19,774	$21.90
Granted (1)	9,657	17.02
Vested	(9,275)	20.87
Forfeited	(3,097)	22.12

Non-vested at December 31, 2018	17,059	19.65

(1) Shares granted whose related performance conditions were not finalized at December 31, 2018, were excluded from this figure.

During 2017, we granted 5.2 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $22.02. During 2016, we granted 3.6 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $30.83. The total fair value of restricted stock that vested during 2018, 2017 and 2016, was $169 million, $60 million and $47 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2018, 2017 and 2016, was $185 million, $111 million and $80 million, respectively. Our tax benefit recognized in the consolidated statements of operations for our share-based payment arrangements for the years ended December 31, 2018, 2017 and 2016, was $46 million, $28 million and $31 million, respectively. At December 31, 2018, there was $215 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.7 years.

(12)  (Loss) Earnings Per Common Share

Basic and diluted (loss) earnings per common share for the years ended December 31, 2018, 2017 and 2016 were calculated as follows:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions, except per share amounts, shares in thousands)
Loss income (Numerator):
Net (loss) income	$(1,733)	1,389	626

Net (loss) income applicable to common stock for computing basic earnings per common share	(1,733)	1,389	626

Net (loss) income as adjusted for purposes of computing diluted earnings per common share	$(1,733)	1,389	626

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	1,078,409	635,576	545,946
Non-vested restricted stock	(12,543)	(7,768)	(6,397)

Weighted average shares outstanding for computing basic earnings per common share	1,065,866	627,808	539,549
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	—	10	10
Shares issuable under incentive compensation plans	—	875	1,120

Number of shares as adjusted for purposes of computing diluted (loss) earnings per common share	1,065,866	628,693	540,679

Basic (loss) earnings per common share	$(1.63)	2.21	1.16

Diluted (loss) earnings per common share (1)	$(1.63)	2.21	1.16

(1) For the year ended December 31, 2018, we excluded from the calculation of diluted loss per share 4.6 million shares potentially issuable under incentive compensation plans or convertible securities, as their effect, if included, would have been anti-dilutive.

Our calculation of diluted (loss) earnings per common share excludes shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock. We also exclude unvested restricted stock awards that are antidilutive as a result of unrecognized compensation cost. Such shares averaged 2.7 million, 4.7 million and 3.3 million for 2018, 2017 and 2016, respectively.

(13)  Fair Value of Financial Instruments

Our financial instruments consist of cash, cash equivalents and restricted cash, accounts receivable, accounts payable and long-term debt, excluding capital lease and other obligations. Due to their short-term nature, the carrying amounts of our cash, cash equivalents and restricted cash, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our long-term debt, excluding capital lease and other obligations, as well as the input level used to determine the fair values indicated below:

		As of December 31, 2018		As of December 31, 2017
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt, excluding capital lease and other obligations	2	$35,260	32,915	36,835	36,402

(14)  Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act reduces the U.S. corporate income tax rate from a maximum of 35% to 21% for all corporations, effective January 1, 2018, and makes certain changes to U.S. taxation of income earned by foreign subsidiaries, capital expenditures, interest expense and various other items.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, we re-measured our net deferred tax liabilities at December 31, 2017 and recognized a provisional tax benefit of approximately $1.1 billion in our consolidated statement of operations for the year ended December 31, 2017. As a result of finalizing our provisional amount recorded in 2017, we recorded a reduction to this amount for purchase price accounting adjustments resulting from the Level 3 acquisition and the tax reform impact on those adjustments of $92 million in 2018.

The Act also includes certain anti-abuse and base erosion provisions that may impact the amounts of U.S. tax that we pay with respect to income earned by our foreign subsidiaries. We have completed our analysis of the impact of the one-time repatriation tax and concluded that we do not have a tax liability under this provision. We have also completed our analysis of the anti-abuse and base erosion provisions and have recorded a tax expense of $11 million related to global intangible low-taxed income provisions of the Act and do not have a liability in relation to base erosion and anti-abuse tax provisions of the Act.

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Income tax expense (benefit) was as follows:
Federal
Current	$(576)	82	335
Deferred	734	(988)	5

State
Current	(22)	21	27
Deferred	52	16	8

Foreign
Current	36	22	26
Deferred	(54)	(2)	(7)

Total income tax expense (benefit)	$170	(849)	394

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Income tax (benefit) expense was allocated as follows:
Income tax (benefit) expense in the consolidated statements of operations:
Attributable to income	$170	(849)	394
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	—	—	(2)
Tax effect of the change in accumulated other comprehensive loss	(2)	81	(109)

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2018	2017	2016
	(Percentage of pre-tax income)
Statutory federal income tax rate	21.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	(1.5)%	3.9%	2.3%
Impairment of goodwill	(36.6)%	— %	— %
Change in liability for unrecognized tax position	1.3%	1.0%	0.2%
Tax reform	(5.9)%	(209.8)%	— %
Net foreign income taxes	1.8%	(0.7)%	0.1%
Foreign dividend paid to a domestic parent company	— %	0.2%	1.8%
Research and development credits	0.9%	(1.4)%	(0.6)%
Tax impact on sale of data centers and colocation business	— %	5.0%	— %
Tax benefit of net operating loss carryback	9.1%	— %	— %
Level 3 acquisition transaction costs	— %	6.0%	— %
Other, net	(1.0)%	3.6%	(0.2)%

Effective income tax rate	(10.9)%	(157.2)%	38.6%

The effective tax rate for the year ended December 31, 2018 reflects a $572 million unfavorable impact of the non-deductible goodwill impairment and a $92 million unfavorable impact due to finalizing the impacts of tax reform. Partially offsetting these amounts is a $142 million benefit generated by a loss carryback to 2016. The effective tax rate for the year ended December 31, 2017 reflects the benefit of approximately $1.1 billion from the re-measurement of deferred taxes as noted above, a $27 million tax expense related to the sale of our colocation business and $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition. The effective tax rate for the year ended December 31, 2016 reflects a tax impact of $18 million from an intercompany dividend payment from one of our foreign subsidiaries to its domestic parent company that was made as part of our corporate restructuring in preparation for the sale of our colocation business.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	As of December 31,
	2018	2017
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$1,111	1,321
Net operating loss carryforwards	3,445	3,951
Other employee benefits	162	112
Other	553	714

Gross deferred tax assets	5,271	6,098
Less valuation allowance	(1,331)	(1,341)

Net deferred tax assets	3,940	4,757

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,011)	(2,935)
Goodwill and other intangible assets	(3,303)	(3,785)
Other	(23)	(16)

Gross deferred tax liabilities	(6,337)	(6,736)

Net deferred tax liability	$(2,397)	(1,979)

Of the $2.4 billion and $2.0 billion net deferred tax liability at December 31, 2018 and 2017, respectively, $2.5 billion and $2.4 billion is reflected as a long-term liability and $131 million and $434 million is reflected as a net noncurrent deferred tax asset at December 31, 2018 and 2017, respectively.

At December 31, 2018, we had federal NOLs of $7.3 billion, net of limitations of Section 382 of the Internal Revenue Code (“Section 382”) and uncertain tax positions, for U.S. federal income tax purposes. If unused, the NOLs will expire between 2022 and 2037. The U.S. federal net operating loss carryforwards expire as follows:

Expiring	Amount
December 31,	(Dollars in millions)
2022	$1,043
2023	1,440
2024	1,402
2025	1,042
2026	1,525
2027	375
2028	637
2029	645
2030	671
2031	732
2032	348
2033	238
2037	2,715

NOLs per return	12,813
Uncertain tax positions	(5,526)

Financial NOLs	$7,287

At December 31, 2018 we had state net operating loss carryforwards of $19 billion (net of uncertain tax positions). We also had foreign NOL carryforwards of $6 billion. At December 31, 2018, we had federal tax credits of $52 million. Our acquisitions of Level 3, Qwest and SAVVIS, Inc. caused “ownership changes” within the meaning of Section 382 for the acquired companies. As a result, our ability to use these NOLs and tax credits are subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these tax attributes to reduce our future federal tax liabilities, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2018, a valuation allowance of $1.3 billion was established as it is more likely than not that this amount of net operating loss, capital loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2018 and 2017 is primarily related to foreign and state NOL carryforwards. This valuation allowance decreased by $10 million during 2018, primarily due to the impact of foreign exchange rate adjustments and state law changes.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2018 and 2017 is as follows:

	2018	2017
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$40	16
Assumed in the acquisition of Level 3	—	18
Tax position of prior periods netted against deferred tax assets	1,338	2
Increase in tax positions taken in the current year	4	1
Increase in tax positions taken in the prior year	211	3
Decrease due to payments/settlements	(1)	—
Decrease from the lapse of statute of limitations	(2)	—
Decrease due to the reversal of tax positions taken in a prior year	(3)	—

Unrecognized tax benefits at end of year	$1,587	40

The total amount (including both interest and any related federal benefit) of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $256 million and $66 million at December 31, 2018 and 2017, respectively.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $17 million and $56 million at December 31, 2018 and 2017, respectively.

We, or at least one of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Internal Revenue Service and state and local taxing authorities reserve the right to audit any period where net operating loss carryforwards are available.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $12 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(15)  Segment Information

At December 31, 2018, we had the following two segments:

•

Business Segment. Under our business segment, we provide our products and services to large domestic and global enterprises, small and medium businesses, federal, state and local governments and wholesale customers, including other communication providers. Our products and services offered to these customers include our IP and Data Services suite of products, which includes VPN and hybrid networking, Ethernet and IP services; Transport and Infrastructure, which includes wavelengths and private line, dark fiber, colocation and data center services, and professional services; Voice Services, which includes local, long-distance, toll-free and unified communications services; and IT and Managed services, all of which are described further under “Products and Services”; and

•

Consumer Segment. Under our consumer segment, we provide our products and services to residential customers. Our products and services offered to these customers include our broadband, local and long-distance voice, video and other ancillary services.

The following table summarizes our segment results for 2018, 2017 and 2016 based on the segment categorization we were operating under at December 31, 2018.

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Total segment revenue	$22,720	16,924	16,766
Total segment expenses	12,269	9,390	9,081

Total segment adjusted EBITDA	$10,451	7,534	7,685

Total margin percentage	46%	45%	46%
Business segment:
Revenue	$17,349	11,220	10,704
Expenses	10,076	6,847	6,391

Adjusted EBITDA	$7,273	4,373	4,313

Margin percentage	42%	39%	40%
Consumer segment:
Revenue	$5,371	5,704	6,062
Expenses	2,193	2,543	2,690

Adjusted EBITDA	$3,178	3,161	3,372

Margin percentage	59%	55%	56%

Product and Service Categories

We categorize our products, services and revenue among the following five categories:

•

IP and Data Services, which include primarily VPN data networks, Ethernet, IP, video (including our facilities-based video services, CDN services and Vyvx broadcast services) and other ancillary services;

•

Transport and Infrastructure, which include broadband, private line (including business data services), data center facilities and services, including cloud, hosting and application management solutions, wavelength, equipment sales and professional services, network security services, dark fiber services and other ancillary services;

•	Voice and Collaboration, which includes primarily local and long-distance voice, including wholesale voice, and other ancillary services;

•	IT and Managed Services, which include information technology services and managed services, which may be purchased in conjunction with our other network services; and

•

Regulatory Revenue, which consist of (i) Universal Service Fund (“USF”), Connect America Fund (“CAF”) and other support payments designed to reimburse us for various costs related to certain telecommunications services and (ii) other operating revenue from the leasing and subleasing of space, none of which is included in our segment revenue.

Our operating revenue for our products and services are presented as follows for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Business segment
IP and Data Services (1)	$6,971	3,682	2,957
Transport and Infrastructure (2)	5,356	3,569	3,807
Voice and Collaboration (3)	4,401	3,317	3,299
IT and Managed Services (4)	621	652	641

Total business segment revenue	17,349	11,220	10,704

Consumer segment
IP and Data Services (5)	308	401	461
Transport and Infrastructure (6)	2,892	2,776	2,776
Voice and Collaboration (3)	2,171	2,527	2,825

Total consumer segment revenue	5,371	5,704	6,062

Non-segment revenue
Regulatory Revenue (7)	723	732	704

Total non-segment revenue	723	732	704

Total revenue	$23,443	17,656	17,470

(1)	Includes primarily VPN data network, Ethernet, IP and ancillary revenue.

(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenue.

(3)	Includes local, long-distance and other ancillary revenue.

(4)	Includes IT services and managed services revenue.

(5)	Includes retail video revenue (including our facilities-based video revenue).

(6)	Includes primarily broadband and equipment sales and professional services revenue.

(7)	Includes CAF Phase I, CAF Phase II, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

We recognize revenue in our consolidated statements of operations for certain USF surcharges and transaction taxes that we bill to our customers. Our consolidated statements of operations also reflect the offsetting expense for the amounts we remit to the government agencies. The total amount of such surcharges and transaction taxes that we included in revenue aggregated to $952 million, $601 million and $572 million for the years ended December 31, 2018, 2017 and 2016, respectively. These USF surcharges, where we record revenue, and transaction taxes are assigned to the product and service categories of each segments based on the underlying revenue. We also act as a collection agent for certain other USF and transaction taxes that we are required by government agencies to bill our customers, for which we do not record any revenue or expense because we only act as a pass-through agent.

Allocations of Revenue and Expenses

Our segment revenue includes all revenue from our business and consumer segments as described in more detail above. Our segment revenue is based upon each customer’s classification. We report our segment revenue based upon all services provided to that segment’s customers. Our segment expenses include specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are (i) directly associated with specific segment customers or activities, and (ii) allocated expenses which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses. We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the CODM by segment. Generally speaking, severance expenses, restructuring expenses and certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a consolidated basis and have not allocated assets or debt to specific segments. Other income and expense items are not monitored as a part of our segment operations and are therefore excluded from our segment results.

The following table reconciles total segment adjusted EBITDA to net (loss) income for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Total segment adjusted EBITDA	$10,451	7,534	7,685
Regulatory Revenue	723	732	704
Depreciation and amortization	(5,120)	(3,936)	(3,916)
Impairment of goodwill	(2,726)	—	—
Other operating expenses	(2,758)	(2,321)	(2,140)
Total other expenses, net	(2,133)	(1,469)	(1,313)

Income (loss) before income tax expense	(1,563)	540	1,020
Income tax (expense) benefit	(170)	849	(394)

Net (loss) income	$(1,733)	1,389	626

We do not have any single customer that provides more than 10% of our consolidated total operating revenue.

The assets we hold outside of the U.S. represent less than 10% of our total assets. Revenue from sources outside of the U.S. is responsible for less than 10% of our total operating revenue.

(16)  Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2018
Operating revenue	$5,945	5,902	5,818	5,778	23,443
Operating income (loss)	750	767	894	(1,841)	570
Net income (loss)	115	292	272	(2,412)	(1,733)
Basic earnings (loss) per common share	0.11	0.27	0.25	(2.26)	(1.63)
Diluted earnings (loss) per common share	0.11	0.27	0.25	(2.26)	(1.63)
2017
Operating revenue	$4,209	4,090	4,034	5,323	17,656
Operating income	631	367	487	524	2,009
Net income	163	17	92	1,117	1,389
Basic earnings per common share	0.30	0.03	0.17	1.26	2.21
Diluted earnings per common share	0.30	0.03	0.17	1.26	2.21

During the fourth quarter of 2018, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer segment.

During the first quarter of 2018, we recognized $71 million of expenses related to our acquisition of Level 3 followed by acquisition-related expenses of $162 million, $43 million and $117 million in the second, third and fourth quarters of 2018, respectively.

During the first quarter of 2017, we recognized $10 million of expenses related to our acquisition of Level 3 followed by acquisition-related expenses of $18 million, $37 million and $206 million in the second, third and fourth quarters of 2017, respectively. During the first quarter of 2017, depreciation and amortization expense of $50 million was not recognized on colocation assets held for sale. During the second quarter, we recognized a combined loss of $119 million resulting from the sale of the colocation business and data centers and the accounting treatment of the failed-sale-leaseback. During the second quarter of 2017, we recognized a one-time depreciation charge of $44 million related to the failed-sale-leaseback accounting. During the third and fourth quarters of 2017, we recognized $44 million and $20 million, respectively, of interest expense related to CenturyLink, Inc.’s $6 billion secured term loan utilized in the acquisition of Level 3. In the fourth quarter of 2017, we recognized a tax benefit of approximately $1.1 billion due to the change in the federal corporate tax rate from 35% to 21%.

(17)  Commitments, Contingencies and Other Items

We are subject to various claims, legal proceedings and other contingent liabilities, including the matters described below, which individually or in the aggregate could materially affect our financial condition, future results of operations or cash flows. As a matter of course, we are prepared to both litigate these matters to judgment as needed, as well as to evaluate and consider reasonable settlement opportunities.

Irrespective of its merits, litigation may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. We review our litigation accrual liabilities on a quarterly basis, but in accordance with applicable accounting guidelines only establish accrual liabilities when losses are deemed probable and reasonably estimable and only revise previously-established accrual liabilities when warranted by changes in circumstances, in each case based on then-available information. As such, as of any given date we could have exposure to losses under proceedings as to which no liability has been accrued or as to which the accrued liability is inadequate. Amounts accrued for our litigation and non-income tax contingencies at December 31, 2018 aggregated to approximately $123 million and are included in other current liabilities and other liabilities in our consolidated balance sheet as of such date. The establishment of an accrual does not mean that actual funds have been set aside to satisfy a given contingency. Thus, the resolution of a particular contingency for the amount accrued could have no effect on our results of operations but nonetheless could have an adverse effect on our cash flows.

In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter.

Shareholder Class Action Suits

CenturyLink and certain members of the CenturyLink Board of Directors have been named as defendants in a putative shareholder class action lawsuit filed on January 11, 2017 in the 4th Judicial District Court of the State of Louisiana, Ouachita Parish, captioned Jeffery Tomasulo v. CenturyLink, Inc., et al. The complaint asserts, among other things, that the members of CenturyLink’s Board allegedly breached their fiduciary duties to the CenturyLink shareholders in approving the Level 3 merger agreement and, more particularly, that: the consideration that CenturyLink agreed to pay to Level 3 stockholders in the transaction is allegedly unfairly high; the CenturyLink directors allegedly had conflicts of interest in negotiating and approving the transaction; and the disclosures set forth in our preliminary joint proxy statement/prospectus filed in December 2016 are insufficient in that they allegedly fail to contain material information concerning the transaction. The complaint seeks, among other things, a declaration that the members of the CenturyLink Board have breached their fiduciary duties, corrective disclosure, rescissory or other damages and equitable relief, including rescission of the transaction. In February 2017, the parties entered into a memorandum of understanding providing for the settlement of the lawsuit. In January 2019, the court approved the settlement and entered final judgment. An objector filed an appeal, and that appeal is pending. The costs of the settlement are not material to our consolidated financial statements.

CenturyLink and certain CenturyLink board members and officers were named as defendants in a putative shareholder class action lawsuit filed on June 12, 2018 in the Boulder County District Court of the state of Colorado, captioned Houser et al. v. CenturyLink, et al. The complaint asserts claims on behalf of a putative class of former Level 3 shareholders who became CenturyLink shareholders as a result of the transaction. It alleges that the proxy statement provided to the Level 3 shareholders failed to disclose material information of several kinds, including information about strategic revenue, customer loss rates, and customer account issues, among other items. The complaint seeks damages, costs and fees, rescission, rescissory damages, and other equitable relief.

Switched Access Disputes

Subsidiaries of CenturyLink, Inc. are among hundreds of companies involved in an industry-wide dispute, raised in nearly 100 federal lawsuits (filed between 2014 and 2016) that have been consolidated in the United States District Court for the Northern District of Texas for pretrial procedures. The disputes relate to switched access charges that local exchange carriers (“LECs”) collect from interexchange carriers (“IXCs”) for IXCs’ use of LEC’s access services. In the lawsuits, IXCs, including Sprint Communications Company L.P. (“Sprint”) and various affiliates of Verizon Communications Inc. (“Verizon”), assert that federal and state laws bar LECs from collecting access charges when IXCs exchange certain types of calls between mobile and wireline devices that are routed through an IXC. Some of these IXCs have asserted claims seeking refunds of payments for access charges previously paid and relief from future access charges.

In November 2015, the federal court agreed with the LECs and rejected the IXCs’ contention that federal law prohibits these particular access charges, and also allowed the IXCs to refile state-law claims. Since then, many of the LECs and IXCs have filed revised pleadings and additional motions, which remain pending. Separately, some of the defendants, including CenturyLink, Inc.’s LECs, have petitioned the FCC to address these issues on an industry-wide basis.

Our subsidiaries include both IXCs and LECs which respectively pay and assess significant amounts of the charges in question. The outcome of these disputes and lawsuits, as well as any related regulatory proceedings that could ensue, are currently not predictable.

State Tax Suits

Several Missouri municipalities have, beginning in May 2012, asserted claims alleging underpayment of taxes against CenturyLink, Inc. and several of its subsidiaries in a number of proceedings filed in the Circuit Court of St. Louis County, Missouri. These municipalities are seeking, among other things, declaratory relief regarding the application of business license and gross receipts taxes and back taxes from 2007 to the present, plus penalties and interest. In a February 2017 ruling in connection with one of these pending cases, the court entered an order awarding plaintiffs $4 million and broadening the tax base on a going-forward basis. We have appealed that ruling. In a June 2017 ruling in connection with another one of these pending cases, the court made findings which, if not overturned, will result in a tax liability to us well in excess of the contingent liability we have established. In due course, we plan to appeal that decision. We continue to vigorously defend against these claims.

Billing Practices Suits

In June 2017, a former employee filed an employment lawsuit against us claiming that she was wrongfully terminated for alleging that we charged some of our retail customers for products and services they did not authorize. Starting shortly thereafter and continuing since then, and based in part on the allegations made by the former employee, several legal proceedings have been filed.

In June 2017, McLeod v. CenturyLink, a putative consumer class action, was filed against us in the U.S. District Court for the Central District of California alleging that we charged some of our retail customers for products and services they did not authorize. A number of other complaints asserting similar claims have been filed in other federal and state courts, as well. The lawsuits assert claims including fraud, unfair competition, and unjust enrichment. Also in June 2017, Craig. v. CenturyLink, Inc., et al., a putative securities investor class action, was filed in U.S. District Court for the Southern District of New York, alleging that we failed to disclose material information regarding improper sales practices, and asserting federal securities law claims. A number of other cases asserting similar claims have also been filed.

Beginning June 2017, we also received several shareholder derivative demands addressing related topics. In August 2017, the Board of Directors formed a special litigation committee of outside directors to address the allegations of impropriety contained in the shareholder derivative demands. In April 2018, the special litigation committee concluded its review of the derivative demands and declined to take further action. Since then, derivative cases were filed. Two of these cases, Castagna v. Post and Pinsly v. Post, were filed in Louisiana state court in the Fourth Judicial District Court for the Parish of Ouachita. The remaining derivative cases were filed in federal court in Louisiana and Minnesota. These cases have been brought on behalf of CenturyLink against certain current and former officers and directors of the Company and seek damages for alleged breaches of fiduciary duties.

The consumer putative class actions, the securities investor putative class actions, and the federal derivative actions have been transferred to the U.S. District Court for the District of Minnesota for coordinated and consolidated pretrial proceedings as In Re: CenturyLink Sales Practices and Securities Litigation.

In July 2017, the Minnesota state attorney general filed State of Minnesota v. CenturyTel Broadband Services LLC, et al. in the Anoka County Minnesota District Court, alleging claims of fraud and deceptive trade practices relating to improper consumer sales practices. The suit seeks an order of restitution on behalf of all CenturyLink customers, civil penalties, injunctive relief, and costs and fees. Additionally, we have received and responded to information requests and inquiries from other states.

Peruvian Tax Litigation

In 2005, the Peruvian tax authorities (“SUNAT”) issued tax assessments against one of our Peruvian subsidiaries asserting $26 million of additional income tax withholding and value-added taxes (“VAT”), penalties and interest for calendar years 2001 and 2002 on the basis that the Peruvian subsidiary incorrectly documented its importations. After taking into account the developments described below, as well as the accrued interest and foreign exchange effects, we believe the total amount of exposure is $11 million at December 31, 2018.

We challenged the assessments via administrative and then judicial review processes. In October 2011, the highest administrative review tribunal (the “Tribunal”) decided the central issue underlying the 2002 assessments in SUNAT’s favor. We appealed the Tribunal’s decision to the first judicial level, which decided the central issue in favor of Level 3. SUNAT and we filed cross-appeals with the court of appeal. In May 2017, the court of appeal issued a decision reversing the first judicial level. In June 2017, we filed an appeal of the decision to the Supreme Court of Justice, the final judicial level. Oral argument was held before the Supreme Court of Justice in October 2018. A decision on this case is pending.

In October 2013, the Tribunal decided the central issue underlying the 2001 assessments in SUNAT’s favor. We appealed that decision to the first judicial level in Peru, which decided the central issue in favor of SUNAT. In June 2017, we filed an appeal with the court of appeal. In November 2017, the court of appeals issued a decision affirming the first judicial level and we filed an appeal of the decision to the Supreme Court of Justice. That appeal is pending.

Brazilian Tax Claims

In December 2004, March 2009, April 2009 and July 2014, the São Paulo state tax authorities issued tax assessments against one of our Brazilian subsidiaries for the Tax on Distribution of Goods and Services (“ICMS”) with respect to revenue from leasing certain assets (in the case of the December 2004, March 2009 and July 2014 assessments) and revenue from the provision of Internet access services (in the case of the April 2009 and July 2014 assessments), by treating such activities as the provision of communications services, to which the ICMS tax applies. In September 2002, July 2009 and May 2012, the Rio de Janeiro state tax authorities issued tax assessments to the same Brazilian subsidiary on similar issues.

We have filed objections to these assessments, arguing that the lease of assets and the provision of Internet access are not communication services subject to ICMS. The objections to the September 2002, December 2004 and March 2009 assessments were rejected by the respective state administrative courts, and we have appealed those decisions to the judicial courts. In October 2012 and June 2014, we received favorable rulings from the lower court on the December 2004 and March 2009 assessments regarding equipment leasing, but those rulings are subject to appeal by the state. No ruling has been obtained with respect to the September 2002 assessment. The objections to the April and July 2009 and May 2012 assessments are still pending final administrative decisions. The July 2014 assessment was confirmed during the fourth quarter of 2014 at the first administrative level, and we appealed this decision to the second administrative level.

We are vigorously contesting all such assessments in both states and, in particular, view the assessment of ICMS on revenue from equipment leasing to be without merit. These assessments, if upheld, could result in a loss of up to $37 million at December 31, 2018 in excess of the accruals established for these matters.

Qui Tam Action

Level 3 was notified in late 2017 of a qui tam action pending against Level 3 Communications, Inc. and others in the United States District Court for the Eastern District of Virginia, captioned United States of America ex rel., Stephen Bishop v. Level 3 Communications, Inc. et al. The original qui tam complaint was filed under seal on

November 26, 2013, and an amended complaint was filed under seal on June 16, 2014. The court unsealed the complaints on October 26, 2017.

The amended complaint alleges that Level 3, principally through two former employees, submitted false claims and made false statements to the government in connection with two government contracts. The relator seeks damages in this lawsuit of approximately $50 million, subject to trebling, plus statutory penalties, pre-and-post judgment interest, and attorney’s fees. The case is currently stayed.

Level 3 is evaluating its defenses to the claims. At this time, Level 3 does not believe it is probable Level 3 will incur a material loss. If, contrary to its expectations, the plaintiff prevails in this matter and proves damages at or near $50 million, and is successful in having those damages trebled, the outcome could have a material adverse effect on our results of operations in the period in which a liability is recognized and on our cash flows for the period in which any damages are paid.

Several people, including two former Level 3 employees were indicted in the United States District Court for the Eastern District of Virginia on October 3, 2017, and charged with, among other things, accepting kickbacks from a subcontractor, who was also indicted, for work to be performed under a prime government contract. Of the two former employees, one entered into a plea agreement, and the other is deceased. Level 3 is fully cooperating in the government’s investigations in this matter.

Other Proceedings, Disputes and Contingencies

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to our rates or services, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies and miscellaneous third party tort actions.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities, many of which are seeking substantial recoveries. These cases have progressed to various stages and one or more may go to trial in the coming 24 months if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared to litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities.

We are subject to various foreign, federal, state and local environmental protection and health and safety laws. From time to time, we are subject to judicial and administrative proceedings brought by various governmental authorities under these laws. Several such proceedings are currently pending, but none is reasonably expected to exceed $100,000 in fines and penalties.

The outcome of these other proceedings described under this heading is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on us.

The ultimate outcome of the above-described matters may differ materially from the outcomes anticipated, estimated, projected or implied by us in certain of our statements appearing above in this Note, and proceedings currently viewed as immaterial by us may ultimately materially impact us.

Environmental Contingencies

In connection with our largely historical operations, we have responded to or been notified of potential environmental liability at approximately 200 properties. We are engaged in addressing or have liquidated environmental liabilities at many of those properties. We could potentially be held liable, jointly, or severally, and without regard to fault, for the costs of investigation and remediation of these sites. The discovery of additional environmental liabilities or changes in existing environmental requirements could have a material adverse effect on our business.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense in our consolidated statements of operations. Payments on capital leases are included in repayments of long-term debt, including current maturities in our consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in millions)
Assets acquired through capital leases	$25	35	45
Depreciation expense	51	50	70
Cash payments towards capital leases	48	48	58

	As of December 31,
	2018	2017
	(Dollars in millions)
Assets included in property, plant and equipment	$427	420
Accumulated depreciation	180	154

The future annual minimum payments under capital lease arrangements as of December 31, 2018 were as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2019	$51
2020	36
2021	23
2022	21
2023	20
2024 and thereafter	183

Total minimum payments	334
Less: amount representing interest and executory costs	(100)

Present value of minimum payments	234
Less: current portion	(38)

Long-term portion	$196

Operating Lease Income

CenturyLink leases various IRUs, office facilities, switching facilities and other network sites to third parties under operating leases. Lease and sublease income is included in operating revenue in the consolidated statements of operations.

For the years ended December 31, 2018, 2017 and 2016, our gross rental income was $882 million, $766 million and $734 million, respectively.

Right-of-Way and Operating Lease Expense

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2018, 2017 and 2016, our gross rental expense was $875 million, $550 million and $482 million, respectively. We also received sublease rental income for the years ended December 31, 2018, 2017 and 2016 of $21 million, $13 million and $12 million, respectively.

At December 31, 2018, our future rental commitments for Right-of-Way agreements and operating leases were as follows:

	Right-of- Way Agreements	Operating Leases	Total
	(Dollars in millions)
2019	157	675	832
2020	134	443	577
2021	112	355	467
2022	120	279	399
2023	115	241	356
2024 and thereafter	755	969	1,724

Total future minimum payments(1)	1,393	2,962	4,355

(1)	Minimum payments have not been reduced by minimum sublease rentals of $101 million due in the future under non-cancelable subleases.

Purchase Commitments

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $921 million at December 31, 2018. Of this amount, we expect to purchase $322 million in 2019, $325 million in 2020 through 2021, $88 million in 2022 through 2023 and $186 million in 2024 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we were contractually committed as of December 31, 2018.

(18)  Other Financial Information

Other Current Assets

The following table presents details of other current assets in our consolidated balance sheets:

	As of December 31,
	2018	2017
	(Dollars in millions)
Prepaid expenses	$307	294
Income tax receivable	82	258
Materials, supplies and inventory	120	128
Contract assets	134	—
Contract acquisition costs and deferred activation and installation charges	167	128
Other	108	133

Total other current assets	$918	941

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	As of December 31,
	2018	2017
	(Dollars in millions)
Accounts payable	$1,933	1,555

Other current liabilities:
Accrued rent	$45	34
Legal contingencies	30	45
Other	282	265

Total other current liabilities	$357	344

Included in accounts payable at December 31, 2018 and 2017, were (i) $86 million and $36 million, respectively, representing book overdrafts and (ii) $434 million and $225 million, respectively, associated with capital expenditures.

(19)  Labor Union Contracts

As of December 31, 2018, approximately 26% of our employees were members of various bargaining units represented by the Communication Workers of America (“CWA”) and the International Brotherhood of Electrical Workers (“IBEW”). We believe that relations with our employees continue to be generally good. Approximately 1% of our employees were subject to collective bargaining agreements that expired prior to December 31, 2018 and are currently being renegotiated. Approximately 2% of our employees are subject to collective bargaining agreements that are scheduled to expire in 2019.

(20)  Accumulated Other Comprehensive Loss

Information Relating to 2018

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2018:

	Pension Plans	Post- Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2017	$(1,731)	(235)	(29)	(1,995)

Other comprehensive loss before reclassifications	(195)	194	(201)	(202)
Amounts reclassified from accumulated other comprehensive loss	128	15	—	143

Net current-period other comprehensive (loss) income	(67)	209	(201)	(59)
Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	(375)	(32)	—	(407)

Balance at December 31, 2018	$(2,173)	(58)	(230)	(2,461)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2018:

Year Ended December 31, 2018	Decrease (Increase) in Net Loss	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amortization of pension & post-retirement plans(1)
Net actuarial loss	$178	Other income, net
Prior service cost	12	Other income, net

Total before tax	190
Income tax benefit	(47)	Income tax expense (benefit)

Net of tax	$143

(1) See	Note 10—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

Information Relating to 2017

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2017:

	Pension Plans	Post- Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2016	$(1,895)	(162)	(60)	(2,117)

Other comprehensive income (loss) before reclassifications	39	(86)	31	(16)
Amounts reclassified from accumulated other comprehensive loss	125	13	—	138

Net current-period other comprehensive income (loss)	164	(73)	31	122

Balance at December 31, 2017	$(1,731)	(235)	(29)	(1,995)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2017:

Year Ended December 31, 2017	Decrease (Increase) in Net Income	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amortization of pension & post-retirement plans(1)
Net actuarial loss	$205	Other income, net
Prior service cost	12	Other income, net

Total before tax	217
Income tax benefit	(79)	Income tax expense (benefit)

Net of tax	$138

(1)	See Note 10—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

(21)  Dividends

Our Board of Directors declared the following dividends payable in 2018 and 2017:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 14, 2018	11/26/2018	$0.540	$586	12/7/2018
August 21, 2018	8/31/2018	0.540	584	9/14/2018
May 23, 2018	6/4/2018	0.540	588	6/15/2018
February 21, 2018	3/5/2018	0.540	586	3/16/2018
November 14, 2017	11/27/2017	0.540	577	12/11/2017
August 22, 2017	9/5/2017	0.540	296	9/15/2017
May 24, 2017	6/5/2017	0.540	297	6/16/2017
February 21, 2017	3/3/2017	0.540	295	3/17/2017

The declaration of dividends is solely at the discretion of our Board of Directors, which may change or terminate our dividend practice at any time for any reason without prior notice. On March 1, 2019, our Board of Directors declared a quarterly cash dividend of $0.25 per share.

APPENDIX B

to Proxy Statement

Proposed Amendment to Our Articles of Incorporation

If the proposal to amend our articles of incorporation is adopted, Section A of Article III of our restated articles of incorporation would be amended and restated as follows (language that would be removed and replaced is shown as a strikethrough; language that would be adopted in place of the removed text is shown in boldface text and is underscored):

ARTICLE III

Capital

A. Authorized Stock. The Corporation shall be authorized to issue an aggregate of ~~1.602 billion~~ 2,202,000,000 shares of capital stock, of which ~~1.6 billion~~ 2,200,000,000 shares shall be Common Stock, $1.00 par value per share, and ~~two million~~ 2,000,000 shares shall be Preferred Stock, $25.00 par value per share.

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APPENDIX C

to Proxy Statement

NOL Rights Plan

CenturyLink, Inc.

and

Computershare Trust Company, N.A.

Section 382 Rights Agreement

Dated as of February 13, 2019

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2019 Proxy Statement | C-ii

Section 382 Rights Agreement, dated as of February 13, 2019, between CenturyLink, Inc., a Louisiana corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

The Company has generated net operating loss carryovers and tax credit carryovers for United States federal income tax purposes (“NOLs”), which are expected to provide valuable tax benefits to the Company. The ability to use the NOLs may be impaired or destroyed by an “ownership change” within the meaning of Section 382 (as such term is hereinafter defined). The Company desires to avoid such an “ownership change” and thereby preserve the ability to use the NOLs without limitation.

The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding on February 25, 2019 (the “Record Date”), each Right representing the right to purchase one ten-thousandth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date and the Final Expiration Date (as such terms are hereinafter defined).

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person (other than any Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that, (i) any Person who or which would otherwise be an Acquiring Person as of the date of this Agreement will not be deemed to be an Acquiring Person for any purpose of this Agreement prior to or after the date of this Agreement unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes, individually or in the aggregate, by reason of a transaction or transactions after the date of this Agreement the Beneficial Owner of additional Common Shares representing one-half of one percent (0.5%) or more of the Common Shares outstanding at the time of such acquisition, other than (1) pursuant to any agreement or regular-way purchase order for Common Shares that is in effect on or prior to the date of this Agreement and consummated in accordance with its terms after the date of this Agreement, or (2) as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person after the date of this Agreement; provided, however, that the foregoing exclusion in this clause (i) shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, Beneficially Owns less than 4.9% of the then-outstanding Common Shares; (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person after the date of this Agreement; and (iii) a Person will not be deemed to have become an Acquiring Person solely as a result of an Exempted Transaction, provided, however, that the foregoing exclusion in this clause (iii) shall cease to apply with respect to any Person at such time as such Person (or any Affiliates or Associates of such Person) acquires any additional Common Shares.

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in this Agreement, a Person shall not be an “Acquiring Person” if the Independent Directors determine at any time prior to the Distribution Date that a Person who would otherwise be an “Acquiring Person,” has become such inadvertently or without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Independent Directors determine is reasonable) a sufficient

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number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement and, to the extent not included within the foregoing, will also include, with respect to any Person, any other Person (other than an Exempt Person) whose Common Shares would be deemed constructively owned by such first Person pursuant to the provisions of Section 382; provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors or officers of the Company; provided, that with respect to STT, “Affiliate” shall have the meaning set forth in the Stockholder Rights Agreement.

(d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(e) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(ii) which such Person or any of such Person’s Affiliates or Associates has the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(e)(ii) hereof) or disposing of any securities of the Company; or

(iv) which such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder.

(e) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

(f) “Close of Business” on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.

(g) “Common Shares” when used with reference to the Company shall mean the shares of common stock, par value $1.00 per share, of the Company. “Common Shares” when used with reference to any Person other than

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the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(h) “Common Share Equivalents” shall have the meaning set forth in Section 11(a)(iii) hereof.

(i) “Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.

(j) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(k) “Early Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(n) “Exempt Person” shall mean (i) STT and its Affiliates and Associates unless and until STT (or any Affiliates of STT) acquires any Common Shares other than (x) in a transaction that is permitted under Section 4 of the Stockholder Rights Agreement or (y) any transfers of Common Shares or other Company equity interests between STT and its Affiliates, (ii) any Person to whom STT transfers any amount of Common Shares permitted by Section 4.2 of the Stockholder Rights Agreement unless and until such Person (or any Affiliates or Associates of such Person) acquires any additional Common Shares and (iii) any other Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Shares (1) will not jeopardize or endanger the availability to the Company of any income tax benefit or (2) is otherwise in the best interests of the Company, in each case as determined by the Independent Directors in their sole discretion prior to the Distribution Date; provided, however, that such a Person will cease to be an Exempt Person if the Independent Directors make a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) regardless of the reason therefor.

(o) “Exempted Transaction” means any transaction that the Independent Directors, in their sole discretion, have declared exempt pursuant to Section 35, which determination shall be irrevocable with respect to such transaction.

(p) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(q) “Independent Directors” shall mean any director of the Company who is an “independent director” under the rules of the NYSE and also is not (a) a director, an officer or an employee of an Exempt Person or a Person excluded from definition of “Acquiring Person” in clause (i) of such definition, (b) a director, an officer or an employee of an Affiliate or Associate of an Exempt Person or a Person excluded from definition of “Acquiring Person” in clause (i) of such definition; (c) an Exempt Person or a Person excluded from definition of “Acquiring Person” in clause (i) of such definition; or (d) an Affiliate or an Associate of an Exempt Person or a Person excluded from definition of “Acquiring Person” in clause (i) of such definition.

(r) “NOLs” shall have the meaning set forth in recitals hereof.

(s) “NYSE” shall mean the New York Stock Exchange.

(t) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other entity, or a group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382 -3(a)(1) of the Treasury Regulations, and shall include any successor (by merger or otherwise) of such individual or entity, but shall not include a Public Group (as such term is defined in Section 1.382 -2T(f)(13) of the Treasury Regulations).

(u) “Preferred Shares” shall mean shares of Series CC Junior Participating Preferred Shares, par value $28.00 per share, of the Company having the rights and preferences set forth in the Form of Certificate of Designations attached to this Agreement as Exhibit A.

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(v) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(w) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(x) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(y) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(z) “Right” shall have the meaning set forth in the second paragraph hereof.

(aa) “Right Certificate” shall have the meaning set forth in Section 3(a) hereof.

(bb) “Section 382” shall mean Section 382 of the Internal Revenue Code of 1986, as amended, and any successor provision or replacement provision.

(cc) “Shares Acquisition Date” shall mean the date of the first public announcement by the Company that an Acquiring Person has become such, which announcement shall follow a determination by the Board to such effect, which is made and reflected in a Board resolution prior to the earliest of the Redemption Date, the Early Expiration Date and the Final Expiration Date.

(dd) “Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.

(ee) “Stockholder Approval” shall mean the approval of this Agreement by the affirmative vote of the holders of a majority of the votes cast the meeting of stockholders of the Company duly held in accordance with the Company’s Articles of Incorporation (as amended) and applicable law.

(ff) “Stockholder Approval” shall mean the approval of this Agreement by the affirmative vote of a majority of the votes cast at the meeting of stockholders of the Company duly held in accordance with the Company’s Articles of Incorporation (as amended) and applicable law.

(gg) “STT” shall mean STT Crossing Ltd.

(hh) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(ii) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.

(jj) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.

(kk) “Treasury Regulations” shall mean final, temporary and proposed income tax regulations promulgated under the Internal Revenue Code of 1986, as amended, including any amendments thereto.

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable; provided that the Company shall notify the Rights Agent in writing ten (10) Business Days prior to such appointment. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents under the provisions of this Agreement shall be as the Company reasonably determines, and the Company shall notify, in writing, the Rights Agent and any co-Rights Agents of such duties. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.

Section 3. Issue of Right Certificates. (a) Until the tenth Business Day after the Shares Acquisition Date (including any such Shares Acquisition Date which is after the date of this Agreement and prior to the issuance of the Rights) (or such later day, if any, as the Independent Directors determine in their discretion to be no longer than a 15 Business Day extension) (the “Distribution Date”), (i) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company or book entry

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Common Shares of the Company registered in the names of the holders thereof (which certificates or book entry shares shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (ii) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested to do so by the Company and provided with all necessary information and documentation, in form and substance reasonably satisfactory to the Rights Agent, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of any Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held (other than with respect to Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof). As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates, and the Rights Certificates and the Rights shall be transferable separately from the transfer of Common Shares. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

(b) On the Record Date, or as soon as practicable thereafter, the Company will send (directly or, at the expense of the Company, through the Rights Agent or its transfer agent if the Rights Agent or transfer agent is directed by the Company and provided with all necessary information and documents) a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), to each record holder of Common Shares as of the Close of Business on the Record Date (other than any Acquiring Person or any Associate or Affiliate of any Acquiring Person), at the address of such holder shown on the records of the Company or transfer agent or register for Common Shares. With respect to certificates for Common Shares (or book-entry Common Shares) outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto and not by separate Rights Certificates. With respect to book-entry Common Shares outstanding as of the Record Date, until the Distribution Date (or the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date), the Rights shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Common Shares together with the Summary of Rights. Until the Distribution Date (or the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date), the surrender for transfer of any Common Shares outstanding on the Record Date (whether represented by certificates or evidenced by the balances indicated in the book-entry account system of the transfer agent for the Common Shares, and, in either case, regardless of whether a copy of the Summary of Rights is submitted with the surrender or request for transfer), shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.

(c) Certificates for Common Shares (or confirmation or account statements sent to holders of Common Shares in book-entry form) which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date shall bear the following legend:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between CenturyLink, Inc. (the “Company”) and Computershare Trust Company, N.A., or any successor rights agent, dated as of February 13, 2019, as it may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.

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With respect to such certificates bearing the foregoing legend, until the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date, the Rights associated with the Common Shares of the Company represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding.

With respect to Common Shares in book entry form for which there has been sent a confirmation or account statement containing the foregoing legend in substantially similar form, until the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date, the Rights associated with the Common Shares shall be evidenced by such Common Shares alone and registered holders of Common Shares shall also be the registered holders of the associated Rights, and the transfer of any such Common Shares shall also constitute the transfer of the Rights associated with such Common Shares.

Notwithstanding this paragraph (c), the omission of the legend or the failure to send, deliver or provide the registered owner of Common Shares a copy of the Summary of Rights shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.

Section 4. Form of Right Certificates. The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto, and may have such changes or marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities, protections or responsibilities of the Rights Agent hereunder) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or the Financial Industry Regulatory Authority, or to conform to usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one ten-thousandths of a Preferred Share as shall be set forth therein at the price per one ten-thousandth of a Preferred Share set forth therein (the “Purchase Price”), but the number of such one ten-thousandths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, General Counsel, Corporate Secretary, any of its Senior Vice Presidents or its Treasurer, either manually or by facsimile or other electronic signature (e.g., PDF), shall have affixed thereto the Company’s seal or a copy by facsimile or electronic means, if necessary, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile or other electronic signature. The Right Certificates shall be countersigned manually or by facsimile or other electronic means (e.g., PDF) by an authorized signatory of the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

Following the Distribution Date, upon receipt by the Rights Agent of notice to that effect and all other relevant information and documents referred to in Section 3(a), the Rights Agent will keep or cause to be kept, at its office(s) designated for such purpose, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates,

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the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof, that have been redeemed pursuant to Section 23, or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one ten-thousandths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender, together with any required form of assignment duly executed and properly completed, the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the office(s) of the Rights Agent designated for such purpose, along with a signature guarantee (if required) and such other and further documentation as the Company or the Rights Agent may reasonably request.. The Rights Certificates are transferable only on the books and records of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder has properly completed and duly executed the certificate set forth in the form of assignment on the reverse side of such Rights Certificate and has provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) of the Rights represented by such Rights Certificate as the Company or the Rights Agent may reasonably request. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company or the Rights Agent may require payment by the holder of the Rights of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. If and to the extent the Company does require payment of any such taxes or governmental charges, the Company shall give the Rights Agent prompt written notice thereof and the Rights Agent shall not deliver any Rights Certificate unless and until it is satisfied that all such payments have been made, and the Rights Agent shall forward any such sum collected by it to the Company or to such Persons as the Company specifies by written notice. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment of applicable taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, along with such other and further documentation as the Company or the Rights Agent may reasonably request and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will execute and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Agreement to provide for uncertificated Rights in addition to or in lieu of Rights evidenced by Right Certificates, to the extent permitted by applicable law.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed (with such signature duly guaranteed, if required), to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one ten-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) December 1, 2020 (the “Final

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Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the time at which the Independent Directors determine that the NOLs are utilized in all material respects or that an ownership change under Section 382 would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, (v) the first anniversary of the execution of this Agreement if Stockholder Approval has not been obtained prior to such date, (vi) a determination by the Independent Directors, prior to the Distribution Date, that this Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv), (v)and (vi) the “Early Expiration Date”).

(b) The Purchase Price for each one ten-thousandth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $28, and shall be subject to adjustment from time to time as provided in Section 11 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly completed and duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one ten-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent of the Preferred Shares with such depositary agent) and the Company shall direct such depositary agent to comply with such request; (ii) when necessary to comply with this Rights Agreement, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder; and (iv) when necessary to comply with this Rights Agreement, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

(d) In case the registered holder of any Right Certificate shall properly exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

(e) Notwithstanding anything in this Agreement or any Right Certificate to the contrary, neither the Rights Agent nor the Company shall be obligated to take any action with respect to a registered holder upon the occurrence of any purported transfer or exercise as set forth in this Section 7 by such registered holder unless such registered holder has (i) properly completed and duly executed the certificate following the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) of the Rights represented by such Rights Certificate as the Company or the Rights Agent reasonably requests.

(g) Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Redemption Date, Early Expiration Date or Final Expiration Date and such time as all outstanding Rights have been exercised, redeemed or exchanged hereunder.

Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly

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permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy or cause to be destroyed such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Availability of Preferred Shares. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax is due.

Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer

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books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person after the date of this agreement (including becoming such prior to the Record Date), each holder of a Right (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person) shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one ten-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one ten-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled.

(iii) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall, to the extent permitted by applicable law and any agreements or instruments then in effect to which the Company is a party, (A) determine the excess of (1) the value of the Common Shares issuable upon the exercise of a Right (the “Current Value”) over (2) the Purchase Price (such excess being the “Spread”), and (B) with respect to each Right, make adequate provision to substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, upon exercise of a Right and payment of the applicable Purchase Price, (1) cash; (2) Preferred Shares or fractions of Preferred Shares or other equity securities of the Company (including, without limitation, shares, or units of shares, of Preferred Shares which the Board has determined to have the same value as the Common Shares) (such shares of equity securities being herein called “Common Share Equivalents”); (3) debt securities of the Company; (4) other assets; or (5) any combination of the foregoing, in each case having an aggregate value equal to the Current Value, as determined by the Board based upon the advice of a financial advisor selected by the Board.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred

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Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding and conclusive for all purposes on the Rights Agent and holders of the Rights. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such then-current per share market price of the Preferred Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported on the national securities exchange with respect to securities listed or admitted to trading on the NYSE or NASDAQ or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by the OTC Bulletin Board or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term “Trading

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Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii) For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) hereof (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one- millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9 and 10 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one ten-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one ten-thousandths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (A) multiplying (x) the number of one ten-thousandths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one ten-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one ten-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with simultaneous written notice to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to

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be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or in the number of one ten-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one ten-thousandths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below one ten-thousandth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent; and until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively that no such election has occurred) until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Preferred Shares shall not be taxable to such stockholders.

(n) In the event that, at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then, in any such case, (A) the number of one ten-thousandths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one ten-thousandths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (B) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in

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this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares and the Securities and Exchange Commission a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof. The Rights Agent is protected in relying on any such certificate and on any adjustments or statements therein contained and shall not be deemed to have knowledge of any such adjustment or event unless and until it shall have received such certificate.

Section 13. Reserved.

Section 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported on the national securities exchange with respect to securities listed or admitted to trading on the NYSE or NASDAQ or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Bulletin Board or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one ten-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one ten-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one ten-thousandth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one ten-thousandth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) Following the occurrence of one of the events specified in Section 11 hereof giving rise to the right to receive Common Shares or other securities upon the exercise of a Right, the Company will not be required to issue fractions of Common Shares or other securities upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares or other securities. In lieu of fractional Common Shares or other securities, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one share of a Common Share or other securities. For purposes of this Section 14(c), the current market value of one share of

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a Common Shares is the Closing Price of one share of a Common Share for the Trading Day immediately prior to the date of such exercise.

(d) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent under this Agreement, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and formulas utilized in calculating such payments; and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and has no duty with respect to, and will not be deemed to have knowledge of, any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent has received such a certificate and sufficient monies.

Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent hereunder, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement by the Company will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations by the Company of the obligations of any Person (including, without limitation, the Company) subject to, this Agreement.

Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights shall be evidenced by the balances indicated in the book entry account system of the transfer agent for the Common Shares registered in the names of the holders of Common Shares (which Common Shares shall also be deemed to represent certificates for Rights) or, in the case of certificated shares, the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares also constitute certificates for Rights) and each Right is transferable only in connection with the transfer of the Common Shares;

(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office(s) of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates properly completed and duly executed, as determined in the sole discretion of the Rights Agent;

(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated balance indicated in the book entry account system of the transfer agent for the Common Shares, or in the case of certificated shares, by the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated balance indicated in the book entry account system of the transfer agent for the Common Shares. or in the case of certificated shares, by the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent has any liability to any holder of a Right or any other Person as a result of the inability of the Company or the Rights

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Agent to perform any of its or their obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company shall use its commercially reasonable efforts to have any such injunction, order, decree, judgment or ruling lifted or otherwise overturned as promptly as practicable.

Section 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, to reimburse the Rights Agent for all of its reasonable and documented expenses and counsel fees and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent and its affiliates, employees, officers, directors, representatives and advisors for, and to hold it harmless against, any loss, liability, damage, demand, judgment, fine, penalty, claim, settlement, cost or expense (including the reasonable and documented fees and expenses of legal counsel) for any action taken, suffered or omitted to be taken by the Rights Agent pursuant to or arising from this Agreement or in connection with the acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable and documented costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The reasonable costs and expenses incurred in enforcing this right of indemnification shall also be paid by the Company.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any Rights Certificate or book entry for Common Shares or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statements or other paper or document believed by it to be genuine and to be signed, executed and shall not be obligated to verify the accuracy or completeness of such instrument, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statements or other paper or document and, where necessary, guaranteed, verified or acknowledged, by the proper Person or Persons, or upon any written instructions or statements from the Company with respect to any matter relating to its acting as Rights Agent hereunder without further inquiry or examination on its part, or otherwise upon the advice or opinion of counsel as set forth in Section 20(a) hereof. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith unless and until it has received such notice in writing.

(c) Notwithstanding anything in this Agreement to the contrary, in no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless the Rights Agent shall have notified the Company hereof of the assertion of such action, proceeding, suit or claim against the Rights Agent, promptly after the Rights Agent shall have notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the

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rights of the Rights Agent hereunder and shall not relieve the Company of any liability to the Rights Agent, except to the extent that such failure actually prejudices the Company. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim, unless such action, proceeding, suit or claim is (a) brought by the Rights Agent or (b) the Rights Agent reasonably determines that there may be a conflict of interest between the Company and the Rights Agent in the defense of an action and the Rights Agent does in fact assume the defense. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by the Rights Agent, so long as the Company shall retain counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim, and provided that the Rights Agent does not have defenses that are adverse to or different from any defenses of the Company. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company, which shall not be unreasonably withheld.

(d) The provisions of this Section 18 and Section 20 hereof shall survive the termination or expiration of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination or expiration of the Rights. Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action; and the Company agrees to indemnify the Rights Agent and its affiliates, directors, employees, representatives and advisors and hold them harmless to the fullest extent permitted by law against any loss, liability or expense incurred as a result of claims for special, punitive, incidental, indirect or consequential loss or damages of any kind whatsoever. Any liability of the Rights Agent under this Agreement shall be limited to the amount of annual fees paid by the Company to the Rights Agent during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent is merged or with which the Rights Agent or any successor Rights Agent is consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the corporate trust, stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; but only if such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 19. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

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Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations expressly imposed by this Agreement (and no implied duties or obligations) upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Rights Agent or the Company or an employee of the Rights agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent will have no liability for or in respect of, any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chief Executive Officer, Chief Financial Officer, the President, General Counsel, any Senior Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall have no duty to act without such a certificate from an officer of the Company as set forth in the preceding sentence.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith, or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a court of competent jurisdiction in a final non-appealable order, judgment, decree or ruling). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action; and the Company agrees to indemnify the Rights Agent and its affiliates, directors, employees, representatives and advisors and to hold them harmless to the fullest extent permitted by law against any loss, liability or expense incurred as a result of claims for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not have any liability nor be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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(g) The Rights Agent is hereby authorized and directed to accept verbal or written instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, Chief Financial Officer, the President, General Counsel, any Senior Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such advice or instruction shall be full authorization and protection to the Rights Agent and the Rights Agent shall have no duty to independently verify the accuracy or completeness of such advice or such instructions and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent will not be held to have notice of any change of authority of any person until its receipt of written notice thereof from the Company in accordance with this Agreement. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted to be taken by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall be fully authorized and protected in relying upon the most recent verbal or written instructions received from any such officer, and shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date any officer of the Company actually receives such application unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and/or employees) or by or through its attorneys or agents, and the Rights Agent shall not be liable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, any holder of Rights or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof.

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if there are reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, either (i) the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, or (ii) any other actual or suspected irregularity exists, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company, and the Rights Agent shall not be liable for any delays arising from the duties under this Section 20(k).

(l) In the event that the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, inform the Company or such Person seeking clarification and may, in its sole discretion, refrain from taking any action, and will be fully protected and will not be liable or responsible in any way to the Company or other Person or entity for refraining from taking such action, unless the Rights Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

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(m) The Rights Agent shall have no responsibility to the Company, any holders of Rights or any holders of Common Shares for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(n) The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon at least 30 days’ notice in writing to the Company in accordance with Section 26 hereof, and in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares or Preferred Shares by first class mail or by recognized overnight delivery in which case the Company will give or cause to be given written notice to the holders of the Right Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent upon at least 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and, if such removal occurs after the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or of the any State , in good standing, which is authorized under such laws to exercise corporate trust, stock transfer, or stockholder services powers and is subject to supervision or examination by federal or state authority and which at the time of its appointment as Rights Agent has, along with its Affiliates, a combined capital and surplus of at least $50 million, or (b) an affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under this Agreement without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, in each case at the sole expense of the Company. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change made in accordance with the provisions of this Agreement in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date (other than upon exercise of a Right) and prior to the earlier of the Redemption Date, Early Expiration Date or Final Expiration Date, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise,

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conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate may be issued if, and to the extent that, the Company, in its sole discretion, determines that such issuance would jeopardize or endanger the value or availability to the Company of the NOLs or otherwise create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate may be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23. Redemption. (a) The Independent Directors may, at their option, at any time prior to the Distribution Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Independent Directors may be made effective at such time, on such basis and with such conditions as the Independent Directors, in their sole discretion, may establish.

(b) Immediately upon the action of the Independent Directors ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give (i) written notice to the Rights Agent of any such redemption (and until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively that no such redemptions have occurred); and (ii) public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten (10) days after such action of the Independent Directors ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

Section 24. Exchange. (a) The Independent Directors may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).

(b) Immediately upon the action of the Independent Directors ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give (i) written notice to the Rights Agent of any such exchange, and (ii) public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange (and until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively that no such exchange has occurred). The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

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(c) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section  24.

Section 25. Notice of Certain Events. (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in stock of any class to the holders of the Preferred Shares or to make any other distribution to the holders of the Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if by electronic transmission or sent by first-class or express United States mail, or recognized overnight delivery, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

Attention: Company Secretary

Email:stacey.goff@centurylink.com

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Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if by or sent by first-class mail or express United States mail, or recognized overnight delivery, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, to shorten or lengthen any time period hereunder, or to amend or make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after the Distribution Date, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, null and void or unenforceable and the Board determines in good faith judgment that severing the invalid language from this Agreement would materially and adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and will not expire until the close of business on the tenth (10th) Business Day following the date of such determination by the Board; provided, further, that if any such severed term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

Section 31. Governing Law. This Agreement, each Right, and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

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Section 32. Counterparts. This Agreement may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of Agreement by facsimile or other customary shall mean of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect in any way the meaning or construction of any of the provisions hereof.

Section 34. Determinations and Actions by the Independent Directors. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as the Independent Directors deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382. The Independent Directors will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Independent Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (i) interpret the provisions of this Agreement (including without limitation Section 27, this Section 34 and other provisions hereof relating to its powers or authority hereunder) and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Independent Directors in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject any member of the Board to any liability to any Person, including without limitation the Rights Agent and the holders of the Rights.

Section 35. Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Shares that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially own 4.9% or more of the then outstanding Common Shares (or, in the case of a person excluded from the definition of “Acquiring Person” in clause (1) of such definition, such applicable percentage) (a “Requesting Person”) may, prior to the Shares Acquisition Date, and in accordance with this Section 35, request that the Independent Directors grant an exemption with respect to such acquisition under this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. To be in proper form, an Exemption Request shall set forth (a) the name and address of the Requesting Person, (b) the number and percentage of Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, (c) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Shares aggregating 4.9% or more of the then outstanding Common Shares (or, in the case of a person excluded from the definition of “Acquiring Person” in clause (1) of such definition, such applicable percentage) and the maximum number and percentage of Common Shares that the Requesting Person proposes to acquire and (d) a reasonably detailed statement of the benefits such Requesting Person expects to be received the Company and the other stockholders of the Company were the exemption to be granted. The Independent Directors shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten Business Days) after receipt thereof; provided, that the failure of the Independent Directors to make a determination within such period shall be deemed to constitute the denial by the Independent Directors of the Exemption Request. The Independent Directors may deny an Exemption Request if the Independent Directors determine, in their sole discretion, that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person could jeopardize or endanger the availability to the Company of the NOLs or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire

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Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Independent Directors or that it will not make another Exemption Request), in each case as and to the extent the Independent Directors shall determine necessary, desirable or appropriate.

Section 36. Tax Compliance and Withholding. The Company hereby authorizes the Rights Agent to deduct from all payments disbursed by the Rights Agent to the holders of the Rights, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payments of such tax to the relevant taxing authority. The Company will provide withholding and reporting instructions to the Rights Agent from time to time as relevant, and upon request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting, or payment except as specifically instructed by the Company.

Section 37. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not have any liability for not performing, or a delay in the performance of, any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Rights Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil or military disobedience or disorder, riot, rebellion, terrorism, insurrection, fire, earthquake, storm, flood, strike, work stoppage, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties with information, labor dispute, accident or failure or malfunction of any utilities, communication or computer (software or hardware) services or similar occurrence).

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

CenturyLink, Inc.

By	/s/ Stacey W. Goff
	Name:	Stacey W. Goff
	Title:	Executive Vice President, General Counsel and Secretary

Computershare Trust Company, N.A.

By	/s/ Fred Papenmeier
	Name:	Fred Papenmeier
	Title:	Vice President

[Signature Page to Section 382 Rights Agreement]

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Exhibit A

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

CENTURYLINK, INC.

(Pursuant to Sections 1--602, 1005(8) and 1006 of the

Louisiana Business Corporation Act)

These articles of amendment (“Articles of Amendment”) to the articles of incorporation (“Articles of Incorporation”) of CENTURYLINK, INC., a Louisiana business corporation (“Corporation”), have been prepared for filing with the Secretary of State of Louisiana pursuant to Sections 12:1-602, 1005(8) and 1006 of the Louisiana Business Corporation Act (the “Act”), R.S. 12:1-101 et seq., to set forth the following:

FIRST: At a meeting duly called and held on February 13, 2019, the Board of Directors of the Corporation unanimously approved and adopted the following amendment of the Articles of Incorporation of the Corporation, as set forth below. Shareholder approval was not required for this amendment.

SECOND: ARTICLE III of the Articles of Incorporation of the Corporation is hereby amended to add Section F, Series CC Junior Participating Preferred Shares. The text of this amendment is as follows:

F. Series CC Junior Participating Preferred Shares:

(1) Designation and Amount. The shares of such series shall be designated as “Series CC Junior Participating Preferred Shares” (the “Series CC Shares”) and the number of shares constituting the Series CC Shares shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series CC Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series CC Shares.

(2) Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series CC Shares with respect to dividends, the holders of Series CC Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the dividend date declared on the Common Stock, par value $1.00 per share (the “Common Stock”) in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series CC Shares, in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series CC Shares, other than, in each case, a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series CC Shares were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b) The Corporation shall declare a dividend or distribution on the Series CC Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c) Dividends, to the extent payable as provided in paragraphs (a) and (b) of this Section, shall begin to accrue and be cumulative on outstanding Series CC Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series CC Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series CC Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series CC Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(3) Voting Rights. The holders of Series CC Shares shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series CC Shares shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series CC Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other articles of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of Series CC Shares and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series CC Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series CC Shares as provided in Article III.F.(2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series CC Shares outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series CC Shares, except dividends paid ratably on the Series CC Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares, provided that

2019 Proxy Statement | C-28

the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series CC Shares; or

(iv) redeem or purchase or otherwise acquire for consideration any Series CC Shares, or any shares of stock ranking on a parity with the Series CC Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Articles III.F.(4), purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any Series CC Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment to the Articles of Incorporation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares unless, prior thereto, the holders of Series CC Shares shall have received $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series CC Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series CC Shares, except distributions made ratably on the Series CC Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series CC Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series CC Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series CC Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

C-29 | 2019 Proxy Statement

(8) No Redemption. The Series CC Shares shall not be redeemable.

(9) Rank. The Series CC Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

(10) Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series CC Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series CC Shares, voting together as a single class.

IN WITNESS WHEREOF, CenturyLink, Inc. has caused this Articles of Amendment of Articles of Incorporation relating to the establishment of rights and preferences of Series CC Junior Participating Preferred Stock to be duly executed by its President this 13th day of February, 2019.

CenturyLink, Inc.

By:
Name: Jeffrey K. Storey
Title: Chief Executive Officer and President

2019 Proxy Statement | C-30

Exhibit B

Form of Right Certificate

Certificate No. R-	Rights

NOT EXERCISABLE AFTER THE FINAL EXPIRATION DATE (AS DEFINED IN THE AGREEMENT) OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS OR AS OTHER-WISE SPECIFIED IN THE AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.0001 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT.

Right Certificate

CENTURYLINK, INC.

This certifies that             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Section 382 Rights Agreement, dated as of February 13, 2019 (the “Agreement”), between CenturyLink, Inc., a Louisiana corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Agreement) and prior to the Final Expiration Date (as such term is defined in the Agreement) or earlier as specified in the Agreement, at the office or offices of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one ten-thousandth of a fully paid non-assessable share of Series CC Junior Participating Preferred Stock, par value $25 per share, of the Company (the “Preferred Shares”), at a purchase price of $28 per one ten-thousandth of a Preferred Share (the “Exercise Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one ten-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Exercise Price set forth above, are the number and Exercise Price as of February 13, 2019, based on the Preferred Shares as constituted at such date. As provided in the Agreement, the Exercise Price and the number of one ten-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Agreement, the Rights evidenced by this Right Certificate (i) may be redeemed by the Company at a redemption price of $0.0001 per Right or (ii) may be exchanged in whole or in part for Preferred Shares or shares of the Company’s Common Stock, par value $1.00 per share.

No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one ten-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but, in lieu thereof, a cash payment will be made, as provided in the Agreement.

C-31 | 2019 Proxy Statement

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned manually or by facsimile by the Rights Agent.

WITNESS the signature of the proper officers of the Company. Dated as of                    , 20     .

ATTEST:		CENTURYLINK, INC.

By		By
	Name:		Name:
	Title:		Title:
Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A.

By
Name:
Title:

2019 Proxy Statement | C-32

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED                             hereby sells, assigns and transfers

unto

(Please print name and address of transferee)

                                                                                                      this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                 Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature

Signature Medallion Guaranteed:

All Guarantees must be made by a financial institution (such as a bank or broker) which is a participant in the Securities Transfer Agents Medallion Program (“STAMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”), or the Stock Exchanges Medallion Program (“SEMP”) and must not be dated. Guarantees by a notary public are not acceptable.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature

C-33 | 2019 Proxy Statement

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise

Rights represented by the Right Certificate.)

To: CENTURYLINK, INC.

The undersigned hereby irrevocably elects to exercise                              Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued in the name of:

Please insert social security

or other identifying number

(Print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security

or other identifying number

(Print name and address)

Dated:

Signature

Signature Medallion Guaranteed:

All Guarantees must be made by a financial institution (such as a bank or broker) which is a participant in the Securities Transfer Agents Medallion Program (“STAMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”), or the Stock Exchanges Medallion Program (“SEMP”) and must not be dated. Guarantees by a notary public are not acceptable.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature

NOTICE

The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

2019 Proxy Statement | C-34

Exhibit C

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED SHARES

Introduction

Our Company, CenturyLink, Inc., a Louisiana corporation, has entered into a Rights Agreement with Computershare Trust Company, N.A., as Rights Agent, dated as of February 13, 2019 (the “Rights Agreement”). Our Board of Directors (the “Board”) approved the Rights Agreement in an effort to deter acquisitions of our common stock that would potentially limit our ability to use our built in losses and any resulting net loss carryforwards to reduce potential future federal income tax obligations.

For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K, dated February 14, 2019. A copy of the agreement is available free of charge from our Company.

General. Under the Rights Agreement, from and after the record date of February 25, 2019, each share of our common stock will carry with it one preferred share purchase right (a “Right”), until the Distribution Date (as defined below) or earlier expiration of the Rights, as described below. In general, any person that, together with all Affiliates and Associates (each as defined in the Rights Agreement), acquires 4.9% or more of our outstanding common stock after February 13, 2019, or entry into the Rights Agreement, will be subject to significant potential dilution. Stockholders who own 4.9% or more of the outstanding common stock as of the close of business on February 13, 2019, will not trigger the Rights so long as they do not (i) acquire additional shares of common stock representing one-half of one percent (0.5%) or more of the shares of common stock outstanding at the time of such acquisition or (ii) fall under 4.9% ownership of common stock and then re-acquire shares that in the aggregate equal 4.9% or more of the common stock. A person will not trigger the Rights solely as a result of any transaction that the Board determines, in its sole discretion, is an exempt transaction for purposes of triggering the Rights. STT Crossing Ltd. and its Affiliates and Associates will be exempt stockholders for the purposes of the Rights Agreement, unless and until STT Crossing Ltd. (or any Affiliates of STT Crossing Ltd.) acquires any common stock other than (x) in a transaction that is permitted under Section 4 of the Stockholder Rights Agreement, dated as of October 31, 2016, by and among the Company and STT Crossing Ltd. (the “Stockholder Rights Agreement”) or (y) any transfers of common stock or other Company equity interests between STT Crossing Ltd. and its Affiliates. A person to whom STT Crossing Ltd. transfers any amount of common stock pursuant to and as permitted by Section 4.2 of the Stockholder Rights Agreement will be exempt for purposes of the Rights Agreement, unless and until such person (or any Affiliates or Associates of such person) acquires any additional common stock.

The Board may, in its sole discretion prior to the Distribution Date, exempt any person or group for purposes of the Rights Agreement if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests. Any person that acquires shares of common stock in violation of these limitations is known as an “Acquiring Person.” Notwithstanding the foregoing, a Person shall not be an “Acquiring Person” if the Independent Directors determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Independent Directors determine is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to The Rights Agreement is not expected to interfere with any merger or other business combination approved by our Board.

The Rights. From the record date of February 25, 2019, until the Distribution Date or earlier expiration of the Rights, the Rights will trade with, and will be inseparable from, the common stock. New Rights will also accompany any new shares of common stock that we issue after February 13, 2019, until the Distribution Date or earlier expiration of the Rights.

C-35 | 2019 Proxy Statement

Exercise Price. Each Right will allow its holder to purchase from our Company one ten-thousandth of a share of Series CC Junior Participating Preferred Stock (“Preferred Share”) for $28, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This fraction of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until 10 business days (as may be extended in the discretion of the Independent Directors) after the public announcement that a person or group has become an Acquiring Person unless the Rights Agreement is theretofore terminated or the Rights are theretofore redeemed (as described below).

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date or earlier expiration of the Rights, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person, or any Affiliates or Associates of the Acquiring Person, are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, or any Affiliates or Associates of the Acquiring Person, may, upon payment of the Exercise Price, purchase shares of our common stock with a market value of twice the Exercise Price, based on the “current per share market price” of the common stock (as defined in the Rights Agreement) on the date of the acquisition that resulted in such person or group becoming an Acquiring Person.

Exchange. After a person or group becomes an Acquiring Person, our Independent Directors in their sole discretion may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or any Affiliates or Associates of the Acquiring Person.

Preferred Share Provisions. Each one ten-thousandth of a Preferred Share, if issued:

◾	will not be redeemable.

◾	will entitle holders to dividends equal to the dividends, if any, paid on one share of common stock.

◾	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

◾

will vote together with the common stock as one class on all matters submitted to a vote of stockholders of the Company and will have the same voting power as one share of common stock, except as otherwise provided by law.

◾	will entitle holders to a per share payment equal to the payment made on one share of common stock, if shares of our common stock are exchanged via merger, consolidation, or a similar transaction.

The value of one ten-thousandth interest in a Preferred Share is expected to approximate the value of one share of common stock.

Expiration. The Rights will expire on the earliest of (i) December 1, 2020, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the time at which the Board determines that the Net Operating Losses of the Company (the “NOLs”) are utilized in all material respects or that an ownership change under Section 382 of the Internal Revenue Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, (v) the first anniversary of the execution of the Rights Plan if approval of the Rights Plan by the affirmative vote of a majority of the votes cast at a duly called meeting has not been obtained prior to such date, or (vi) a determination by the Board, prior to the Distribution Date, that the Rights Agreement and the Rights are no longer in the best interests of the Company and its stockholders.

2019 Proxy Statement | C-36

Redemption. Our Board may redeem the Rights for $0.0001 per Right at any time before the Distribution Date. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Anti-Dilution Provisions. Our Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common stock.

Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After the Distribution Date, our Board may not amend the agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person, or an Affiliate or Associate of an Acquiring Person).

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Corporate Headquarters

100 CenturyLink Drive

Monroe, Louisiana 71203

General Information: 318-388-9000

Transfer Agent

For address changes, stock transfers, name changes, registration changes, lost stock certificates and stock holdings, please contact:

Computershare Investor Services L.L.C.

Post Office Box 505000

Louisville, Kentucky 40233

1-800-969-6718

www.computershare.com/centurylink

Auditors

KPMG LLP

333 Texas Street, Suite 1900

Shreveport, Louisiana 71101

Investor Relations

Inquiries by securities analysts, investment professionals and shareholders about CenturyLink, Inc. common stock, including requests for any SEC or other shareholder reports should be directed to:

Investor.relations@centurylink.com

http://ir.centurylink.com

Website

Additional corporate information including company history, current and historic financials, Annual Report, and press releases, can be found on the CenturyLink Investor Relations Web Site at http://ir.centurylink.com.

Annual Report

After the close of each fiscal year, CenturyLink, Inc. submits an Annual Report on Form 10-K to the SEC containing certain additional information about its business. A copy of the 10-K report may be obtained without charge by addressing your request to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

Common Stock

CenturyLink common stock is traded on the New York Stock Exchange under the symbol CTL.

As of the record date, we had 1,090,460,914 shares of common stock and 7,018 shares of Series L preferred stock issued and outstanding. There were 99,820 shareholders of record.

CenturyLink, CenturyLink, Inc. and the CenturyLink logos are either registered service marks or service marks of CenturyLink, Inc. and/or one of its Affiliates in the United States and/or other countries. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com E68739-P17214 CENTURYLINK, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Jeffrey K. Storey and Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 22, 2019, and at any and all adjournments thereof (the “Meeting”). In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of March 28, 2019 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan. Upon the Company’s timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified. With respect to each matter listed on the reverse side, the Board of Directors recommends that you vote (i) FOR Items 1 through 5, and (ii) AGAINST Item 6, each of which is described more fully in the Company’s proxy statement for the Meeting. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters. (Please See Reverse Side)

SCAN TO VIEW MATERIALS & VOTE w CENTURYLINK, INC. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above 100 CENTURYLINK DRIVE Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote MONROE, LA 71203 by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E68738-P17214 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CENTURYLINK, INC. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Elect 13 directors. 1a. Martha H. Bejar 1b. Virginia Boulet The Board of Directors recommends you vote FOR proposals 2, For Against Abstain 3, 4 and 5. 1c. Peter C. Brown 2. Ratify the appointment of KPMG LLP as our independent auditor for 2019. 1d. Kevin P. Chilton 3. Amend our Articles of Incorporation to increase our authorized shares of common stock. 1e. Steven T. Clontz 4. Ratify our NOL Rights Plan. 1f. T. Michael Glenn 5. Advisory vote to approve our executive compensation. 1g. W. Bruce Hanks The Board of Directors recommends you vote AGAINST proposal 6. For Against Abstain 1h. Mary L. Landrieu 6. Shareholder proposal regarding our lobbying activities, if properly presented at the meeting. 1i. Harvey P. Perry FOR YOUR VOTE TO BE COUNTED UNDER THIS PROXY CARD, WE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 11:59 P.M. 1j. Glen F. Post, III EASTERN TIME ON MAY 21, 2019. NOTE: Such other business as may properly come before the meeting or 1k. Michael J. Roberts any adjournment thereof. If you plan to attend the meeting and would like directions, please visit our website, http://ir.centurylink.com. 1l. Laurie A. Siegel 1m. Jeffrey K. Storey Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com E68737-Z74760 CENTURYLINK DOLLARS & SENSE 401(k) PLAN CENTURYLINK UNION 401(k) PLAN VOTING INSTRUCTIONS The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 22, 2019, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. With respect to each matter listed on the reverse side, the Board of Directors of the Company recommends that you vote (i) FOR Items 1 through 5, and (ii) AGAINST Item 6 listed on the reverse side, each of which is described more fully in the Company’s proxy statement for the Meeting. Upon the Trustee’s timely receipt of these instructions, properly executed, the undersigned’s shares will be voted in the manner directed. If the undersigned properly executes and returns these instructions but fails to provide specific directions with respect to any of the matters listed on the reverse side, the undersigned’s shares will be voted in accordance with the Board’s recommendations with respect to such matters.

SCAN TO VIEW MATERIALS & VOTE w CENTURYLINK, INC. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above 100 CENTURYLINK DRIVE Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote MONROE, LA 71203 by 11:59 p.m. Eastern Time on May 19, 2019 for shares held in a Plan. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2019 for shares held in a Plan. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E68736-Z74760 KEEP THIS PORTION FOR YOUR RECORDS THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CENTURYLINK, INC. The Board of Directors recommends you vote FOR the following: 1. Elect 13 directors. For Against Abstain 1a. Martha H. Bejar 1b. Virginia Boulet The Board of Directors recommends you vote FOR proposals 2, For Against Abstain 3, 4 and 5. 1c. Peter C. Brown 2. Ratify the appointment of KPMG LLP as our independent auditor for 2019. 1d. Kevin P. Chilton 3. Amend our Articles of Incorporation to increase our authorized shares of common stock. 1e. Steven T. Clontz 4. Ratify our NOL Rights Plan. 1f. T. Michael Glenn 5. Advisory vote to approve our executive compensation. 1g. W. Bruce Hanks The Board of Directors recommends you vote AGAINST proposal 6. For Against Abstain 1h. Mary L. Landrieu 6. Shareholder proposal regarding our lobbying activities, if properly presented at the meeting. 1i. Harvey P. Perry NOTE: Such other business as may properly come before the meeting or any adjournment thereof. If you plan to attend the meeting and would like directions, please visit our website, http://ir.centurylink.com. 1j. Glen F. Post, III TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, 1k. Michael J. Roberts PROPERLY COMPLETED, BY 11:59 P.M. EASTERN TIME ON MAY 19, 2019. 1l. Laurie A. Siegel Please mark, sign, date and return these instructions promptly using the enclosed envelope. 1m. Jeffrey K. Storey Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Signature of Participant Date